                                                    RULE NO. 424(b)(2)
                                                    REGISTRATION NO. 333-67037
                                                    REGISTRATION NO. 333-40571
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this Prospectus Supplement is not complete and may be      +
+changed. A registration statement relating to these securities has been       +
+declared effective by the Securities and Exchange Commission. A final         +
+Prospectus and Prospectus Supplement will be delivered to the purchasers of + +these securities. We are not using this Prospectus Supplement or the enclosed + +Prospectus to offer to sell these securities or to solicit offers to buy +
+these securities in any place where the offer or sale is not permitted.       +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                 SUBJECT TO COMPLETION, DATED FEBRUARY 12, 1999

Prospectus Supplement
(To Prospectus dated November 19, 1998)


$200,000,000

                      [LOGO OF CANANDAIGUA BRANDS, INC.]

  % Senior Subordinated Notes
           due 2009
Maturity

 . The Notes will mature on    , 2009.

Interest

 . Interest on the Notes will be payable on    and    of each year,
  beginning   , 1999.

 . Interest will accrue from    , 1999.

Redemption

 . We may redeem some or all of the Notes at any time after      , 2004.

 . We may also redeem up to $70.0 million of the Notes using the proceeds of
  certain equity offerings completed before      , 2002.

 . See page S-57 for the redemption prices.

Change of Control

 . If we experience a change of control, we must offer to purchase the Notes.

Security and Ranking

 . The Notes will not be secured by any collateral.

 . The Notes will be subordinate to all of our existing and future senior debt, rank equally with all of our existing and future senior subordinated debt, and rank senior to all of our existing and future subordinated debt.

Guarantees

 . If we fail to make payments on the Notes, our subsidiary guarantors must make them instead. All of our direct and indirect domestic subsidiaries, as well as certain of our foreign subsidiaries, will be guaranteeing our payments on the Notes. These guarantees will be senior subordinated obligations of our subsidiary guarantors.

Listing

 . We do not intend to list the Notes on any securities exchange.

Use of Proceeds

 . We intend to use the proceeds from the sale of the Notes together with borrowings under our bank credit facility to refinance a $200 million term loan currently outstanding under our bank credit facility.

                           ------------------------

See "Risk Factors" beginning on page S-10 for a discussion of certain factors that you should consider before investing in the Notes.

                           ------------------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or determined if this Prospectus Supplement or the attached Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                           ------------------------

--------------------------------------------------------------------------------

                                  Per Note Total
--------------------------------------------------------------------------------
 Public Offering Price              %      $
 Underwriting Discount              %      $
 Proceeds to Us (before expenses)   %      $
--------------------------------------------------------------------------------

Your purchase price will also include any interest that has accrued on the
Notes since      , 1999.

                           ------------------------

 . The Notes will be        . The Underwriters
  delivered to you in        named below will
  global form through        purchase the Notes
  the book-entry             from us and offer
  delivery system of         them to you, subject
  The Depository Trust       to certain
  Company (with links        conditions.
  to Euroclear and
  Cedel) on    , 1999.

Chase Securities Inc.
               Credit Suisse First Boston
                         Fleet Securities, Inc.
                                    Schroder & Co. Inc.
                                               Scotia Capital Markets (USA) Inc.

                           ------------------------

              The date of this Prospectus Supplement is    , 1999.

  In making your investment decision, you should rely only on the information contained or incorporated by reference in this Prospectus Supplement and the Prospectus. We have not authorized anyone to provide you with any other information. If you receive any unauthorized information, you must not rely on it. We are offering to sell the Notes only in places where sales are permitted.

  You should not assume that the information contained in this Prospectus Supplement is accurate as of any date other than February 12, 1999, the date of this Prospectus Supplement.

                               ----------------

                               TABLE OF CONTENTS

                             Prospectus Supplement

Forward-Looking Statements................................................    ii
Industry Data.............................................................    ii
Summary...................................................................   S-1
Risk Factors..............................................................  S-10
Use of Proceeds...........................................................  S-16
Exchange Rate Information.................................................  S-16
Capitalization............................................................  S-17
Selected Historical Financial Data........................................  S-18
Unaudited Pro Forma Combined Financial Data...............................  S-20
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................  S-29
Industry..................................................................  S-40
Business..................................................................  S-42
Management................................................................  S-53
Description of the Senior Credit Facilities...............................  S-55
Description of the Notes..................................................  S-57
The Guarantors............................................................  S-87
Underwriting..............................................................  S-88
Legal Opinions............................................................  S-89
Experts...................................................................  S-89
Available Information.....................................................  S-89
Incorporation of Certain Documents by Reference...........................  S-90
Index to Financial Statements.............................................   F-1

                                  Prospectus

About this Prospectus.....................................................    ii
Where You Can Find More Information.......................................    ii
Special Note Regarding Forward-Looking Statements.........................     1
Canandaigua Brands, Inc. .................................................     1
The Guarantors............................................................     1
Risk Factors..............................................................     1
Use of Proceeds...........................................................     4
Dividend Policy...........................................................     4
Ratio of Earnings to Fixed Charges........................................     4
Description of Debt Securities............................................     4
Description of Preferred Stock............................................    10
Description of Depositary Shares..........................................    11
Description of Class A Common Stock.......................................    13
Plan of Distribution......................................................    15
Legal Opinions............................................................    16
Experts...................................................................    16

                          FORWARD-LOOKING STATEMENTS

  This Prospectus Supplement and the Prospectus contain "forward-looking statements" within the meaning of Section 27A of the Securities Act and
Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control. All statements other than statements of historical facts included in this Prospectus Supplement and the Prospectus, including the statements under "Summary," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Business," regarding our business strategy, future operations, financial position, estimated revenues, projected costs, prospects, plans and objectives of management, as well as information concerning expected actions of third parties are forward-looking statements. When used in this Prospectus Supplement and the Prospectus, the words "anticipate," "intend," "estimate," "expect," "project" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. All forward-looking statements speak only as of the date of this Prospectus Supplement. Neither we nor the Underwriters undertakes any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Important factors that could cause our actual results to differ materially from our expectations ("cautionary statements") are disclosed under "Risk Factors" and elsewhere in the Prospectus Supplement and the Prospectus. The cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

                                 INDUSTRY DATA

  Market share and industry data disclosed in this Prospectus Supplement have been obtained from the following industry and government publications: The Gomberg-Fredrikson Report; Adams Liquor Handbook; Adams Wine Handbook; Adams Beer Handbook; Adams Media Handbook Advance; The U.S. Wine Market: Impact Databank Review and Forecast; The U.S. Beer Market: Impact Databank Review and Forecast; The U.S. Distilled Spirits Markets: Impact Databank Review and Forecast; and Beer Marketer's Insights. Neither we nor the Underwriters have independently verified these data. References to market share data are based on unit volume.

                                    SUMMARY

  The following summary highlights selected information from this Prospectus Supplement and may not contain all the information that is important to you. This Prospectus Supplement and the Prospectus include specific terms of the Notes we are offering, as well as information regarding our business and detailed financial data. We encourage you to read this Prospectus Supplement and the Prospectus in its entirety. Unless we indicate otherwise, the terms "Company", "we", "us" and "our" refer to Canandaigua Brands, Inc. together with its subsidiaries, including Matthew Clark plc ("Matthew Clark"). When we use the term "Canandaigua" we refer to the Company excluding Matthew Clark. The acquisition of Matthew Clark, together with the related financing transactions are referred to as the "Acquisition." When used in this Prospectus Supplement "Pro Forma" shall mean pro forma for the Acquisition and this offering.

                                  The Company

  The Company is a leading producer and marketer of branded beverage alcohol products in the United States and the United Kingdom. We are the second largest importer of beers, the second largest supplier of wines and the fourth largest supplier of distilled spirits in the United States. The recent acquisition of Matthew Clark has provided us with access to the beverage alcohol market in the United Kingdom and Europe and has diversified our product offerings. Matthew Clark is the leading independent beverage supplier to the on-premises trade in the United Kingdom and also is a leading producer of its own brands of hard cider, wine and bottled water.

  Since our founding in 1945 as a producer and marketer of wine products, we have grown through acquisitions, new product offerings and new distribution agreements. Since 1991 we have successfully integrated numerous acquisitions that have diversified our product portfolio and increased our market share, net sales and cash flow. Internal growth has been driven by developing new products and repositioning existing brands to focus on the fastest growing sectors of the beverage alcohol industry.

  Our products are marketed through branded and wholesale product offerings. We serve our market in the United States through more than 850 wholesale distributors, and market our products to customers for consumption both on- and off-premises in the United Kingdom. Our product offerings include beverage alcohol products, such as beers imported to the United States, wines, ciders and spirits, and bottled water. We operate 20 production facilities in the United States and the United Kingdom and purchase product from third parties. For the twelve months ended November 30, 1998 Pro Forma net sales were $1,999 million and Pro Forma EBITDA was $242 million.

Competitive Strengths

  Leading Market Positions. We are a leading marketer and producer of beverage alcohol products in each of our major product segments. Industry data demonstrate our strong market share and leading market positions in both the United States and United Kingdom.

  . In the United States, we are the second largest supplier of wine with a 16% market share, the second largest importer of beer with a 14% market share and the fourth largest supplier of distilled spirits with a 9% market share.

  . In the United Kingdom, we are the second largest producer of cider with a 35% market share and the largest producer and marketer of sparkling bottled water with a 10% market share.

  Our leading market positions increase our purchasing and distribution leverage with our suppliers and distributors. Our broad product offerings and nationwide network in combination with our leading market positions make us an attractive one-stop supplier to our customers.

  Leading Brand Recognition. Many of our products are recognized leaders in their respective categories in the United States and United Kingdom.

  . We are the second largest marketer of imported beers in the United States and are the distributor of five of the top 25 imported beers:
     Corona Extra, Corona Light, Modelo Especial, St. Pauli Girl and Pacifico. We enjoy an exclusive distribution agreement in 25 primarily Western states through 2006 for Corona, the largest selling imported beer in the United States, with provisions for automatic renewals thereafter.

  . We sell more than 140 different brands of table wines, dessert wines and sparkling wines, including five of the top 25 wine brands in the U.S.:
     Almaden, Inglenook, Paul Masson, Richards Wild Irish Rose and Taylor. Stowells of Chelsea is the leading branded box wine and QC is the leading fortified British wine in the United Kingdom.

  . Diamond White is the leading fashion cider and Blackthorn the number two mainstream cider brand sold in the United Kingdom.

  .  Monte Alban is the leading mezcal in the United States.

  . Strathmore is the leading brand of sparkling bottled water in the United Kingdom

  Diversified Product Mix. Through product line extensions and acquisitions we have diversified our product mix and improved the consistency of earnings.

  .  We have reduced our reliance on any one product segment.

  .  Our sales are evenly balanced across three divisions; Barton
     Incorporated (beer and spirits), Canandaigua Wine Company, Inc. (wines and related products) and Matthew Clark (wholesale beverages, cider, wine and bottled water).

  Proven Acquisition Track Record. We have successfully integrated newly acquired companies with existing operations and achieved revenue growth opportunities and cost savings in the process.

  . We have demonstrated an ability to acquire brands that have been previously in decline and then revitalize and grow these brands.

  . Between 1991 and 1995, Canandaigua has successfully integrated five major acquisitions which have led to compound annual growth rates in net sales and EBITDA of 34% and 36%, respectively, between September 1991 and February 1998.

  . Due in part to our ability to successfully integrate acquisitions and achieve cost savings, over the past three years we have significantly increased our average gross profit per case in the United States, with wine increasing from $4.61 in 1996 to $5.16 in 1998, and spirits increasing from $6.89 to $8.57 over the same period.

  . The December 1998 acquisition of Matthew Clark gives the Company a platform for further acquisitions in the U.K. and Europe. Since 1991, Matthew Clark has completed eight major acquisitions.

  Experienced and Incentivized Management Team. We have one of the most experienced management teams in the beverage alcohol industry.

  . Our executive officers have an average of 14 years with Canandaigua or Matthew Clark and an average of 18 years in the beverage alcohol industry.

  . Richard Sands, our Chief Executive Officer and President, and Robert Sands, our Chief Executive Officer, International and Executive Vice President, are members of the Sands Family, which controls 64% of our voting stock and has 26% of the outstanding equity in our company.

Business Strategy

  We intend to continue to enhance sales and profitability and strengthen our position as an industry leader through the following key initiatives:

  Effectively Manage Brand Portfolio. Our objective is to maximize the profitability of our brand portfolio.

  . We intend to focus our portfolio on growth segments of the beverage alcohol market.

  . We plan to adjust the price/volume relationship of certain brands on a local basis to maximize profits without negatively affecting market share.

  . We will support existing brands through aggressive marketing and competitive pricing.

  Introduce Product Line Extensions. The success and brand name recognition of our products give us the ability to introduce product line extensions to generate additional growth and to gain market share.

  . We are using the well-known Almaden wine name to expand our presence in the growing box wine market in the U.S. by offering an increasing number of blends, including proprietary red wine blends designed to increase the size of the wine market by appealing to consumers with preferences for lighter-tasting red wines not offered by competitors.

  . We are taking advantage of the top-ranked position of the Stowells of Chelsea boxed wine brand in the United Kingdom by introducing Stowells of Chelsea wine in smaller bottles, encouraging consumers to try a variety of blends.

  . We plan to continue to use our successful Chi-Chi's prepared cocktails product line to introduce new flavors designed to capitalize on changing consumer tastes.

  Capitalize on Growth Opportunities. We are focusing on a number of categories in which either we believe that there is demonstrated growth potential in an existing market, or we have identified market segments that are under-served by products currently available in the market.

  . We are continuing to build distribution of Arbor Mist, a line of fruit-flavored varietal speciality wines that we introduced in June 1998. We shipped over 1.7 million cases of Arbor Mist in its first eight months of distribution.

  . We have established Riverland Vineyards as a vehicle to develop and launch brands in the premium wine category. The first brand, Mystic Cliffs, was introduced in retail stores beginning in August 1998, supported by the Company's largest consumer advertising campaign in over ten years.

  . We are increasing our advertising support for Corona Extra imported beer to continue this brand's sales momentum.

  . We have established our wholesale business in the United Kingdom as the leading independent multiple product line supplier to the on-premises trade.

  Pursue Selective Acquisition Opportunities. Strategic acquisitions will continue to be a major component of our growth strategy.

  . We have supplemented our internal growth with six major acquisitions since 1991, including Matthew Clark.

  . Matthew Clark's established reputation within the industry and proven track record provides us with an additional platform from which to pursue future international acquisitions.

  . We will continue to seek acquisitions that offer complementary product lines, geographic scope and additional distribution channels.

  . Potential acquisitions might include premium wine and higher margin spirits brands.

Matthew Clark Acquisition

  Effective December 1, 1998, pursuant to a tender offer, we acquired control of Matthew Clark and have since acquired 100% of its issued and outstanding capital stock. The total purchase price, including assumption of indebtedness, for the acquisition of the Matthew Clark shares was approximately $464 million. Matthew Clark, founded in 1810, is a leading U.K.-based producer and distributor of its own brands of cider, wine and bottled water. Principal brands include Blackthorn and Gaymer's Olde English cider, Stowells of Chelsea and QC wine and Strathmore bottled water. For the twelve months ended October 31, 1998, on a pro forma U.S. GAAP basis, Matthew Clark generated net sales and EBITDA (excluding nonrecurring restructuring expenses of $18.3 million) of $678.4 million and $77.3 million, respectively.

  The acquisition of Matthew Clark strengthens our position in the beverage alcohol industry by providing us with a presence in the United Kingdom and a platform for growth in the European market. Matthew Clark is the leading independent beverage supplier to the on-premises trade, the number one branded boxed wine producer, the second largest cider producer, the number one producer and distributor of fortified British wines and the number one producer of sparkling bottled water throughout the United Kingdom. The acquisition of Matthew Clark also offers potential benefits including distribution opportunities to market California-produced wines and U.S.-produced spirits in the United Kingdom, as well as the potential to market Matthew Clark products, especially cider, in the U.S.

                                  The Offering

Issuer.................. Canandaigua Brands, Inc.

Securities Offered...... $200 million aggregate principal amount at maturity of
                           % Senior Subordinated Notes due 2009.

Maturity Date...........      , 2009.

Interest Payment Dates..      and      of each year, commencing    , 1999.

Optional Redemption..... Canandaigua will have the right to redeem the Notes, in
                         whole or in part, at any time after       , 2004 at the
                         redemption prices set forth under "Description of the
                         Notes--Optional Redemption," together with accrued and
                         unpaid interest, if any, to the date of redemption. In
                         addition, at any time before       , 2002, Canandaigua
                         may redeem up to $70 million of the aggregate principal
                         amount of the Notes with the net cash proceeds of
                         certain equity offerings at a redemption price equal to
                            % of the principal amount to be redeemed, together
                         with accrued and unpaid interest, if any, to the date
                         of redemption, provided that at least $130 million of
                         the aggregate principal amount of the Notes remains
                         outstanding immediately after the redemption.

Change of Control....... Upon the occurrence of a "Change of Control," each holder of the Notes will have the right to require
                         Canandaigua to repurchase such holder's Notes at a
                         price equal to 101% of the principal amount thereof,
                         plus accrued and unpaid interest, if any, to the date
                         of repurchase.

Subsidiary Guarantees... The Notes will be fully and unconditionally guaranteed on an unsecured, senior subordinated basis by each of Canandaigua's direct and indirect domestic and foreign restricted subsidiaries that guarantee other indebtedness of Canandaigua or any of its restricted subsidiaries.

Ranking................. The Notes will be unsecured and:
                         . subordinate in right of payment to all existing and
                           future debt of Canandaigua that is deemed to be
                           senior indebtedness under the indenture governing the
                           Notes;
                         . equal in right of payment with any future debt of
                           Canandaigua that is senior subordinated indebtedness;
                           and
                         . senior in right of payment to all debt of Canandaigua
                           that is subordinated indebtedness.

                        Similarly, the guarantees of the Notes provided by Canandaigua's direct and indirect subsidiaries will be subordinate in right of payment to all existing and future debt of the applicable guarantor that is deemed to be senior indebtedness under the indenture governing the Notes, equal in right of payment with any future debt of the applicable guarantor that is senior subordinated indebtedness and senior in right of payment to all debt of the applicable guarantor that is subordinated indebtedness.

                        As of November 30, 1998, on a Pro Forma basis our outstanding debt that would have been deemed to be senior indebtedness would have been approximately $525 million (excluding unused commitments under our senior credit facility).

Restrictive Covenants.  The Indenture relating to the Notes will contain certain covenants, including, but not limited to, covenants with respect to the following matters:
                        . limitation on indebtedness;
                        . limitation on restricted payments;
                        . limitation on transactions with affiliates;
                        . limitation on senior subordinated indebtedness;
                        . limitation on liens;
                        . limitation on sale of assets;
                        . limitation on issuances of guarantees;
                        . limitation on subsidiary capital stock;
                        . limitation on dividends and other payment
                          restrictions affecting subsidiaries; and
                        . restrictions on consolidations, mergers and the sale
                          of assets.

Use of Proceeds.......  We estimate that the net proceeds from this offering will be approximately $195 million. We intend to use
                        these proceeds, together with borrowings under the
                        Company's revolving credit facility, to refinance a
                        $200 million term loan currently outstanding under our
                        bank credit facilities. See "Use of Proceeds."

                                  Risk Factors

  You should carefully consider all of the information set forth in this Prospectus Supplement and in the Prospectus and, in particular, should evaluate the specific factors under "Risk Factors" beginning on page S-10 before purchasing the Notes.

                   Summary Pro Forma Combined Financial Data
                                  The Company

  The following table sets forth certain unaudited summary pro forma combined financial data of the Company for the periods ended and as of the dates indicated as described in the Unaudited Pro Forma Combined Financial Data. The unaudited summary pro forma combined statement of income data gives effect to the Acquisition and the closing of this offering as if both had occurred at the beginning of the periods indicated. The unaudited summary pro forma combined balance sheet data give effect to the Acquisition and the offering as if they had occurred on November 30, 1998. "Other Data" below, not directly derived from the Unaudited Pro Forma Combined Financial Data, or the Canandaigua or Matthew Clark historical consolidated financial statements, have been presented to provide additional analysis. The consolidated financial statements of Matthew Clark prepared in accordance with U.K. GAAP used in preparing the Unaudited Pro Forma Combined Financial Data have been adjusted to present such information in accordance with U.S. GAAP and translated into U.S. dollar equivalent financial statements. The Summary Pro Forma Combined Financial Data do not purport to represent what the Company's results of operations or financial condition would have actually been had the transaction been consummated as of such dates or to project what the Company's results of operations or financial condition for any future period. It is important that you read the summary historical and pro forma financial data presented below along with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the consolidated financial statements of Matthew Clark and of our Company, and the unaudited pro forma financial statements of our Company included elsewhere in this Prospectus Supplement.


                                                                Twelve Months
                                               Year Ended           Ended
                                            February 28, 1998 November 30, 1998
                                            ----------------- -----------------
                                                   (Dollars in Millions)
Income Statement Data:
  Net sales................................      $1,884            $1,999
  Gross profit.............................         575               616
  Selling, general and administrative
   expenses................................        (401)             (433)
  Operating income.........................         174               165
  Interest expense.........................         (77)              (77)
  Income before provision for income taxes.          96                88
  Net income...............................          58                53

Other Data:
  EBITDA (a)...............................      $  233            $  242
  Capital expenditures.....................          83                68
  Depreciation and amortization............          53                53
  Ratio of total debt to EBITDA............         --                3.8x
  Ratio of EBITDA to interest expense......         --                3.1x

Balance Sheet Data (end of period):
  Working capital..........................         --             $  465
  Total assets.............................         --              1,865
  Total debt...............................         --                917
  Stockholders' equity.....................         --                412

-------
(a) EBITDA is defined as net income before interest expense, income taxes, depreciation and amortization, non-cash charges and nonrecurring restructuring expenses. For each of the year ended February 28, 1998 and the twelve months ended November 30, 1998 Matthew Clark had non-cash charges of $5.9 million. In the twelve months ended November 30, 1998 Matthew Clark had nonrecurring restructuring expenses of $18.3 million. Management believes that EBITDA is a measure commonly used by analysts and investors to determine a company's ability to service and incur debt. Accordingly, this information has been presented to permit a more complete analysis. EBITDA should not be considered as a substitute for net income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity.

                 Summary Historical Consolidated Financial Data
                            Canandaigua Brands, Inc.

  The following table sets forth summary financial data of Canandaigua for the six-month Transition Period ended February 29, 1996, for each of the two fiscal years in the period ended February 28, 1998, for the nine-month periods ended November 30, 1997 and 1998 and for the twelve month period ended November 30, 1998. The statement of income data for the six month Transition Period ended February 29, 1996 and the two fiscal years in the period ended February 28, 1998 are derived from Canandaigua's audited historical financial statements included elsewhere in this Prospectus Supplement. The statement of income data for the nine-month periods ended November 30, 1997 and 1998 has been derived from the unaudited financial statements of Canandaigua included elsewhere in this Prospectus Supplement. The statement of income data for the twelve month period ended November 30, 1998 have been derived from the unaudited financial statements of Canandaigua. "Other Data" below, not directly derived from Canandaigua's historical financial statements, have been presented to provide additional analysis. In the opinion of management, the unaudited data includes all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the data for such periods. Interim results for the nine-month period and twelve month period ended November 30, 1998 are not necessarily indicative of results that can be expected in future periods. It is important that you read the summary historical financial data presented below along with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the consolidated financial statements of Canandaigua, and the unaudited pro forma financial statements of Canandaigua included elsewhere in this Prospectus Supplement.

                            Six Month                         Nine Months
                            Transition     Year Ended            Ended            Twelve
                           Period Ended   February 28,        November 30,     Months Ended
                           February 29, ------------------  -----------------  November 30,
                               1996       1997      1998     1997      1998        1998
                           ------------ --------  --------  -------  --------  ------------
                                              (Dollars in Millions)
 Income Statement Data:
  Net sales..............    $ 535.0    $1,135.0  $1,212.8  $ 930.2  $1,037.9    $1,320.5
  Gross profit...........      138.8       290.8     348.7    263.5     309.4       394.6
  Selling, general and
   administrative
   expenses..............     (112.4)     (209.0)   (231.7)  (171.8)   (202.6)     (262.5)
  Nonrecurring
   restructuring
   expenses..............       (2.4)        --        --       --        --          --
                             -------    --------  --------  -------  --------    --------
  Operating income.......       24.0        81.8     117.0     91.7     106.8       132.1
  Interest expense, net..      (17.3)      (34.0)    (32.1)   (23.9)    (23.7)      (31.9)
                             -------    --------  --------  -------  --------    --------
  Income before provision
   for income taxes......        6.7        47.8      84.9     67.8      83.1       100.2
  Provision for income
   taxes.................       (3.4)      (20.1)    (34.8)   (27.8)    (34.1)      (41.1)
                             -------    --------  --------  -------  --------    --------
  Net income.............    $   3.3    $   27.7  $   50.1  $  40.0  $   49.0    $   59.1
                             =======    ========  ========  =======  ========    ========
 Other Data:
  EBITDA (a).............    $  40.4    $  113.7  $  150.2  $ 117.5  $  132.5    $  165.2
  EBITDA margin (b)......        7.6%       10.0%     12.4%    12.6%     12.8%       12.5%
  Capital expenditures...    $  16.1    $   31.6  $   31.2  $  23.2  $   21.7    $   29.7

--------
(a) EBITDA is defined as net income before interest expense, income taxes, depreciation and amortization, non-cash charges and nonrecurring restructuring expenses. Management believes that EBITDA is a measure commonly used by analysts and investors to determine a company's ability to service and incur debt. Accordingly, this information has been presented to permit a more complete analysis. EBITDA should not be considered as a substitute for net income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity.

(b)  EBITDA margin is computed as EBITDA as a percentage of net sales.

                 Summary Historical Consolidated Financial Data
                               Matthew Clark plc

  The following table sets forth summary financial data of Matthew Clark for each of the three fiscal years in the period ended April 30, 1998, for the six-month periods ended October 31, 1997 and 1998 and for the twelve month period ended October 31, 1998. The statement of income data for the three fiscal years in the period ended April 30, 1998 are derived from Matthew Clark's audited historical financial statements included elsewhere in this Prospectus Supplement. The statement of income data for the six-month periods ended October 31, 1997 and 1998 and for the twelve month period ended October 31, 1998 has been derived from the unaudited financial statements of Matthew Clark. The Summary Historical Financial Data have been presented in accordance with U.K. GAAP in pounds sterling. "Other Data" below, not directly derived from Matthew Clark historical financial statements, have been presented to provide additional analysis. In the opinion of management, the unaudited data includes all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the data for such periods. Interim results for the six month and twelve month periods ended October 31, 1998 are not necessarily indicative of results that can be expected in future periods. It is important that you read the summary historical financial data presented below along with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the consolidated financial statements of Matthew Clark, and the unaudited pro forma financial statements of Matthew Clark included elsewhere in this Prospectus Supplement.

                                                                           Six Months Ended
                                   Year Ended April 30,                       October 31,            Twelve Months
                         -------------------------------------------  ----------------------------       Ended
                             1996           1997           1998           1997           1998       October 31, 1998
                         -------------  -------------  -------------  -------------  -------------  ----------------
                                               (Pounds Sterling and Dollars in Millions)
Income Statement Data:
 Turnover............... (Pounds)450.9  (Pounds)570.7  (Pounds)553.1  (Pounds)272.9  (Pounds)271.6   (Pounds)551.8
 Operating profit
  (loss)................          21.5           45.1           37.1           20.0            4.4            21.5
 Profit on fixed asset
  sales.................          (2.0)           0.4            3.7            --             0.6             4.3
 Net interest payable
  and similar charges...          (2.3)          (4.9)          (5.0)          (2.3)          (2.5)           (5.2)
                         -------------  -------------  -------------  -------------  -------------   -------------
 Profit (loss) on
  ordinary activities
  before tax............          17.2           40.6           35.8           17.7            2.5            20.6
 Tax on profit (loss) on
  ordinary activities...          (5.0)         (12.4)         (10.5)          (5.1)          (0.7)           (6.1)
                         -------------  -------------  -------------  -------------  -------------   -------------
 Profit (loss) on
  ordinary activities
  after tax.............          12.2           28.2           25.3           12.6            1.8            14.5
 Minority interest......          (0.1)           --             --             --             --              --
                         -------------  -------------  -------------  -------------  -------------   -------------
 Profit (loss)
  attributable to
  shareholders.......... (Pounds) 12.1  (Pounds) 28.2  (Pounds) 25.3  (Pounds) 12.6  (Pounds)  1.8   (Pounds) 14.5
                         =============  =============  =============  =============  =============   =============

Other Data:
 EBITDA (a)............. (Pounds) 26.6  (Pounds) 57.1  (Pounds) 54.2  (Pounds) 25.8  (Pounds) 22.0   (Pounds) 50.4
 EBITDA margin (b)......           5.9%          10.0%           9.8%           9.5%           8.1%            9.1%
 Capital expenditures... (Pounds) 18.4  (Pounds) 21.3  (Pounds) 31.6  (Pounds) 18.0  (Pounds)  9.3   (Pounds) 22.9

                                     Approximate Amounts in U.S. GAAP (in U.S. $)
Income Statement Data:
 Net sales..........................................   $       671.0  $       332.3  $       339.3   $       678.4
 Gross profit.......................................           224.3          110.5          105.9           219.9
 Selling, general & administrative expenses.........          (180.1)         (85.2)         (86.9)         (181.9)
 Non recurring restructuring expenses...............             --             --           (18.3)          (18.3)
                                                       -------------  -------------  -------------   -------------
 Operating income...................................            44.2           25.3            0.7            19.7
 Interest expense...................................            (8.6)          (4.0)          (4.2)           (8.9)
                                                       -------------  -------------  -------------   -------------
 Income before income tax...........................            35.7           21.3           (3.5)           10.8
 Provision for income tax...........................          (14.8)           (8.4)          (1.3)           (7.7)
                                                       -------------  -------------  -------------   -------------
 Net income.........................................   $        20.9  $        12.9  $        (4.8)  $         3.1
                                                       =============  =============  =============   =============
Other Data:
 EBITDA (a).........................................   $        69.3  $        42.2  $        36.6   $        63.7
 EBITDA margin (b)..................................            10.3%          12.7%          10.8%            9.4%
 Capital expenditures...............................   $        52.0  $        29.4  $        15.4   $        38.0

--------
(a) EBITDA is defined as net income before interest expense, income taxes, depreciation and amortization, non-cash charges and nonrecurring restructuring expenses. For the twelve months ended October 31, 1998, pro forma for the acquisition adjustments, EBITDA would have been $77.3 million. See "Unaudited Pro Forma Combined Financial Data." Management believes that EBITDA is a measure commonly used by analysts and investors to determine a company's ability to service and incur debt. Accordingly, this information has been presented to permit a more complete analysis. EBITDA should not be considered as a substitute for net income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity.
(b) EBITDA margin is computed as EBITDA as a percentage of turnover or net sales.

                                 RISK FACTORS

  Before you buy any securities offered by this Prospectus Supplement and the Prospectus, you should be aware that there are various risks, including those described below and in the Prospectus. You should consider carefully these risk factors, together with all of the other information in this Prospectus Supplement and the Prospectus and the documents that are incorporated by reference before you decide to acquire any securities.

  This Prospectus Supplement and the Prospectus include "forward-looking statements" within the meaning of Section 27A of the Securities Act and
Section 21E of the Exchange Act. These forward-looking statements include, in particular, the statements about our plans, strategies and prospects under the headings "Summary," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." Although we believe that our plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, we cannot assure you that we will achieve such plans, intentions or expectations. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this Prospectus Supplement and the Prospectus are set forth below and elsewhere in this Prospectus Supplement and the Prospectus. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the following cautionary statements.

Our Indebtedness Could Have a Material Adverse Effect on Our Financial Health and Our Ability to Fulfill Our Obligations under the Notes

  We have incurred substantial indebtedness to finance our acquisitions, including the Acquisition and we expect to incur substantial additional indebtedness in the future to finance further acquisitions. As of November 30, 1998, giving pro forma effect to the Acquisition, the sale of the Notes offered by this Prospectus Supplement and the use of the proceeds we receive from this sale, we would have had $917.1 million of indebtedness outstanding, which does not include $277.4 million of revolving loans we had available to draw under our bank credit facility. See "Use of Proceeds." Our ability to satisfy our financial obligations under our indebtedness outstanding from time to time will depend upon our future operating performance, which is subject to prevailing economic conditions, levels of interest rates and financial, business and other factors, many of which are beyond our control. Therefore, there can be no assurance that our cash flow from operations will be sufficient to meet all of our debt service requirements and to fund our capital expenditure requirements.

  Our current and future debt service obligations and covenants could have important consequences to you if you purchase the Notes offered by this Prospectus Supplement. Such obligations and covenants include the following:

  . Our ability to obtain financing for future working capital needs or acquisitions or other purposes may be limited;

  . A significant portion of our cash flow from operations will be dedicated to the payment of principal and interest on our indebtedness, thereby reducing funds available for operations;

  . We are subject to restrictive covenants that could limit our ability to conduct our business; and

  . We may be more vulnerable to adverse economic conditions than less leveraged competitors and, thus, may be limited in our ability to withstand competitive pressures.

  The restrictive covenants included in our bank credit facility, our current indentures and the indenture under which the Notes will be issued include, among others, those restricting additional liens, additional borrowing, the sale of assets, the payment of dividends, transactions with affiliates, the making of investments and certain other fundamental changes. The bank credit facility also contains restrictions on capital expenditures and certain financial ratio tests including current assets to current liabilities, maximum indebtedness to tangible net worth, minimum interest and fixed charge coverage and minimum levels of tangible net worth. These restrictions could limit our ability to conduct business. A failure to comply with the obligations contained in the bank credit facility, our current indentures or the indenture under which the Notes will be issued could result in an event of default under such agreements, which could require us to immediately repay the related debt and also debt under other agreements that may contain cross-acceleration or cross-default provisions.

Your Right to Receive Payments on the Notes is Junior to Our Bank and Other Unsubordinated Indebtedness; The Guarantees of Our Guarantors Are Junior to All of Their Unsubordinated Indebtedness

  According to the indenture under which the Notes will be issued the payment of the principal, any premium and interest on the Notes and each subsidiary guaranty of the Notes is subordinate in right of payment to the prior payment in full of all senior indebtedness of our company or the applicable subsidiary guarantor. Our senior indebtedness includes our obligations under, and the subsidiary guarantors' guarantees of our obligations with respect to, our bank credit facility.

  As a result, upon any distribution to our creditors or the creditors of the guarantors in a bankruptcy, liquidation or reorganization or similar proceeding relating to us or the guarantors of our or their property, the holders of senior indebtedness of our company and the guarantors will be entitled to be paid in full in cash before any payment may be made with respect to these Notes or the subsidiary guarantees.

  In addition, all payments on the Notes and the guarantees will be blocked in the event of a payment default on senior indebtedness and may be blocked for certain periods of time in the event of certain nonpayment defaults on senior indebtedness.

  In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to our company or the guarantors, holders of Notes will participate with all other holders of subordinate indebtedness of our company and the guarantors in the assets remaining after we and the subsidiary guarantors have paid all of our senior indebtedness. However, because the indenture requires that amounts otherwise payable to holders of Notes in a bankruptcy or similar proceeding be paid to holders of senior indebtedness instead, holders of Notes may receive less, ratably, than holders of senior indebtedness or other nonsubordinated claims against us or any of the Guarantors in any such proceeding. In any of these cases, we and the subsidiary guarantors may not have sufficient funds to pay all of our creditors and holders of Notes may receive less, ratably than the holders of senior debt.

  Assuming we had completed the Acquisition and related financing transactions on November 30, 1998, these Notes and the subsidiary guarantees would have been subordinated to approximately $524.8 million of senior indebtedness. We will be permitted to borrow substantial additional indebtedness, including senior indebtedness, in the future under the terms of the indenture under which the Notes will be issued.

The Notes Are Unsecured; A Majority of Our Assets are Pledged to Secure Our Bank Credit Facility

  The Notes will not be secured by any of our assets. Our obligations under our bank credit facility, however, are secured by a first priority security interest in a majority of our assets in the United States. If the Company becomes insolvent or is liquidated, or if payment under our bank credit facility is accelerated, the lenders under the facility would be entitled to exercise the remedies available to a secured lender under applicable law and pursuant to the agreement governing such indebtedness. Accordingly, such lenders will have a prior claim on such of our assets. In any such event, because the Notes will not be secured by any of our assets, it is possible that there would be no assets remaining from which claims of the holders of the Notes could be satisfied or, if any such assets remained, such assets might be insufficient to satisfy such claims fully.

Our Ability to Make Payments on the Notes Depends on Our Ability to Receive Dividends from Our Subsidiaries. Some of Our Non-U.S. Subsidiaries Are Not Guarantors of the Notes

  We are a holding company and conduct almost all of our operations through our subsidiaries. As of November 30, 1998 approximately 79% of our tangible assets were held by our subsidiaries. The capital stock of our subsidiaries represents substantially all the assets of the holding company. Accordingly, we are dependent on the cash flows of our subsidiaries to meet our obligations, including the payment of the principal and interest on the Notes.

  The Notes will be guaranteed, jointly and severally, by each of the Company's direct and indirect subsidiaries that guarantee other debt of the Company or a restricted subsidiary. The Notes will not be guaranteed by the Company's direct or indirect foreign subsidiaries unless such subsidiaries also guarantee other indebtedness of Canandaigua or any of its restricted subsidiaries. As a result, holders of the Notes will not have a direct claim on assets of foreign subsidiaries who do not guarantee the Notes (including, but not limited to the assets of Matthew Clark). For the twelve month period ended November 30, 1998, $678.4 million of the Company's net sales (on a pro forma basis to give effect to the Acquisition) were from operations of Matthew Clark, which is not a Guarantor of the Notes, and $1,320 million from operations of the Guarantors. To the extent any Guarantee were to be voided as a fraudulent conveyance or held unenforceable for any other reason, holders of the Notes would cease to have any claim in respect of such Guarantor and would be creditors solely of the Company and any Guarantor whose Guarantee was not voided or held unenforceable. In such event, the claims of the holders of the Notes against the issuer of an invalid Guarantee would be subject to the prior payment of all liabilities of such Guarantor. There can be no assurance that, after providing for all prior claims, there would be sufficient assets to satisfy the claims of the holders of the Notes relating to any voided Guarantee.

  Based upon financial and other information currently available to it, the Company believes that the Notes and the Guarantees are being incurred for proper purposes and in good faith and that the Company and each Guarantor is solvent and will continue to be solvent after issuing the Notes or its Guarantee, as the case may be, will have sufficient capital for carrying on its business after such issuance and will be able to pay its debts as they mature. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Financial Liquidity and Capital Resources of the Company," "Description of the Senior Credit Facilities" and "Description of Notes."

We May Not Be Able to, or Have Sufficient Funds to Purchase the Notes in the Event of a Change of Control

  Upon the occurrence of certain specific kinds of change of control events, we will be required to make an offer to repurchase the Notes at 101% of their principal amount plus accrued interest. However, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of Notes or that restrictions in our senior secured credit facility will not allow such repurchases. Even if we did have sufficient funds to carry out such a repurchase, the financial effect of the repurchase could cause us to default on our other indebtedness. See "Description of Notes-- Change of Control."

An Active Trading Market for the Notes May Not Develop and the Market Price of the Notes May Be Lower Than the Offering Price

  The Notes are a new issue of securities, and there is currently no established trading market for the Notes. In addition, we do not intend to apply for the Notes to be listed on any securities exchange or to arrange for the Notes to be quoted on any quotation system. The Underwriters have advised us that they intend to make a market in the Notes, but they are not obligated to do so. The Underwriters may discontinue any market making in the Notes at any time in their sole discretion. Accordingly, we cannot assure you that a liquid trading market will develop for the Notes, that you will be able to sell your Notes at a particular time or that the prices that you receive when you sell will be favorable.

Our Business Could Be Adversely Affected by a General Decline in the Consumption of Products We Sell

  In the United States, the overall per capita consumption of beverage alcohol products by adults (ages 21 and over) has declined substantially over the past twenty years. These declines have been caused by a variety of factors including:

  . increased concern about the health consequences of consuming beverage alcohol products and about drinking and driving;

  . a trend toward a healthier diet including lighter, lower-calorie beverages such as diet soft drinks, juices and sparkling water products;

  .  the increased activity of anti-alcohol consumer groups;

  .  an increase in the minimum drinking age from 18 to 21 in various states;
     and

  .  increased federal and state excise taxes.

Our Acquisition Strategy May Not Be Successful

  Our recent acquisition of Matthew Clark is the latest in a series of acquisitions we have completed since 1991. We anticipate that we may, from time to time, acquire additional businesses, assets or securities of companies which we believe would provide a strategic fit with our business. Any other acquired business will need to be integrated with our existing operations. There can be no assurance that we will effectively assimilate the business or product offerings of acquired companies (including Matthew Clark) into our business or product offerings. Any acquisitions also will be accompanied by risks such as potential exposure to unknown liabilities of acquired companies, the difficulty and expense of integrating the operations and personnel of the acquired companies, the potential disruption to our business, the diversion of management time and attention, the impairment of relationships with and the possible loss of key employees and customers of the acquired business, the incurrence of amortization expenses if any acquisition is accounted for as a purchase. Our failure to adequately manage the risks associated with any acquisitions could have a material adverse effect on our financial condition or results of operations.

Increases in Excise Taxes and Governmental Restrictions Could Have a Material Adverse Effect on Our Business

  In the United States, the federal government and individual states impose excise taxes on beverage alcohol products in varying amounts which have been subject to change. Increases in excise taxes on beverage alcohol products, if enacted, could materially and adversely affect our financial condition or results of operations. In addition, the beverage alcohol products industry is subject to extensive regulation by state and federal agencies. The federal Bureau of Alcohol, Tobacco and Firearms and the various state liquor authorities regulate such matters as licensing requirements, trade and pricing practices, permitted and required labeling, advertising and relations with wholesalers and retailers. In recent years, federal and state regulators have required warning labels and signage. In the United Kingdom, Matthew Clark carries on its excise trade under a Customs and Excise License. Licenses are required for all premises where wine is produced. Matthew Clark holds a license to act as an excise warehouse operator and registrations have been secured for the production of cider and bottled water. New or revised regulations or increased licensing fees and requirements could have a material adverse effect on our financial condition or results of operations.

We Rely on the Performance of Wholesale Distributors for the Success of Our Business

  In the United States, we sell our products principally to wholesalers for resale to retail outlets including grocery stores, package liquor stores, club and discount stores and restaurants. The replacement or poor performance of our major wholesalers or our inability to collect accounts receivable from our major wholesalers could materially and adversely affect our results of operations and financial condition. Distribution channels for beverage alcohol products have been characterized in recent years by rapid change, including consolidations of certain wholesalers. In addition, wholesalers and retailers of our products offer products which compete directly with our products for retail shelf space and consumer purchases. Accordingly, there is a risk that these wholesalers or retailers may give higher priority to products of our competitors. In the future, our wholesalers and retailers may not continue to purchase our products or provide our products with adequate levels of promotional support.

The Termination or Nonrenewal of Imported Beer Distribution Agreements Could Have a Material Adverse Effect on Our Business

  All of our imported beer products are marketed and sold pursuant to exclusive distribution agreements (limited, in some instances to specified territories) with the suppliers of these products which are subject to renewal from time to time. Our exclusive agreement to distribute Corona and its other Mexican beer brands in 25 primarily Western states expires in December 2006 and, subject to compliance with certain performance criteria and the other terms of the agreement, will be automatically renewed for additional terms of five years. Our agreement for the importation of St. Pauli Girl expires in June 2003. Our Tsingtao agreement expires in December 1999 and, subject to compliance with certain performance criteria and other terms of the agreement, will be automatically renewed until December 2002. Prior to their expiration, these agreements may be terminated if we fail to meet certain performance criteria and, in the case of the Mexican beer brands, the supplier does not consent to certain key management changes, which consent may not be unreasonably withheld. We believe that we are currently in compliance with all of our material imported beer distribution agreements. From time to time we have failed, and may in the future fail, to satisfy certain performance criteria in our distribution agreements. It is possible that our beer distribution agreements may not be renewed or may be terminated prior to expiration.

We Generally Do Not Have Long-Term Supply Contracts and We Are Subject to Substantial Price Fluctuations for Grapes and Grape-Related Materials; We Have a Limited Group of Suppliers of Glass Bottles

  Our business is heavily dependent upon raw materials, such as grapes, grape juice concentrate, grains, alcohol from third-party suppliers, tequila from Mexico and packaging materials. We could experience raw material supply, production or shipment difficulties which could adversely affect our ability to supply goods to our customers. We are also directly affected by increases in the costs of such raw materials. In the recent past we have experienced dramatic increases in the costs of grapes. Although we believe we have adequate sources of grape supplies, in the event demand for certain wine products exceeds expectations, we could experience shortages. In addition, one of our largest components of cost of goods sold is that of glass bottles, which has only a small number of producers. The inability of any of our glass bottle suppliers to satisfy our requirements could adversely affect our business. See "Business--Sources and Availability of Raw Materials."

Competition Could Have a Material Adverse Effect on Our Business

  We are in a highly competitive industry and the dollar amount, and unit volume, of our sales could be negatively affected by our inability to maintain or increase prices, changes in geographic or product mix, a general decline in beverage alcohol consumption or the decision of our wholesale customers, retailers or consumers to purchase competitive products instead of our products. Wholesaler, retailer and consumer purchasing decisions are influenced by, among other things, the perceived absolute or relative overall value of our products, including their quality or pricing, compared to competitive products. Unit volume and dollar sales could also be affected by pricing, purchasing, financing, operational, advertising or promotional decisions made by wholesalers and retailers which could affect their supply of, or consumer demand for, our products. We could also experience higher than expected selling, general and administrative expenses if we find it necessary to increase the number of our personnel or our advertising or promotional expenditures to maintain our competitive position or for other reasons.

We Are Controlled by the Sands Family

  Our outstanding capital stock consists of Class A Common Stock and Class B Common Stock. Holders of Class A Common Stock are entitled to one vote per share and are entitled, as a class, to elect one fourth of the members of the Board of Directors. Holders of Class B Common Stock are entitled to ten votes per share and are entitled, as a class, to elect the remaining directors. As of January 31, 1999, the family of Marvin Sands, our founder and Chairman of the Board, beneficially owned approximately 13% of the outstanding shares of Class A Common Stock (exclusive of shares of Class A Common Stock issuable pursuant to the conversion feature of the Class B Common Stock owned by the Sands family) and approximately 88% of the outstanding shares of Class B Common Stock. On all matters other than the election of directors, the Sands family has the ability to vote approximately 64% of the votes entitled to be cast by holders of our outstanding capital stock, voting as a single class. Consequently, we are essentially controlled by the Sands family and they would generally have sufficient voting power to determine the outcome of any corporate transaction or other matter submitted to our stockholders for approval.

We Have Key Employees Whose Absence Could Materially Adversely Affect Our
Business

  Our success depends in part on a few key management employees. These key management employees are Marvin Sands, the Chairman of the Board, Richard Sands, the President and Chief Executive Officer, and Robert Sands, Chief Executive Officer, International, Executive Vice President and General Counsel. If, for any reason, such key personnel do not continue to be active in our management, operations could be adversely affected.

                                USE OF PROCEEDS

  The net proceeds from the sale of the Notes offered hereby are estimated to be approximately $195.2 million (after deducting the Underwriter's discount and estimated offering fees and expenses payable by the Company). The net proceeds from the sale of the Notes together with borrowings under the Company's bank credit facility will be used to refinance the Tranche II Term Loan in the amount of $200 million outstanding under the Company's bank credit facility. Such term loan currently bears interest at 7.5% and matures in June 2000. The proceeds of the Tranche II Term Loan were used to fund a portion of the Acquisition.

                           EXCHANGE RATE INFORMATION

  The following table sets forth certain exchange rates based on the noon buying rate in New York City for cable transfers as certified for customs purposes by the Federal Reserve Bank of New York (the "US$ Noon Buying Rate"). Such rates are set forth as United States dollars per pounds sterling and are the inverse of rates quoted by the Federal Reserve Bank of New York for pounds sterling per US$1.00. On February 12, 1999, the inverse of the US$ Noon Buying Rate was (Pounds)1.00 equals US$1.63.

                                                        Year Ended December 31,
                                                        ------------------------
                                                        1994 1995 1996 1997 1998
                                                        ---- ---- ---- ---- ----
High................................................... 1.64 1.62 1.71 1.69 1.72
Low.................................................... 1.46 1.53 1.51 1.60 1.61
Average rate during the period(a)...................... 1.54 1.58 1.56 1.64 1.66
Rate at period end..................................... 1.57 1.55 1.71 1.64 1.66

--------
(a) The average of the inverse of the US$ Noon Buying Rate on the last business day of each month during the applicable period.

                                CAPITALIZATION

  The following table sets forth (1) the actual, unaudited capitalization of Canandaigua as of November 30, 1998 and (2) the adjusted capitalization of the Company to give pro forma effect to the Acquisition and this offering as if they had been consummated as of November 30, 1998. See "Use of Proceeds." This table should be read in conjunction with the unaudited Pro Forma Consolidated Balance Sheet as of November 30, 1998, and the related notes thereto and the separate historical financial statements and related notes thereto of Canandaigua and Matthew Clark, all included elsewhere in this Prospectus Supplement.

                                                                As of
                                                          November 30, 1998
                                                        -----------------------
                                                        Actual        Pro Forma
                                                        ------        ---------
                                                         (Dollars in Millions)
Long term debt (including current maturities):
  Revolving credit facility (a)........................ $114.5         $   22.6
  Term loan facility...................................  122.0            500.0
  8 3/4% Senior Subordinated Notes due 2003 ...........  192.4            192.4
  Notes offered hereby.................................    --             200.0
  Other ...............................................    1.1              2.1
                                                        ------         --------
    Total debt.........................................  430.0            917.1
Stockholders' equity...................................  423.6            412.0
                                                        ------         --------
    Total capitalization............................... $853.6         $1,329.1
                                                        ======         ========

--------
(a) Pro forma amount reflects borrowings under the Company's $300 million revolving credit facility.

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
                           Canandaigua Brands, Inc.

  The following table sets forth selected financial data of Canandaigua for each of the three fiscal years in the period ended August 31, 1995, for the six month Transition Period ended February 29, 1996, for each of the two fiscal years in the period ended February 28, 1998 that are derived from the Company's audited historical financial statements. The selected financial data of Canandaigua for each of the nine months ended November 30, 1998 and 1997, and for the twelve months ended November 30, 1998 have been derived from the unaudited financial statements of the Company. "Other Data" below, not directly derived from the Canandaigua historical consolidated financial statements, have been presented to provide additional analysis. In the opinion of management, the unaudited data include all adjustments (consisting only of normal recurring adjustments necessary to present fairly the data for such periods). Results for the nine month period ended November 30, 1997 and 1998 and for the twelve months ended November 30, 1998 are not necessarily indicative of results that can be expected in future periods). The selected financial data below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Historical Results of Operations of the Company," "Summary Historical Financial Data--Canandaigua Brands, Inc." and the historical financial statements and notes thereto included elsewhere in this Prospectus Supplement.

                                                  Six Month                         Nine Months         Twelve
                              Year Ended          Transition     Year Ended            Ended            Months
                              August 31,         Period Ended   February 28,        November 30,        Ended
                         ----------------------  February 29, ------------------  -----------------  November 30,
                          1993    1994    1995       1996       1997      1998     1997      1998        1998
                         ------  ------  ------  ------------ --------  --------  -------  --------  ------------
                                                       (Dollars in Millions)
Income Statement Data:
 Net sales.............. $306.3  $629.6  $906.5    $ 535.0    $1,135.0  $1,212.8  $ 930.2  $1,037.9    $1,320.5
 Gross profit...........   91.4   182.4   252.7      138.8       290.8     348.7    263.5     309.4       394.6
 Selling, general and
  administrative
  expenses..............  (60.0) (121.4) (159.2)    (112.4)     (209.0)   (231.7)  (171.8)   (202.6)     (262.5)
 Nonrecurring
  restructuring
  expenses..............    --    (24.0)   (2.2)      (2.4)        --        --       --        --          --
                         ------  ------  ------    -------    --------  --------  -------  --------    --------
 Operating income.......   31.4    37.0    91.3       24.0        81.8     117.0     91.7     106.8       132.1
 Interest expense, net..   (6.1)  (18.1)  (24.6)     (17.3)      (34.0)    (32.1)   (23.9)    (23.7)      (31.9)
                         ------  ------  ------    -------    --------  --------  -------  --------    --------
 Income before provision
  for income taxes......   25.3    18.9    66.7        6.7        47.8      84.9     67.8      83.1       100.2
 Provision for income
  taxes.................   (9.7)   (7.2)  (25.7)      (3.4)      (20.1)    (34.8)   (27.8)    (34.1)      (41.1)
                         ------  ------  ------    -------    --------  --------  -------  --------    --------
 Net income............. $ 15.6  $ 11.7  $ 41.0    $   3.3    $   27.7  $   50.1  $  40.0  $   49.0    $   59.1
                         ======  ======  ======    =======    ========  ========  =======  ========    ========
Other Data:
 EBITDA (a)............. $ 40.1  $ 74.8  $114.2    $  40.4    $  113.7  $  150.2  $ 117.5  $  132.5    $  165.2
 EBITDA margin (b)......   13.1%   11.9%   12.6%       7.6%       10.0%     12.4%    12.6%     12.8%       12.5%
 Capital expenditures... $  6.9  $  7.9  $ 37.1    $  16.1    $   31.6  $   31.2  $  23.2  $   21.7    $   29.7
 Ratio of earnings to
  fixed charges (c).....    4.4x    2.0x    3.4x       1.4x        2.3x      3.4x     3.6x      4.0x        3.7x

Balance Sheet Data (end
 of period):
 Working capital........ $147.3  $215.8  $226.8    $ 218.1    $  254.4  $  281.0  $ 241.0  $  271.5    $  271.5
 Total assets...........  355.2   826.6   785.9    1,054.6     1,020.9   1,073.2  1,131.5   1,167.2     1,167.2
 Total debt.............  129.1   339.1   228.0      479.7       436.4     425.2    476.4     430.0       430.0
 Stockholders' equity...  126.1   204.2   351.9      356.5       364.7     415.2    398.7     423.6       423.6

-------
(a) EBITDA is defined as net income before interest expense, income taxes, depreciation and amortization, non-cash charges and nonrecurring restructuring expenses. Management believes that EBITDA is a measure commonly used by analysts and investors to determine a company's ability to service and incur debt. Accordingly, this information has been presented to permit a more complete analysis. EBITDA should not be considered as a substitute for net income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity.

(b) EBITDA margin is computed as EBITDA as a percentage of net sales.

(c) For purposes of calculating the ratio of earnings to fixed charges, "earnings" represents income before provision for income tax plus fixed charges. "Fixed charges" consist of interest expense and capitalized, amortization of debt issuance costs, amortization of discount on debt, and the portion of rental expense which management believes is representative of the interest component of lease expense.

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
                               Matthew Clark plc

  The following table sets forth selected financial data of Matthew Clark for the five years in the period ended April 30, 1998, for the six months ended October 31, 1998 and 1997, and for the twelve months ended October 31, 1998. The statement of income and balance sheet data for the five years in the period ended April 30, 1998 are derived from Matthew Clark's audited historical financial statements. The statement of income data for the six month periods ended October 31, 1996 and 1997 have been derived from the unaudited financial statements of Matthew Clark. "Other Data" below, not directly derived from the historical financial statements of Matthew Clark, have been presented to provide additional analysis. In the opinion of management, the unaudited data include all adjustments (consisting only of normal recurring adjustments necessary to present fairly the data for such periods. Interim results for the six month period ended October 31, 1998 are not necessarily indicative of results that can be expected in future periods. The selected financial data below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations--Historical Results of Operations--Matthew Clark plc," "Summary Historical Financial Data--Matthew Clark plc" and the historical financial statements and notes thereto included elsewhere in this Prospectus Supplement.

                                                                                                   Six Months Ended
                                          Year Ended April 30,                                        October 31,
                  --------------------------------------------------------------------------  ----------------------------
                      1994           1995            1996           1997           1998           1997           1998
                  -------------  -------------   -------------  -------------  -------------  -------------  -------------
                                                     (Pounds Sterling and Dollars in Millions)
Income Statement
 Data:
 Turnover........ (Pounds)173.7  (Pounds)299.3   (Pounds)450.9  (Pounds)570.7  (Pounds)553.1  (Pounds)272.9  (Pounds)271.6
 Operating profit
  (loss).........          10.7            4.7            21.5           45.1           37.1           20.0            4.4
 Profit on fixed
  asset sales....           --           (15.1)           (2.0)           0.4            3.7            --             0.6
 Net interest
  payable and
  similar
  charges........          (0.4)          (0.9)           (2.3)          (4.9)          (5.0)          (2.3)          (2.5)
                  -------------  -------------   -------------  -------------  -------------  -------------  -------------
 Profit (loss) on
  ordinary
  activities
  before tax.....          10.3          (11.4)           17.2           40.6           35.8           17.7            2.5
 Tax on profit
  (loss) on
  ordinary
  activities.....          (3.3)           1.7            (5.0)         (12.4)         (10.5)          (5.1)          (0.7)
                  -------------  -------------   -------------  -------------  -------------  -------------  -------------
 Profit (loss) on
  ordinary
  activities
  after tax......           7.0           (9.7)           12.2           28.2           25.3           12.6            1.8
 Minority
  interest.......          (0.9)          (0.4)           (0.1)           --             --             --             --
                  -------------  -------------   -------------  -------------  -------------  -------------  -------------
 Profit (loss)
  attributable to
  shareholders... (Pounds)  6.1  (Pounds)(10.1)  (Pounds) 12.1  (Pounds) 28.2  (Pounds) 25.3  (Pounds) 12.6  (Pounds)  1.8
                  =============  =============   =============  =============  =============  =============  =============
Other Data:
 EBITDA (a)...... (Pounds) 12.8  (Pounds) (7.0)  (Pounds) 26.6  (Pounds) 57.1  (Pounds) 54.2  (Pounds) 25.8  (Pounds) 22.0
 EBITDA margin
  (b)............           7.4%          (2.3)%           5.9%          10.0%           9.8%           9.5%           8.1%
 Capital
  expenditures... (Pounds)  6.5  (Pounds) 11.7   (Pounds) 18.4  (Pounds) 21.3  (Pounds) 31.6  (Pounds) 18.0  (Pounds)  9.3
Balance Sheet
 Data (end of
 period):
 Working capital. (Pounds) 16.4  (Pounds) 10.4   (Pounds)(26.7) (Pounds)(29.6) (Pounds) 44.4  (Pounds) 56.1  (Pounds) 49.7
 Total assets....          99.2          193.1           299.4          287.1          284.4          316.4          280.0
 Total debt......           0.6           21.4            56.7           56.6           60.8           85.2           60.9
                  Twelve Months
                      Ended
                   October 31,
                      1998
                  --------------
Income Statement
 Data:
 Turnover........ (Pounds)551.8
 Operating profit
  (loss).........          21.5
 Profit on fixed
  asset sales....           4.3
 Net interest
  payable and
  similar
  charges........          (5.2)
                  --------------
 Profit (loss) on
  ordinary
  activities
  before tax.....          20.6
 Tax on profit
  (loss) on
  ordinary
  activities.....          (6.1)
                  --------------
 Profit (loss) on
  ordinary
  activities
  after tax......          14.5
 Minority
  interest.......           --
                  --------------
 Profit (loss)
  attributable to
  shareholders... (Pounds) 14.5
                  ==============
Other Data:
 EBITDA (a)...... (Pounds) 50.4
 EBITDA margin
  (b)............           9.1%
 Capital
  expenditures... (Pounds) 22.9
Balance Sheet
 Data (end of
 period):
 Working capital. (Pounds) 49.7
 Total assets....         280.0
 Total debt......          60.9

                 Approximate Amounts in U.S. GAAP (in U.S. $)
Income Statement
 Data:
 Net sales...............................................................      $       671.0  $       332.3  $       339.3
 Gross profit............................................................              224.3          110.5          105.9
 Selling, general and administration expense.............................             (180.1)         (85.2)         (86.9)
 Nonrecurring restructuring expenses.....................................                --             --           (18.3)
                                                                               -------------  -------------  -------------
 Operating income........................................................               44.2           25.3            0.7
 Interest expense........................................................               (8.6)          (4.0)          (4.2)
                                                                               -------------  -------------  -------------
 Income before income tax................................................               35.7           21.3           (3.5)
 Provision for income tax................................................              (14.8)          (8.4)          (1.3)
                                                                               -------------  -------------  -------------
 Net income..............................................................      $        20.9  $        12.9  $        (4.8)
                                                                               =============  =============  =============
Other Data:
 EBITDA (a)..............................................................      $        69.3  $        42.2  $        36.6
 EBITDA margin (b).......................................................               10.3%          12.7%          10.8%
 Capital expenditures....................................................      $        52.0  $        29.4  $        15.4


                                                                                                            Twelve Months
                                                                                                                Ended
                                                                                                             October 31,
                                                                                                                 1998
                                                                                                           ----------------
Income Statement Data:
 Net sales.......................................................                                            $       678.4
 Gross profit....................................................                                                    219.9
 Selling, general and administration expense.....................                                                   (181.9)
 Nonrecurring restructuring expenses.............................                                                    (18.3)
                                                                                                             -------------
 Operating income................................................                                                     19.7
 Interest expense................................................                                                     (8.9)
                                                                                                             -------------
 Income before income tax........................................                                                     10.8
 Provision for income tax........................................                                                     (7.7)
                                                                                                             -------------
 Net income......................................................                                            $         3.1
                                                                                                             =============
Other Data:
 EBITDA (a)......................................................                                            $        63.7
 EBITDA margin (b)...............................................                                                      9.4%
 Capital expenditu$res...........................................                                            $        38.0

-------
(a) EBITDA is defined as net income before interest expense, income taxes, depreciation and amortization and nonrecurring restructuring expenses. Management believes that EBITDA is a measure commonly used by analysts and investors to determine a company's ability to service and incur debt. Accordingly, this information has been presented to permit a more complete analysis. EBITDA should not be considered as a substitute for net income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity.

(b) EBITDA margin is computed as EBITDA as a percentage of turnover or net sales.

                  UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

  The following Unaudited Pro Forma Combined Financial Data of the Company are based on, and should be read in conjunction with, the audited and unaudited Consolidated Financial Statements of Canandaigua and Matthew Clark and the notes thereto included elsewhere in this Prospectus Supplement, and have been adjusted to give pro forma effect of (1) the Acquisition and (2) this offering (the "Offering") and the application of the proceeds thereof.

  The Unaudited Pro Forma Combined Statements of income for the twelve-month periods ended February 28, 1998 and November 30, 1998 and the nine month periods ended November 30, 1998 give effect to the Acquisition and the Offering as if such transactions had occurred at the beginning of each period presented. The Unaudited Pro Forma Condensed Combined Balance Sheet as of November 30, 1998 gives effect to the Acquisition and Offering and use of proceeds therefrom as if such transactions had occurred on such date. The pro forma adjustments are based upon available information and certain assumptions that the Company believes are reasonable. Other data included on the pro forma statements of income have been presented to provide additional analysis. The Acquisition has been accounted for using the purchase method of accounting. Allocations of the purchase price have been determined based upon preliminary information and estimates of fair value and are subject to change. Differences between amounts included herein and the final allocations are not expected to have a material effect on the Unaudited Pro Forma Combined Financial Data. The consolidated financial statements of Matthew Clark prepared in accordance with U.K. GAAP used in preparing the Unaudited Pro Forma Combined Financial Data have been adjusted to present such information in accordance with U.S. GAAP and translated into U.S. dollar equivalent financial statements. The Unaudited Pro Forma Condensed Combined Balance Sheet data for Matthew Clark has been translated into U.S. dollar equivalent amounts using the exchange rate in effect at November 30, 1998. The Unaudited Pro Forma Combined Statements of Income data for Matthew Clark have been translated into U.S. dollar equivalent amounts using the weighted average exchange rate for the respective periods. For further information regarding the effect, if any, of the difference between U.K. GAAP and U.S. GAAP, see Note 26 of Matthew Clark's Consolidated Financial Statements included elsewhere in this Prospectus Supplement. The Unaudited Pro Forma Combined Financial Data do not purport to represent what the Company's results of operations would have been if such events had occurred at the dates indicated, nor do such statements purport to project the results of the Company's operations for any future period. Pro forma financial information we present for Canandaigua and Matthew Clark combined for the twelve and nine months ended November 30, 1998 consists of historical actual information of Canandaigua for the twelve and nine months ended November 30, 1998 and historical actual information of Matthew Clark for the twelve and nine months ended October 31, 1998. Pro forma financial information we present for Canandaigua and Matthew Clark combined for the fiscal year ended February 28, 1998 consists of historical information of Canandaigua for the fiscal year ended February 28, 1998 and of Matthew Clark for the fiscal year ended April 30, 1998.

                   CANANDAIGUA BRANDS, INC. AND SUBSIDIARIES

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

                            As of November 30, 1998

                                                                                            Pro Forma for
                                                                 Pro Forma                 the Acquisition
                                     Matthew     Acquisition      for the     Offering        and the
                         Canandaigua  Clark      Adjustments    Acquisition  Adjustments      Offering
                         ----------- ----------  -----------    -----------  -----------    ---------------
                                                   (Dollars in Thousands)
         Assets
         ------
Current Assets:
  Cash and cash
   investments.......... $    2,141  $   12,130   $     --      $   14,271   $    --         $   14,271
  Accounts receivable,
   net..................    173,760     137,196         --         310,956        --            310,956
  Inventories, net......    441,048      94,533         --         535,581        --            535,581
  Prepaid expenses and
   other current assets.     42,373      22,113         --          64,486        --             64,486
                         ----------  ----------   ---------     ----------   --------        ----------
    Total current
     assets.............    659,322     265,972         --         925,294        --            925,294
Property, Plant and
 Equipment, net.........    247,499     151,589      13,609 (a)    412,697        --            412,697
Other Assets............    260,412     585,476    (320,910)(a)    522,604      4,775 (g)       527,379
                                                      1,010 (b)
                                                     (3,384)(c)
                         ----------  ----------   ---------     ----------   --------        ----------
    Total assets........ $1,167,233  $1,003,037   $(309,675)    $1,860,595   $  4,775        $1,865,370
                         ==========  ==========   =========     ==========   ========        ==========
    Liabilities and
  Stockholders' Equity
  --------------------
Current Liabilities:
  Notes payable......... $  114,500  $      --    $ (96,393)(d) $   18,107   $  4,500 (g)    $   22,607
  Current maturities of
   long-term debt.......     24,118       1,038     (24,000)(d)      1,156        --              1,156
  Accounts payable......     71,379      92,685       8,919 (b)    172,983        275 (g)       173,258
  Accrued excise taxes..     24,632      14,273         --          38,905        --             38,905
  Other accrued expenses
   and liabilities......    153,233      74,671       5,058 (b)    224,913        --            224,913
                                                     (8,049)(c)
                         ----------  ----------   ---------     ----------   --------        ----------
    Total current
     liabilities........    387,862     182,667    (114,465)       456,064      4,775           460,839
Long-term Debt, less
 current maturities.....    291,386     102,008     499,992 (d)    893,386    200,000 (h)       893,386
                                                                             (200,000)(h)
Deferred Income Taxes...     59,337          (8)     18,946 (e)     78,275        --             78,275
Other Liabilities.......      5,018      15,807         --          20,825        --             20,825
                         ----------  ----------   ---------     ----------   --------        ----------
    Total Liabilities...    743,603     300,474     404,473      1,448,550      4,775         1,453,325
Stockholders' Equity....    423,630     702,563    (702,563)(f)    412,045        --            412,045
                                                    (11,585)(c)
                         ----------  ----------   ---------     ----------   --------        ----------
    Total Liabilities
     and Stockholders'
     Equity............. $1,167,233  $1,003,037   $(309,675)    $1,860,595   $  4,775        $1,865,370
                         ==========  ==========   =========     ==========   ========        ==========

            See Notes to Unaudited Pro Forma Combined Balance Sheet

       NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

  (a) Reflects the estimated purchase accounting adjustments for the Acquisition based upon a preliminary appraisal of the assets and liabilities assumed. For purchase accounting, Matthew Clark assets have been recorded at estimated fair market value subject to adjustments based upon the results of an independent appraisal. The estimated amounts recorded for assets and liabilities acquired from Matthew Clark are not expected to differ materially from the final assigned values. Purchase accounting adjustments were recorded to increase property, plant and equipment by $13,609, to increase the recorded value of tradenames and other intangible assets acquired by $54,604 and to reduce the recorded excess of purchase cost over fair market value of assets acquired by $375,514. These adjustments are required to record these assets at their estimated fair market values.

  The calculation of excess purchase cost over fair value of net assets acquired is as follows:

     Cash paid....................................................... $362,339
     Financing costs.................................................    1,010
     Direct acquisition costs........................................    8,919
                                                                      --------
                                                                       372,268
     Liabilities assumed.............................................    5,058
                                                                      --------
     Total purchase cost.............................................  377,326
     Net book value of Matthew Clark................................. (702,563)
     Write-down of acquired goodwill.................................  532,946
     Increase in appraised net assets................................  (68,213)
     Finance costs capitalized.......................................   (1,010)
     Deferred taxes provided.........................................   18,946
                                                                      --------
     Excess of purchase cost over fair value of assets acquired and liabilities assumed............................................ $157,432
                                                                      ========

  (b) Reflects the liability for direct acquisition costs of $8,919 and assumed liabilities of $5,058. Capitalized financing costs of $1,010 were funded through the bank credit facility.

  (c) Represents the write-off of the direct financing costs of $16,250 for the Offering and $3,384 of remaining net book value of the Company's previously existing credit agreement, tax effected at the Company's historical rate of 41%.

  (d) To reflect the Acquisition financing, refinancing of the Company's Revolving Credit Facility (notes payable) and Term Loans and refinancing of Matthew Clark's long-term debt as set out below:

       Repayment of notes payable................................... $(114,500)
       Repayment of Term Loans--current portion.....................   (24,000)
       Repayment of Term Loans--long term...........................   (98,000)
       Purchase of Matthew Clark shares.............................  (362,339)
       Payment of financing costs...................................   (17,260)
       Repayment of Matthew Clark debt..............................  (102,008)
       New Term Loan borrowings.....................................   700,000
       New Revolver Loan borrowings.................................    18,107
                                                                     ---------
                                                                     $     --
                                                                     =========

  (e) Represents deferred taxes of $18,946 provided on a step-up in basis on appraised net assets.

  (f) Reflects the elimination of Matthew Clark's shareholders' equity.

  (g) Represents the bank fees and other expenses associated with the Offering.

  (h) Represents the refinancing of the existing Tranche II Term Loan with the proceeds from the Offering.

                   CANANDAIGUA BRANDS, INC. AND SUBSIDIARIES

                UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME

                          Year Ended February 28, 1998

                                                                                            Pro Forma for
                                                                 Pro Forma                 the Acquisition
                                      Matthew    Acquisition      for the     Offering         and the
                         Canandaigua    Clark    Adjustments    Acquisition  Adjustments      Offering
                         -----------  ---------  -----------    -----------  -----------   ---------------
                                             (In Thousands, Except Per Share Data)
Gross sales............. $1,632,357   $ 910,070   $     --      $ 2,542,427    $   --        $ 2,542,427
  Less--Excise taxes....   (419,569)   (239,045)        --          658,614        --           (658,614)
                         ----------   ---------   ---------     -----------    -------       -----------
    Net sales...........  1,212,788     671,025         --        1,883,813        --          1,883,813
Cost of product sold....   (864,053)   (446,688)      1,474 (a)  (1,309,268)       --         (1,309,268)
                         ----------   ---------   ---------     -----------    -------       -----------
    Gross profit........    348,735     224,336       1,474         574,545        --            574,545
Selling, general and
 administrative
 expenses...............   (231,680)   (180,106)      1,723 (a)    (400,111)      (478)(g)      (400,589)
                                                      8,801 (b)
                                                      1,151 (c)
                         ----------   ---------   ---------     -----------    -------       -----------
    Operating income....    117,055      44,230      13,149         174,434       (478)          173,956
Interest expense, net...    (32,189)     (8,575)    (35,366)(d)     (76,130)    (1,250)(h)       (77,380)
                         ----------   ---------   ---------     -----------    -------       -----------
    Income before
     provision for
     income taxes.......     84,866      35,655     (22,217)         98,304     (1,728)           96,576
Provision for income
 taxes..................    (34,795)    (14,781)     10,254 (e)     (39,322)       691 (e)       (38,631)
                         ----------   ---------   ---------     -----------    -------       -----------
Net income.............. $   50,071   $  20,874   $ (11,963)(f) $    58,982    $(1,037)      $    57,945
                         ==========   =========   =========     ===========    =======       ===========
Share Data:
Earnings per common
 share:
  Basic................. $     2.68         --          --              --         --        $      3.10
                         ==========                                                          ===========
  Diluted............... $     2.62         --          --              --         --        $      3.03
                         ==========                                                          ===========
Weighted average common
 shares outstanding:
  Basic.................     18,672         --          --              --         --             18,672
  Diluted...............     19,105         --          --              --         --             19,105
Other Data:
  EBITDA................        --          --          --              --         --        $   232,809
                                                                                             ===========


         See Notes to Unaudited Pro Forma Combined Statement of Income

  NOTES TO THE UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME FOR THE YEAR
                            ENDED FEBRUARY 28, 1998

  (a) Reflects the adjusted depreciation expense related to the acquired property, plant and equipment of Mathew Clark on the assumption that the Acquisition had taken place on March 1, 1997. These assets have been restated at their estimated fair market values and depreciated using the Company's depreciation methods over the remaining useful lives of the assets. The decrease in depreciation expense of $3,197, as compared to that recorded by Matthew Clark, was allocated to cost of product sold and selling, general and administrative expenses as indicated.

  (b) Reflects a decrease in amortization expense of intangible assets of $8,801 based upon their appraised values, using the straight-line method and estimated useful lives, predominately 40 years.

  (c) Reflects the amortization expense of deferred financing costs of $168 over the term of the bank credit facility used to finance the Acquisition (72 months) using the effective interest method, net of $1,319 of amortization expense recorded under the Company's previously existing credit agreement.

  (d) Reflects the additional interest expense incurred on the debt to finance the Acquisition and the incremental interest expense on the Company's and Matthew Clark's existing borrowings, resulting from the higher interest rate in the bank credit facility. The overall effective interest rate was 8.8% per annum.

  (e) Reflects the tax effect of the pro forma adjustments and the repatriation of profits, excluding the impact of nondeductible items, primarily goodwill, using an effective tax rate of 40%.

  (f) Does not reflect the extraordinary treatment for the after tax write-off of $11.6 million ($0.61 per diluted share), representing the net book value of bank fees resulting from the extinguishment of debt remaining under the Company's previously existing credit agreement, tax effected at the Company's historical rate of 41%.

  (g) Represents the amortization expense related to the Offering of $4,775 over the term of the notes.

  (h) Represents a change in interest expense relating to the Offering.

                   CANANDAIGUA BRANDS, INC. AND SUBSIDIARIES

                UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME

                   Nine Month Period Ended November 30, 1998

                                                                                             Pro Forma for
                                      Matthew   Acquisition    Pro Forma for   Offering     the Acquisition
                         Canandaigua  Clark(a)  Adjustments   the Acquisition Adjustments   and the Offering
                         -----------  --------  -----------   --------------- -----------   ----------------
                                               (In Thousands, Except Per Share Data)
Gross sales............. $1,374,183   $661,151    $   --        $2,035,334      $  --         $ 2,035,334
 Less--Excise taxes.....   (336,283)  (167,945)       --          (504,228)        --            (504,228)
                         ----------   --------    -------       ----------      ------        -----------
   Net sales............  1,037,900    493,206        --         1,531,106         --           1,531,106
Cost of product sold....   (728,526)  (337,108)     1,404 (b)   (1,064,230)        --          (1,064,230)
                         ----------   --------    -------       ----------      ------        -----------
   Gross profit.........    309,374    156,098      1,404          466,876         --             466,876
Selling, general and
 administrative
 expenses...............   (202,561)  (128,384)     1,846 (b)     (321,476)       (358)(h)       (321,834)
                                                    6,672 (c)
                                                      951 (d)
Nonrecurring
 restructuring expense..        --     (18,271)       --           (18,271)        --             (18,271)
                         ----------   --------    -------       ----------      ------        -----------
   Operating income.....    106,813      9,443     10,873          127,129        (358)           126,771
Interest expense, net...    (23,700)    (6,471)   (26,627)(e)      (56,798)       (937)(i)        (57,735)
                         ----------   --------    -------       ----------      ------        -----------
   Income before
    provision for income
    taxes...............     83,113      2,972    (15,754)          70,331      (1,295)(f)         69,036
Provision for income
 taxes..................    (34,076)    (4,205)    10,149 (f)      (28,132)        518 (f)        (27,614)
                         ----------   --------    -------       ----------      ------        -----------
Net income.............. $   49,037   $ (1,233)   $(5,605)(g)   $   42,199      $ (777)       $    41,422
                         ==========   ========    =======       ==========      ======        ===========
Share Data:
Earnings per common
 share:
Basic...................      $2.66        --         --               --          --         $      2.25
                         ==========                                                           ===========
Diluted.................      $2.60        --         --               --          --         $      2.19
                         ==========                                                           ===========
Weighted average common shares
 outstanding:
 Basic .................     18,412        --         --               --          --              18,412
 Diluted................     18,881        --         --               --          --              18,881
Other Data:
 EBITDA.................        --         --         --               --          --         $   189,776
                                                                                              ===========


         See Notes to Unaudited Pro Forma Combined Statement of Income

  NOTES TO THE UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME FOR THE NINE
                        MONTHS ENDED NOVEMBER 30, 1998

  (a) The financial statements of Matthew Clark for the nine month period were derived by adding the three month period ended April 30, 1998, to Matthew Clark's six month period ended October 31, 1998. The three month period ended April 30, 1998, was also included in the 1998 Pro Forma Statement of Income. Net sales and net income for the duplicated three months is $153,858 and $3,555, respectively.

  (b) Reflects the adjusted depreciation expense related to the acquired property, plant and equipment of Matthew Clark on the assumption that the Acquisition had taken place on March 1, 1998. These assets have been restated at their estimated fair market values and depreciated using the Company's depreciation methods over the remaining useful lives of the assets. The decrease in depreciation expense of $3,250, as compared to that recorded by Matthew Clark, was allocated to cost of product sold and selling, general and administrative expenses as indicated.

  (c) Reflects a decrease in amortization expense of intangible assets of $6,672 based upon their appraised values, using the straight-line method and estimated useful lives, predominately 40 years.

  (d) Reflects the amortization expense of deferred financing costs of $126 over the term of the bank credit facility used to finance the Acquisition (72 months) using the effective interest method, net of $1,077 of amortization expense recorded under the Company's previously existing credit agreement.

  (e) Reflects the additional interest expense incurred on the debt to finance the Acquisition and the incremental interest expense on the Company's and Matthew Clark's existing borrowings, resulting from the higher interest rate in the bank credit facility. The overall effective interest rate was 8.8% per annum.

  (f) Reflects the tax effect of the pro forma adjustments and the repatriation of profits, excluding the impact of nondeductible items, primarily goodwill, using an effective tax rate of 40%.

  (g) Does not reflect the extraordinary treatment for the after tax write-off of $11.6 million ($0.61 per diluted share), representing the net book value of bank fees resulting from the extinguishment of debt remaining under the Company's previously existing credit agreement, tax effected at the Company's historical rate of 41%.

  (h) Represents the amortization expense related to the Offering of $4,775 over the term of the notes.

  (i) Represents a change in interest expense relating to the Offering.

                   CANANDAIGUA BRANDS, INC. AND SUBSIDIARIES

                UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME

                  Twelve Month Period Ended November 30, 1998

                                                                                             Pro Forma
                                                                                              for the
                                                                  Pro Forma                 Acquisition
                                        Matthew    Pro Forma       for the     Offering       and the
                          Canandaigua  Clark(a)   Adjustments    Acquisition  Adjustments    Offering
                          -----------  ---------  -----------    -----------  -----------   -----------
                                            (In Thousands, Except Per Share Data)
Gross sales.............  $1,754,168   $ 915,200   $    --       $ 2,669,368    $   --      $2,669,368
 Less--Excise taxes.....    (433,718)   (236,835)       --          (670,553)       --        (670,553)
                          ----------   ---------   --------      -----------    -------     ----------
   Net sales............   1,320,450     678,365        --         1,998,815        --       1,998,815
Cost of product sold....    (925,832)   (458,493)     1,569(b)    (1,382,756)       --      (1,382,756)
                          ----------   ---------   --------      -----------    -------     ----------
   Gross profit.........     394,618     219,872      1,569          616,059        --         616,059
Selling, general and
 administrative
 expenses...............    (262,469)   (181,923)     1,880(b)      (432,342)      (478)(h)   (432,820)
                                                      8,903(c)
                                                      1,267(d)
Nonrecurring
 restructuring expenses.         --      (18,280)       --           (18,280)       --         (18,280)
                          ----------   ---------   --------      -----------    -------     ----------
   Operating income.....     132,149      19,669     13,619          165,437       (478)       164,959
Interest expense, net...     (32,004)     (8,893)   (35,246)(e)      (76,143)    (1,250)(i)    (77,393)
                          ----------   ---------   --------      -----------    -------     ----------
   Income before
    provision for income
    taxes...............     100,145      10,776    (21,627)          89,294     (1,728)        87,566
Provision for income
 taxes..................     (41,059)     (7,645)    12,986 (f)      (35,718)       691 (f)    (35,027)
                          ----------   ---------   --------      -----------    -------     ----------
Net income..............  $   59,086   $   3,131   $ (8,641)(g)  $    53,576    $(1,037)    $   52,539
                          ==========   =========   ========      ===========    =======     ==========
Share Data:
Earnings per common
 share:
Basic...................  $     3.21         --         --               --         --      $     2.84
                          ==========                                                        ==========
Diluted.................  $     3.13         --         --               --         --      $     2.77
                          ==========                                                        ==========
Weighted average common
 shares outstanding:
 Basic..................      18,412         --         --               --         --          18,484
 Diluted................      18,881         --         --               --         --          18,967
Other Data:
 EBITDA.................         --          --         --               --         --      $  242,042
                                                                                            ==========


         See Notes to Unaudited Pro Forma Combined Statement of Income

 NOTES TO THE UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME FOR THE TWELVE
                        MONTHS ENDED NOVEMBER 30, 1998

  (a) The financial statements of Matthew Clark for the twelve month period were derived by adding the six month period ended April 30, 1998 to Matthew Clark's six month period ended October 31, 1998. The six month period ended April 30, 1998 was also included in the 1998 Pro Forma Statement of Income. Net sales and Net income for the duplicated six months is $339,017 and $7,919, respectively.

  (b) Reflects the adjusted depreciation expense related to the acquired property, plant and equipment of Matthew Clark on the assumption that the Acquisition had taken place on December 1, 1997. These assets have been restated at their estimated fair market values and depreciated using the Company's depreciation methods over the remaining useful lives of the assets. The decrease in depreciation expense of $3,449, as compared to that recorded by Matthew Clark, was allocated to cost of product sold and selling, general and administrative expenses as indicated.

  (c) Reflects a decrease in amortization expense of intangible assets of $8,903 based upon their appraised values, using the straight-line method and estimated useful lives, predominately 40 years.

  (d) Reflects the amortization expense of deferred financing costs of $168 over the term of the bank credit facility used to finance the Acquisition (72 months) using the effective interest method, net of $1,435 of amortization expense recorded under the Company's previously existing credit agreement.

  (e) Reflects the additional interest expense incurred on the debt to finance the Acquisition and the incremental interest expense on the Company's and Matthew Clark's existing borrowings, resulting from the higher interest rate in the bank credit facility. The overall effective interest rate was 8.8% per annum.

  (f) Reflects the tax effect of the pro forma adjustments and the repatriation of profits, excluding the impact of nondeductible items, primarily goodwill, using an effective tax rate of 40%.

  (g) Does not reflect the extraordinary treatment for the after tax write-off of $11.6 million ($0.61 per diluted share), representing the net book value of bank fees resulting from the extinguishment of debt remaining under the Company's previously existing credit agreement, tax effected at the Company's historical rate of 41%.

  (h) Represents the amortization expense related to the Offering of $4,775 over the term of the notes.

  (i) Represents a change in interest expense relating to the Offering.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

  The following discussion and analysis of the historical results of operations and financial condition of Canandaigua and Matthew Clark cover periods before completion of the Acquisition. Accordingly, the discussion and analysis of such historical periods does not reflect the significant impact that the Acquisition will have on the Company. See "Unaudited Pro Forma Combined Financial Data." This discussion and analysis should be read in conjunction with historical consolidated financial statements of Canandigua and Matthew Clark and the related respective notes thereto included elsewhere in this Prospectus Supplement.

Historical Results of Operations of Canandaigua

  Canandaigua operates primarily in the beverage alcohol industry. Canandaigua is principally a producer and supplier of wine and an importer and producer of beer and distilled spirits in the United States. Canandigua's beverage alcohol brands are marketed in three general categories: wine, beer and distilled spirits.

 Nine Months 1999 Compared to Nine Months 1998

  Net Sales

  The following table sets forth the net sales (in thousands of dollars) and unit volume (in thousands of cases), if applicable, for branded beverage alcohol products and other products and services sold by Canandaigua for the nine months ended November 30, 1998 ("Nine Months 1999") and the nine months ended November 30, 1997 ("Nine Months 1998").

                                     Nine Months 1999 Compared to Nine Months 1998
                                -------------------------------------------------------
                                                    (in Thousands)
                                          Net Sales                  Unit Volume
    Branded                     ------------------------------ ------------------------
Beverage Alcohol                                   %Increase/
   Products:                       1999      1998   (Decrease)  1999   1998  % Increase
----------------                ---------- -------- ---------- ------ ------ ----------
 Wine.......................... $  420,726 $400,891     4.9%   21,340 20,961     1.8%
 Beer..........................    388,739  298,601    30.2%   30,906 23,796    29.9%
 Spirits.......................    157,485  153,093     2.9%    7,677  7,644     0.4%
 Other(a)......................     70,950   77,653    (8.6%)     N/A    N/A     N/A
                                ---------- --------    ----    ------ ------    ----
                                $1,037,900 $930,238    11.6%   59,923 52,401    14.4%
                                ========== ========    ====    ====== ======    ====

--------
(a) Other consists primarily of nonbranded concentrate sales, contract bottling and other production services and bulk product sales, none of which are sold in case quantities.

  Net sales for Nine Months 1999 increased to $1,037.9 million from $930.2 million for Nine Months 1998, an increase of $107.7 million, or 11.6%. This increase resulted primarily from (1) $90.1 million of additional beer sales, largely Mexican beers, and (2) $19.8 million of additional wine sales, resulting primarily from the introduction of new wine brands. Unit volume for branded beverage alcohol products for Nine Months 1999 increased 14.4% as compared to Nine Months 1998. The unit volume increase was primarily the result of the increased sales of Canandaigua's beer brands, mostly Mexican beer.

  Gross Profit

  Canandaigua's gross profit increased to $309.4 million for Nine Months 1999 from $263.5 million for Nine Months 1998, an increase of $45.9 million, or 17.4%. As a percent of net sales, gross profit increased to 29.8% for Nine Months 1999 from 28.3% for Nine Months 1998. The dollar increase in gross profit resulted primarily from additional beer unit volume, introduction of new wine brands, higher average selling prices related to wine sales and unit cost improvements in wine and spirits brands.

  In general, the preferred method of accounting for inventory valuation is the last-in, first-out method ("LIFO") because, in most circumstances, it results in a better matching of costs and revenues. For comparison purposes to companies using the first-in, first-out method of accounting for inventory valuation ("FIFO") only, gross profit reflected a reduction of $1.6 million and $1.1 million in Nine Months 1999 and Nine Months 1998, respectively, due to Canandaigua's LIFO accounting method.

  Selling, General and Administrative Expenses

  Selling, general and administrative expenses increased to $202.6 million for Nine Months 1999 from $171.8 million for Nine Months 1998, an increase of $30.8 million, or 17.9%. The dollar increase in selling, general and administrative expenses resulted principally from higher advertising costs associated with Canandaigua's wine sales, primarily the introduction of new wine brands, and increased beer sales, and higher promotion costs related to both programs implemented to improve Canandaigua's wine sales and the growth in beer sales. Selling, general and administrative expenses as a percent of net sales increased to 19.5% for Nine Months 1999 as compared to 18.5% for Nine Months 1998. The increase in percent of net sales resulted primarily from advertising costs associated with the introduction of new wine brands and promotion costs related to programs implemented to improve Canandaigua's wine sales.

  Net Income

  As a result of the above factors, net income increased to $49.0 million for Nine Months 1999 from $40.0 million for Nine Months 1998, an increase of $9.0 million, or 22.5%.

  For financial analysis purposes only, Canandaigua's earnings before interest, taxes, depreciation and amortization ("EBITDA") were $132.5 million, an increase of $15.0 million over EBITDA of $117.5 million for Nine Months 1998. EBITDA should not be construed as an alternative to operating income or net cash flow from operating activities and should not be construed as an indication of operating performance or as a measure of liquidity.

 Fiscal 1998 Compared to Fiscal 1997

  Net Sales

  The following table sets forth the net sales (in thousands of dollars) and unit volume (in thousands of cases), if applicable, for branded beverage alcohol products and other products and services sold by Canandaigua for the fiscal year ended February 28, 1998 ("Fiscal 1998") and the fiscal year ended February 28, 1997 ("Fiscal 1997").

                                           Fiscal 1998 Compared to Fiscal 1997
                                ---------------------------------------------------------
                                                     (in Thousands)
                                           Net Sales                   Unit Volume
    Branded                     -------------------------------- ------------------------
Beverage Alcohol                                      %Increase/
   Products:                       1998       1997    (Decrease)  1998   1997  % Increase
----------------                ---------- ---------- ---------- ------ ------ ----------
 Wine..........................    533,257    512,510     4.0%   27,793 27,393     1.5%
 Beer..........................    376,607    298,925    26.0%   30,016 23,848    25.9%
 Spirits.......................    200,276    183,843     8.9%    9,930  9,390     5.8%
 Other(a)......................    102,648    139,735   (26.5%)     N/A    N/A     N/A
                                ---------- ----------   -----    ------ ------    ----
                                $1,212,788 $1,135,013     6.9%   67,739 60,631    11.7%
                                ========== ==========   =====    ====== ======    ====

--------
(a) Other consists primarily of nonbranded concentrate sales, contract bottling and other production services and bulk product sales, none of which are sold in case quantities.

  Net sales for Fiscal 1998 increased to $1,212.8 million from $1,135.0 million for Fiscal 1997, an increase of $77.8 million, or 6.9%. This increase resulted primarily from (1) $77.7 million of additional beer sales, largely Mexican beer, (2) $22.5 million of additional table wine sales and (3) $16.4 million of additional spirits sales. These increases were partially offset by lower sales of grape juice concentrate, bulk wine and other branded wine products. Although table wine sales have increased, Canandaigua has experienced a market share decline of its wine products during Fiscal 1998, a trend which has continued into fiscal 1999. Canandaigua is implementing various programs to address the decline, such as addressing noncompetitive consumer prices of its wine products on a market-by-market basis as well as increasing its promotional activities where appropriate.

  Gross Profit

  Canandaigua's gross profit increased to $348.7 million for Fiscal 1998 from $290.8 million for Fiscal 1997, an increase of $57.9 million, or 19.9%. As a percent of net sales, gross profit increased to 28.8% for Fiscal 1998 from 25.6% for Fiscal 1997. The dollar increase in gross profit resulted primarily from increased beer sales, higher average selling prices and cost structure improvements related to branded wine sales, higher average selling prices in excess of cost increases related to grape juice concentrate sales and higher average selling prices and increased volume related to branded spirits sales. These increases were partially offset by lower sales volume of grape juice concentrate and bulk wine.

  In general, the preferred method of accounting for inventory valuation is LIFO because, in most circumstances, it results in a better matching of costs and revenues. For comparison purposes to companies using FIFO for inventory valuation only, gross profit reflected an addition of $5.0 million in Fiscal 1998 and a reduction of $31.4 million in Fiscal 1997 due to Canandaigua's LIFO accounting method.

  Selling, General and Administrative Expenses

  Selling, general and administrative expenses increased to $231.7 million for Fiscal 1998 from $209.0 million for Fiscal 1997, an increase of $22.7 million, or 10.9%. The dollar increase in selling, general and administrative expenses resulted principally from marketing and selling costs associated with Canandaigua's increased branded sales volume, and a one-time charge for separation costs related to an organizational change within Canandaigua. Selling, general and administrative expenses as a percent of net sales increased to 19.1% for Fiscal 1998 as compared to 18.4% for Fiscal 1997. The increase in percent of net sales resulted from the one-time charge for separation costs related to an organizational change within Canandaigua and from a change in the sales mix driven by an increase in net sales of branded products, which have a higher percent of marketing and selling cost relative to sales, partially offset by a decrease in net sales of nonbranded products, which have relatively little associated marketing and selling costs.

  Interest Expense, Net

  Net interest expense decreased to $32.2 million for Fiscal 1998 from $34.1 million for Fiscal 1997, a decrease of $1.9 million, or 5.5%. The decrease was primarily due to a decrease in Canandaigua's average borrowings which was partially offset by an increase in the average interest rate.

  Provision For Federal And State Income Taxes

  Canandaigua's effective tax rate for Fiscal 1998 decreased to 41.0% from 42.1% for Fiscal 1997 as Fiscal 1997 reflected a higher effective tax rate in California caused by statutory limitations on Canandaigua's ability to utilize certain deductions.

  Net Income

  As a result of the above factors, net income increased to $50.1 million for Fiscal 1998 from $27.7 million for Fiscal 1997, an increase of $22.4 million, or 80.9%.

  For financial analysis purposes only, Canandaigua's EBITDA for Fiscal 1998 were $150.2 million, an increase of $36.5 million over EBITDA of $113.7 million for Fiscal 1997. EBITDA should not be construed as an alternative to operating income or net cash flow from operating activities and should not be construed as an indication of operating performance or as a measure of liquidity.

 Fiscal 1997 Compared to Transition Fiscal 1996

  Net Sales

  Net sales for Fiscal 1997 increased to $1,135.0 million from $987.1 million for the period from March 1, 1995 to February 29, 1996 ("Transition Fiscal 1996"), an increase of $147.9 million, or 15.0%. This increase resulted from
(1) $59.1 million of additional imported beer sales, primarily Mexican beer;
(2) the inclusion of $49.0 million of net sales of products and services from the UDG Acquisition during the period from March 1, 1996, through August 31, 1996; (3) $22.7 million of higher sales of grape juice concentrate; (4) $19.4 million of increased net sales of Canandaigua's varietal table wine products (wine named for the grape that comprises the principal component of the wine) resulting from selling price increases implemented between October 1995 and May 1996, as well as additional unit volume; and (5) $5.8 million of additional sales of spirits brands; partially offset by $5.2 million of decreased sales of Canandaigua's nonvarietal table wine brands (wine named after the European regions where similar types of wine were originally produced (e.g., burgundy), niche products and proprietary brands) and a decrease of $2.9 million in sales of other products and services.

  For purposes of computing the net sales and unit volume comparative data for the table below and for the remainder of the discussion of net sales, sales of spirits acquired in the UDG Acquisition have been included for the period from March 1, 1995, through August 31, 1995, which was prior to the UDG Acquisition.

  The following table sets forth the net sales (in thousands of dollars) and unit volume (in thousands of cases), if applicable, for branded beverage alcohol products and other products and services sold by Canandaigua for Fiscal 1997 and Transition Fiscal 1996.

                               Fiscal 1997 Compared to Transition Fiscal 1996
                          ---------------------------------------------------------
                                               (in Thousands)
                                     Net Sales                   Unit Volume
    Branded               ------------------------------- -------------------------
Beverage Alcohol                                                        % Increase/
   Products:                 1997       1996    %Increase  1997   1996  (Decrease)
----------------          ---------- ---------- --------- ------ ------ -----------
 Wine....................    512,510    499,962    2.5%   27,393 28,232    (3.0%)
 Beer....................    298,925    239,786   24.7%   23,848 19,344    23.3%
 Spirits(a)..............    183,843    178,803    2.8%    9,390  9,223     1.8%
 Other(b)................    139,735    110,047   27.0%      N/A    N/A     N/A
                          ---------- ----------   ----    ------ ------    ----
                          $1,135,013 $1,028,598   10.3%   60,631 56,799     6.7%
                          ========== ==========   ====    ====== ======    ====

--------
(a) For comparison purposes only, net sales of $41,514 and unit volume of 2,001 cases of distilled spirits brands acquired in the September 1, 1995, UDG Acquisition have been included in the table for the twelve months ended February 29, 1996. These amounts represent net sales and unit volume of those brands for the period March 1, 1995, through August 31, 1995, which was prior to the UDG Acquisition.
(b) Other consists primarily of nonbranded concentrate sales, contract bottling and other production services and bulk product sales, none of which are sold in case quantities.

  Net sales and unit volume for Fiscal 1997 increased 10.3% and 6.7%, respectively, as compared to Transition Fiscal 1996. The net sales increase resulted from higher imported beer sales, higher sales of grape juice concentrate, price increases on most of Canandaigua's branded wine products, particularly varietal table wine brands, and increased sales of Canandaigua's spirits brands. Unit volume increases were led by substantial growth in Canandaigua's imported beer brands and increases in its varietal table wine and spirits brands, partially offset by declines in unit volume of nonvarietal table wine, dessert wine and sparkling wine. Excluding the impact of the UDG Acquisition, net sales and unit volume increased by 10.7% and 7.1%, respectively. Net sales of the brands acquired in the UDG Acquisition decreased by 1.2% and unit volume increased by 2.5% in Fiscal 1997. Net sales declines reflected the impact of downward selling price adjustments to bring these brands more in line with the pricing strategy of the rest of the Company's spirits portfolio.

  Gross Profit

  Canandaigua's gross profit increased to $290.8 million in Fiscal 1997 from $264.8 million in Transition Fiscal 1996, an increase of $26.1 million, or 9.8%. This change in gross profit resulted primarily from (1) $20.5 million of gross profit from sales generated during the period from March 1, 1996, through August 31, 1996, from the business acquired from UDG; (2) $19.0 million of additional gross profit from increased beer sales; and (3) $13.4 million of lower gross profit primarily due to increased cost of product sold, particularly higher grape costs in the fall 1996 harvest and additional costs resulting from inefficiencies in the production of wine and grape juice concentrate at Canandaigua's Mission Bell winery in California, partially offset by additional net sales resulting primarily from selling price increases of Canandaigua's branded wine and grape juice concentrate products and a reduction of certain long-term grape contracts to reflect current market prices and the renegotiation of certain unfavorable contracts. Canandaigua's increased production costs stemmed from low bulk wine conversion rates and bottling inefficiencies. Canandaigua also experienced high imported concentrate and bulk freight costs. Canandaigua has instituted a series of steps to address these matters, including a reengineering effort to redesign its work processes, organizational structure and information systems.

  Gross profit as a percentage of net sales was 25.6% for Fiscal 1997 as compared to 26.8% in Transition Fiscal 1996. The decline in the gross profit margin was largely due to higher costs, particularly grape costs, of wine and grape juice concentrate products, partially offset by increased selling prices on most of Canandaigua's branded wine and grape juice concentrate products. Canandaigua has experienced significant increases in its cost of grapes in both the 1995 and 1996 harvests. Canandaigua believes that these increases in grape costs were due to an imbalance in supply and demand in the varieties which Canandaigua purchases.

  In general, the preferred method of accounting for inventory valuation is LIFO because, in most circumstances, it results in a better matching of costs and revenues. For comparison purposes to companies using FIFO for inventory valuation only, gross profit reflected a reduction of $31.4 million and $3.9 million in Fiscal 1997 and Transition Fiscal 1996, respectively, due to Canandaigua's LIFO accounting method.

  Selling, General And Administrative Expenses

  Selling, general and administrative expenses for Fiscal 1997 were $209.0 million, an increase of $17.3 million as compared to Transition Fiscal 1996. Of this amount, $13.5 million was due primarily to increased personnel and related expenses stemming from the Company's reengineering efforts, including the continued strengthening of the Company's management, and other expenses consistent with the Company's growth; and $11.3 million related to the UDG Acquisition. These items were offset primarily by one-time costs incurred in advertising and promotion expenses in Transition Fiscal 1996 due to the change in Canandaigua's fiscal year-end.

  Nonrecurring Restructuring Expenses

  Transition Fiscal 1996 included $4.0 million of nonrecurring restructuring expenses.

  Interest Expense, Net

  Net interest expense totaled $34.1 million in Fiscal 1997, an increase of $5.3 million as compared to Transition Fiscal 1996, primarily due to additional interest expense from the UDG Acquisition financing.

  Provision For Federal And State Income Taxes

  The Company's effective tax rate for Fiscal 1997 was 42.1% as compared to 40.5% for Transition Fiscal 1996 due to a higher effective tax rate in California caused by statutory limitations on the Company's ability to utilize certain deductions.

  Net Income

  As a result of the above factors, net income for Fiscal 1997 was $27.7 million, an increase of $3.7 million as compared to Transition Fiscal 1996.

  For financial analysis purposes only, the Company's EBITDA for Fiscal 1997 were $113.7 million, an increase of $22.6 million over EBITDA of $91.1 million in Transition Fiscal 1996. EBITDA should not be construed as an alternative to operating income or net cash flow from operating activities and should not be construed as an indication of operating performance or as a measure of liquidity.

 Historical Results of Operations of Matthew Clark

  Matthew Clark is a leading United Kingdom-based producer and distributor of beverage alcohol. Matthew Clark is the leading independent beverage supplier to the on-premises trade, the number one branded boxed wine distributor, the second largest cider producer, the number one branded distributor of fortified British wines and the number one producer of sparkling bottled water within the United Kingdom.

 Six Months Ended October 31, 1998 Compared to Six Months Ended October 31,
 1997

  Turnover

  Turnover for the six months ended October 31, 1998 decreased by 0.5% to (Pounds)271.6 million from (Pounds)272.9 million for the six months ended October 31, 1997. The decrease in turnover was principally due to the discontinuation of premium beer sales as of April 30, 1998 resulting in a (Pounds)10.0 million decrease, partially offset by (i) a (Pounds)5.1 million increase in sales of wines and water, resulting from an increase in sales of Stowells of Chelsea wines and Strathmore bottled water and (ii) an increase of (Pounds)12.4 million in wholesale turnover resulting from increased investment in sales personnel and operational capacity.

  Operating Profit

  Excluding an exceptional charge of (Pounds)11.0 million related to the rationalization of production facilities, operating profit for the six months ended October 31, 1998 decreased by 23% to (Pounds)15.4 million from (Pounds)20.0 million for the six months ended October 31, 1997. The decrease was primarily attributable to (i) an increase in advertising and promotion expense of (Pounds)5.0 million, principally for cider brands, and (ii) an increase in selling, general and administrative expenses reflecting the hiring of additional sales personnel in the wholesale division. The decrease was partially offset by an increase in operating profit of the wholesale division resulting from higher turnover.

 Fiscal Year Ended April 30, 1998 Compared to Fiscal Year Ended April 30, 1997

  Turnover

  Turnover for the fiscal year ended April 30, 1998 decreased by 3.1% to (Pounds)553.1 million from (Pounds)570.7 million for the fiscal year ended April 30, 1997. The decrease was primarily attributable to a general decline in the cider market coupled with the loss of certain cider distributors, in addition to a decline in demand for fortified wines and other light British wines. The decrease in turnover was partially offset by a 13% or (Pounds)5.5 million increase in the turnover of the Stowells of Chelsea branded wine. The decrease was further offset by an increase of 4.7% or (Pounds)10.1 million in wholesale turnover.

  Operating Profit

  Operating profit for the fiscal year ended April 30, 1998 decreased by 17.7% to (Pounds)37.1 million from (Pounds)45.1 million for the fiscal year ended April 30, 1997. The decrease was primarily attributable to a decline in sales and increased advertising expenses related to cider brands. The decrease was partially offset by an increase in operating profit in the wholesale division relating to higher turnover.

 Fiscal Year Ended April 30, 1997 Compared to Fiscal Year Ended April 30, 1996

  Turnover

  Turnover for the fiscal year ended April 30, 1997 increased by 27% to (Pounds)570.7 million from (Pounds)450.9 million for the fiscal year ended April 30, 1996. The increase was primarily attributable to the acquisitions of Taunton Cider, Griersons and Dunn & Moore, each completed during the second half of the prior fiscal year, and each of which was included in turnover for the full twelve months of fiscal 1997. The inclusion of a full twelve months of Taunton's turnover accounted for 23% of the increase in turnover in the brands division.

  Operating Profit

  Excluding an exceptional charge of (Pounds)22.4 million related to the reorganization of the company's newly acquired businesses and of the wholesale business, operating profit for the fiscal year ended April 30, 1997 increased by 2.7% to (Pounds)45.1 million from (Pounds)43.9 million for the fiscal year ended April 30, 1996. The increase was primarily attributable to increased operating profit at the wholesale division due to a larger sales force which increased turnover and lowered costs through a reduction in the number of depots operated. The increase was partially offset by a (Pounds)3.1 million decrease in cider sales due to a 13% decline in the volume of cider sales.

Financial Liquidity and Capital Resources of the Company

 General

  The Company's principal use of cash in its operating activities is for purchasing and carrying inventories. The Company's primary source of liquidity has historically been cash flow from operations, except during the annual fall grape harvests when the Company has relied on short-term borrowings. The annual grape crush normally begins in August and runs through October. The Company generally begins purchasing grapes in August with payments for such grapes beginning to come due in September. The Company's short-term borrowings to support such purchases generally reach their highest levels in November or December. Historically, the Company has used cash flow from operating activities to repay its short-term borrowings. The Company will continue to use its short-term borrowings to support its working capital requirements. The Company believes that cash provided by operating activities and its financing activities, primarily short-term borrowings, will provide adequate resources to satisfy its working capital, liquidity and anticipated capital expenditure requirements for both its short-term and long-term capital needs.

 Nine Months 1999 Cash Flows

  Operating Activities

  Net cash provided by operating activities for Nine Months 1999 was $59.3 million, which resulted from $72.3 million in net income adjusted for noncash items, less $12.9 million representing the net change in operating assets and liabilities. The net change in operating assets and liabilities resulted primarily from seasonal increases in inventories and accounts receivable, partially offset by an increase in liabilities for grapes purchased.

  Investing Activities and Financing Activities

  Net cash used in investing activities for Nine Months 1999 was $22.3 million, which resulted primarily from $21.7 million of capital expenditures, including $6.1 million for vineyards.

  Net cash used in financing activities for Nine Months 1999 was $36.1 million, which resulted primarily from repurchases of $44.9 million of Canandaigua's Class A Common Stock, principal payments of $18.1 million of long-term debt, partially offset by additional borrowings of $22.6 million of notes payable.

  During June 1998, Canandaigua's Board of Directors authorized the repurchase of up to $100.0 million of its Class A Common Stock and Class B Common Stock. The repurchase of shares of common stock will be accomplished, from time to time, depending upon market conditions, through open market or privately negotiated transactions. Canandaigua may finance such repurchases through cash generated from operations or through the bank credit agreement. In July 1998, the revolving loan facility under the bank credit agreement was increased by $100.0 million to $285.0 million in order to increase its flexibility to make such purchases. As of December 21, 1998, Canandaigua had purchased 1,018,836 shares of Class A Common Stock at an aggregate cost of $44.9 million, or at an average cost of $44.05 per share.

  Debt

  Total debt outstanding as of November 30, 1998, amounted to $430.0 million, an increase of $4.8 million from February 28, 1998, resulting primarily from the net proceeds from revolving loan borrowings, partially offset by principal payments of long-term debt. The ratio of total debt to total capitalization decreased to 50.4% as of November 30, 1998, from 50.6% as of February 28, 1998.

  As of November 30, 1998, under its bank credit agreement, Canandaigua had outstanding term loans of $122.0 million bearing interest at 6.0%, $114.5 million of revolving loans bearing interest at 5.7%, undrawn revolving letters of credit of $7.8 million, and $162.7 million in revolving loans available to be drawn. During June 1998, the bank credit agreement was amended to, among other things, eliminate the requirement that Canandaigua reduce the outstanding balance of the revolving loan facility to less than $60.0 million for thirty consecutive days during the six months ending each August 31.

  As of November 30, 1998, Canandaigua had outstanding $195.0 million aggregate principal amount of 8 3/4% Senior Subordinated Notes due December 2003. The notes are unsecured and subordinated to the prior payment in full of all senior indebtedness of Canandaigua, which includes the bank credit agreement. The notes are guaranteed, on a senior subordinated basis, by substantially all of Canandaigua's operating subsidiaries.

  On December 14, 1998, Canandaigua, its principal operating subsidiaries (other than Matthew Clark and its subsidiaries), and the Syndicate Banks, for which The Chase Manhattan Bank acts as administrative agent, entered into a credit agreement, effective as of November 2, 1998 (the "1998

Credit Agreement"). The 1998 Credit Agreement includes both US Dollar and Pound Sterling commitments of the Syndicate Banks of up to, in the aggregate, the equivalent of $1.0 billion (subject to increase as therein provided to $1.2 billion) with the proceeds available for repayment of all outstanding principal and accrued interest on all loans under Canandaigua's bank credit agreement dated as of December 19, 1997, payment of the purchase price for the Matthew Clark shares, repayment of Matthew Clark's credit facilities, funding of permitted acquisitions, payment of transaction expenses and ongoing working capital needs of the Company. See "Description of the Senior Credit Facilities."

  The 1998 Credit Agreement provides for a $350.0 million Tranche I Term Loan facility due in December 2004, a $200.0 million Tranche II Term Loan facility due in June 2000, a $150.0 million Tranche III Term Loan facility due in December 2005, and a $300.0 million Revolving Credit facility (including letters of credit up to a maximum of $20.0 million) which expires in December 2004. Portions of the Tranche I Term Loan facility and the Revolving Credit facility are available for borrowing in Pounds Sterling.

Capital Expenditures

  During Fiscal 1998, Canandaigua spent $31.2 million for capital expenditures, including $11.5 million related to vineyards. Matthew Clark spent $52 million for capital expenditures in the fiscal year ended April 30, 1998. During fiscal 1999 Canandaigua will spend approximately $25.0 million for capital expenditures, exclusive of vineyards. Capital expenditures for the Company for fiscal 2000 are expected to be approximately $55.0 million. In addition, the Company continues to consider the purchase, lease and development of vineyards. See "Business--Sources and Availability of Raw Materials". The Company may incur additional expenditures for vineyards if opportunities become available. Management reviews the capital expenditure program periodically and modifies it as required to meet current business.

Commitments

  Canandaigua has agreements with suppliers to purchase various spirits and blends of which certain agreements are denominated in British pounds sterling. The future obligations under these agreements, based upon exchange rates at February 28, 1998, aggregate approximately $23.4 million to $40.9 million for contracts expiring through December 2005.

  At February 28, 1998, Canandaigua had no open currency forward contracts. Canandaigua's use of such contracts is limited to the management of currency rate risks related to purchases denominated in a foreign currency. As of October 31, 1998, Matthew Clark had approximately $9.5 million in outstanding currency exchange contracts. The Company's strategy is to enter into currency exchange contracts that are matched to specific purchases and not to enter into any speculative contracts.

Effects Of Inflation and Changing Prices

  Canandaigua's results of operations and financial condition have not been significantly affected by inflation and changing prices other than grape costs. Canandaigua has discussed the impact of increases in grape prices above in "Management's Discussion and Analysis of Financial Condition and Results of Operations." Canandaigua has been able, subject to normal competitive conditions, to pass along rising costs through increased selling prices.

Accounting Pronouncement

  In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 (SFAS No. 133), "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. SFAS No. 133 requires that every derivative be recorded as either an asset or liability in the balance sheet measured at its fair value. SFAS No. 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company formally document, designate and assess the effectiveness of transactions that receive hedge accounting. Canandaigua is required to adopt SFAS No. 133 on a prospective basis for interim periods and fiscal years beginning March 1, 2000. Canandaigua believes the effect of adoption on its financial statements will not be material.

Year 2000 Issue

  The Company has in place detailed programs to address Year 2000 readiness in its internal systems and with its key customers and suppliers. The Year 2000 issue is the result of computer logic that was written using two digits rather than four to define the applicable year. Any computer logic that processes date-sensitive information may recognize the date using "00" as the year 1900 rather than the year 2000, which could result in miscalculations or system failures.

  Pursuant to the Company's readiness programs, all major categories of information technology systems and non-information technology systems (i.e., equipment with embedded microprocessors) in use by the Company, including manufacturing, sales, financial and human resources, are being inventoried and assessed. In addition, plans are being developed for the required systems modifications or replacements. With respect to its information technology systems, the Company has completed the entire assessment phase and approximately 60% of the remediation phase. With respect to its non-information technology systems, the Company has completed approximately 90% of the assessment phase and approximately 55% of the remediation phase. Selected areas, both internal and external, will be tested to assure the integrity of the Company's remediation programs. The testing is expected to be completed by September 1999. The Company plans to have all internal mission-critical information technology and non-information technology systems Year 2000 compliant by September 1999.

  The Company is also communicating with its major customers, suppliers and financial institutions to assess the potential impact on the Company's operations if those third parties fail to become Year 2000 compliant in a timely manner. While this process is not yet complete, based upon responses to date, it appears that many of those customers and suppliers have only indicated that they have in place Year 2000 readiness programs, without specifically confirming that they will be Year 2000 compliant in a timely manner. Risk assessment, readiness evaluation, action plans and contingency plans related to the Company's significant customers and suppliers are expected to be completed by September 1999. The Company's key financial institutions have been surveyed and it is the Company's understanding that they are or will be Year 2000 compliant on or before December 31, 1999.

  The costs incurred to date related to its Year 2000 activities have not been material to the Company, and, based upon current estimates, the Company does not believe that the total cost of its Year 2000 readiness programs will have a material adverse impact on the Company's results of operations or financial condition.

  The Company's readiness programs also include the development of contingency plans to protect its business and operations from Year 2000-related interruptions. These plans should be complete by September 1999 and, by way of examples, will include back-up procedures, identification of alternate suppliers, where possible, and increases in inventory levels. Based upon the Company's current assessment of its non-information technology systems, the Company does not believe it necessary to develop an extensive contingency plan for those systems. There can be no assurances, however, that any of the Company's contingency plans will be sufficient to handle all problems or issues which may arise.

  The Company believes that it is taking reasonable steps to identify and address those matters that could cause serious interruptions in its business and operations due to Year 2000 issues. However, delays in the implementation of new systems, a failure to fully identify all Year 2000 dependencies in the Company's systems and in the systems of its suppliers, customers and financial institutions, a failure of such third parties to adequately address their respective Year 2000 issues, or a failure of a contingency plan could have a material adverse effect on the Company's business, financial condition and results of operations. For example, the Company would experience a material adverse impact on its business if significant suppliers of beer, glass or telecommunications systems fail to timely provide the Company with necessary inventories or services due to Year 2000 systems failures.

  The statements set forth herein concerning Year 2000 issues which are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. In particular, the costs associated with the Company's Year 2000 programs and the time-frame in which the Company plans to complete Year 2000 modifications are based upon management's best estimates. These estimates were derived from internal assessments and assumptions of future events. These estimates may be adversely affected by the continued availability of personnel and system resources, and by the failure of significant third parties to properly address Year 2000 issues. Therefore, there can be no guarantee that any estimates, or other forward-looking statements will be achieved, and actual results could differ significantly from those contemplated.

Euro Conversion Issues

  Effective January 1, 1999, 11 of the 15 member countries of the European Union (the "Participating Countries") established fixed conversion rates between their existing sovereign currencies and the euro. For three years after the introduction of the euro, the Participating Countries can perform financial transactions in either the euro or their original local currencies. This will result in a fixed exchange rate among the Participating Countries, whereas the euro (and the Participating Countries' currency in tandem) will continue to float freely against the U.S. dollar and other currencies of the non-participating countries. The Company does not believe that the effects of the conversion will have a significant adverse material effect on the Company's business and operations.

                                   INDUSTRY

Global

  The global beverage alcohol market consists of a relatively small number of major brand producers and marketers, and a very large group of often nonbranded products that are produced and consumed in selected regions. The business is extremely fragmented. Beverage alcohol consumption has increased slightly in recent years, providing growth opportunities for marketers with established brands and good distribution capabilities. This has led to consolidation in the beverage alcohol industry as providers attempt to gain a size advantage in the fragmented market. It is expected that further mergers or alliances will follow as other competitors try to increase their brand portfolio and distribution strength.

United States

  The beverage alcohol industry in the United States consists of suppliers, wholesalers and retailers. Over the past five years there has been increasing consolidation at the supplier, wholesaler and, in certain markets, retailer tiers of the beverage alcohol industry. As a result, it has become advantageous for certain suppliers to expand their portfolio of brands through acquisitions and internal development in order to take advantage of economies of scale and to increase their importance to a more limited number of wholesalers and, in certain markets, retailers. During the 1990s, the overall per capita consumption of beverage alcohol products in the United States has declined slightly; however, consumption of table wine, in particular varietal table wine, and imported beer has increased during the period.

  The following table sets forth the industry unit volume for shipments of beverage alcohol products in the three product lines in which the Company participates in the United States. Data shown is for the five years ended December 31, 1997:

  Industry Data                                    1997  1996  1995  1994  1993
  -------------                                    ----- ----- ----- ----- -----
  Wine (a)(b)..................................... 213.7 208.9 197.5 193.0 188.6
  Imported Beer (c)............................... 194.9 171.8 156.0 144.5 127.4
  Distilled Spirits (b)........................... 138.7 138.8 137.3 140.0 144.2

--------
(a) Includes domestic and imported table, sparkling and dessert wine, wine coolers and vermouth.
(b) Units are in millions of 9-liter case equivalents (2.378 gallons per case).
(c) Units are in millions of 2.25 gallon cases.

  Wine. From 1993 to 1997, shipments of wine in the United States increased at an average compound annual growth rate of 3%. In 1997, wine shipments increased by 2% when compared to 1996, led by increased shipments of table wine (wine containing 14% or less alcohol by volume). Table wine accounted for 88% of the total United States wine market in 1997. The Company believes the increase in the table wine consumption may be due in part to published reports, over recent years, from a number of sources, citing the health benefits of moderate wine consumption.

  Imported Beer. Shipments of imported beer have increased at an average compound annual growth rate of 11% from 1993 to 1997. Shipments of Mexican beer in 1997 increased 34% over 1996 as compared to an increase of 13% for the entire imported beer category. Shipments of imported beer as a percentage of the United States beer market increased 7.4% in 1997 from 6.6% in 1996. Imported beer, along with microbrews and super-premium priced domestic beer, is generally priced above the leading domestic premium brands.

  Distilled Spirits. Although shipments of distilled spirits in the United States declined at an average compound annual growth rate of 1% from 1993 to 1997, certain types of distilled spirits, such as vodka, rum, tequila and brandy have increased. In 1997, shipments of distilled spirits declined by

0.5% from 1996. The Company believes shipments of certain types of distilled spirits may have been negatively affected by concerns about drinking and driving and a shift in consumer preference toward lower alcohol or lighter tasting products like imported beer and varietal table wine, sales of which have grown substantially during the period from 1993 to 1997.

United Kingdom

  Total beverage alcohol sales in the United Kingdom for 1997 were estimated to be approximately (Pounds)24.6 billion. Since 1976, beverage alcohol sales have grown at a compound annual growth rate of 0.3%. The U.K. beverage alcohol market can be separated into two distribution channels: on-premises and off-premises. On-premises distribution channels include hotels, restaurants, pubs, wine bars and clubs. Off-premises distribution channels include multiple grocers, convenience retail, cash & carry and wholesalers. Of the total beverage alcohol sales in the United Kingdom, approximately (Pounds)17.3 billion came from the on-premises market and approximately (Pounds)7.3 billion came from the off-premises market.

  The overall beverage market in the United Kingdom has been virtually flat in real terms. Cider and wine have recently won share in the beverage alcohol market at the expense of beer and spirits.

  Cider. The cider market is segmented into two categories: fashion and mainstream ciders. Fashion ciders compete primarily against premium lagers, flavored beverage alcohol products known as "alcopops," spirit mixed drinks and other high alcohol long drinks, and not against other ciders. This cider segment is especially popular among the 18 to 24 age groups, and requires extensive advertising and promotional campaigns. Retailers and distributors are often able to command higher price points for fashion ciders compared to mainstream brands, due to the perceived image and quality with the consumer.

  The mainstream cider market appears to be on a long-term growth trend, facing only the second downturn in approximately 25 years. Reduced marketing by cider producers and distributors has resulted in lower growth rates during the past few years. Since 1983, cider sales have grown at a compound annual growth rate of approximately 4%.

  Wine. Since 1978, the U.K. wine market has experienced a compounded annual growth rate of approximately 4%. The wine market can be separated into three different categories: (1) table wines, which are sold under brand names to the on- and off-premises markets and include the boxed wine category; (2) fortified British wines, which are primarily sold to the off-premises market; and (3) light wines, which are primarily sold to the off-premises market.

  Wholesale. The overall beverage alcohol wholesale market in the United Kingdom is more than (Pounds)10.2 billion in size, with approximately 137,000 on-premises outlets located throughout the region. Brewers and wholesalers provide a variety of beer, wine, cider, spirits and other beverages where purchasing decisions are driven by price, quality and customer service. Brewers dominate the supply of beer to all on-premises customer segments as they are able to offer the outlets lower prices and larger volume distributions.

  Bottled Water. The total U.K. bottled water market rose by 13% in 1997 to 895 million liters. This represents an annual consumption per capita of just 18 liters, compared with an average 100 liters per capita in the rest of Europe.

                                   BUSINESS

  Canandaigua Brands, Inc. is a leading producer and marketer of branded beverage alcohol products in the United States and the United Kingdom. According to available industry data, the Company ranks as the second largest supplier of wine, the second largest importer of beer and the fourth largest supplier of distilled spirits in the United States. The acquisition of Matthew Clark has established the Company as a leading beverage alcohol wholesaler in the United Kingdom and as a leading British producer of hard cider, wine and bottled water. The Company's best selling brands in North America and the United Kingdom include:

  . Wine: Inglenook, Almaden, Paul Masson, Arbor Mist, Manischewitz, Taylor, Marcus James, Estate Cellars, Vina Santa Carolina, Dunnewood, Mystic Cliffs, Cook's, Richards Wild Irish Rose and Stowells of Chelsea

  . Beer: Corona Extra, Corona Light, St. Pauli Girl, Modelo Especial, Pacifico, Tsingtao, Negra Modelo, Peroni, Double Diamond, Point and Tetley's English Ale

  . Distilled Spirits: Fleischmann's, Barton, Paul Masson Grande Amber, Mr. Boston, Canadian LTD, Ten High, Montezuma, Inver House, Chi-Chi's Prepared Cocktails and Monte Alban

  .  Cider: Blackthorn, Diamond White, K, and Gaymer's Olde English

  .  Bottled Water: Strathmore

  The Company, which was founded in 1945, has aggressively pursued growth in recent years through acquisitions, brand development and new distribution agreements. The acquisition of Matthew Clark continued a series of strategic acquisitions made by the Company since 1991 by which it has diversified its offerings and increased its annual net sales. The Company has also achieved internal growth by developing new products and repositioning existing brands to focus on growing sectors of the beverage alcohol industry. The Company increased net sales from $177 million in fiscal 1991 to $1,213 million for fiscal 1998, and, including the results of Matthew Clark, to $1,999 million for the twelve months ended November 30, 1998.

  The Company markets and sells branded products to more than 850 wholesale distributors in the United States. The Company is also the United Kingdom's leading independent beverage supplier to the on-premises trade, distributing its own branded products and those of other companies to more than 17,000 on-premises establishments in the United Kingdom. The Company operates 20 production facilities in the United States and the United Kingdom and purchases product for resale from other producers.

Competitive Strengths

  According to industry data, in 1997 the Company had a 16% share of the market for domestic wines, a 14% share of the imported beer market and a 9% share of the distilled spirits market in the United States. In the United Kingdom, the Company had a 35% share of the market for cider and a 10% share of the market for bottled sparkling water. The Stowells of Chelsea boxed wine brand has a 63% and a 41% market share in the on-premises and off-premises branded segments, respectively.

  Many of the Company's brands are leaders in their respective categories in the United States, including Corona Extra, the largest selling imported beer brand; Almaden and Inglenook, the fifth and seventh largest selling table wine brands; Richards Wild Irish Rose, the largest selling dessert wine brand; Cook's champagne, the second largest selling sparkling wine brand; Fleischmann's, the fourth largest blended whiskey and fourth largest domestically bottled gin; Montezuma, the second largest selling tequila brand; and Monte Alban, the largest selling mezcal brand. In the United Kingdom, Blackthorn is the second largest selling on-premises draft cider, and Gaymer's Olde English is the second largest cider brand in the take-home market. Strathmore is the leading brand of sparkling bottled water in the United Kingdom, and Stowells of Chelsea is the leading brand of boxed wine.

  Through product line extensions and acquisitions the Company has diversified its product mix and improved profitability by reducing reliance on any one product category and stressing growing categories of imported beers and varietal wines. The Company's portfolio of beers imported into the United States is growing at a compound annual growth rate of 25% versus 10% for the overall imported beer industry from 1994 through 1997. The Company's spirits portfolio experienced a 6% growth rate in fiscal 1998 versus a flat rate for the overall spirits industry. In addition, the Company has successfully revitalized acquired brands previously in decline, increasing average gross profit per case. For example, in the United States the average gross profit per case of wine increased from $4.61 to $5.16 during the three years ending with fiscal 1998, and the average per case of spirits increased from $6.89 to $8.57 over the same period.

  The Company has one of the most experienced management teams in the beverage alcohol industry. The executive officers of the Company have an average of 14 years with Canandaigua Brands or Matthew Clark and an average of 18 years in the beverage alcohol industry.

The Matthew Clark Acquisition

  Effective December 1, 1998, the Company acquired control of Matthew Clark which has grown substantially in the 1990s through a series of strategic acquisitions, including Grants of St. James in 1993, the Gaymer Group in 1994 and Taunton Cider Co. in 1995. These acquisitions served to solidify Matthew Clark's position within its key markets and contributed to an increase in net sales to approximately $671 million for fiscal 1998. Matthew Clark has developed a number of leading market positions, including positions as the leading independent beverage supplier to the on-premises trade, the number one producer of branded boxed wine, the number one branded producer of fortified British wines, the number one branded bottler of sparkling water and the number two producer of cider.

  Matthew Clark's brands and production business includes the manufacture and distribution of Matthew Clark-branded products and the contract manufacturing of the products of other companies. Matthew Clark's branded business is comprised of five general categories: cider, light wines and perry, fortified British wines, table wines and bottled water. Its leading brands include the prominent Blackthorn and Gaymer's Olde English cider brands, Stowells of Chelsea (the United Kingdom's most recognized table wine brand), Strathmore (the United Kingdom's leading sparkling bottled water brand), and a number of other cider, light wine, fortified British wine, and table wine brands. Its leading brands include:

  .  Cider: Blackthorn, Diamond White, K, Gaymer's Olde English

  .  Wines: Country Manor, Concorde, Rougemont, QC, Stone's, Stowells of
     Chelsea

  .  Bottled Water: Strathmore

  Matthew Clark's wholesale business involves the distribution of third party-produced beverages, as well as Matthew Clark's own branded products, throughout the United Kingdom. Matthew Clark has more than 17,000 on-premises accounts to which it distributes beverage alcohol and soft drinks.

  The Company believes that its acquisition of Matthew Clark will provide the Company with substantial opportunities for growth due to current trends and ongoing fundamental changes in the British beverage alcohol industry and Mathew Clark's competitive strengths.

  Major British brewers are focusing upon their core activities of beer making and distribution, having retrenched from the vertical integration previously achieved through brewer owned pubs (i.e., tied houses). The Company believes this increase in wholesale distribution provides independent wholesalers such as Matthew Clark with growth potential exceeding that of the underlying beverage alcohol industry. According to industry data, per capita wine consumption in the United Kingdom has increased more than 25% from 1988 through 1997. Industry analysts forecast this growth to continue at an annual rate of approximately 6% per annum for the foreseeable future. The boxed wine category continues to outperform the overall wine market, with Matthew Clark's Stowells of Chelsea maintaining a leading share in the branded boxed wine segment. The U.K. cider market has grown at a compounded annual growth rate of approximately 4% since 1983 according to industry data, despite a recent downturn attributed generally to under-investment in advertising by the major cider producers and distributors, competition from alternative beverage alcohol products (which appear to have peaked) and duty increases. The Company believes that renewed advertising and marketing investment by Matthew Clark and other producers will bring the segment's performance in line with historical growth rates.

  Matthew Clark is a leader in each of the markets in which it competes. Matthew Clark is the leading independent beverage supplier to the on-premises trade and is strategically positioned with a broad range of products, extensive product knowledge and a one-stop shop approach. Matthew Clark is one of only three independent wholesalers that has a national network equipped with systems to facilitate order placement, invoicing and inventory management. Within the British wine market, Matthew Clark's Stowells of Chelsea is the leading boxed wine brand with market share of 63% and 41% in the on-premises and off-premises markets, respectively. In recent years, the Stowells of Chelsea brand has grown at a greater rate than the overall market, a trend the Company expects to continue. Matthew Clark also maintains more than a 20% market share in fortified British wines through its QC and Stone's brand names. Matthew Clark is currently the second largest producer of cider in the United Kingdom with more than 34% of the market. It sells its products under its Blackthorn, Gaymer's Olde English and Diamond White brand names. Matthew Clark is the number one producer and marketer of sparkling water in the United Kingdom. Sparkling water volume, of which Matthew Clark maintains a 10% share, currently accounts for approximately 30% of the total bottled water market.

Prior Acquisitions

  The Company made a series of significant acquisitions between 1991 and 1995, commencing with the acquisition of the Cook's, Cribari, Dunnewood and other wine brands and related wine production facilities in 1991. In 1993, the Company diversified into the imported beer and distilled spirits categories by acquiring Barton Incorporated, through which the Company acquired distribution rights with respect to Corona, St. Pauli Girl, and other imported beer brands, and the Barton, Ten High, Montezuma, and other distilled spirits brands. Also in 1993, the Company acquired the Paul Masson, Taylor California Cellars and other wine brands and related production facilities. In 1994, the Company acquired Almaden, Inglenook and other brands, a grape juice concentrate business and related facilities. In 1995, the Company acquired the Mr. Boston, Canadian LTD, Skol, Old Thompson, Kentucky Tavern, Glenmore and di Amore distilled spirits brands; the rights to the Fleischmann's and Chi-Chi's distilled spirits brands under long-term license agreements; the U.S. rights to the Inver House, Schenley and El Toro distilled spirits brands; and related production facilities and assets.

  Through these acquisitions, the Company has become more competitive by diversifying its portfolio, developing strong market positions in the growing beverage alcohol product categories of varietal table wine (wine named for the grape that comprises the principal component of the wine) and imported beer; strengthening its relationship with wholesalers; expanding its distribution and enhancing its production capabilities; and acquiring additional management, operational, marketing and research and development expertise.

Business Strategy

  The Company's business strategy is to increase sales and profitability through disciplined management of its existing product portfolio and aggressive pursuit of internal and external growth opportunities. Elements of this strategy include effectively managing its brand portfolio, the introduction of product line extensions and pursuing attractive acquisition opportunities.

  The Company seeks to maximize the profitability of its brand portfolio by focusing on segments growing at a faster pace than the industry average. For example, the Company's portfolio of beers imported into the United States have grown at a three-year compound annual growth rate of 26% through 1997 compared to 10% for the overall imported beer industry. The spirits portfolio experienced a 6% growth rate in 1998 versus a flat rate for the overall domestic spirits industry. The Company actively manages the price/volume relationship of certain brands on a local basis to maximize profits without negatively affecting market share, as well as supporting existing brands through aggressive marketing.

  The Company believes that brand name recognition of its principal products enables the Company to introduce product line extensions to generate additional growth and to gain market share. In accordance with this strategy the Company is using the well-known Almaden wine name to expand the Company's presence in the growing box wine market in the United States by offering an increasing number of blends, including proprietary red wine blends designed to increase the size of the wine market by appealing to consumers with preferences for lighter-tasting red wines. The Company is leveraging the top-ranked position of the Stowells of Chelsea boxed wine brand in the U.K. by introducing Stowells of Chelsea wine in smaller bottles, encouraging consumers to try a variety of blends. Also,the Company intends to continue to use the Chi-Chi's prepared cocktails product line to introduce new flavors designed to capitalize in changing consumer tastes.

  The Company is focusing on a number of categories in which there is demonstrated growth potential in an existing market, or where the Company has identified market segments that it believes are under-served by products currently available in the market. The Company continues to build distribution of Arbor Mist, a line of fruit-flavored varietal wines that the Company introduced in June 1998. The Company shipped more than 1.7 million cases of Arbor Mist in its first eight months. The Company has established Riverland Vineyards as a vehicle to develop and launch brands in the premium wine category. The first brand, Mystic Cliffs, was introduced in retail stores beginning in August 1998. The Company is increasing advertising support for Corona Extra imported beer to continue the brand's sales momentum. The Company has established its wholesale business in the U.K. as the leading independent beverage supplier to the on-premises trade.

  The Company expects that strategic acquisitions will continue to be a major component of its growth strategy. In addition to the six major acquisitions, including Mathew Clark, completed by Canandaigua since 1991, Matthew Clark has completed eight acquisitions of its own. This combination of experience and expertise, along with an established reputation for success in business combinations within the industry, gives the Company a solid platform from which to pursue future acquisitions. The Company expects to continue to seek acquisitions that offer complementary product lines, geographic scope and additional distribution channels. Potential acquisitions the Company might consider include premium wine assets and higher margin spirits brands.

Product Lines

  The Company produces, packages, markets and imports beverage alcohol and related products in five principal product lines: wine (primarily table wine), beer (primarily imported beer), distilled spirits, cider, and other products.

  The Company is the second largest supplier of wine in the United States and the largest supplier of wine in the United Kingdom. The Company sells table wines, dessert wines, sparkling wines, light wines and fortified British wines.

  Most of the Company's wines are marketed in the popularly-priced segments of the market. The Company has an increasing share both in the United States and in the United Kingdom in the growing boxed wine segment of the market with its Almaden and Stowells of Chelsea brands. Sales of the Company's table wines, which make up most of its unit volume, have generally increased in the periods shown, more than offsetting the lack of growth in the Company's sales of dessert wines, fortified wines and light British wines. Varietal wine sales have increased in conjunction with the Company's introduction of additional varietal wine products and a general change in consumer preference from nonvarietal wines to varietal wines.

  The Company is the second largest marketer of imported beer in the United States. The Company distributes five of the top 25 imported beer brands in the United States: Corona Extra, Modelo Especial, Corona Light, St. Pauli Girl and Pacifico. The Company's other imported beer brands include Negra Modelo from Mexico, Tsingtao from China, Peroni from Italy and Double Diamond and Tetley's English Ale from the United Kingdom. The Company also operates the Stevens Point Brewery, a regional brewer located in Wisconsin, which produces Point Special, among other brands. See "--Trademarks and Distribution Agreements."

  Net sales and unit volume of the Company's beer brands have grown since 1995, primarily as a result of the increased sales of Corona and the Company's other Mexican beer brands. Net sales and unit volume increased 26% for the twelve-month period ended February 28, 1998 compared to the twelve-month period ended February 28, 1997. This sales growth helped Corona Extra become the number one imported beer nationwide.

  The Company is the fourth largest supplier of distilled spirits in the United States. The Company produces, bottles, imports and markets a diversified line of quality distilled spirits, and also exports distilled spirits to approximately 20 countries from the United States. The Company's principal distilled spirits brands include Fleischmann's, Barton, Paul Masson Grande Amber, Mr. Boston, Canadian LTD, Ten High, Montezuma, Inver House, Chi-Chi's prepared cocktails and Monte Alban. Substantially all of the Company's spirits unit volume consists of products marketed in the price value segment.

  For Fiscal 1998, net sales and unit volume of distilled spirits brands sold by the Company increased 9% and 5%, respectively, compared to Fiscal 1997. Unit volume of vodka, tequila, brandy, bourbon whiskey and Canadian whisky have increased while blended whiskey, Scotch whisky and gin have experienced decreases in unit volume.

  The Company is the second leading producer and marketer of cider in the United Kingdom, with over 35% of the market. The Company distributes its cider brands to both the on-premises and off-premises markets and these brands compete in both the mainstream and fashion brand categories. The Company generates approximately 65% of its cider sales from the off-premises sector. Mainstream cider brands compete mainly with other cider brands and mainstream lagers. Fashion cider brands compete with fashion lager brands and a myriad of other bottled beverage alcohol.

  The Company's leading mainstream cider brands include Blackthorn and Gaymer's Olde English. Blackthorn is the number two mainstream cider brand and maintains approximately a 30% share in the on-premises draft category. Gaymer's Olde English is the UK's second largest cider brand in the take-home market. The Company's leading premium cider brands include Diamond White and
K. Management has recently relaunched these premium brands and has instituted a competitive advertising campaign to increase share. Diamond White, with an alcohol volume of 8.4%, is the Company's leading premium cider brand sold in the on-premises packaged market. Other cider brands include Autumn Gold, Ice Dragon, Addlestones, Special Vat, Cidermaster and Old Somerset.

  The Company's cider sales declined in fiscal 1998, reflecting an overall market decline and losses of distribution in the previous year. Sales improved in the second half of the fiscal year as a result of market price adjustments and increased marketing support.

  The Company is the premier independent distributor in the beverage alcohol market in the United Kingdom and has one of the largest customer bases in the United Kingdom, with more than 17,000 on-premises accounts. The Company is a one-stop shop independent wholesaler with a broad and strong portfolio of branded wines, spirits, ciders, beers and soft drinks. The Company's wholesaling business involves the distribution of beverage alcohol and soft drinks. These products are primarily produced by third parties, and to a certain extent these products include the Company's cider and wine branded products.

  The Company's wholesale business sells predominately to on-premises customers. The Company's branded products are sold to both on-premises and off-premises customers. Some of these branded products are distributed to on-premises customers through the Company's wholesale business. On-premises distribution channels include hotels, restaurants, pubs, wine bars and clubs. The off-premises distribution channels include grocers, convenience retail, cash & carry and wholesalers.

  With approximately 137,000 on-premises outlets located throughout the United Kingdom, the Company has historically focused its distribution efforts towards on-premises beverage alcohol retail outlets generally unaffiliated with the major U.K. brewers. This segment is approximately $3.5 billion in size with more than 72,000 outlets that are comprised of hotels, restaurants, bars and clubs. This highly fragmented category, in which customer service and a broad product range play important roles in customer preference, is also less strategic to the major brewers since these outlets tend to order in smaller volumes.

  With the major brewers having retrenched into core activities of brewing and distribution, opportunities have been created for independent wholesalers such as the Company. The major brewers have been divesting tenanted pubs to focus on their managed estate pubs. Therefore, outlets formerly affiliated with brewers for the supply of all types of beverages are becoming more accessible to wholesalers, especially for products other than beer. Wholesalers are ideally suited to meet the needs of independent beverage alcohol establishments, while brewers are increasingly focused on large volume sales of beer to major customers, including to pubs that they own.

  Management believes the Company is well positioned to enter these previously inaccessible outlets that will now result in an increase in the Company's target market size from $2.7 billion to $7.8 billion. The Company is strategically positioned to exploit the increased size of its addressable market with its broad product range, extensive product knowledge and a one-stop shop approach. The Company is one of only three independent wholesalers that have a national network with systems that facilitate order placement, invoicing and inventory management. The Company has twelve distribution centers located throughout the United Kingdom that provide for timely and efficient deliveries to its customers.

  Other Products And Related Services: The Company produces and markets Strathmore bottled water in the United Kingdom, the leading bottled sparkling water brand in the country. As a related part of its U.S. wine business, the Company is one of the leading grape juice concentrate producers in the United States. Grape juice concentrate competes with other domestically produced and imported fruit-based concentrates. The Company's other wine-related products and services include bulk wine; grape juice; St. Regis, a leading nonalcoholic line of wine in the United States; cooking wine; and wine for the production of vinegar. The Company also sells distilled spirits in bulk and provides contract production and bottling services for third parties. The Company also believes that the volume of its purchases provides it with favorable pricing from manufacturers.

Marketing and Distribution

  United States. The Company's products are distributed and sold throughout the United States through over 850 wholesalers, as well as through state alcoholic beverage control agencies. The Company employs a full-time, in-house marketing, sales and customer service organization of approximately 415 people to develop and service its sales to wholesalers and state agencies. The Company's sales force is organized into a beer division, a spirits division and a wine division. The Company believes that the organization of its sales force into separate divisions positions it to maintain a high degree of focus on each of its principal product categories.

  The Company's marketing strategy places primary emphasis upon promotional programs directed at its broad national distribution network, and to the retailers served by that network. The Company has extensive marketing programs for its brands including promotional programs on both a national basis and regional basis in accordance with the strength of the brands, point-of-sale materials, consumer media advertising, event sponsorship, market research, trade advertising and public relations.

  During the Company's 1999 fiscal year, the Company increased its advertising expenditures to put more emphasis on consumer advertising for certain wine brands, including newly introduced brands, and for its imported beer brands, primarily Mexican brands. In addition, promotional spending for the Company's wine brands increased to address competitive factors.

  United Kingdom. The Company's branded products are distributed throughout the United Kingdom. Once the products are packaged at one of the three production facilities, shipments are then made to the Company's national distribution center for branded products. From there, all branded products are then distributed to either the on-premises or off-premises markets with some of the sales to on-premises customers made through the Company's wholesale business.

  The Company employs a full-time, in-house marketing and sales organization of approximately 50 people that target off-premises customers for the Company's branded products. This team has recently relaunched the Blackthorn and Diamond White brands as well as introduced new products including Autumn Gold and Stone's Cream Liqueur. The Company's top ten off-premises customers represent approximately 67% of the total off-premises sales.

  The Company employs a full-time, in-house branded products marketing and sales organization of approximately 270 people that service specifically the on-premises market in the United Kingdom. The potential on-premises market for the Company consists of more than 137,000 customers nationwide for both the wholesale and branded products businesses. The Company's branded products sales force targets all 137,000 customers, exclusive of 23,000 pubs owned and managed by brewers. The Company's wholesale business primarily targets on-premises beverage alcohol retail outlets generally unaffiliated with the major U.K. brewers. The Company's branded products business generated approximately (Pounds)102 million in gross sales to on-premises customers for the period ended April 30, 1998.

Trademarks and Distribution Agreements

  The Company's products are sold under a number of trademarks, most of which are owned by the Company.

  The Company also produces and sells wine and distilled spirits products under exclusive license or distribution agreements. Significant agreements include (1) a long-term license agreement with Nabisco Brands Company (which expires in 2008 and automatically renews for successive additional 20-year terms unless canceled by the Company) for the Fleischmann's spirits brands;
(2) a long-term license agreement with Hiram Walker & Sons, Inc. (which expires in 2116) for the Ten High, Crystal Palace, Northern Light and Imperial Spirits brands; and (3) a long-term license agreement with the B. Manischewitz Company (which expires in 2042) for the Manischewitz brand of kosher wines. The Company also has other less significant license and distribution agreements related to the sale of wine and distilled spirits with terms of various durations.

  All of the Company's imported beer products are marketed and sold pursuant to exclusive distribution agreements with the suppliers of these products. These agreements have terms that vary and prohibit the Company from importing other beer from the same country. The Company's agreement to distribute Corona and its other Mexican beer brands exclusively throughout 25 primarily Western states expires in December 2006 and, subject to compliance with certain performance criteria, continued retention of certain Company personnel and other terms under the agreement, will be automatically renewed for additional terms of five years. The Company's agreement for the importation of St. Pauli Girl expires in 2003, subject to compliance with certain performance criteria. The Company's agreement for the exclusive importation of Tsingtao throughout the entire United States expires in December 1999 and, subject to compliance with certain performance criteria and other terms under the agreement, will be automatically renewed until December 2002. Prior to their expiration, these agreements may be terminated if the Company fails to meet certain performance criteria. The Company believes it is currently in compliance with its material imported beer distribution agreements. From time to time, the Company has failed, and may in the future fail, to satisfy certain performance criteria in its distribution agreements. Although there can be no assurance that its beer distribution agreements will be renewed, given the Company's long-term relationships with its suppliers, the Company expects that such agreements will be renewed prior to their expiration and does not believe that these agreements will be terminated.

  The Company owns the trademarks for most of the brands that it acquired in the Acquisition. The Company has a series of distribution agreements and supply agreements in the United Kingdom related to the sale of its products with varying terms and durations.

Competition

  The beverage alcohol industry is highly competitive. The Company competes on the basis of quality, price, brand recognition and distribution. The Company's beverage alcohol products compete with other alcoholic and nonalcoholic beverages for consumer purchases, as well as shelf space in retail stores and marketing focus by the Company's wholesalers. The Company competes with numerous multinational producers and distributors of beverage alcohol products, many of which have significantly greater resources than the Company. In the United States, the Company's principal competitors include E & J Gallo Winery and The Wine Group in the wine category; Heineken USA, Molson Breweries USA, Labatt's USA and Guinness Import Company in the imported beer category; and Jim Beam Brands and Heaven Hill Distilleries, Inc. in the distilled spirits category. In the United Kingdom, the Company's principal competitors include Halwood Vinters in the wine category; H.P. Balmer in the cider category; and Buxton Water, Highland Spring and Perrier in the sparkling bottled water category. In connection with its wholesale business, the Company distributes the branded wines of third parties that compete directly against its own wine brands.

Production

  In the United States, the Company's wine is produced from several varieties of wine grapes grown principally in California and New York. The grapes are crushed at the Company's wineries and stored as wine, grape juice or concentrate. Such grape products may be made into wine for sale under the Company's brand names, sold to other companies for resale under their own labels, or shipped to customers in the form of juice, juice concentrate, unfinished wine, high-proof grape spirits or brandy. Most of the Company's wine is bottled and sold within 18 months after the grape crush. The Company's inventories of wine, grape juice and concentrate are usually at their highest levels in November and December, immediately after the crush of each year's grape harvest, and are substantially reduced prior to the subsequent year's crush.

  The bourbon whiskeys, domestic blended whiskeys and light whiskeys marketed by the Company are primarily produced and aged by the Company at its distillery in Bardstown, Kentucky, though it may from time to time supplement its inventories through purchases from other distillers. At its Albany, Georgia, facility, the Company produces all of the neutral grain spirits and whiskeys used by it in the production of vodka, gin and blended whiskey sold by it to customers in the state of Georgia. The Company's requirements of Canadian and Scotch whiskies, and tequila, mezcal, and the neutral grain spirits used by it in the production of gin and vodka for sale outside of Georgia, and other spirits products, are purchased from various suppliers.

  The Company operates four facilities in the United Kingdom that produce, bottle and package cider, wine and water. To produce Stowells of Chelsea, wines are imported in bulk from various countries such as Chile, Argentina, South Africa, and Australia, which are then packaged at the Company's facility at Bristol and distributed to the on-premises and off-premises market under the Stowells of Chelsea brand name. The Strathmore brand of bottled water, which is available in still, sparkling, and flavored varieties, is bottled and sourced in the Royal Burgh of Forfar, Scotland. Cider production is being consolidated at the Company's facility at Shepton Mallet, where apples of many different varieties are purchased from primarily U.K. growers, crushed, and the juice is fermented into cider.

Sources and Availability of Raw Materials

  The principal components in the production of the Company's branded beverage alcohol products are packaging materials, primarily glass; grapes; and other agricultural products, such as grain.

  The Company utilizes glass and PET bottles and other materials, such as caps, corks, capsules, labels and cardboard cartons, in the bottling and packaging of its products. Glass bottle costs are one of the largest components of the Company's cost of product sold. The glass bottle industry is highly concentrated with only a small number of producers. The Company has traditionally obtained, and continues to obtain, its glass requirements from a limited number of producers. The Company has not experienced difficulty in satisfying its requirements with respect to any of the foregoing and considers its sources of supply to be adequate. However, the inability of any of the Company's glass bottle suppliers to satisfy the Company's requirements could adversely affect the Company's operations.

  Most of the Company's annual grape requirements are satisfied by purchases from each year's harvest, which normally begins in August and runs through October. Costs per ton for grapes in the fall 1995 and fall 1996 grape harvests escalated dramatically. Costs per ton for grapes in the fall 1997 and fall 1998 grape harvests decreased slightly as compared to the previous years' grape harvests. The Company believes that it has adequate sources of grape supplies to meet its sales expectations. However, in the event demand for certain wine products exceeds expectations, the Company could experience shortages.

  The Company purchases grapes from over 700 independent growers, principally in the San Joaquin Valley and Monterey regions of California and in New York State. The Company enters into written purchase agreements with a majority of these growers on a year-to-year basis. The Company currently owns or leases under various arrangements approximately 4,200 acres of vineyards, either fully bearing or under development, in California and New York. This acreage supplies only a small percentage of the Company's total needs. The Company continues to consider the purchase or lease of additional vineyards, and additional land for vineyard plantings, to supplement its grape supply.

  The distilled spirits manufactured by the Company require various agricultural products, neutral grain spirits and bulk spirits. The Company fulfills its requirements through purchases from various sources, through contractual arrangements and through purchases on the open market. The Company believes that adequate supplies of the aforementioned products are available at the present time.

Government Regulation

  The Company's operations in the United States are subject to extensive federal and state regulation. These regulations cover, among other matters, sales promotion, advertising and public relations, labeling and packaging, changes in officers or directors, ownership or control, distribution methods and relationships, and requirements regarding brand registration and the posting of prices and price changes. All of the Company's facilities are also subject to federal, state and local environmental laws and regulations and the Company is required to obtain permits and licenses to operate its facilities.

  In the United Kingdom, the Company has secured a Customs and Excise License to carry on its excise trade. Licenses are required for all premises where wine is produced. The Company holds a license to act as an excise warehouse operator. Registrations have been secured for the production of cider and bottled water. Formal approval of product labeling is not required.

  The Company believes that it is in compliance in all material respects with all applicable governmental laws and regulations and that the cost of administration and compliance with such laws and regulations does not have, and is not expected to have, a material adverse impact on the Company's financial condition or results of operations.

Employees

  The Company had approximately 2,500 full-time employees in the United States at the end of Fiscal 1998 and Fiscal 1997. As of February 28, 1998, approximately 1,030 employees were covered by collective bargaining agreements. Additional workers may be employed by the Company during the grape crushing season. The Company considers its employee relations generally to be good. The Company had approximately 1,800 full-time employees in the United Kingdom at the end of its fiscal year 1998. As of April 30, 1998, approximately 400 of the U.K. employees were covered by collective bargaining agreements. Additional workers may be employed during the peak season. Employee relations are generally considered to be good.

Properties

  United States. The Company currently operates ten wineries, two distilling plants, one of which includes bottling operations, three bottling plants and a brewery, most of which include warehousing and distribution facilities on the premises. All of these facilities are owned by the Company other than a winery in Batavia, New York and a bottling plant in Carson, California, each of which is leased. The Company considers its principal facilities to be the Mission Bell winery in Madera, California; the Canandaigua, New York winery; the Monterey Cellars winery in Gonzales, California; the distilling and bottling facility located in Bardstown, Kentucky; and the bottling facility located in Owensboro, Kentucky.

  In New York, the Company operates three wineries located in Canandaigua, Naples and Batavia. The Company currently operates seven winery facilities in California. The Mission Bell winery is a crushing, wine production, bottling and distribution facility and a grape juice concentrate production facility. The Monterey Cellars winery is a crushing, wine production and bottling facility. The other wineries operated in California are located in Escalon, Madera, Fresno and Ukiah. The Company currently owns or leases under various arrangements approximately 4,200 acres of vineyards, either fully bearing or under development, in California and New York.

  The Company operates five facilities that produce, bottle and store distilled spirits. It owns a distilling, bottling and storage facility in Bardstown, Kentucky, and a distilling and storage facility in Albany, Georgia, and operates bottling plants in Atlanta, Georgia; Owensboro, Kentucky; and Carson,

California. The Carson plant is operated through an arrangement involving an ongoing management contract and a recently expired sublease, which is in the process of being renewed. The Carson plant receives distilled spirits in bulk from Bardstown and outside vendors, which it bottles and distributes. The Company also performs contract bottling at the Carson plant. The Bardstown facility distills, bottles and warehouses distilled spirits products for the Company's account and on a contractual basis for other participants in the industry. The Owensboro facility bottles and warehouses distilled spirits products for the Company's account and performs contract bottling. The Company's Atlanta, Georgia facility bottles, for itself and on a contract basis, and its Albany, Georgia facility distills, for its own account, vodka, gin and blended whiskeys.

  The Company owns a brewery in Stevens Point, Wisconsin, where it produces and bottles Point beer and brews and packages on a contract basis for a variety of brewing and other food and beverage industry members.

  The Company maintains its corporate headquarters in offices leased in Fairport, New York, and maintains its wine division headquarters in offices owned in Canandaigua, New York, where it also leases additional office space. The Company also leases office space in Chicago, Illinois for its Barton headquarters.

  The Company believes that all of its facilities are in good condition and working order and have adequate capacity to meet its needs for the foreseeable future.

  United Kingdom. The Company currently operates four facilities that produce, bottle and package cider, wine and water. These principal facilities are located in Shepton Mallot, Taunton, Bristol and Strathmore and produced more than 32 million cases of product during fiscal year 1998. By the end of May 1999, the Company expects to complete the consolidation of Taunton into its Shepton Mallet facility. In February 1998, the Company began the first deliveries from its National Distribution Centre located in Avonmouth. To support its wholesaling business, the Company operates thirteen distribution centers located throughout the United Kingdom. Recent consolidations have resulted in a reduction from 26 locations.

  The Company believes that all of its facilities are in good condition and working order and have adequate capacity to meet its needs for the foreseeable future.

Legal Proceedings

  The Company and its subsidiaries are subject to litigation from time to time in the ordinary course of business. Although the amount of any liability with respect to such litigation cannot be determined, in the opinion of management such liability will not have a material adverse effect on the Company's financial condition or results of operations.

                                  MANAGEMENT

  The following table sets forth information with respect to the current executive officers and directors of the Company:

        Name             Age                            Office Held
        ----             ---                            -----------
Marvin Sands............  75 Chairman of the Board
Richard Sands...........  47 President, Chief Executive Officer and Director
Robert Sands............  40 Chief Executive Officer, International, Executive Vice President,
                             General Counsel and Director
Peter Aikens............  60 President and Chief Executive Officer of Matthew Clark
Daniel C. Barnett.......  49 President and Chief Executive Officer of Canandaigua Wine
                             Company, Inc.
Alexander L. Berk.......  48 President and Chief Executive Officer of Barton Incorporated
Thomas S. Summer........  44 Senior Vice President and Chief Financial Officer
George Bresler..........  74 Director
James A. Locke, III.....  57 Director
Thomas C. McDermott.....  62 Director
Bertram E. Silk.........  67 Director
Paul L. Smith...........  63 Director

  Marvin Sands is the founder of the Company, which is the successor to a business he started in 1945. He has been a director of the Company and its predecessor since 1946 and was Chief Executive Officer until October 1993. Marvin Sands is the father of Richard Sands and Robert Sands.

  Richard Sands, Ph.D., has been employed by the Company in various capacities since 1979. He was elected Executive Vice President and a director in 1982, became President and Chief Operating Officer in May 1986 and was elected Chief Executive Officer in October 1993. He is a son of Marvin Sands and the brother of Robert Sands.

  Robert Sands was appointed Chief Executive Officer, International in December 1998 and was appointed Executive Vice President and General Counsel in October 1993. He was elected a director of the Company in January 1990 and served as Vice President and General Counsel from June 1990 through October 1993. From June 1986 until his appointment as Vice President and General Counsel, Mr. Sands was employed by the Company as General Counsel. He is a son of Marvin Sands and the brother of Richard Sands.

  Peter Aikens serves as President and Chief Executive Officer of Matthew Clark. In this capacity, Mr. Aikens is in charge of the Company's Matthew Clark division and the Company's business in the United Kingdom, and has been since the consummation of the Acquisition in December 1998. He has been with Matthew Clark since May 1990 and has been in brewing and the drinks industry for most of his career.

  Daniel C. Barnett serves as President and Chief Executive Officer of Canandaigua Wine Company, Inc., a wholly-owned subsidiary of the Company. In this capacity, Mr. Barnett is in charge of the Company's wine division, and has been since he joined the Company in November 1995. From July 1994 to October 1995, Mr. Barnett served as President and Chief Executive Officer of Koala Springs International, a juice beverage company. Prior to that, from April 1991 to June 1994, Mr. Barnett was Vice President and General Manager of Nestle USA's beverage businesses. From October 1988 to April 1991, he was President of Weyerhauser's baby diaper division.

  Alexander L. Berk serves as President and Chief Executive Officer of Barton Incorporated, a wholly-owned subsidiary of the Company. In this capacity, Mr. Berk is in charge of the Company's beer and spirits divisions. Mr. Berk served as President and Chief Operating Officer of Barton from 1990 until 1998. From 1988 to 1990, Mr. Berk was the President and Chief Executive Officer of Schenley Industries and previously served in various other positions with Schenley since 1971. Mr. Berk served during an interim period of 1974 to 1978 as the Vice President and Director of Marketing for Schieffelin & Co., Inc., an importer of wine and spirits.

  Thomas S. Summer joined the Company during April l997 as Senior Vice President and Chief Financial Officer. From November 1991 to April 1997, Mr. Summer served as Vice President, Treasurer of Cardinal Health, Inc., a large national health care services company, where he was responsible for directing financing strategies and treasury matters. Prior to that, from November 1987 to November 1991, Mr. Summer held several positions in corporate finance and international treasury with PepsiCo, Inc.

  George Bresler has been engaged in the practice of law since 1957. From August 1987 through July 1992, Mr. Bresler was a member of the law firm of Bresler and Bab, New York, New York. Since 1992, Mr. Bresler has been a member of the law firm of Rosner Bresler Goodman & Unterman, LLP, and its predecessor firm, in New York, New York. Mr. Bresler provides legal services to the Company.

  James A. Locke, III has been a partner in the law firm of Nixon, Hargrave, Devans and Doyle LLP, Rochester, New York, the Company's principal outside counsel, since January 1, 1996. For twenty years prior to joining Nixon, Hargrave, Mr. Locke was a partner in the law firm of Harter, Secrest and Emery, Rochester, New York.

  Thomas C. McDermott has been a proprietor of Forbes Products, LLC, a custom vinyl business products company, since January 1998. From 1994 to 1997, Mr. McDermott was President and Chief Executive Officer of Goulds Pumps, Incorporated, a centrifugal pumps company for industrial, domestic and agricultural markets, where he also was Chairman from 1995 to 1997. From 1986 to 1993, he was President and Chief Operating Officer of Bausch & Lomb Incorporated, a contact lens, lens-care and eyewear products company. Mr. McDermott also serves on the Board of Directors of Thomas & Betts Corporation.

  Bertram E. Silk is currently a Senior Vice President of Canandaigua Wine Company, Inc., a wholly-owned subsidiary of the Company, and is responsible for industry relations with respect to labor unions in California, as well as for various trade association and international beverage alcohol industry matters. Mr. Silk has been employed by the Company since 1965 and has held various positions and responsibilities. Immediately prior to holding his current responsibilities, he was in charge of the Company's grape grower relations in California, and from 1989 to August 1994, Mr. Silk was in charge of the Company's California grape juice concentrate business.

  Paul L. Smith is currently retired from Eastman Kodak Company. For thirty-five years prior to his retirement in 1993, Mr. Smith was employed in various positions at Eastman Kodak Company, the last of which was from 1983 to 1993, when he served as Senior Vice President and Chief Financial Officer. Also, from 1983 to 1993, Mr. Smith served on the Board of Directors of Eastman Kodak Company. Mr. Smith also currently serves on the Board of Directors of Home Properties of New York, Inc. and Performance Technologies, Incorporated.

Beneficial Ownership of Management

  As of January 31, 1999, the directors and executive officers of the Company listed above as a group beneficially owned (including shares owned by family members as to which certain of these individuals disclaim beneficial ownership) approximately 13% of the outstanding shares of Class A Common Stock (exclusive of shares of Class A Common Stock issuable pursuant to the conversion feature of the Class B Common Stock beneficially owned by officers and directors) and approximately 88% of the outstanding shares of Class B Common Stock.

                  DESCRIPTION OF THE SENIOR CREDIT FACILITIES

  On December 14, 1998, the Company, its principal operating subsidiaries (other than Matthew Clark and its subsidiaries), and a syndicate of banks (the "Syndicate Banks"), for which The Chase Manhattan Bank ("Chase") acts as administrative agent, entered into a First Amended and Restated Credit Agreement (the "1998 Credit Agreement"), effective as of November 2, 1998, which amended and restated in its entirety the credit agreement entered into by the Company, such subsidiaries, and Chase on November 2, 1998. The Company is the borrower under the 1998 Credit Agreement and its principal operating subsidiaries (other than Matthew Clark and its subsidiaries) are joint and several guarantors of the Company's obligations thereunder. The 1998 Credit Agreement includes both U.S. Dollar and Pound Sterling commitments of the Syndicate Banks of up to, in the aggregate, the equivalent of $1.0 billion (subject to increase as therein provided to $1.2 billion) with the proceeds available for repayment of all outstanding principal and accrued interest on all loans under the Company's bank credit agreement dated as of December 19, 1997, payment of the purchase price for the Matthew Clark shares, repayment of Matthew Clark's credit facilities, funding of permitted acquisitions, payment of transaction expenses and ongoing working capital needs of the Company and its subsidiaries.

  The 1998 Credit Agreement is secured by (i) first priority pledges of 100% of the capital stock of Canandaigua Limited, Canandaigua B.V., and the Company's direct and indirect domestic subsidiaries, (ii) first priority pledges of 65% of the capital stock of B.B. Servicios, S.A. de C.V., Canandaigua World Sales Limited, and Matthew Clark, and (iii) first priority security interests in all accounts receivable, inventory, patents, trademarks, equipment and other personal and real property of the Company, Canandaigua Limited, Canandaigua B.V. and such domestic subsidiaries (subject to certain exceptions).

  The 1998 Credit Agreement provides for a $350.0 million Tranche I Term Loan facility due in December 2004, a $200.0 million Tranche II Term Loan facility due in June 2000, a $150.0 million Tranche III Term Loan facility due in December 2005, and a $300.0 million Revolving Credit facility (including letters of credit up to a maximum of approximately $20.0 million and swingline loans up to a maximum of $30.0 million) which expires in December 2004. Portions of the Tranche I Term Loan facility and the Revolving Credit facility are available for borrowing in Pounds Sterling.

  The obligations of the Syndicate Banks to make Revolving Credit loans to the Company (other than certain Revolving Credit loans made to finance the acquisition of Matthew Clark) or of Chase to issue letters of credit are subject to the satisfaction of certain customary conditions, including but not limited to (i) the absence of a default or event of default under the 1998 Credit Agreement and (ii) all representations and warranties being true and correct.

  The Tranche I Term Loan facility requires quarterly repayments, starting at approximately $6.265 million in December 1999, increasing annually thereafter and with a balloon payment at maturity of approximately $110.0 million. The Tranche II Term Loan facility requires no principal payments prior to stated maturity. The Tranche III Term Loan facility requires quarterly repayments, starting at $0.375 million in December 1999 and increasing to approximately $17.95 million in March 2004. The Company may optionally prepay the terms loans and revolving loans from time to time in whole or in part, without premium or penalty. In addition, there are certain mandatory term loan prepayments, including those based on excess cash flow, sale of assets, the occurrence of casualty events, issuance of debt (including the Notes) or equity, change of control requiring a redemption of subordinated debt, and fluctuations in the U.S. Dollar/Pound Sterling exchange rate, in each case subject to certain baskets, thresholds, and other exceptions.

  The rate of interest payable, at the Company's option, is a function of the London interbank offered rate ("LIBOR") plus a margin, the federal funds rate plus a margin, or the prime rate plus a margin;

the Company also has the option to request competitive bids on Revolving Credit borrowings. The margin is adjustable quarterly based upon the ratio of the Company's consolidated average debt to consolidated operating cash flow (such ratio is defined in the 1998 Credit Agreement as the "Debt Ratio"). The initial margin on LIBOR borrowings ranges between 1.75% and 2.50% and, after the later to occur of November 30, 1999 and the payment in full of the Tranche II Term Loan facility, may be reduced to between 1.125% and 1.50%, depending on the Company's Debt Ratio. Conversely, if the Debt Ratio of the Company should increase, the margin would be adjusted upwards to up to between 2.0% and 2.75% for LIBOR-based borrowings. In addition to interest, the Company pays a facility fee on the Revolving Credit commitments (whether used or unused) and a commitment fee on the unused Term Loan commitments, at either 0.50% per annum or 0.375% per annum, depending on the Company's Debt Ratio. The Company is also required to pay fees with respect to any letters of credit issued pursuant to the 1998 Credit Agreement; such letter of credit fees include (i) a participation fee payable to the Syndicate Banks on the average daily amount of outstanding letters of credit and unreimbursed letter of credit drawings, equal to the applicable margin for LIBOR-based borrowings, and (ii) a fronting fee payable to Chase of 0.125% per annum on the average daily amount of outstanding letters of credit issued by Chase. The Company is required to pay default interest on all amounts that are not paid when due at a rate equal to (A) in the case of any overdue principal of any loan, 2% above the interest rate otherwise applicable to such loan, and (B) in the case of any other amount, 2% above the rate applicable to prime rate-based loans.

  The Company and its subsidiaries are subject to customary secured lending covenants including, but not limited to, those restricting additional liens, the incurrence of additional indebtedness, the sale of assets, mergers and consolidations, the payment of dividends, transactions with affiliates, the purchase or redemption of subordinated debt (including the Notes), and the making of certain acquisitions and investments. The primary financial covenants require the maintenance of a debt coverage ratio, a senior debt coverage ratio, a fixed charges ratio and an interest coverage ratio. The fixed charges ratio is required to be at least 1.0 to 1 as at the last day of each fiscal quarter for the most recent four quarters.

  The 1998 Credit Agreement contains customary events of default, including, but not limited to, (a) the non-payment of principal when due, (b) the non-payment of interest, fees, or other amounts within five business days after the same is due and payable, (c) default by the Company or any subsidiary in the observance or performance of certain agreements and covenants contained in the 1998 Credit Agreement or other documents related thereto; (d) material inaccuracy of any representation or warranty made by the Company or any subsidiary in connection with the 1998 Credit Agreement or other documents related thereto; (e) cross-default to material indebtedness of the Company or any of its subsidiaries; (f) one or more judgments against the Company or any subsidiary in excess of $15.0 million (regardless of insurance coverage) that remains undischarged (unless a stay of execution has been procured) for 45 days; (g) the occurrence of certain events respecting pension plans; (h) a reasonable basis shall exist for the assertion against the Company or any subsidiary of material claims or liabilities respecting hazardous materials;
(i) Marvin Sands or members of his immediate family shall cease to own or otherwise control common stock of the Company which in the aggregate represents voting power to elect at least 50% (in number of votes) of the board of directors of the Company; and (j) certain bankruptcy-related events.

                           DESCRIPTION OF THE NOTES

  The Notes constitute a series of debt securities (which are more fully described in the accompanying Prospectus) to be issued under an Indenture (the "Indenture") to be dated as of February , 1999, between the Company, the Guarantors and Harris Trust and Savings Bank, as trustee (the "Trustee"), copies of which are available to prospective purchasers of the Notes upon request. The Indenture is more fully described in the accompanying Prospectus. The following summary of the material provisions of the Indenture does not purport to be complete, and where reference is made to particular provisions of the Indenture, such provisions, including the definitions of certain terms, are qualified in their entirety by reference to all of the provisions of the Indenture and those terms made a part of the Indenture by the Trust Indenture Act of 1939, as amended. The following description of the terms of the Notes supplements the description of the general terms and provisions of the Debt Securities set forth in the accompanying Prospectus. If these descriptions are inconsistent, then the description in this Prospectus Supplement shall govern. For definitions of certain capitalized terms used in the following summary, see "Certain Definitions."

General

  The Notes will mature on      , 2009 and will be unsecured senior
subordinated obligations of the Company. Each Note will bear interest at the
rate set forth on the cover page hereof from      , 1999 or from the most
recent interest payment date to which interest has been paid, payable semi-
annually on       and       in each year (each, an "Interest Payment Date") ,
commencing      , 1999, to the Person in whose name the Note (or any
predecessor Note) is registered at the close of business on the       or
next preceding such interest payment date.

  Payment of the Notes is guaranteed by the Guarantors on a senior subordinated basis. The Guarantors are comprised of all of the direct and indirect Domestic Restricted Subsidiaries of the Company and direct and indirect Foreign Restricted Subsidiaries that guarantee Other Indebtedness. The Guarantors have also guaranteed all obligations of the Company under the Credit Agreement. No holder of any other Indebtedness of the Company will have the benefit of any guarantees which the holders of the Notes do not have.

  Principal of, premium, if any, and interest on the Notes will be payable, and the Notes will be exchangeable and transferable, at the office or agency of the Company in the City of New York maintained for such purposes (which initially will be the Trustee); provided, however, that payment of interest may be made at the option of the Company by check mailed to the Person entitled thereto as shown on the security register. The Notes will be issued only in fully registered form without coupons, in denominations of $1,000 and any integral multiple thereof. No service charge will be made for any registration of transfer, exchange or redemption of Notes, except in certain circumstances for any tax or other governmental charge that may be imposed in connection therewith.

Optional Redemption

  The Notes will be redeemable at the option of the Company, in whole or in
part, at any time on or after      , 2004, at the redemption prices (expressed
as percentages of the principal amount) set forth below plus accrued and unpaid interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record dates to receive interest due on the relevant Interest Payment Date), if redeemed during the 12-month period
beginning       of the years indicated below:

                                                                      Redemption
      Year                                                              Price
      ----                                                            ----------
      2004...........................................................         %
      2005...........................................................         %
      2006...........................................................         %
      2007 and thereafter............................................  100.000%

  In addition, at any time and from time to time on or prior to      , 2002,
the Company may redeem in the aggregate up to 35% of the originally issued aggregate principal amount of the Notes with the net cash proceeds of one or more Public Equity Offerings by the Company at a redemption price in cash equal to % of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the date of redemption (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date); provided, however, that at least 65% of the originally issued aggregate principal amount of the Notes must remain outstanding immediately after giving effect to each such redemption (excluding any Notes held by the Company or any of its Affiliates). Notice of any such redemption must be given within 60 days after the date of the closing of the relevant Public Equity Offering of the Company.

  In the event that less than all of the Notes are to be redeemed at any time pursuant to an optional redemption, selection of such Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not then listed on a national securities exchange, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided, however, that no Notes of a principal amount of $1,000 or less shall be redeemed in part; provided, further, however, that if a partial redemption is made with the net cash proceeds of a Public Equity Offering by the Company, selection of the Notes or portions thereof for redemption shall be made by the Trustee only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to the procedures of The Depository Trust Company), unless such method is otherwise prohibited. Notice of redemption shall be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption as long as the Company has deposited with the paying agent for the Notes funds in satisfaction of the applicable redemption price pursuant to the Indenture.

Sinking Fund

  The Notes will not be entitled to the benefit of any sinking fund.

Subordination of the Notes

  The payment of the principal of, premium, if any, and interest on the Notes is subordinated in right of payment, to the extent and in the manner provided in the Indenture, to the prior payment in full in cash of all Senior Indebtedness.

  Upon any payment or distribution of assets or securities of the Company of any kind or character, whether in cash, property or securities (excluding any payment or distribution of Permitted Junior Securities and excluding any payment from the trust described under "Legal Defeasance and Covenant Defeasance" and "Satisfaction and Discharge" (a "Defeasance Trust Payment")), upon any dissolution or winding-up or total liquidation or reorganization of the Company, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, all Senior Indebtedness shall first be paid in full in cash before the Holders of the Notes or the Trustee on behalf of such Holders shall be entitled to receive any payment by the Company of the principal of, premium, if any, or interest on the Notes, or any payment by the Company to acquire any of the Notes for cash, property or securities, or any distribution by the Company with respect to the Notes of any cash, property or securities (excluding any payment or distribution of Permitted Junior Securities and excluding any Defeasance Trust Payment). Before any payment may be made by, or on behalf of, the

Company of the principal of, premium, if any, or interest on the Notes upon any such dissolution or winding-up or total liquidation or reorganization, any payment or distribution of assets or securities of the Company of any kind or character, whether in cash, property or securities (excluding any payment or distribution of Permitted Junior Securities and excluding any Defeasance Trust Payment), to which the Holders of the Notes or the Trustee on their behalf would be entitled, but for the subordination provisions of the Indenture, shall be made by the Company or by any receiver, trustee in bankruptcy, liquidation trustee, agent or other Person making such payment or distribution, directly to the holders of the Senior Indebtedness (pro rata to such holders on the basis of the respective amounts of Senior Indebtedness held by such holders) or their representatives or to the trustee or trustees or agent or agents under any agreement or indenture pursuant to which any of such Senior Indebtedness may have been issued, as their respective interests may appear, to the extent necessary to pay all such Senior Indebtedness in full in cash after giving effect to any prior or concurrent payment, distribution or provision therefor to or for the holders of such Senior Indebtedness.

  No direct or indirect payment (excluding any payment or distribution of Permitted Junior Securities and excluding any Defeasance Trust Payment) by or on behalf of the Company of principal of, premium, if any, or interest on the Notes, whether pursuant to the terms of the Notes, upon acceleration, pursuant to an offer to purchase or otherwise, will be made if, at the time of such payment, there exists a default in the payment of all or any portion of the obligations on any Designated Senior Indebtedness, whether at maturity, on account of mandatory redemption or prepayment, acceleration or otherwise, and such default shall not have been cured or waived or the benefits of this sentence waived by or on behalf of the holders of such Designated Senior Indebtedness. In addition, during the continuance of any non-payment event of default with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may be immediately accelerated, and upon receipt by the Trustee of written notice (a "Payment Blockage Notice") from the holder or holders of such Designated Senior Indebtedness or the trustee or agent acting on behalf of the holders of such Designated Senior Indebtedness, then, unless and until such event of default has been cured or waived or has ceased to exist or such Designated Senior Indebtedness has been discharged or repaid in full in cash or the benefits of these provisions have been waived by the holders of such Designated Senior Indebtedness, no direct or indirect payment (excluding any payment or distribution of Permitted Junior Securities and excluding any Defeasance Trust Payment) will be made by or on behalf of the Company of principal of, premium, if any, or interest on the Notes, to such Holders, during a period (a "Payment Blockage Period") commencing on the date of receipt of such notice by the Trustee and ending 179 days thereafter. Notwithstanding anything in the subordination provisions of the Indenture or the Notes to the contrary, (x) in no event will a Payment Blockage Period extend beyond 179 days from the date the Payment Blockage Notice in respect thereof was given, (y) there shall be a period of at least 181 consecutive days in each 360-day period when no Payment Blockage Period is in effect and
(z) not more than one Payment Blockage Period may be commenced with respect to the Notes during any period of 360 consecutive days. No event of default that existed or was continuing on the date of commencement of any Payment Blockage Period with respect to the Designated Senior Indebtedness initiating such Payment Blockage Period (to the extent the holder of Designated Senior Indebtedness, or trustee or agent, giving notice commencing such Payment Blockage Period had knowledge of such existing or continuing event of default) may be, or be made, the basis for the commencement of any other Payment Blockage Period by the holder or holders of such Designated Senior Indebtedness or the trustee or agent acting on behalf of such Designated Senior Indebtedness, whether or not within a period of 360 consecutive days, unless such event of default has been cured or waived for a period of not less than 90 consecutive days.

  The failure to make any payment or distribution for or on account of the Notes by reason of the provisions of the Indenture described under this "Subordination of the Notes" heading will not be construed as preventing the occurrence of any Event of Default in respect of the Notes. See "Events of Default" below.

  By reason of the subordination provisions described above, in the event of insolvency of the Company, funds which would otherwise be payable to Holders of the Notes will be paid to the holders of Senior Indebtedness to the extent necessary to pay the Senior Indebtedness in full in cash, and the Company may be unable to meet fully its obligations with respect to the Notes.

  At the time of the issuance of the Notes, the Credit Agreement is expected to be the only material outstanding Senior Indebtedness. Subject to the restrictions set forth in the Indenture, in the future the Company may issue additional Senior Indebtedness.

Guarantees of the Notes

  The Indenture will provide that each of the Guarantors will unconditionally guarantee on a joint and several basis (the "Guarantees") all of the Company's obligations under the Notes, including its obligations to pay principal, premium, if any, and interest with respect to the Notes. The Guarantees will be general unsecured obligations of the Guarantors. The obligations of each Guarantor under its Guarantee will be subordinated and junior in right of payment to the prior payment in full of all existing and future Senior Guarantor Indebtedness of such Guarantor to substantially the same extent as the Notes are subordinated to all existing and future Senior Indebtedness of the Company. The Guarantors have also guaranteed all obligations of the Company under the Credit Agreement, and each Guarantor has granted a security interest in all or substantially all of its assets to secure the obligations under the Credit Agreement. The obligations of each Guarantor are limited to the maximum amount which, after giving effect to all other contingent and fixed liabilities of such Guarantor (including any Senior Indebtedness Incurred after the Issue Date) and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to its contribution obligations under the Indenture, will result in the obligations of such Guarantor under its Guarantee not constituting a fraudulent conveyance or fraudulent transfer under Federal or state law. Each Guarantor that makes a payment or distribution under a Guarantee shall be entitled to a contribution from each other Guarantor in a pro rata amount, based on the net assets of each Guarantor determined in accordance with GAAP.

  The Company shall cause each Restricted Subsidiary issuing a Guarantee after the Issue Date to execute and deliver to the Trustee a supplemental indenture in form reasonably satisfactory to the Trustee pursuant to which such Restricted Subsidiary shall become a party to the Indenture and thereby unconditionally guarantee all of the Company's Obligations under the Notes and the Indenture on the terms set forth therein. Thereafter, such Restricted Subsidiary shall (unless released in accordance with the terms of the Indenture) be a Guarantor for all purposes of the Indenture.

  The Indenture will provide that if the Notes are defeased in accordance with the terms of the Indenture, or if, subject to the requirements of the first paragraph under "Consolidation, Merger, Sale of Assets" all or substantially all of the assets of any Guarantor or all of the Capital Stock of any Guarantor are sold (including by issuance or otherwise) by the Company in a transaction constituting an Asset Sale, and if (x) the Net Cash Proceeds from such Asset Sale are used in accordance with the covenant described under "Certain Covenants--Limitation on Sale of Assets" or (y) the Company delivers to the Trustee an Officers' Certificate to the effect that the Net Cash Proceeds from such Asset Sale shall be used in accordance with the covenant described under "Certain Covenants-Limitation on Asset Sales" and within the time limits specified by such covenant, then such Guarantor or the Guarantors, as the case may be (in the event of a defeasance of the Notes or a sale or other disposition of all of the Capital Stock of such Guarantor) or the corporation acquiring such assets (in the event of a sale or other disposition of all or substantially all of the assets of such Guarantor) shall be released and discharged of its Guarantee obligations in respect of the Indenture and the Notes.

  Any Guarantor that is designated an Unrestricted Subsidiary pursuant to and in accordance with "Certain Covenants--Designation of Unrestricted Subsidiaries" below shall upon such Designation be released and discharged of its Guarantee obligations in respect of the Indenture and the Notes and any Unrestricted Subsidiary whose Designation is revoked pursuant to "Certain Covenants--Designation of Unrestricted Subsidiaries" below will be required to become a Guarantor in accordance with the procedure described in the third preceding paragraph.

  As of November 30, 1998, on a pro forma basis after giving effect to this offering and the Acquisition the aggregate amount of outstanding Senior Indebtedness would have been approximately $525 million, the aggregate amount of outstanding Pari Passu Indebtedness would have been approximately $195 million and the aggregate amount of outstanding Senior Guarantor Indebtedness would have been approximately $524 million (including $522 million of outstanding indebtedness representing guarantees of Senior Indebtedness). See "Risk Factors--Your Right to Receive Payments on the Notes is Junior to our Bank and other Unsubordinated Indebtedness; The Guarantees of our Guarantors are Junior to all of their Unsubordinated Indebtedness; The Notes are Unsecured. All of our Assets are Pledged to Secure our Bank Credit Facility" and "Capitalization."

Certain Covenants

  The Indenture contains, among others, the following covenants:

 Limitation on Indebtedness.

  (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness (including any Acquired Indebtedness), except that the Company and any Guarantor may Incur Indebtedness (including any Acquired Indebtedness) and any Restricted Subsidiary that is not a Guarantor may Incur Acquired Indebtedness if, in each case, the Consolidated Fixed Charge Coverage Ratio for the Company for the four full fiscal quarters immediately preceding the Incurrence of such Indebtedness taken as one period (and after giving pro forma effect to (i) the Incurrence of such Indebtedness and (if applicable) the application of the net proceeds therefrom, including to refinance other Indebtedness, as if such Indebtedness was Incurred, and the application of such proceeds occurred, at the beginning of such four-quarter period; (ii) the Incurrence, repayment or retirement of any other Indebtedness by the Company and its Restricted Subsidiaries since the first day of such four-quarter period as if such Indebtedness was Incurred, repaid or retired at the beginning of such four-quarter period (except that, in making such computation, the amount of Indebtedness under any revolving credit facility shall be computed based upon the average daily balance of such Indebtedness during such four-quarter period); (iii) in the case of Acquired Indebtedness, the related acquisition as if such acquisition occurred at the beginning of such four quarter period; and (iv) any acquisition or disposition by the Company and its Restricted Subsidiaries of any company or any business or any assets out of the ordinary course of business, whether by merger, stock purchase or sale or asset purchase or sale, or any related repayment of Indebtedness, in each case since the first day of such four-quarter period, assuming such acquisition or disposition had been consummated on the first day of such four-quarter period) is equal to at least 2.00:1.00.

  (b) The foregoing limitation will not apply to the incurrence of any of the following (collectively "Permitted Indebtedness"):

    (i) Indebtedness of the Company and any Restricted Subsidiary under the Credit Agreement in an aggregate principal amount at any one time outstanding not to exceed an amount equal to the greater of (x) $1.0 billion, minus the amount of any repayment of such Indebtedness under the Credit Agreement pursuant to "Limitation on Sale of Assets" below and (y) the Borrowing Base;

    (ii) Indebtedness of the Company pursuant to the Notes and other Indebtedness outstanding on the Issue Date (other than Indebtedness under the Credit Agreement);

    (iii) Indebtedness of any Guarantor pursuant to a Guarantee;

    (iv) Indebtedness of the Company owing to a Restricted Subsidiary; provided that any Indebtedness of the Company owing to a Restricted Subsidiary that is not a Guarantor is made pursuant to an intercompany note in the form attached to the Indenture and is subordinated in right of payment from and after such time as the Notes shall become due and payable (whether at Stated Maturity, acceleration or otherwise) to the payment and performance of the Company's obligations under the Notes; provided, further that any disposition, pledge or transfer of any such Indebtedness to a Person (other than a disposition, pledge or transfer to a Restricted Subsidiary or a pledge to or for the benefit of the lenders under the Credit Agreement) shall be deemed to be an incurrence of such Indebtedness by the obligor not permitted by this clause (iv);

    (v) Indebtedness of a Restricted Subsidiary owing to the Company or a Wholly Owned Restricted Subsidiary; provided that, with respect to Indebtedness owing to a Wholly Owned Restricted Subsidiary that is not a Guarantor, (x) any such Indebtedness is made pursuant to an intercompany note in the form attached to the Indenture and (y) any such Indebtedness shall be subordinated in right of payment from and after such time as the obligations under the Guarantee by such Wholly Owned Restricted Subsidiary shall become due and payable to the payment and performance of such Wholly Owned Restricted Subsidiary's obligations under its Guarantee; provided, further that (a) any disposition, pledge or transfer of any such Indebtedness to a Person (other than a disposition, pledge or transfer to the Company or a Restricted Subsidiary or a pledge to or for the benefit of the lenders under the Credit Agreement) shall be deemed to be an incurrence of such Indebtedness by the obligor not permitted by this clause (v), and
  (b) any transaction pursuant to which any Restricted Subsidiary, which has Indebtedness owing to the Company or any other Restricted Subsidiary, ceases to be a Restricted Subsidiary shall be deemed to be the incurrence of Indebtedness by such Restricted Subsidiary that is not permitted by this clause (v);

    (vi) guarantees of any Restricted Subsidiary made in accordance with the provisions of "Certain Covenants--Limitation on Guarantees by Restricted Subsidiaries";

    (vii) Hedging Obligations of the Company or any Guarantor entered into in the ordinary course of business (and not for speculative purposes) designed to protect against fluctuations in: (x) interest rates in respect of Indebtedness of the Company or any of its Restricted Subsidiaries, as long as such obligations at the time incurred do not exceed the aggregate principal amount of such Indebtedness then outstanding or in good faith anticipated to be outstanding within 90 days of such Incurrence, (y) currencies or (z) commodities;

    (viii) any renewals, extensions, substitutions, refundings, refinancings or replacements (collectively, a "refinancing") of any Indebtedness described in clauses (ii) and (iii) of this definition of "Permitted Indebtedness," including any successive refinancings so long as the aggregate principal amount of Indebtedness represented thereby is not increased by such refinancing plus the lesser of (1) the stated amount of any premium, interest or other payment required to be paid in connection with such a refinancing pursuant to the terms of the Indebtedness being refinanced or (2) the amount of premium, interest or other payment actually paid at such time to refinance the Indebtedness, plus, in either case, the amount of expenses of the Company incurred in connection with such refinancing and, in the case of Pari Passu Indebtedness or Subordinated Indebtedness, such refinancing does not reduce the Average Life to Stated Maturity or the Stated Maturity of such Indebtedness; and

    (ix) Indebtedness, in addition to that described in clauses (i) through
  (viii) of this definition of "Permitted Indebtedness," and any renewals, extensions, substitutions, refinancings or replacements of such Indebtedness, not to exceed $75.0 million outstanding at any one time in the aggregate.

  Limitation on Restricted Payments. (a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly:

    (i) declare or pay any dividend on, or make any distribution to holders of, any shares of the Company's Capital Stock (other than dividends or distributions payable solely in shares of its Qualified Capital Stock or in options, warrants or other rights to acquire such Qualified Capital Stock);

    (ii) purchase, redeem or otherwise acquire or retire for value, directly or indirectly, any shares of the Capital Stock of the Company or any Affiliate thereof (other than any Wholly Owned Restricted Subsidiary of the Company) or options, warrants or other rights to acquire such Capital Stock;

    (iii) make any principal payment on, or repurchase, redeem, defease, retire or otherwise acquire for value, prior to any scheduled principal payment, sinking fund or maturity, any Subordinated Indebtedness;

    (iv) declare or pay any dividend or distribution on any Capital Stock of any Restricted Subsidiary to any Person (other than the Company or any of its Restricted Subsidiaries) or purchase, redeem or otherwise acquire or retire for value any Capital Stock of any Restricted Subsidiary held by any Person (other than the Company or any of its Wholly Owned Restricted Subsidiaries);

    (v) Incur, create or assume any guarantee of Indebtedness of any Affiliate (other than a Wholly Owned Restricted Subsidiary of the Company); or

    (vi) make any Investment in any Person (other than any Permitted
  Investments)

(any of the foregoing payments described in clauses (i) through (vi), other than any such action that is a Permitted Payment, collectively, "Restricted Payments") unless after giving effect to the proposed Restricted Payment (the amount of any such Restricted Payment, if other than cash, as determined by the Board of Directors of the Company, whose determination shall be conclusive and evidenced by a board resolution), (1) no Default or Event of Default shall have occurred and be continuing and such Restricted Payment shall not be an event which is, or after notice or lapse of time or both, would be, an "event of default" under the terms of any Indebtedness of the Company or its Subsidiaries; (2) immediately before and immediately after giving effect to such transaction on a pro forma basis, the Company could Incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the provisions described under "Limitation on Indebtedness"; and (3) the aggregate amount of all such Restricted Payments declared or made after the date of the Indenture does not exceed the sum of:

    (A) 50% of the aggregate cumulative Consolidated Net Income of the Company accrued on a cumulative basis during the period beginning on the first day of the Company's fiscal quarter commencing prior to the date of the Indenture and ending on the last day of the Company's last fiscal quarter ending prior to the date of the Restricted Payment (or, if such aggregate cumulative Consolidated Net Income shall be a loss, minus 100% of such loss); plus

    (B) the aggregate Net Cash Proceeds received after the date of the Indenture by the Company from the issuance or sale (other than to any of its Subsidiaries) of its shares of Qualified Capital Stock or any options, warrants or rights to purchase such shares of Qualified Capital Stock of the Company (except, in each case, to the extent such proceeds are used to purchase, redeem or otherwise retire Capital Stock or Subordinated Indebtedness as set forth below); plus

    (C) the aggregate Net Cash Proceeds received after the date of the Indenture by the Company (other than from any of its Subsidiaries) upon the exercise of any options or warrants to purchase shares of Qualified Capital Stock of the Company; plus

    (D) the aggregate Net Cash Proceeds received after the date of the Indenture by the Company from debt securities or Redeemable Capital Stock that have been converted into or exchanged for Qualified Capital Stock of the Company to the extent such debt securities or

  Redeemable Capital Stock are originally sold for cash plus the aggregate Net Cash Proceeds received by the Company at the time of such conversion or exchange; plus

    (E) in the event the Company or any Restricted Subsidiary makes an Investment in a Person that, as a result of or in connection with such Investment becomes a Restricted Subsidiary, an amount equal to the Company's or any Restricted Subsidiary's existing Investment in such Person that was previously treated as a Restricted Payment; plus

    (F) so long as the Designation thereof was treated as a Restricted Payment made after the Issue Date, with respect to any Unrestricted Subsidiary that has been redesignated as a Restricted Subsidiary after the Issue Date in accordance with "Designation of Unrestricted Subsidiaries", an amount equal to the Company's Investment in such Unrestricted Subsidiary (provided that such amount shall not in any case exceed the Designation Amount with respect to such Restricted Subsidiary upon its Designation); plus

    (G) $50.0 million; minus

    (H) the Designation Amount (measured as of the date of Designation) with respect to any Subsidiary of the Company which has been designated as an Unrestricted Subsidiary after the Issue Date in accordance with the covenant "Designation of Unrestricted Subsidiaries."

  (b) Notwithstanding the foregoing, and in the case of clauses (ii), (iii) and (iv) below, so long as there is no Default or Event of Default continuing, the foregoing provisions shall not prohibit the following actions (clauses (i) through (iv) being referred to as a "Permitted Payment"):

    (i) the payment of any dividend within 60 days after the date of declaration thereof, if at such date of declaration such payment would be permitted by the provisions of paragraph (a) of this Section and such payment shall be deemed to have been paid on such date of declaration for purposes of the calculation required by paragraph (a) of this Section;

    (ii) the repurchase, redemption, or other acquisition or retirement of any shares of any class of Capital Stock of the Company in exchange for (including any such exchange pursuant to the exercise of a conversion right or privilege or in which cash is paid in lieu of the issuance of fractional shares or scrip), or out of the Net Cash Proceeds of, a substantially concurrent issue and sale for cash (other than to a Subsidiary) of other shares of Qualified Capital Stock of the Company; provided that the Net Cash Proceeds from the issuance of such shares of Qualified Capital Stock are excluded from clause (3)(B) of paragraph (a) of this Section;

    (iii) any repurchase, redemption, defeasance, retirement, refinancing or acquisition for value or payment of principal of any Subordinated Indebtedness in exchange for, or out of the Net Cash Proceeds of, a substantially concurrent issuance and sale for cash (other than to any Subsidiary of the Company) of any Qualified Capital Stock of the Company, provided that the Net Cash Proceeds from the issuance of such shares of Qualified Capital Stock are excluded from clause (3)(B) of paragraph (a) of this Section;

    (iv) the repurchase, redemption, defeasance, retirement, refinancing or acquisition for value or payment of principal of any Subordinated Indebtedness (other than Redeemable Capital Stock) (a "refinancing") through the issuance of new Subordinated Indebtedness of the Company, provided that any such new Subordinated Indebtedness (1) shall be in a principal amount that does not exceed the principal amount so refinanced (or, if such Subordinated Indebtedness provides for an amount less than the principal amount thereof to be due and payable upon a declaration or acceleration thereof, then such lesser amount as of the date of determination), plus the lesser of (x) the stated amount of any premium, interest or other payment required to be paid in connection with such a refinancing pursuant to the terms of the Indebtedness being refinanced or
  (y) the amount of premium, interest or other payment actually paid at such time to refinance the Indebtedness, plus, in either case, the amount of expenses of the Company Incurred in connection with such refinancing; (2) has an Average Life to Stated Maturity greater than the remaining Average Life to Stated Maturity of the Notes; (3) has a Stated Maturity for its final scheduled principal payment later than the Stated Maturity for the final scheduled principal payment of the Notes; and (4) is expressly subordinated in right of payment to the Notes at least to the same extent as the Indebtedness to be refinanced.

  Limitation on Transactions with Affiliates. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or suffer to exist any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets, property or services) with any Affiliate of the Company (other than the Company or a Wholly Owned Restricted Subsidiary) unless (i) such transaction or series of transactions is in writing on terms that are no less favorable to the Company or such Restricted Subsidiary, as the case may be, than would be available in a comparable transaction in arm's-length dealings with an unrelated third party, (ii) with respect to any transaction or series of transactions involving aggregate payments in excess of $10.0 million, the Company delivers an officers' certificate to the Trustee certifying that such transaction or series of related transactions complies with clause (i) above and such transaction or series of related transactions has been approved by the Board of Directors of the Company, and (iii) with respect to a transaction or series of related transactions involving aggregate value in excess of $25.0 million, the Company delivers to the Trustee an opinion of an independent investment banking firm of national standing stating that the transaction or series of transactions is fair to the Company or such Restricted Subsidiary; provided, however, that this provision shall not apply to any transaction with an officer or director of the Company entered into in the ordinary course of business (including compensation or employee benefit arrangements with any officer or director of the Company).

  Limitation on Senior Subordinated Indebtedness. The Company will not, and will not permit any Guarantor to, directly or indirectly, create, Incur, issue, assume, guarantee or otherwise in any manner become directly or indirectly liable for or with respect to or otherwise permit to exist any Indebtedness that is subordinate in right of payment to any Indebtedness of the Company or such Guarantor, as the case may be, unless such Indebtedness is also pari passu with the Notes or the Guarantee of such Guarantor or subordinate in right of payment to the Notes or such Guarantee to at least the same extent as the Notes or such Guarantee are subordinate in right of payment to Senior Indebtedness or Senior Guarantor Indebtedness, as the case may be, as set forth in the Indenture.

  Limitation on Liens. The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, Incur, affirm or suffer to exist any Lien of any kind upon any of its property or assets (including any intercompany notes), owned at the date of the Indenture or acquired after the date of the Indenture, or any income or profits therefrom, except if the Notes (or a Guarantee, in the case of Liens of a Guarantor) are directly secured equally and ratably with (or prior to in the case of Liens with respect to Subordinated Indebtedness or Indebtedness of a Guarantor subordinated in right of payment to any Guarantee) the obligation or liability secured by such Lien, excluding, however, from the operation of the foregoing any of the following:

    (a) any Lien existing as of the date of the Indenture;

    (b) any Lien arising by reason of (1) any judgment, decree or order of any court, so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment, decree or order shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired; (2) taxes not yet delinquent or which are being contested in good faith; (3) security for payment of workers' compensation or other insurance; (4) good faith deposits in connection with tenders, leases, or contracts (other than contracts for the payment of money); (5) zoning restrictions, easements, licenses, reservations, provisions, covenants, conditions, waivers, restrictions on the use of property or minor irregularities of title (and with respect to leasehold interests, mortgages, obligations, liens and other encumbrances incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of the leased property, with or without consent of the lessee), none of which materially impairs the use of any parcel of property material to the operation of the business of the Company or any Restricted Subsidiary or the value of such property for the purpose of such business; (6) deposits to secure public or statutory obligations, or in lieu of surety or appeal bonds; (7) certain surveys, exceptions, title defects, encumbrances, easements, reservations of, or rights of others for, rights of way, sewers, electric lines, telegraph or telephone lines and other similar purposes or zoning or other restrictions as to the use of real property not interfering with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries; (8) operation of law in favor of mechanics, materialmen, laborers, employees or suppliers, incurred in the ordinary course of business for sums which are not yet delinquent or are being contested in good faith by negotiations or by appropriate proceedings which suspend the collection thereof; or (9) standard custodial, bailee or depository arrangements (including (x) in respect of deposit accounts with banks and other financial institutions and (y) standard customer agreements in respect of accounts for the purchase and sale of securities and other property with brokerage firms or other types of financial institutions;

    (c) any Lien now or hereafter existing on property of the Company or any Guarantor securing Senior Indebtedness or Senior Guarantor Indebtedness, in each case which Indebtedness is permitted under the provisions of "Certain Covenants--Limitation on Indebtedness" and provided that the provisions described under "Certain Covenants--Limitation on Guarantees of Restricted Subsidiaries" are complied with;

    (d) any Lien securing Acquired Indebtedness created prior to (and not created in connection with, or in contemplation of) the incurrence of such Indebtedness by the Company or any Restricted Subsidiary, in each case which Indebtedness is permitted under the provisions of "Certain Covenants--Limitation on Indebtedness"; provided that any such Lien only extends to the assets that were subject to such lien securing such Acquired Indebtedness prior to the related transaction by the Company or its Restricted Subsidiaries; and

    (e) any extension, renewal, refinancing or replacement, in whole or in part, of any Lien described in the foregoing clauses (a) through (d) so long as the amount of security is not increased thereby.

  Limitation on Sale of Assets. (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, consummate an Asset Sale (other than an Asset Swap permitted by clause (g) below) unless (i) at least 75% of the proceeds from such Asset Sale are received in cash; provided, however that the amount of (A) any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet or the notes thereto) of the Company or any Restricted Subsidiary that are assumed by the transferee in such Asset Sale and from which the Company or such Restricted Subsidiary is released and (B) any notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are immediately converted by the Company or such Restricted Subsidiary into cash, shall be deemed cash for purposes of this covenant, and (ii) the Company or such Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the shares or assets sold (other than in the case of an involuntary Asset Sale, as determined by the Board of Directors of the Company and evidenced in a board resolution).

  (b) If all or a portion of the Net Cash Proceeds of any Asset Sale are not required to be applied to repay permanently any Senior Indebtedness or Senior Guarantor Indebtedness then outstanding as required by the terms thereof, or the Company determines not to apply such Net Cash Proceeds to the permanent prepayment of such Senior Indebtedness or Senior Guarantor Indebtedness or if no such Senior Indebtedness or Senior Guarantor Indebtedness is then outstanding, then the Company may within 12 months of the Asset Sale, invest the Net Cash Proceeds in other properties and assets that (as determined by the Board of Directors of the Company) replace the properties and assets that were the subject of the Asset Sale or in properties and assets that will be used in the businesses of the Company or its Restricted Subsidiaries as existing at such time or reasonably related thereto. The amount of such Net Cash Proceeds neither used to permanently repay or prepay Senior Indebtedness or Senior Guarantor Indebtedness nor used or invested as set forth in this paragraph constitutes "Excess Proceeds."

  (c) When the aggregate amount of Excess Proceeds equals $10,000,000 or more, the Company shall apply the Excess Proceeds to the repayment of the Notes and any Pari Passu Indebtedness required to be repurchased under the instrument governing such Pari Passu Indebtedness as follows: (a) the Company shall make an offer to purchase (an "Offer") from all holders of the Notes in accordance with the procedures set forth in the Indenture in the maximum principal amount (expressed as a multiple of $1,000) of Notes that may be purchased out of an amount (the "Note Amount") equal to the product of such Excess Proceeds multiplied by a fraction, the numerator of which is the outstanding principal amount of the Notes, and the denominator of which is the sum of the outstanding principal amount of the Notes and such Pari Passu Indebtedness (subject to proration in the event such amount is less than the aggregate Offered Price (as defined) of all Notes tendered) and (b) to the extent required by such Pari Passu Indebtedness to permanently reduce the principal amount of such Pari Passu Indebtedness, the Company shall make an offer to purchase or otherwise repurchase or redeem Pari Passu Indebtedness (a "Pari Passu Offer") in an amount (the "Pari Passu Debt Amount") equal to the excess of the Excess Proceeds over the Note Amount; provided that in no event shall the Pari Passu Debt Amount exceed the principal amount of such Pari Passu Indebtedness plus the amount of any premium required to be paid to repurchase such Pari Passu Indebtedness. The offer price shall be payable in cash in an amount equal to 100% of the principal amount of the Notes plus accrued and unpaid interest, if any, to the date (the "Offer Date") such Offer is consummated (the "Offered Price"), in accordance with the procedures set forth in the Indenture. To the extent that the aggregate Offered Price of the Notes tendered pursuant to the Offer is less than the Note Amount relating thereto or the aggregate amount of Pari Passu Indebtedness that is purchased is less than the Pari Passu Debt Amount (the amount of such shortfall, if any, constituting a "Deficiency"), the Company shall use such Deficiency in the business of the Company and its Restricted Subsidiaries. Upon completion of the purchase of all the Notes tendered pursuant to an Offer and the purchase of the Pari Passu Indebtedness pursuant to a Pari Passu Offer, the amount of Excess Proceeds, if any, shall be reset at zero.

  (d) If the Company becomes obligated to make an Offer pursuant to clause (c) above, the Notes shall be purchased by the Company, at the option of the holder thereof, in whole or in part in integral multiples of $1,000, on a date that is not earlier than 45 days and not later than 60 days from the date the notice is given to holders, or such later date as may be necessary for the Company to comply with the requirements under the Exchange Act, subject to proration in the event the Note Amount is less than the aggregate Offered Price of all Notes tendered.

  (e) The Company shall comply with the applicable tender offer rules, including Rule 14e-1 under the Exchange Act, and any other applicable securities laws or regulations in connection with an Offer.

  (f) The Company will not, and will not permit any Subsidiary to, create or permit to exist or become effective any restriction (other than restrictions existing under (i) Indebtedness as in effect on the date of the Indenture as such Indebtedness may be refinanced from time to time, provided that such restrictions are no less favorable to the Holders of Notes than those existing on the date of the Indenture or (ii) any Senior Indebtedness and any Senior Guarantor Indebtedness) that would materially impair the ability of the Company to make an Offer to purchase the Notes or, if such Offer is made, to pay for the Notes tendered for purchase.

  (g) The Company will not, and will not permit any Restricted Subsidiary, to engage in any Asset Swaps, unless: (i) at the time of entering into such Asset Swap, and immediately after giving effect to such Asset Swap, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; (ii) in the event such Asset Swap involves an aggregate amount in excess of $10.0 million, the terms of such Asset Swap have been approved by a majority of the members of the board of directors of the Company which determination shall include a determination that the Fair Market Value of the assets being received in such swap are at least equal to the Fair Market Value of the assets being swapped and (iii) in the event such Asset Swap involves an aggregate amount in excess of $20.0 million, the Company has also received a written opinion from an independent investment banking firm of nationally recognized standing that such Asset Swap is fair to the Company or such Restricted Subsidiary, as the case may be, from a financial point of view.

  Limitation on Guarantees by Restricted Subsidiaries. The Indenture will provide that in the event the Company (i) organizes or acquires any Domestic Restricted Subsidiary after the Issue Date that is not a Guarantor or (ii) causes or permits any Foreign Restricted Subsidiary that is not a Guarantor to, directly or indirectly, guarantee the payment of any Indebtedness ("Other Indebtedness") of the Company, any Domestic Restricted Subsidiary or any Foreign Restricted Subsidiary that is a Guarantor then, in each case the Company shall cause such Restricted Subsidiary to simultaneously execute and deliver a supplemental indenture to the Indenture pursuant to which it will become a Guarantor under the Indenture; provided, however, that in the event a Domestic Restricted Subsidiary is acquired in a transaction in which a merger agreement is entered into, such Domestic Restricted Subsidiary shall not be required to execute and deliver such supplemental indenture until the consummation of the merger contemplated by any such merger agreement; provided, further, that if such Other Indebtedness is (i) Indebtedness that is ranked pari passu in right of payment with the Notes or the Guarantees of such Restricted Subsidiary, as the case may be, the Guarantee of such Restricted Subsidiary shall be pari passu in right of payment with the guarantee of the Other Indebtedness; or (ii) Subordinated Indebtedness, the Guarantee of such Restricted Subsidiary shall be senior in right of payment to the guarantee of the Other Indebtedness (which guarantee of such Subordinated Indebtedness shall provide that such guarantee is subordinated to the Guarantees of such Subsidiary to the same extent and in the same manner as the Other Indebtedness is subordinated to the Notes or the Guarantee of such Restricted Subsidiary, as the case may be). The Guarantee of a Guarantor shall be released upon the sale or transfer of all or substantially all of the assets or all of the Capital Stock of such Guarantor; provided, that, either (i) such sale or transfer complies with the provisions set forth in "Certain Covenants-- Limitation on Sale of Assets" or (ii) such sale or transfer need not comply with the provisions set forth in "Certain Covenants--Limitation on Sale of Assets" because the Capital Stock so sold or transferred does not constitute an "Asset Sale" by operation of the provisions of clause (y) of the last sentence of the definition of Asset Sale.

  Purchase of Notes Upon a Change of Control. If a Change of Control shall occur at any time, then each holder of Notes shall have the right to require that the Company purchase such holder's Notes in whole or in part in integral multiples of $1,000, at a purchase price (the "Change of Control Purchase Price") in cash in an amount equal to 101% of the principal amount of such Notes, plus accrued and unpaid interest, if any, to the date of purchase (the "Change of Control Purchase Date"), pursuant to the offer described below (the "Change of Control Offer") and the other procedures set forth in the Indenture.

  Within 15 days following any Change of Control, the Company shall notify the Trustee thereof and give written notice of such Change of Control to each holder of Notes by first-class mail, postage prepaid, at his address appearing in the security register, stating, among other things, the purchase price and that the purchase date shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed, or such later date as is necessary to comply with requirements under the Exchange Act; that any Note not tendered will continue to accrue interest; that, unless the Company defaults in the payment of the purchase price, any Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Purchase Date; and certain other procedures that a holder of Notes must follow to accept a Change of Control Offer or to withdraw such acceptance.

  If a Change of Control Offer is made, there can be no assurance that the Company will have available funds sufficient to pay the Change of Control Purchase Price for all of the Notes that might be delivered by holders of the Notes seeking to accept the Change of Control Offer. The Credit Facility prohibits the purchase of the Notes by the Company prior to full repayment of indebtedness under the Credit Facility and, upon a Change of Control, all amounts outstanding under the Credit Facility become due and payable. There can be no assurance that in the event of a Change in Control the Company will be able to obtain the necessary consents from the lenders under the Credit Facility to consummate a Change of Control Offer. The failure of the Company to make or consummate the Change of Control Offer or pay the Change of Control Purchase Price when due will result in an Event of Default and will give the Trustee and the holders of the Notes the rights described under "Events of Default."

  The definition of "Change of Control" in the Indenture is defined to mean the occurrence of any of the following events: (i) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than Permitted Holders, is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have beneficial ownership of all shares that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 30% of the voting power of the total outstanding Voting Stock of the Company voting as one class, provided that the Permitted Holders "beneficially own" (as so defined) a percentage of Voting Stock having a lesser percentage of the voting power than such other Person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of the Company; (ii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election to such Board or whose nomination for election by the shareholders of the Company, was approved by a vote of 66 2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of such Board of Directors then in office;
(iii) the Company consolidates with or merges with or into any Person or conveys, transfers or leases all or substantially all of its assets to any Person, or any corporation consolidates with or merges into or with the Company, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company is changed into or exchanged for cash, securities or other property, other than any such transaction where the outstanding Voting Stock of the Company is not changed or exchanged at all (except to the extent necessary to reflect a change in the jurisdiction of incorporation of the Company) or where (A) the outstanding Voting Stock of the Company is changed into or exchanged for (x) Voting Stock of the surviving corporation which is not Redeemable Capital Stock or (y) cash, securities and other property (other than Capital Stock of the surviving corporation) in an amount which could be paid by the Company as a Restricted Payment in accordance with "Limitation on Restricted Payments" (and such amount shall be treated as a Restricted Payment subject to the provisions in the Indenture described under "Limitation on Restricted Payments") and (B) no "person" or "group" other than Permitted Holders owns immediately after such transaction, directly or indirectly, more than the greater of (1) 30% of the voting power of the total outstanding Voting Stock of the surviving corporation voting as one class and
(2) the percentage of such voting power of the surviving corporation held, directly or indirectly, by Permitted Holders immediately after such transaction; or (iv) the Company is liquidated or dissolved or adopts a plan of liquidation or dissolution other than in a transaction which complies with the provisions described under "Consolidation, Merger, Sale of Assets."

  "Permitted Holders" means as of the date of determination (i) Marvin Sands, Richard Sands and Robert Sands; (ii) family members or the relatives of the Persons described in clause (i); (iii) any trusts created for the benefit of the Persons described in clauses (i), (ii) or (iv) or any trust for the benefit of any such trust; or (iv) in the event of the incompetence or death of any of the persons described in clauses (i) and (ii), such Person's estate, executor, administrator, committee or other personal representative or beneficiaries, in each case who at any particular date shall beneficially own or have the right to acquire, directly or indirectly, Capital Stock of the Company.

  The term "all or substantially all" as used in the definition of "Change of Control" has not been interpreted under New York law (which is the governing law of the Indenture) to represent a specific quantitative test. As a consequence, in the event the holders of the Notes elected to exercise their rights under the Indenture and the Company elected to contest such election, there could be no assurance as to how a court interpreting New York law would interpret the phrase.

  The definition of "Change of Control" is limited in scope. As a result the provisions of the Indenture will not afford holders of Notes the right to require the Company to purchase the Notes in the event of a highly leveraged transaction or certain transactions with the Company's management or its affiliates, including a reorganization, restructuring, merger or similar transaction (including, in certain circumstances, an acquisition of the Company by management or its affiliates) involving the Company that may adversely affect holders of the Notes, if such transaction is not a transaction defined as a Change of Control. A transaction involving the Company's management or its affiliates, or a transaction involving a recapitalization of the Company, will result in a Change of Control if it is the type of transaction specified by such definition.

  The existence of a holder's right to require the Company to purchase such holder's Notes upon a Change of Control may deter a third party from acquiring the Company in a transaction which constitutes a Change of Control.

  The Company will comply with the applicable tender offer rules, including Rule 14e-1 under the Exchange Act, and any other applicable securities laws or regulations in connection with a Change of Control Offer.

  The Company will not, and will not permit any Subsidiary to, create or permit to exist or become effective any restriction (other than restrictions existing under Indebtedness as in effect on the date of the Indenture) that would materially impair the ability of the Company to make a Change of Control Offer to purchase the Notes or, if such Change of Control Offer is made, to pay for the Notes tendered for purchase.

  Limitation on Restricted Subsidiary Capital Stock. The Company will not permit any Restricted Subsidiary of the Company to issue any Capital Stock, except for (i) Capital Stock issued to and held by the Company or a Wholly Owned Restricted Subsidiary, (ii) Capital Stock issued by a Person prior to the time (A) such Person becomes a Restricted Subsidiary, (B) such Person merges with or into a Restricted Subsidiary or (C) a Restricted Subsidiary merges with or into such Person; provided that such Capital Stock was not issued or incurred by such Person in anticipation of the type of transaction contemplated by subclauses (A), (B) or (C), and (iii) Capital Stock issued or sold by a Restricted Subsidiary, where immediately after giving effect to such issuance or sale, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary.

  Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary of the Company to (i) pay dividends or make any other distribution on its Capital Stock, (ii) pay any Indebtedness owed to the Company or a Restricted Subsidiary of the Company, (iii) make any Investment in the Company or a Restricted Subsidiary of the Company or (iv) transfer any of its properties or assets to the Company or any Restricted Subsidiary, except (a) any encumbrance or restriction pursuant to an agreement in effect on the date of the Indenture; (b) any encumbrance or restriction, with respect to a Restricted Subsidiary that is not a Restricted Subsidiary of the Company on the date of the Indenture, in existence at the time such Person becomes a Restricted Subsidiary of the Company and, in the case of clauses (a) and (b), not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary; (c) any encumbrance or restriction existing under any agreement that extends, renews, refinances or replaces the agreements containing the encumbrances or restrictions in the foregoing clauses (a) and (b), or in this clause (c); provided that the terms and conditions of any such encumbrances or restrictions are not materially less favorable to the holders of the Notes than those under or pursuant to the agreement evidencing the Indebtedness so extended, renewed, refinanced or replaced (except that an encumbrance or restriction that is not more restrictive than those set forth in the Indenture shall in any event be permitted); and (d) any encumbrance or restriction created pursuant to an asset sale agreement, stock sale agreement or similar instrument pursuant to which an Asset Sale permitted under "Limitation on Sale of Assets" is to be consummated, so long as such restriction or encumbrance shall be effective only for a period from the execution and delivery of such agreement or instrument through a termination date not later than 270 days after such execution and delivery.

  Designation of Unrestricted Subsidiaries. The Company may designate after the Issue Date any Subsidiary of the Company as an "Unrestricted Subsidiary" under the Indenture (a "Designation") only if:
    (i) no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such Designation;

    (ii) at the time of and after giving effect to such Designation, the Company could Incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the Consolidated Fixed Change Coverage Ratio of the first paragraph of "Limitation on Indebtedness"; and

    (iii) the Company would be permitted to make an Investment (other than a Permitted Investment) at the time of Designation (assuming the effectiveness of such Designation) pursuant to paragraph (a) of "Limitation on Restricted Payments" above in an amount (the "Designation Amount") equal to the amount of the Company's Investment in such Subsidiary on such date.

  Neither the Company nor any Restricted Subsidiary shall at any time (x) provide credit support for, subject any of its property or assets (other than the Capital Stock of any Unrestricted Subsidiary) to the satisfaction of, or guarantee, any Indebtedness of any Unrestricted Subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness) or (y) be directly or indirectly liable for any Indebtedness of any Unrestricted Subsidiary. For purposes of the foregoing, the Designation of a Subsidiary of the Company as an Unrestricted Subsidiary shall be deemed to include the Designation of all of the Subsidiaries of such Subsidiary.

  The Company may revoke any Designation of a Subsidiary as an Unrestricted Subsidiary (a "Revocation") only if:

    (i) no Default or Event of Default shall have occurred and be continuing at the time of and after giving effect to such Revocation; and

    (ii) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately following such Revocation would, if Incurred at such time, have been permitted to be Incurred for all purposes of the Indenture.

  All Designations and Revocations must be evidenced by resolutions of the Board of Directors of the Company, delivered to the Trustee certifying compliance with the foregoing provisions.

  Provision of Financial Statements. Whether or not the Company is subject to
Section 13(a) or 15(d) of the Exchange Act, the Company will, to the extent permitted under the Exchange Act, file with the Commission the annual reports, quarterly reports and other documents which the Company would have been required to file with the Commission pursuant to such Sections 13(a) or 15(d) if the Company were so subject, such documents to be filed with the Commission on or prior to the respective dates (the "Required Filing Dates") by which the Company would have been required so to file such documents if the Company were so subject. The Company will also in any event (x) within 15 days of each Required Filing Date (i) transmit by mail to all Holders, as their names and addresses appear in the security register, without cost to such Holders and (ii) file with the Trustee copies of the annual reports, quarterly reports and other documents which the Company would have been required to file with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act if the Company were subject to such Sections and (y) if filing such documents by the Company with the Commission is not permitted under the Exchange Act, promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any prospective Holder at the Company's cost.

  Additional Covenants. The Indenture also contains covenants with respect to the following matters: (i) payment of principal, premium and interest; (ii) maintenance of an office or agency in the City of New York; (iii) arrangements regarding the handling of money held in trust; (iv) maintenance of corporate and partnership existence; (v) payment of taxes and other claims; (vi) maintenance of properties; and (vii) maintenance of insurance.

Consolidation, Merger, Sale of Assets

  The Company shall not, in a single transaction or through a series of related transactions, consolidate with or merge with or into any other Person or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets as an entirety to any Person or group of affiliated Persons, or permit any of its Restricted Subsidiaries to enter into any such transaction or transactions if such transaction or transactions, in the aggregate, would result in a sale, assignment, conveyance, transfer, lease or disposal of all or substantially all of the properties and assets of the Company and its Restricted Subsidiaries on a Consolidated basis to any other Person or group of affiliated Persons, unless at the time and after giving effect thereto: (i) either (a) the Company shall be the continuing corporation or (b) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by sale, assignment, conveyance, transfer, lease or disposition of all or substantially all of the properties and assets of the Company and its Restricted Subsidiaries on a Consolidated basis (the "Surviving Entity") shall be a corporation duly organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia and such Person assumes, by a supplemental indenture in a form reasonably satisfactory to the Trustee, all the obligations of the Company under the Notes and the Indenture, and the Indenture shall remain in full force and effect; (ii) immediately before and immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; (iii) immediately after giving effect to such transaction on a pro forma basis, the Consolidated Net Worth of the Company (or the Surviving Entity if the Company is not the continuing obligor under the Indenture) is equal to or greater than the Consolidated Net Worth of the Company immediately prior to such transaction; (iv) immediately before and immediately after giving effect to such transaction on a pro forma basis (on the assumption that the transaction occurred on the first day of the four-quarter period immediately prior to the consummation of such transaction with the appropriate adjustments with respect to the transaction being included in such pro forma calculation), the Company (or the Surviving Entity if the Company is not the continuing obligor under the Indenture) could incur $1.00 of additional Indebtedness under the provisions of "Certain Covenants--Limitation on Indebtedness" (other than Permitted Indebtedness); (v) each Guarantor, if any, unless it is the other party to the transactions described above, shall have by supplemental indenture confirmed that its Guarantee shall apply to such Person's obligations under the Indenture and the Notes; (vi) if any of the property or assets of the Company or any of its Restricted Subsidiaries would thereupon become subject to any Lien, the provisions of "Certain Covenants-- Limitation on Liens" are complied with; and

(vii) the Company or the Surviving Entity shall have delivered, or caused to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an officers' certificate and an opinion of counsel, each to the effect that such consolidation, merger, transfer, sale, assignment, conveyance, lease or other transaction and the supplemental indenture in respect thereto comply with the Indenture and that all conditions precedent herein provided for relating to such transaction have been complied with.

  Each Guarantor shall not, and the Company will not permit a Guarantor to, in a single transaction or through a series of related transactions merge or consolidate with or into any other corporation (other than the Company or any other Guarantor) or other entity, or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets on a consolidated basis to any entity (other than the Company or any other Guarantor) unless at the time and after giving effect thereto: (i) either (1) such Guarantor shall be the continuing corporation or partnership or (2) the entity (if other than such Guarantor) formed by such consolidation or into which such Guarantor is merged or the entity which acquires by sale, assignment, conveyance, transfer, lease or disposition the properties and assets of such Guarantor shall be a corporation duly organized and validly existing under the Laws of the United States, any state thereof or the District of Columbia and shall expressly assume by a supplemental indenture, executed and delivered to the Trustee, in a form reasonably satisfactory to the Trustee, all the obligations of such Guarantor under its Guarantee and the Indenture; (ii) immediately before and immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and (iii) such Guarantor shall have delivered to the Trustee an officers' certificate and an opinion of counsel in form and substance reasonably satisfactory to the Trustee, each stating that such consolidation, merger, sale, assignment, conveyance, transfer, lease or disposition and such supplemental indenture comply with the Indenture, and thereafter all obligations of the predecessor shall terminate. The provisions of this paragraph shall not apply to any transaction (including any Asset Sale made in accordance with "Certain Covenants--Limitation on Sale of Assets") with respect to any Guarantor (i) if the Guarantee of such Guarantor is released in connection with such transaction in accordance with the last sentence of "Certain Covenants--Limitation on Guarantees by Restricted Subsidiaries" or
(ii) if such transaction need not comply with the provisions set forth in "Certain Covenants--Limitation on Sale of Assets" because the properties or assets so sold, assigned, conveyed, transferred, leased or otherwise disposed of do not constitute an "Asset Sale" by operation of the provisions of clause
(y) of the last sentence of the definition of Asset Sale.

  In the event of any transaction (other than a lease) described in and complying with the conditions listed in the immediately preceding paragraphs in which the Company or any Guarantor is not the continuing corporation, the successor Person formed or remaining shall succeed to, and be substituted for, and may exercise every right and power of, the Company or such Guarantor, as the case may be, and the Company or such Guarantor, as the case may be, would be discharged from all obligations and covenants under the Indenture and the Notes.

Events of Default

  An Event of Default will occur under the Indenture if:

    (i) there shall be a default in the payment of any interest on any Note when it becomes due and payable, and such default shall continue for a period of 30 days;

    (ii) there shall be a default in the payment of the principal of (or premium, if any, on) any Note at its Maturity (upon acceleration, optional or mandatory redemption, required repurchase or otherwise);

    (iii) (a) there shall be a default in the performance, or breach, of any covenant or agreement of the Company or any Guarantor under the Indenture (other than a default in the performance, or breach, of a covenant or agreement which is specifically dealt with in clauses (i) or (ii) or in clauses (b), (c) and (d) of this clause (iii)) and such default or breach shall continue for a period of 30 days after written notice has been given, by certified mail, (x) to the Company by the Trustee or (y) to the Company and the Trustee by the holders of at least 25% in aggregate principal amount of the outstanding Notes, specifying such default or breach and requiring it to be remedied and stating that such notice is a "Notice of Default" under the Indenture; (b) there shall be a default in the performance or breach of the provisions described in "Consolidation, Merger, Sale of Assets"; (c) the Company shall have failed to make or consummate an Offer in accordance with the provisions of "Certain Covenants--Limitation on Sale of Assets," or (d) the Company shall have failed to make or consummate a Change of Control Offer in accordance with the provisions of "Certain Covenants--Purchase of Notes Upon a Change of Control;"

    (iv) one or more defaults shall have occurred under any agreements, indentures or instruments under which the Company, any Guarantor or any Subsidiary then has outstanding Indebtedness in excess of $10,000,000 in the aggregate and, if not already matured at its final maturity in accordance with its terms, such Indebtedness shall have been accelerated;

    (v) any Guarantee shall for any reason cease to be, or be asserted in writing by any Guarantor or the Company not to be, in full force and effect and enforceable in accordance with its terms, except to the extent contemplated by the Indenture and any such Guarantee;

    (vi) one or more judgments, orders or decrees for the payment of money in excess of $15,000,000, either individually or in the aggregate (net of amounts covered by insurance, bond, surety or similar instrument), shall be entered against the Company, any Guarantor, any Subsidiary or any of their respective properties and shall not be discharged and either (a) any creditor shall have commenced an enforcement proceeding upon such judgment, order or decree or (b) there shall have been a period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of an appeal or otherwise, shall not be in effect;

    (vii) any holder or holders of at least $10,000,000 in aggregate principal amount of Indebtedness of the Company, any Guarantor or any Subsidiary after a default under such Indebtedness shall notify the Trustee of the intended sale or disposition of any assets of the Company, any Guarantor or any Subsidiary that have been pledged to or for the benefit of such holder or holders to secure such Indebtedness or shall commence proceedings, or take any action (including by way of set-off), to retain in satisfaction of such Indebtedness or to collect on, seize, dispose of or apply in satisfaction of Indebtedness, assets of the Company, any Guarantor or any Subsidiary (including funds on deposit or held pursuant to lock-box and other similar arrangements);

    (viii) there shall have been the entry by a court of competent jurisdiction of (a) a decree or order for relief in respect of the Company, any Guarantor or any Subsidiary in an involuntary case or proceeding under any applicable Bankruptcy Law or (b) a decree or order adjudging the Company, any Guarantor or any Subsidiary bankrupt or insolvent, or seeking reorganization, arrangement, adjustment or composition of or in respect of the Company, any Guarantor or any Subsidiary under any applicable federal or state law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company, any Guarantor or any Subsidiary or of any substantial part of their respective properties, or ordering the winding up or liquidation of their affairs, and any such decree or order for relief shall continue to be in effect, or any such other decree or order shall be unstayed and in effect, for a period of 60 consecutive days; or

    (ix) (a) the Company, any Guarantor or any Subsidiary commences a voluntary case or proceeding under any applicable Bankruptcy Law or any other case or proceeding to be adjudicated bankrupt or insolvent; (b) the Company, any Guarantor or any Subsidiary consents to the entry of a decree or order for relief in respect of the Company, any Guarantor or such

  Subsidiary in an involuntary case or proceeding under any applicable Bankruptcy Law or to the commencement of any bankruptcy or insolvency case or proceeding against it; (c) the Company, any Guarantor or any Subsidiary files a petition or answer or consent seeking reorganization or relief under any applicable federal or state law; (d) the Company, any Guarantor or any Subsidiary (x) consents to the filing of such petition or the appointment of, or taking possession by, a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of the Company, any Guarantor or such Subsidiary or of any substantial part of their respective properties, (y) makes an assignment for the benefit of creditors or (z) admits in writing its inability to pay its debts generally as they become due; or (e) the Company, any Guarantor or any Subsidiary takes any corporate action in furtherance of any such actions in this paragraph (ix).

  If an Event of Default (other than as specified in clauses (viii) and (ix) of the prior paragraph) shall occur and be continuing, the Trustee or the holders of not less than 25% in aggregate principal amount of the Notes then outstanding may, and the Trustee at the request of such Holders shall, declare all unpaid principal of, premium, if any, and accrued interest on all the Notes to be due and payable immediately, by a notice in writing to the Company (and to the Trustee if given by the Holders of the Notes); provided that so long as the Credit Agreement is in effect, such declaration shall not become effective until the earlier of (a) five business days after receipt of such notice of acceleration from the Holders or the Trustee by the agent under the Credit Agreement or (b) acceleration of the Indebtedness under the Credit Agreement. Thereupon such principal shall become immediately due and payable, and the Trustee may, at its discretion, proceed to protect and enforce the rights of the holders of Notes by appropriate judicial proceeding. If an Event of Default specified in clause (viii) or (ix) of the prior paragraph occurs and is continuing, then all the Notes shall ipso facto become and be immediately due and payable, in an amount equal to the principal amount of the Notes, together with accrued and unpaid interest, if any, to the date the Notes become due and payable, without any declaration or other act on the part of the Trustee or any Holder. The Trustee or, if notice of acceleration is given by the Holders, the Holders shall give notice to the agent under the Credit Agreement of any such acceleration.

  After a declaration of acceleration, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of a majority in aggregate principal amount of Notes outstanding, by written notice to the Company and the Trustee, may rescind and annul such declaration and its consequences if: (a) the Company has paid or deposited with the Trustee a sum sufficient to pay (i) all sums paid or advanced by the Trustee under the Indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, (ii) all overdue interest on all Notes, and (iii) to the extent that payment of such interest is lawful, interest upon overdue interest at the rate borne by the Notes; (b) all Events of Default, other than the nonpayment of principal of the Notes which have become due solely by such declaration of acceleration, have been cured or waived; and (c) the rescission will not conflict with any judgment or decree.

  The holders of not less than a majority in aggregate principal amount of the Notes outstanding may on behalf of the holders of all the Notes waive any past defaults under the Indenture and its consequences, except a default in the payment of the principal of, premium, if any, or interest on any Note, or in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the holder of each Note outstanding.

  The Company is also required to notify the Trustee within five business days of the occurrence of any Default.

  The Trust Indenture Act of 1939 contains limitations on the rights of the Trustee, should it become a creditor of the Company or any Guarantor, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided that if it acquires any conflicting interest it must eliminate such conflict upon the occurrence of an Event of Default or else resign.

Legal Defeasance and Covenant Defeasance

  The Company may, at its option and at any time, elect to have its obligations discharged with respect to the outstanding Notes ("Legal Defeasance"). Such Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding Notes, except for: (i) the rights of holders of the Notes to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due; (ii) the Company's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payments; (iii) the rights, powers, trust duties and immunities of the Trustee and the Company's obligations in connection therewith; and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, reorganization and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Notes.

  In order to exercise either Legal Defeasance or Covenant Defeasance: (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Notes cash in U.S. dollars, non-callable U.S. government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be; (ii) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the holders of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other that a Default or Event of Default with respect to the Indenture resulting from the Incurrence of Indebtedness, all or a portion of which will be used to defease the Notes concurrently with such Incurrence); (v) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, the Indenture or any other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound; (vi) the Company shall have delivered to the Trustee an officers' certificate stating that the deposit was not made by the Company with the intent of preferring the holders of the Notes over any other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or others; (vii) the Company shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with;
(viii) the Company shall have delivered to the Trustee an opinion of counsel to the effect that (A) the trust funds will not be subject to any rights of holders of Indebtedness of the Company other than the Notes and (B) assuming no intervening bankruptcy of the Company between the date of deposit and the 91st day following the deposit and that no Holder of the Notes is an insider of the Company, after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; and (ix) certain other customary conditions precedent specified in the Indenture are satisfied.

Satisfaction and Discharge

  The Indenture shall cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) as to all outstanding Notes when (a) either (i) all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid) canceled or have been delivered to the Trustee for cancellation or (ii) all Notes not theretofore delivered to the Trustee canceled or for cancellation (x) have become due and payable, (y) will become due and payable at their Stated Maturity within one year, or (z) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire indebtedness on the Notes not theretofore delivered to the Trustee canceled or for cancellation, including principal of, premium, if any, and accrued interest at such Stated Maturity or redemption date; (b) the Company or any Guarantor has paid or caused to be paid all other sums payable under the Indenture by the Company or any Guarantor; and (c) the Company has delivered to the Trustee an officers' certificate and an opinion of counsel each stating that (i) all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with and
(ii) such satisfaction and discharge will not result in a breach or violation of, or constitute a default under, the Indenture or any other material agreement or instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound.

Modifications and Amendments

  Modifications and amendments of the Indenture may be made by the Company, each Guarantor, if any, and the Trustee with the consent of the Holders of not less than a majority in aggregate outstanding principal amount of the Notes; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding Note affected thereby: (i) change the Stated Maturity of the principal of, or any installment of interest on, any Note or reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof, or change the coin or currency in which the principal of any Note or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof; (ii) amend, change or modify the obligation of the Company to make and consummate an Offer with respect to any Asset Sale or Asset Sales in accordance with "Certain Covenants--Limitation on Sale of Assets" or the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control in accordance with "Certain Covenants--Purchase of Notes Upon a Change of Control," including amending, changing or modifying any definitions with respect thereto; (iii) reduce the percentage in principal amount of outstanding Notes, the consent of whose holders is required for any such supplemental indenture, or the consent of whose holders is required for any waiver; (iv) modify any of the provisions relating to supplemental indentures requiring the consent of holders or relating to the waiver of past defaults or relating to the waiver of certain covenants, except to increase the percentage of outstanding Notes required for such actions or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the holder of each Note affected thereby; (v) except as otherwise permitted under "Consolidation, Merger, Sale of Assets," consent to the assignment or transfer by the Company or any Guarantor of any of its rights and obligations under the Indenture; or (vi) amend or modify any of the provisions of the Indenture relating to the subordination of the Notes or any Guarantee in any manner adverse to the holders of the Notes or any Guarantee.


  The holders of not less than a majority in aggregate principal amount of the Notes outstanding may waive compliance with certain restrictive covenants and provisions of the Indenture.

Governing Law

  The Indenture, the Notes and the Guarantees will be governed by, and construed in accordance with the laws of the State of New York, without giving effect to the conflicts of law principles thereof.

Same-Day Settlement and Payment

  Settlement for the Notes will be made in same day funds. All payments of principal and interest will be made by the Company in same day funds. The Notes will trade in the Same-Day Funds Settlement System of The Depository Trust Company (the "Depositary" or "DTC") until maturity, and secondary market trading activity for the Notes will therefore settle in same day funds.

Certain Definitions

  "Acquired Indebtedness" means Indebtedness of a Person (i) existing at the time such Person becomes a Restricted Subsidiary or (ii) assumed in connection with the acquisition of assets from such Person, in each case, other than Indebtedness incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary or such acquisition. Acquired Indebtedness shall be deemed to be incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a Restricted Subsidiary.

  "Affiliate" means, with respect to any specified Person: (i) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person; (ii) any other Person that owns, directly or indirectly, 5% or more of such Person's Capital Stock or any officer or director of any such Person or other Person or, with respect to any natural Person, any person having a relationship with such Person by blood, marriage or adoption not more remote than first cousin; or (iii) any other Person 10% or more of the voting Capital Stock of which are beneficially owned or held directly or indirectly by such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person directly or indirectly, whether through ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

  "Asset Sale" means any sale, issuance, conveyance, transfer, lease or other disposition (including, without limitation, by way of merger, consolidation or Sale and Leaseback Transaction) (collectively, a "transfer"), directly or indirectly, in one or a series of related transactions, of: (i) any Capital Stock of any Restricted Subsidiary; (ii) all or substantially all of the properties and assets of any division or line of business of the Company or its Restricted Subsidiaries; or (iii) any other properties or assets of the Company or any Restricted Subsidiary, other than in the ordinary course of business. For the purposes of this definition, the term "Asset Sale" shall not include (x) any transfer of properties and assets (A) that is governed by the first paragraph under "Consolidation, Merger, Sale of Assets" or (B) that is of the Company to any Restricted Subsidiary, or of any Subsidiary to the Company or any Subsidiary in accordance with the terms of the Indenture or (y) transfers of properties and assets in any given fiscal year with an aggregate Fair Market Value of less than $3,000,000.

  "Asset Swap" means the execution of a definitive agreement, subject only to customary closing conditions, that the Company in good faith believes will be satisfied, for a substantially concurrent purchase and sale, or exchange, of Productive Assets between the Company or any of its Restricted Subsidiaries and another Person or group of affiliated Persons; it being understood that an Asset Swap may include a cash equalization payment made in connection therewith provided that such cash payment, if received by the Company or its Subsidiaries, shall be deemed to be proceeds received from an Asset Sale and applied in accordance with "Certain Covenants--Limitation on Sale of Assets"

  "Average Life to Stated Maturity" means, as of the date of determination with respect to any Indebtedness, the quotient obtained by dividing (i) the sum of the products of (a) the number of years from the date of determination to the date or dates of each successive scheduled principal payment of such Indebtedness multiplied by (b) the amount of each such principal payment by
(ii) the sum of all such principal payments.

  "Bankruptcy Law" means Title 11, United States Bankruptcy Code of 1978, as amended, or any similar United States Federal or State law relating to bankruptcy, insolvency, receivership, winding-up, liquidation, reorganization or relief of debtors or any amendment to, succession to or change in any such law.

  "Borrowing Base" means the sum of (i) 85% of accounts receivable of the Company and its Subsidiaries and (ii) 50% of the net book value of the inventory of the Company and its Subsidiaries, in each case, as determined on a consolidated basis in accordance with GAAP.

  "Capital Lease Obligation" means any obligations of the Company and its Restricted Subsidiaries on a Consolidated basis under any capital lease of real or personal property which, in accordance with GAAP, has been recorded as a capitalized lease obligation.

  "Capital Stock" of any Person means any and all shares, interests, participations or other equivalents (however designated) of such Person's capital stock.

  "Code" means the Internal Revenue Code of 1986, as amended.

  "Commission" means the Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act, or if at any time after the execution of the Indenture such Commission is not existing and performing the duties now assigned to it under the Trust Indenture Act, then the body performing such duties at such time.

  "Company" means Canandaigua Brands, Inc., a corporation incorporated under the laws of Delaware, until a successor Person shall have become such pursuant to the applicable provisions of the Indenture, and thereafter "Company" shall mean such successor Person.

  "Consolidated Fixed Charge Coverage Ratio" of the Company means, for any period, the ratio of (a) the sum of Consolidated Net Income (Loss), Consolidated Interest Expense, Consolidated Income Tax Expense and Consolidated Non-cash Charges deducted in computing Consolidated Net Income
(Loss) in each case, for such period, of the Company and its Restricted Subsidiaries on a Consolidated basis, all determined in accordance with GAAP to (b) the sum of Consolidated Interest Expense for such period and cash and non-cash dividends paid on any Preferred Stock of the Company and its Restricted Subsidiaries during such period; provided that (i) in making such computation, the Consolidated Interest Expense attributable to interest on any Indebtedness computed on a pro forma basis and (A) bearing a floating interest rate, shall be computed as if the rate in effect on the date of computation had been the applicable rate for the entire period and (B) which was not outstanding during the period for which the computation is being made but which bears, at the option of the Company, a fixed or floating rate of interest, shall be computed by applying at the option of the Company, either the fixed or floating rate and (ii) in making such computation, the Consolidated

Interest Expense of the Company attributable to interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period.

  "Consolidated Income Tax Expense" means for any period, as applied to the Company, the provision for federal, state, local and foreign income taxes of the Company and its Consolidated Restricted Subsidiaries for such period as determined in accordance with GAAP on a Consolidated basis.

  "Consolidated Interest Expense" of the Company means, without duplication, for any period, the sum of (a) the interest expense of the Company and its Consolidated Restricted Subsidiaries for such period, on a Consolidated basis, including, without limitation, (i) amortization of debt discount, (ii) the net cost under interest rate contracts (including amortization of discounts),
(iii) the interest portion of any deferred payment obligation and (iv) accrued interest, plus (b) (i) the interest component of the Capital Lease Obligations paid, accrued and/or scheduled to be paid or accrued by the Company during such period and (ii) all capitalized interest of the Company and its Consolidated Restricted Subsidiaries, in each case as determined in accordance with GAAP on a Consolidated basis. Whenever pro forma effect is to be given to an acquisition or disposition of assets for the purpose of calculating the Consolidated Fixed Charge Coverage Ratio, the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection with such acquisition or disposition of assets, shall be calculated on a pro forma basis in accordance with Regulation S-X under the Securities Act, as in effect on the date of such calculation.

  "Consolidated Net Income (Loss)" of the Company means, for any period, the Consolidated net income (or loss) of the Company and its Consolidated Restricted Subsidiaries for such period as determined in accordance with GAAP on a Consolidated basis, adjusted, to the extent included in calculating such net income (loss), by excluding, without duplication: (i) all extraordinary gains or losses (less all fees and expenses relating thereto); (ii) the portion of net income (or loss) of the Company and its Consolidated Restricted Subsidiaries allocable to minority interests in unconsolidated Persons to the extent that cash dividends or distributions have not actually been received by the Company or one of its Consolidated Restricted Subsidiaries; (iii) net income (or loss) of any Person combined with the Company or any of its Restricted Subsidiaries on a "pooling of interests" basis attributable to any period prior to the date of combination; (iv) any gain or loss, net of taxes, realized upon the termination of any employee pension benefit plan; (v) net gains (but not losses) (less all fees and expenses relating thereto) in respect of dispositions of assets other than in the ordinary course of business; or (vi) the net income of any Restricted Subsidiary to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is not at the time permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulations applicable to that Restricted Subsidiary or its stockholders. Whenever pro forma effect is to be given to an acquisition or disposition of assets for the purpose of calculating the Consolidated Fixed Charge Coverage Ratio, the amount of income or earnings related to such assets shall be calculated on a pro forma basis in accordance with Regulation S-X under the Securities Act, as in effect on the date of such calculation.

  "Consolidated Net Tangible Assets" means with respect to any Person, as of any date of determination, the book value of such Persons total assets, less goodwill, deferred financing costs and other intangibles and less accumulated amortization, shown on the most recent balance sheet of such Person, determined on a consolidated basis in accordance with GAAP.

  "Consolidated Net Worth" of any Person means the Consolidated stockholders' equity (excluding Redeemable Capital Stock) of such Person and its subsidiaries, as determined in accordance with GAAP on a Consolidated basis.

  "Consolidated Non-cash Charges" of the Company means, for any period, the aggregate depreciation, amortization and other non-cash charges of the Company and its Consolidated Restricted Subsidiaries for such period, as determined in accordance with GAAP (excluding any non-cash charge which requires an accrual or reserve for cash charges for any future period).

  "Consolidation" means, with respect to any Person, the consolidation of the accounts of such Person and each of its subsidiaries if and to the extent the accounts of such Person and each of its subsidiaries would normally be consolidated with those of such Person, all in accordance with GAAP. The term "Consolidated" shall have a similar meaning.

  "Credit Agreement" means the First Amended and Restated Credit Agreement, dated as of November 2, 1998, between the Company, the Subsidiaries of the Company identified on the signature pages thereof, the lenders named therein and The Chase Manhattan Bank, as administrative agent, including any deferrals, renewals, extensions, replacements, refinancings or refundings thereof or amendments, modifications or supplements thereto and any agreements therefor (including any of the foregoing that increase the principal amount of Indebtedness or the commitments to lend thereunder and have been made in compliance with the provisions of "Certain Covenants--Limitation on Indebtedness"; provided that, for purposes of the definition of "Permitted Indebtedness," no such increase may result in principal amount of Indebtedness of the Company under the Credit Agreement exceeding the amount permitted by subparagraph (b)(1) of "Certain Covenants--Limitation on Indebtedness"), whether by or with the same or any other lender, creditor, group of lenders or group of creditors, and including related notes, guarantees and note agreements and other instruments and agreements executed in connection therewith.

  "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

  "Designated Senior Indebtedness" means (i) any Indebtedness outstanding under the Credit Agreement and (ii) any other Senior Indebtedness which, at the time of determination has an aggregate principal amount outstanding, together with any commitments to lend additional amounts, of at least $50,000,000 if the instrument governing such other Senior Indebtedness expressly states that such Indebtedness is "Designated Senior Indebtedness" for purposes of the Indenture.

  "Designation" has the meaning set forth under "Certain Covenants-- Designation of Unrestricted Subsidiaries."

  "Designation Amounts" has the meaning set forth under "Certain Covenants-- Designation of Unrestricted Subsidiaries."

  "Domestic Restricted Subsidiary" means a Restricted Subsidiary of the Company organized under the laws of the United States or any political subdivision thereof or the operations of which are located substantially inside the United States.

  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

  "Existing Notes" means the Company's outstanding 8 3/4% Senior Subordinated Notes due 2003.


  "Fair Market Value" means, with respect to any asset or property, the sale value that would be obtained in an arm's-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy.

  "Foreign Restricted Subsidiary" means a Restricted Subsidiary of the Company not organized under the laws of the United States or any political subdivision thereof and the operations of which are located substantially outside of the United States.

  "GAAP" or "Generally Accepted Accounting Principles" means generally accepted accounting principles in the United States, consistently applied, which are in effect on the date of the Indenture.

  "Guarantee" means the guarantee by each Guarantor of the Company's Indenture Obligations pursuant to a guarantee given in accordance with the Indenture, including the Guarantees by the Guarantors and any Guarantee delivered pursuant to provisions of "Certain Covenants--Limitation on Guarantees of Restricted Subsidiaries.

  "Guaranteed Debt" of any Person means, without duplication, all Indebtedness of any other Person referred to in the definition of Indebtedness contained in this Section guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (i) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss, (iii) to supply funds to, or in any other manner invest in, the debtor (including any agreement to pay for property or services without requiring that such property be received or such services be rendered), (iv) to maintain working capital or equity capital of the debtor, or otherwise to maintain the net worth, solvency or other financial condition of the debtor or (v) otherwise to assure a creditor against loss; provided that the term "guarantee" shall not include endorsements for collection or deposit, in either case in the ordinary course of business.

  "Guarantor" means the Subsidiaries listed on the signature pages of the Indenture as guarantors and each other Subsidiary, formed, created or acquired after the Issue Date, required to become a Guarantor after the Issue Date, pursuant to "Limitation on Guarantees by Restricted Subsidiaries."

  "Hedging Agreement" means, with respect to any Person, all interest rate swap or similar agreements or foreign currency or commodity hedge, exchange or similar agreements of such Person.

  "Hedging Obligations" means, with respect to any Person, the Obligations of such Person under Hedging Agreements.

  "Holders" mean the registered holders of the Notes.

  "Incur" means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (including by conversion, exchange or otherwise), assume, guarantee or otherwise become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or other obligation on the balance sheet of such Person (and "Incurrence," "Incurred" and "Incurring" shall have meanings correlative to the foregoing). Indebtedness of any Acquired Person or any of its Subsidiaries existing at the time such Acquired Person becomes a Subsidiary (or is merged into or consolidated with the Company or any Subsidiary), whether or not such Indebtedness was Incurred in connection with, as a result of, or in contemplation of, such Acquired Person becoming a Subsidiary (or being merged into or consolidated with the Company or any Subsidiary), shall be deemed Incurred at the time any such Acquired Person becomes a Subsidiary or merges into or consolidates with the Company or any Subsidiary.

  "Indebtedness" means, with respect to any Person, without duplication: (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, excluding any trade payables and other accrued current liabilities arising in the ordinary course of business, but including, without limitation, all obligations, contingent or otherwise, of such Person in connection with any letters of credit issued under letter of credit facilities, acceptance facilities or other similar facilities and in connection with any agreement to purchase, redeem, exchange, convert or otherwise acquire for value any Capital Stock of such Person, or any warrants, rights or options to acquire such Capital Stock, now or hereafter outstanding,
(ii) all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments, (iii) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade payables arising in the ordinary course of business, (iv) all Hedging Obligations of such Person, (v) all Capital Lease Obligations of such Person, (vi) all Indebtedness referred to in clauses (i) through (v) above of other Persons and all dividends of other Persons, the payment of which is secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien, upon or with respect to property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, (vii) all Guaranteed Debt of such Person, (viii) all Redeemable Capital Stock valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends, and (ix) any amendment, supplement, modification, deferral, renewal, extension, refunding or refinancing of any liability of the types referred to in clauses (i) through (viii) above. For purposes hereof, the "maximum fixed repurchase price" of any Redeemable Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Redeemable Capital Stock as if such Redeemable Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the Fair Market Value of such Redeemable Capital Stock, such Fair Market Value to be determined in good faith by the board of directors of the issuer of such Redeemable Capital Stock.

  "Indenture Obligations" means the obligations of the Company and any other obligor under the Indenture or under the Notes, including any Guarantor, to pay principal of, premium, if any, and interest when due and payable, and all other amounts due or to become due under or in connection with the Indenture, the Notes and the performance of all other obligations to the Trustee and the Holders under the Indenture and the Notes, according to the terms thereof.

  "Insolvency or Liquidation Proceeding" means, with respect to any Person, any liquidation, dissolution or winding up of such Person, or any bankruptcy, reorganization, insolvency, receivership or similar proceeding with respect to such Person, whether voluntary or involuntary.

  "Investments" means, with respect to any Person, directly or indirectly, any advance, loan (including guarantees), or other extension of credit or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase, acquisition or ownership by such Person of any Capital Stock, bonds, notes, debentures or other securities issued or owned by, any other Person and all other items that would be classified as investments on a balance sheet prepared in accordance with GAAP.

  "Issue Date" means the original issue date of the Notes.

  "Lien" means any mortgage, charge, pledge, lien (statutory or otherwise), privilege, security interest, hypothecation or other encumbrance upon or with respect to any property of any kind, real or personal, movable or immovable, now owned or hereafter acquired.

  "Maturity" when used with respect to any Note means the date on which the principal of such Note becomes due and payable as therein provided or as provided in the Indenture, whether at Stated Maturity, the Offer Date or the redemption date and whether by declaration of acceleration, Offer in respect of Excess Proceeds, Change of Control, call for redemption or otherwise.

  "Net Cash Proceeds" means (a) with respect to any Asset Sale by any Person, the proceeds thereof in the form of cash or Temporary Cash Investments including payments in respect of deferred payment obligations when received in the form of, or stock or other assets when disposed for, cash or Temporary Cash Investments (except to the extent that such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary) net of (i) brokerage commissions and other actual fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale, (ii) provisions for all taxes payable as a result of such Asset Sale, (iii) payments made to retire Indebtedness where payment of such Indebtedness is secured by the assets or properties the subject of such Asset Sale, (iv) amounts required to be paid to any Person (other than the Company or any Restricted Subsidiary) owning a beneficial interest in the assets subject to the Asset Sale and (v) appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an officers' certificate delivered to the Trustee and (b) with respect to any issuance or sale of Capital Stock or options, warrants or rights to purchase Capital Stock, or debt securities or Capital Stock that have been converted into or exchanged for Capital Stock, as referred to under "Certain Covenants Limitation on Restricted Payments," the proceeds of such issuance or sale in the form of cash or Temporary Cash Investments, including payments in respect of deferred payment obligations when received in the form of, or stock or other assets when disposed for, cash or Temporary Cash Investments (except to the extent that such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary), net of attorneys' fees, accountants' fees and brokerage, consultation, underwriting and other fees and expenses actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

  "Obligations" means any principal, interest (including, without limitation, Post-Petition Interest), penalties, fees, indemnifications, reimbursement obligations, damages and other liabilities payable under the documentation governing any Indebtedness.

  "Other Indebtedness" has the meaning set forth under "Certain Covenants-- Limitation on Guarantees by Restricted Subsidiaries."

  "Pari Passu Indebtedness" means any Indebtedness of the Company or a Guarantor that is pari passu in right of payment to the Notes or a Guarantee, as the case may be.

  "Permitted Investment" means (i) Investments in any Wholly Owned Subsidiary or any Person which, as a result of such Investment, becomes a Wholly Owned Subsidiary; (ii) Indebtedness of the Company or a Subsidiary described under clauses (iv) and (v) of the definition of "Permitted Indebtedness"; (iii) Temporary Cash Investments; (iv) Investments acquired by the Company or any Subsidiary in connection with an Asset Sale permitted under "Certain Covenants-Limitation on Sale of Assets" to the extent such Investments are non-cash proceeds as permitted under such covenant; (v) guarantees of Indebtedness otherwise permitted by the Indenture; (vi) Investments in existence on the date of the Indenture; and (vii) Investments in joint ventures in an aggregate amount not to exceed at any one time the greater of
(x) $50.0 million and (y) 5.0% of Consolidated Net Tangible Assets.

  "Permitted Junior Securities" means any securities of the Company or any successor corporation provided for by a plan of reorganization or readjustment that are (i) equity securities without special covenants or (ii) debt securities expressly subordinated in right of payment to all Senior Indebtedness that may at the time be outstanding, to substantially the same extent as, or to a greater extent than, the Notes are subordinated as provided in the Indenture, in any event pursuant to a court order so providing and as to which (a) the rate of interest on such securities shall not exceed the effective rate of interest on the Notes on the date of the Indenture, (b) such securities shall not be entitled to the benefits of covenants or defaults materially more beneficial to the holders of such securities than those in effect with respect to the Notes on the date of the Indenture and (c) such securities shall not provide for amortization (including sinking fund and mandatory prepayment provisions) commencing prior to the date six months following the final scheduled maturity date of the Senior Indebtedness (as modified by the plan of reorganization or readjustment pursuant to which such securities are issued).

  "Person" means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivisions thereof.

  "Post-Petition Interest" means, with respect to any Indebtedness of any Person, all interest accrued or accruing on such Indebtedness after the commencement of any Insolvency or Liquidation Proceeding against such Person in accordance with and at the contract rate (including, without limitation, any rate applicable upon default) specified in the agreement or instrument creating, evidencing or governing such Indebtedness, whether or not, pursuant to applicable law or otherwise, the claim for such interest is allowed as a claim in such Insolvency or Liquidation Proceeding.

  "Preferred Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of such Person's preferred stock whether now outstanding, or issued after the date of the Issue Date, and including, without limitation, all classes and series of preferred or preference stock.

  "Productive Assets" means assets of a kind used or usable by the Company and its Restricted Subsidiaries in their respective businesses (including without limitation, contracts, leases, licenses, or other agreements of value to the Company or any of its Restricted Subsidiaries), provided, however, that productive assets to be acquired by the Company or any Restricted Subsidiary shall be, in the good faith judgment of management of the Company or such Restricted Subsidiary, assets which are reasonably related, ancillary or complementary to the business of the Company and its Restricted Subsidiaries as conducted on the Issue Date.

  "Public Equity Offering" means, with respect to the Company, an underwritten public offering of Qualified Capital Stock of the Company pursuant to an effective registration statement filed under the Securities Act (excluding registration statements filed on Form S-8).

  "Qualified Capital Stock" of any Person means any and all Capital Stock of such Person other than Redeemable Capital Stock.

  "Redeemable Capital Stock" means any Capital Stock that, either by its terms or by the terms of any security into which it is convertible or exchangeable or otherwise, is or upon the happening of an event (other than as a result of a change of control provision substantially similar to that contained in "Certain Covenants--Purchase of Notes Upon a Change of Control") or passage of time would be, required to be redeemed prior to any Stated Maturity of the principal of the Notes or is redeemable at the option of the holder thereof at any time prior to any such Stated Maturity, or is convertible into or exchangeable for debt securities at any time prior to any such Stated Maturity at the option of the holder thereof.

  "Restricted Subsidiary" means any Subsidiary of the Company that has not been designated by the Board of Directors of the Company, by a resolution of the Board of Directors of the Company delivered to the Trustee, as an Unrestricted Subsidiary pursuant to "Certain Covenants--Designation of Unrestricted Subsidiaries" above. Any such designation may be revoked by a resolution of the Board of Directors of the Company delivered to the Trustee, subject to the provisions of such covenant.

  "Sale and Leaseback Transaction" means any transaction or series of related transactions pursuant to which the Company or a Subsidiary sells or transfers any property or asset in connection with the leasing, or the resale against installment payments, of such property or asset to the seller or transferor.

  "Securities Act" means the Securities Act of 1933, as amended.

  "Senior Guarantor Indebtedness" means, at any date: (a) all Obligations of the Guarantors under the Credit Agreement; provided, however, that any Indebtedness under any refinancing, refunding or replacement of the Credit Agreement shall not constitute Senior Guarantor Indebtedness to the extent that the Indebtedness thereunder is by its express terms subordinate to any other Indebtedness of any Guarantors; (b) all Hedging Obligations of the Guarantors; (c) all Obligations of the Guarantors under stand-by letters of credit; and (d) all other Indebtedness of the Guarantors for borrowed money, including principal, premium, if any, and interest (including Post-Petition Interest) on such Indebtedness, unless the instrument under which such Indebtedness of the Guarantors for money borrowed is Incurred expressly provides that such Indebtedness for money borrowed is not senior or superior in right of payment to the Notes, and all renewals, extensions, modifications, amendments or refinancings thereof. Notwithstanding the foregoing, Senior Guarantor Indebtedness shall not include (a) to the extent that it may constitute Indebtedness, any Obligation for Federal, state, local or other taxes; (b) any Indebtedness among or between the Guarantors and any Subsidiary of the Guarantors or any Affiliate of the Guarantors or any of such Affiliate's Subsidiaries, unless and for so long as such Indebtedness has been pledged to secure obligations under or in respect of Senior Guarantor Indebtedness; (c) to the extent that it may constitute Indebtedness, any Obligation in respect of any trade payable Incurred for the purchase of goods or materials, or for services obtained, in the ordinary course of business;
(d) that portion of any Indebtedness that is Incurred in violation of the Indenture; (e) Indebtedness evidenced by the Notes; (f) Indebtedness of the Guarantors that is expressly subordinate or junior in right of payment to any other Indebtedness of the Guarantors; (g) to the extent that it may constitute Indebtedness, any obligation owing under leases (other than Capital Lease Obligations) or management agreements; (h) any obligation that by operation of law is subordinate to any general unsecured obligations of the Guarantors; (i) Indebtedness represented by the Existing Notes; (j) Indebtedness incurred by Guarantors as part of the purchase price of the acquisition of assets or a business; and (k) Indebtedness of the Guarantors to the extent such Indebtedness is owed to and held by any Federal, state, local or other governmental authority.

  "Senior Indebtedness" means, at any date, (a) all Obligations of the Company under the Credit Agreement; provided, however, that any Indebtedness under any refinancing, refunding or replacement of the Credit Agreement shall not constitute Senior Indebtedness to the extent that the Indebtedness thereunder is by its express terms subordinate to any other Indebtedness of the Company;
(b) all Hedging Obligations of the Company; (c) all Obligations of the Company under stand-by letters of credit; and (d) all other Indebtedness of the Company for borrowed money, including principal, premium, if any, and interest (including Post-Petition Interest) on such Indebtedness, unless the instrument under which such Indebtedness of the Company for money borrowed is Incurred expressly provides that such Indebtedness for money borrowed is not senior or superior in right of payment to the Notes, and all renewals, extensions, modifications, amendments or refinancings thereof. Notwithstanding the foregoing, Senior Indebtedness shall not include: (a) to the extent that it may constitute Indebtedness, any Obligation for Federal, state, local or other taxes; (b) any Indebtedness among or between the Company and any Subsidiary of the Company or any Affiliate of the Company or any of such Affiliate's Subsidiaries, unless and for so long as such Indebtedness has been pledged to secure obligations under or in respect of Senior Indebtedness; (c) to the extent that it may constitute Indebtedness, any Obligation in respect of any trade payable Incurred for the purchase of goods or materials, or for services obtained, in the ordinary course of business; (d) that portion of any Indebtedness that is Incurred in violation of the Indenture; (e) Indebtedness evidenced by the Notes; (f) Indebtedness of the Company that is expressly subordinate or junior in right of payment to any other Indebtedness of the Company; (g) to the extent that it may constitute Indebtedness, any obligation owing under leases (other than Capital Lease Obligations) or management agreements; (h) any obligation that by operation of law is subordinate to any general unsecured obligations of the Company; (i) Indebtedness represented by the Existing Notes; (j) Indebtedness incurred by the Company as part of the purchase price of the acquisition of assets or a business; and (k) Indebtedness of the Company to the extent such Indebtedness is owed to and held by any Federal, state, local or other governmental authority.

  "Stated Maturity" when used with respect to any Indebtedness or any installment of interest thereon, means the dates specified in such Indebtedness as the fixed date on which the principal of such Indebtedness or such installment of interest is due and payable.

  "Subordinated Indebtedness" means Indebtedness of the Company or a Guarantor subordinated in right of payment to the Notes, the Existing Notes or a Guarantee, as the case may be.

  "Subsidiary" means any Person a majority of the equity ownership or the Voting Stock of which is at the time owned, directly or indirectly, by the Company or by one or more other Subsidiaries, or by the Company and one or more other Subsidiaries.

  "Temporary Cash Investments" means: (i) any evidence of Indebtedness of a Person, other than the Company or its Subsidiaries, maturing not more than one year after the date of acquisition, issued by the United States of America, or an instrumentality or agency thereof and guaranteed fully as to principal, premium, if any, and interest by the United States of America, (ii) any certificate of deposit, maturing not more than one year after the date of acquisition, issued by, or time deposit of, a commercial banking institution that is a member of the Federal Reserve System and that has combined capital and surplus and undivided profits of not less than $500,000,000, whose debt has a rating, at the time as of which any investment therein is made, of "P-1" (or higher) according to Moody's Investors Service, Inc. ("Moody's") or any successor rating agency or "A-1" (or higher) according to Standard and Poor's Corporation ("S&P") or any successor rating agency, (iii) commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate or Subsidiary of the Company) organized and existing under the laws of the United States of America with a rating, at the time as of which any investment therein is made, of "P-1" (or higher) according to Moody's or "A-1" (or higher) according to S&P and (iv) any money market deposit accounts issued or offered by a domestic commercial bank having capital and surplus in excess of $500,000,000.

  "Trust Indenture Act" means the Trust Indenture Act of 1939, as amended.

  "Unrestricted Subsidiary" means any Subsidiary of the Company designated as such pursuant to "Certain Covenants--Designation of Unrestricted Subsidiaries" above. Any such designation may be revoked by a resolution of the Board of Directors of the Company delivered to the Trustee, subject to the provisions of such covenant.

  "Voting Stock" means stock of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of a corporation (irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

  "Wholly Owned Restricted Subsidiary" means any Restricted Subsidiary all the Capital Stock of which (other than directors' qualifying shares and up to 5% of the issued and outstanding Capital Stock which may be owned by executive officers of such Subsidiary) is owned by the Company or another Wholly Owned Restricted Subsidiary.
                                THE GUARANTORS

  The initial Guarantors of the Notes are the following subsidiaries of the
Company: Batavia Wine Cellars, Inc., Barton Incorporated, Barton Brands, Ltd., Barton Beers, Ltd., Barton Brands of California, Inc., Barton Brands of Georgia, Inc., Barton Distillers Import Corp., Barton Financial Corporation, Stevens Point Beverage Co., Canandaigua Limited, Monarch Import Company, Canandaigua Wine Company, Inc., The Viking Distillery, Inc., Canandaigua Europe Limited, Roberts Trading Corp., and Canandaigua Limited and Polyphenolics, Inc. The Company has agreed that within 120 days of consummation of the Offering, Canandaigua B.V. will also become a guarantor. Matthew Clark is not expected to be a Guarantor.

                                 UNDERWRITING

  We, the Guarantors and the Underwriters have entered into an Underwriting Agreement relating to the offering and sale of the Notes (the "Underwriting Agreement"). In the Underwriting Agreement, we have agreed to sell each Underwriter, and each Underwriter has agreed to purchase from us, the principal amount of Notes that appears opposite its name in the table below:

                                                                    Principal
   Underwriter                                                        Amount
   -----------                                                     ------------
   Chase Securities Inc. ......................................... $
   Credit Suisse First Boston Corporation.........................
   Fleet Securities, Inc. ........................................
   Schroder & Co. Inc. ...........................................
   Scotia Capital Markets (USA) Inc. .............................
     Total........................................................
                                                                   ------------
                                                                   $200,000,000
                                                                   ============

  The obligations of the Underwriters under the Underwriting Agreement, including their agreement to purchase Notes from us, are several and not joint. Those obligations are also subject to certain conditions in the Underwriting Agreement being satisfied. The Underwriters have agreed to purchase all of the Notes if any of them are purchased.

  The Underwriters have advised us that they propose to offer the Notes to the public at the public offering price that appears on the cover page of this Prospectus Supplement. The Underwriters may offer the Notes to selected
dealers at the public offering price minus a selling concession of up to    %
of the principal amount. In addition, the Underwriters may allow, and those
selected dealers may reallow, a selling concession of up to    % of the
principal amount to certain other dealers. After the initial public offering, the Underwriters may change the public offering price and any other selling terms.

  In the Underwriting Agreement, we have agreed that:

  . we will pay our expenses related to the Offering, which we estimate will be $275,000;

  . we will not offer to sell any of our debt securities (other than the Notes) for a period of 180 days after the date of this Prospectus Supplement without the prior consent of Chase Securities Inc.; and

  . we will indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act.

  The Notes are a new issue of securities, and there is currently no established trading market for the Notes. In addition, we do not intend to apply for the Notes to be listed on any securities exchange or to arrange for the Notes to be quoted on any quotation system. The Underwriters have advised us that they intend to make a market in the Notes, but they are not obligated to do so. The Underwriters may discontinue any market making in the Notes at any time in their sole discretion. Accordingly, we cannot assure you that a liquid trading market will develop for the notes, that you will be able to sell your Notes at a particular time or that the prices that you receive when you sell will be favorable.

  The Underwriters have informed us that they do not intend to confirm sales to any accounts over which they exercise discretionary authority.

  In connection with the offering of the Notes, the Underwriters may engage in overallotment, stabilizing transactions and syndicate covering transactions in accordance with Regulation M under the Securities Exchange Act of 1934, as amended. Overallotment involves sales in excess of the offering size, which creates a short position for the Underwriters. Stabilizing transactions involve bids to purchase the Notes in the open market for the purpose of pegging, fixing or maintaining the price of the Notes. Syndicate covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate covering transactions may cause the price of the Notes to be higher than it would otherwise be in the absence of those transactions. If the Underwriters engage in stabilizing or syndicate covering transactions, they may discontinue them at any time.

  As described below, affiliates of Chase Securities Inc., Credit Suisse First Boston Corporation, Fleet Securities, Inc. and Scotia Capital Markets (USA) Inc. will, in the aggregate, receive more than 10% of the proceeds from the sale of the Notes. Accordingly, this offering is being conducted pursuant to Rule 2710(c)(8) of the Rules of Conduct of the National Association of Securities Dealers, Inc. In accordance with this provision, Schroder & Co. Inc. is acting as "qualified independent underwriter," and the yield at which the Notes are issued will be not lower than that recommended by Schroder & Co., Inc. in compliance with the requirements of Rule 2720(c)(3) of the NASD Conduct Rules. In connection with this offering, Schroder & Co. Inc. has performed due diligence investigations and reviewed and participated in the preparation of this prospectus.

  Certain of the Underwriters and their affiliates perform various investment banking, commercial banking and financial advisory services for us from time to time. The Chase Manhattan Bank ("Chase"), an affiliate of Chase Securities Inc., Credit Suisse First Boston, New York branch, an affiliate of Credit Suisse First Boston Corporation, Fleet Securities, Inc., an affiliate of Fleet National Bank, and Scotia Capital Markets (USA) Inc., an affiliate of the Bank of Nova Scotia, are all lenders under our bank credit facility. Each of these lenders will receive its proportionate share of our repayment of amounts outstanding under the bank credit facility from the proceeds of this offering. In addition, Chase acts as administrative agent under our bank credit facility and as trustee under the indenture governing our 8 3/4% senior subordinated notes due 2003.

                                LEGAL OPINIONS

  The validity of the Notes offered hereby will be passed upon for the Company by McDermott, Will & Emery. Certain legal matters in connection with the Offering will be passed upon for the Underwriters by Cahill Gordon & Reindel (a partnership including a professional corporation), New York, New York.

                                    EXPERTS

  The financial statements of Canandaigua Brands, Inc. and subsidiaries included in or incorporated by reference into this Prospectus Supplement, to the extent and for the periods indicated in their reports, have been audited by Arthur Andersen LLP, independent public accountants, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                             AVAILABLE INFORMATION

  The Company is required to file reports and other information with the Commission pursuant to the information requirements of the Exchange Act. The Company intends to furnish the holders of the Notes with annual reports containing consolidated financial statements audited by independent certified public accounts following the end of each fiscal year and with quarterly reports containing unaudited information for each of the first three quarters of each fiscal year following the end of such quarter.

  The Company's filings with the Commission may be inspected without charge at the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, registration statements and certain other filings made with the Commission through its Electronic Data Gathering, Analysis and Retrieval ("EDGAR") system are publicly available through the Commission's site on the Internet's World Wide Web, located at http://www.sec.gov.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents filed by the Company with the Commission pursuant to the Exchange Act are incorporated herein by reference:

    (1) the Company's Annual Report on Form 10-K for the fiscal year ended February 28, 1998;

    (2) the Company's Quarterly Reports on Form 10-Q for the quarterly periods ended May 31, 1998, August 31, 1998 and November 30, 1998; and

    (3) the Company's Current Reports on Form 8-K dated November 3, 1998, November 25, 1998, December 1, 1998 (as amended by Form 8-K/A filed on February 12, 1999) and December 2, 1998.

  All reports and other documents filed with the Commission by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus Supplement and prior to the termination of the offering relating to this Prospectus Supplement shall be deemed to be incorporated by reference into this Prospectus Supplement and to be a part hereof from the date of filing of such documents. Any statement incorporated or deemed to be incorporated by reference herein shall be deemed to be modified, replaced, or superseded for purposes of this Prospectus Supplement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus Supplement.

  The Company will provide without charge to each person to whom a copy of this Prospectus Supplement is delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference herein (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this Prospectus Supplement incorporates). Requests should be directed to Canandaigua Brands, Inc., Attention: David Sorce, Secretary, 300 WillowBrook Office Park, Fairport, New York 14450; telephone number 716-393-4130.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           Page
                                                                           ----
CANANDAIGUA BRANDS, INC.
  Report of Independent Public Accountants................................  F-2
  Consolidated Balance Sheets as of November 30, 1998 (unaudited),
   February 28, 1998, and February 28, 1997...............................  F-3
  Consolidated Statements of Income for the nine months ended November 30,
   1998 (unaudited) and November 30, 1997 (unaudited), for the years ended
   February 28, 1998 and 1997, for the six months ended February 29, 1996, and February 28, 1995 (unaudited), and for the year ended August 31,
   1995...................................................................  F-4
  Consolidated Statements of Changes in Stockholders' Equity for the nine months ended November 30, 1998 (unaudited), for the years ended
   February 28, 1998 and 1997, for the six months ended February 29, 1996, and for the year ended August 31, 1995.................................  F-5
  Consolidated Statements of Cash Flows for the nine months ended November
   30, 1998 (unaudited) and November 30, 1997 (unaudited), for the years ended February 28, 1998 and 1997, for the six months ended February 29,
   1996, and February 28, 1995 (unaudited), and for the year ended August
   31, 1995...............................................................  F-6
  Notes to Consolidated Financial Statements..............................  F-8
MATTHEW CLARK PLC
  Independent Auditor's Report............................................ F-32
  Consolidated Balance Sheets as of April 30, 1998 and 1997............... F-33
  Consolidated Profit and Loss Accounts for the years ended April 30,
   1998, 1997, and 1996................................................... F-34
  Consolidated Cash Flow Statements for the years ended April 30, 1998,
   1997, and 1996......................................................... F-35
  Notes to the Accounts................................................... F-36
  Consolidated Balance Sheets as of October 31, 1998 (unaudited) and
   October 31, 1997 (unaudited)........................................... F-54
  Consolidated Profit and Loss Accounts for the six months ended
   October 31, 1998 (unaudited) and October 31, 1997 (unaudited).......... F-55
  Consolidated Cash Flow Statements for the six months ended October 31,
   1998 (unaudited) and October 31, 1997 (unaudited)...................... F-56
  Notes to the Accounts................................................... F-57

                   Report of Independent Public Accountants

To Canandaigua Brands, Inc.:

We have audited the accompanying consolidated balance sheets of Canandaigua Brands, Inc. (a Delaware corporation) and subsidiaries as of February 28, 1998 and 1997, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the years ended February 28, 1998 and 1997, the six months ended February 29, 1996, and the year ended August 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Canandaigua Brands, Inc. and subsidiaries as of February 28, 1998 and 1997, and the results of their operations and their cash flows for the years ended February 28, 1998 and 1997, the six months ended February 29, 1996, and the year ended August 31, 1995, in conformity with generally accepted accounting principles.

                                          /s/ Arthur Andersen LLP

Rochester, New York,
 April 8, 1998

                   CANANDAIGUA BRANDS, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                       (in thousands, except share data)

                                           November 30, February 28, February 28,
                                               1998         1998         1997
                                           ------------ ------------ ------------
                                           (unaudited)
                  ASSETS
                  ------
 CURRENT ASSETS:
   Cash and cash investments.............   $    2,141   $    1,232   $   10,010
   Accounts receivable, net..............      173,760      142,615      142,592
   Inventories, net......................      441,048      394,028      326,626
   Prepaid expenses and other current
    assets...............................       42,373       26,463       21,787
                                            ----------   ----------   ----------
     Total current assets................      659,322      564,338      501,015
 PROPERTY, PLANT AND EQUIPMENT, net......      247,499      244,035      249,552
 OTHER ASSETS............................      260,412      264,786      270,334
                                            ----------   ----------   ----------
     Total assets........................   $1,167,233   $1,073,159   $1,020,901
                                            ==========   ==========   ==========
   LIABILITIES AND STOCKHOLDERS' EQUITY
   ------------------------------------
 CURRENT LIABILITIES:
   Notes payable.........................   $  114,500   $   91,900   $   57,000
   Current maturities of long-term debt..       24,118       24,118       40,467
   Accounts payable......................       71,379       52,055       55,892
   Accrued federal and state excise
    taxes................................       24,632       17,498       17,058
   Other accrued expenses and
    liabilities..........................      153,233       97,763       76,156
                                            ----------   ----------   ----------
     Total current liabilities...........      387,862      283,334      246,573
                                            ----------   ----------   ----------
 LONG-TERM DEBT, less current maturities.      291,386      309,218      338,884
                                            ----------   ----------   ----------
 DEFERRED INCOME TAXES...................       59,337       59,237       61,395
                                            ----------   ----------   ----------
 OTHER LIABILITIES.......................        5,018        6,206        9,316
                                            ----------   ----------   ----------
 COMMITMENTS AND CONTINGENCIES
 STOCKHOLDERS' EQUITY:
   Preferred Stock, $.01 par value -
     Authorized, 1,000,000 shares;
    Issued, none at November 30, 1998,
    February 28, 1998 and February 28,
    1997.................................          --           --           --
   Class A Common Stock, $.01 par value -
     Authorized, 120,000,000 shares;
    Issued, 17,859,769 shares at November
    30, 1998, 17,604,784 shares at
    February 28, 1998, and 17,462,332 at
    February 28, 1997....................          178          176          174
   Class B Convertible Common Stock, $.01
    par value - Authorized, 20,000,000
    shares; Issued, 3,850,748 shares at
    November 30, 1998, and 3,956,183
    shares at February 28, 1998 and
    February 28, 1997....................           39           40           40
   Additional paid-in capital............      235,860      231,687      222,336
   Retained earnings.....................      269,383      220,346      170,275
                                            ----------   ----------   ----------
                                               505,460      452,249      392,825
                                            ----------   ----------   ----------
   Less-Treasury stock-
   Class A Common Stock, 3,183,605 shares
    at November 30, 1998, 2,199,320
    shares at February 28, 1998, and
    1,915,468 shares at February 28,
    1997, at cost........................      (79,623)     (34,878)     (25,885)
   Class B Convertible Common Stock,
    625,725 shares at November 30, 1998,
    February 28, 1998, and February 28,
    1997, at cost........................       (2,207)      (2,207)      (2,207)
                                            ----------   ----------   ----------
                                               (81,830)     (37,085)     (28,092)
                                            ----------   ----------   ----------
     Total stockholders' equity..........      423,630      415,164      364,733
                                            ----------   ----------   ----------
     Total liabilities and stockholders'
      equity.............................   $1,167,233   $1,073,159   $1,020,901
                                            ==========   ==========   ==========

  The accompanying notes to consolidated financial statements are an integral part of these balance sheets.

                   CANANDAIGUA BRANDS, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
                     (in thousands, except per share data)

                            For the Nine Months     For the  Years Ended     For the Six Months Ended  For the Year
                            Ended November 30,          February 28,        February 29, February  28,    Ended
                          ------------------------  ----------------------  ------------ -------------  August 31,
                             1998         1997         1998        1997         1996         1995          1995
                          -----------  -----------  ----------  ----------  ------------ ------------- ------------
                          (unaudited)  (unaudited)                                        (unaudited)
GROSS SALES.............  $1,374,183   $1,252,372   $1,632,357  $1,534,452   $ 738,415     $ 592,305    $1,185,074
 Less--Excise taxes.....    (336,283)    (322,134)    (419,569)   (399,439)   (203,391)     (137,820)     (278,530)
                          ----------   ----------   ----------  ----------   ---------     ---------    ----------
   Net sales............   1,037,900      930,238    1,212,788   1,135,013     535,024       454,485       906,544
COST OF PRODUCT SOLD....    (728,526)    (666,747)    (864,053)   (844,181)   (396,208)     (327,694)     (653,811)
                          ----------   ----------   ----------  ----------   ---------     ---------    ----------
 Gross profit...........     309,374      263,491      348,735     290,832     138,816       126,791       252,733
SELLING, GENERAL AND
 ADMINISTRATIVE
 EXPENSES...............    (202,561)    (171,772)    (231,680)   (208,991)   (112,411)      (79,925)     (159,196)
NONRECURRING
 RESTRUCTURING EXPENSES.         --           --           --          --       (2,404)         (685)       (2,238)
                          ----------   ----------   ----------  ----------   ---------     ---------    ----------
 Operating income.......     106,813       91,719      117,055      81,841      24,001        46,181        91,299
INTEREST EXPENSE, net...     (23,700)     (23,885)     (32,189)    (34,050)    (17,298)      (13,141)      (24,601)
                          ----------   ----------   ----------  ----------   ---------     ---------    ----------
 Income before provision
  for federal and state
  income taxes..........      83,113       67,834       84,866      47,791       6,703        33,040        66,698
PROVISION FOR FEDERAL
 AND STATE INCOME TAXES.     (34,076)     (27,812)     (34,795)    (20,116)     (3,381)      (12,720)      (25,678)
                          ----------   ----------   ----------  ----------   ---------     ---------    ----------
NET INCOME..............  $   49,037   $   40,022   $   50,071  $   27,675   $   3,322     $  20,320    $   41,020
                          ==========   ==========   ==========  ==========   =========     =========    ==========
SHARE DATA:
Earnings per common
 share:
 Basic..................       $2.66        $2.14        $2.68       $1.43       $0.17         $1.13         $2.18
                               =====        =====        =====       =====       =====         =====         =====
 Diluted................       $2.60        $2.10        $2.62       $1.42       $0.17         $1.12         $2.16
                               =====        =====        =====       =====       =====         =====         =====
Weighted average common
 shares outstanding:
 Basic..................      18,412       18,663       18,672      19,333      19,611        17,989        18,776
 Diluted................      18,881       19,054       19,105      19,521      19,807        18,179        19,005


  The accompanying notes to consolidated financial statements are an integral part of these statements.

                   CANANDAIGUA BRANDS, INC. AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                       (in thousands, except share data)


                           Common Stock   Additional
                          ---------------  Paid-in   Retained Treasury  Restricted
                          Class A Class B  Capital   Earnings  Stock      Stock     Total
                          ------- ------- ---------- -------- --------  ---------- --------
BALANCE, August 31,
 1994...................   $138     $40    $113,348  $ 98,258 $ (7,591)  $   --    $204,193
Conversion of 19,093
 Class B Convertible
 Common shares to Class
 A Common shares........    --      --          --        --       --        --         --
Issuance of 3,000,000
 Class A Common shares..     30     --       90,353       --       --        --      90,383
Exercise of 432,067
 Class A stock options
 related to the Vintners
 Acquisition............      5     --       13,013       --       --        --      13,018
Employee stock purchases
 of 28,641 treasury
 shares.................    --      --          546       --        87       --         633
Exercise of 114,075
 Class A stock options..      1     --        1,324       --       --        --       1,325
Tax benefit on stock
 options exercised......    --      --        1,251       --       --        --       1,251
Tax benefit on
 disposition of employee
 stock purchases........    --      --           59       --       --        --          59
Net income for fiscal
 1995...................    --      --          --     41,020      --        --      41,020
                           ----     ---    --------  -------- --------   -------   --------
BALANCE, August 31,
 1995...................    174      40     219,894   139,278   (7,504)      --     351,882
Conversion of 5,000
 Class B Convertible
 Common shares to Class
 A Common shares........    --      --          --        --       --        --         --
Exercise of 18,000 Class
 A stock options........    --      --          238       --       --        --         238
Employee stock purchases
 of 20,869 treasury
 shares.................    --      --          593       --        63       --         656
Issuance of 10,000 Class
 A stock options........    --      --          134       --       --        --         134
Tax benefit on stock
 options exercised......    --      --          198       --       --        --         198
Tax benefit on
 disposition of employee
 stock purchases........    --      --           76       --       --        --          76
Net income for
 Transition Period......    --      --          --      3,322      --        --       3,322
                           ----     ---    --------  -------- --------   -------   --------
BALANCE, February 29,
 1996...................    174      40     221,133   142,600   (7,441)      --     356,506
Conversion of 35,500
 Class B Convertible
 Common shares to Class
 A Common shares........    --      --          --        --       --        --         --
Exercise of 3,750 Class
 A stock options........    --      --           17       --       --        --          17
Employee stock purchases
 of 37,768 treasury
 shares.................    --      --          884       --       114       --         998
Repurchase of 787,450
 Class A Common Shares..    --      --          --        --   (20,765)      --     (20,765)
Acceleration of 18,500
 Class A stock options..    --      --          248       --       --        --         248
Tax benefit on stock
 options exercised......    --      --           27       --       --        --          27
Tax benefit on
 disposition of employee
 stock purchases........    --      --           27       --       --        --          27
Net income for fiscal
 1997...................    --      --          --     27,675      --        --      27,675
                           ----     ---    --------  -------- --------   -------   --------
BALANCE, February 28,
 1997...................    174      40     222,336   170,275  (28,092)      --     364,733
Exercise of 117,452
 Class A stock options..      2     --        1,799       --       --        --       1,801
Employee stock purchases
 of 78,248 treasury
 shares.................    --      --        1,016       --       240       --       1,256
Repurchase of 362,100
 Class A Common shares..    --      --          --        --    (9,233)      --      (9,233)
Acceleration of 142,437
 Class A stock options..    --      --        3,625       --       --        --       3,625
Issuance of 25,000
 restricted Class A
 Common shares..........    --      --        1,144       --       --     (1,144)       --
Amortization of unearned
 restricted stock
 compensation...........    --      --          --        --       --        267        267
Accelerated amortization
 of unearned restricted
 stock compensation.....    --      --          200       --       --        877      1,077
Tax benefit on stock
 options exercised......    --      --        1,382       --       --        --       1,382
Tax benefit on
 disposition of employee
 stock purchases........    --      --          185       --       --        --         185
Net income for fiscal
 1998...................    --      --          --     50,071      --        --      50,071
                           ----     ---    --------  -------- --------   -------   --------
BALANCE, February 28,
 1998...................    176      40     231,687   220,346  (37,085)      --     415,164
Conversion of 105,435
 Class B Convertible
 Common shares to Class
 A Common shares
 (unaudited)............      1      (1)        --        --       --        --         --
Exercise of 149,550
 Class A stock options
 (unaudited)............      1     --        3,021       --       --        --       3,022
Employee stock purchases
 of 34,551 treasury
 shares (unaudited).....    --      --        1,152       --       133       --       1,285
Repurchase of 1,018,836
 Class A Common shares
 (unaudited)............    --      --          --        --   (44,878)      --    (44,878)
Net income for the nine
 months ended
 November 30, 1998
 (unaudited)............    --      --          --     49,037      --        --      49,037
                           ----     ---    --------  -------- --------   -------   --------
BALANCE, November 30,
 1998 (unaudited).......   $178     $39    $235,860  $269,383 $(81,830)  $   --    $423,630
                           ====     ===    ========  ======== ========   =======   ========

  The accompanying notes to consolidated financial statements are an integral part of these balance sheets.

                   CANANDAIGUA BRANDS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)

                               For the Nine            For the               For the Six
                               Months Ended          Years Ended            Months Ended         For the
                          ----------------------- ------------------  ------------------------- Year Ended
                               November 30,         February 28,      February 29, February 28, August 31,
                             1998        1997       1998      1997        1996         1995        1995
                          ----------- ----------- --------  --------  ------------ ------------ ----------
                          (unaudited) (unaudited)                                  (unaudited)
CASH FLOWS FROM
 OPERATING ACTIVITIES
 Net Income.............   $ 49,037    $ 40,022   $ 50,071  $ 27,675    $  3,322     $ 20,320    $ 41,020
Adjustments to reconcile
 net income to net cash
 provided by (used in)
 operating activities:
 Depreciation of
  property, plant and
  equipment.............     18,166      18,806     23,847    22,359       9,521        9,786      15,568
 Amortization of
  intangible assets.....      7,523       6,987      9,314     9,480       4,437        2,865       5,144
 Deferred tax (benefit)
  provision.............     (2,800)      6,900      6,319     5,769       1,991           57      19,232
 Stock-based
  compensation expense..         76         529      1,747       275         --           --          --
 Amortization of
  discount on long-term
  debt..................        287         261        352       112         --           --          --
 (Gain) loss on sale of
  property, plant and
  equipment.............        (16)     (3,036)    (3,001)   (3,371)         81          --          (33)
 Restructuring charges--
  fixed asset write-
  down..................        --          --         --        --          275          --       (2,050)
 Change in operating
  assets and
  liabilities:
  Accounts receivable,
   net..................    (31,143)    (42,192)       749     3,523     (27,008)       1,586       7,392
  Inventories, net......    (47,019)    (91,008)   (65,644)   16,232     (70,172)     (18,783)     41,528
  Prepaid expenses and
   other current assets.    (15,690)      2,552     (4,354)    3,271      (2,350)       3,079      (3,884)
  Accounts payable......     19,324       6,896     (3,288)     (431)     (2,362)     (30,068)    (13,415)
  Accrued federal and
   state excise taxes...      7,134       3,161        440    (2,641)      4,066        6,907      (1,025)
  Other accrued expense
   and liabilities......     58,369      21,649     14,655    24,617      (8,564)     (28,175)    (20,784)
  Other assets and
   liabilities, net.....     (3,917)     (1,043)    (2,452)      898       1,930       (3,817)    (15,375)
                           --------    --------   --------  --------    --------     --------    --------
  Total adjustments.....     10,294     (69,538)   (21,316)   80,093     (88,155)     (56,563)     32,298
                           --------    --------   --------  --------    --------     --------    --------
  Net cash provided by
   (used in) operating
   activities...........     59,331     (29,516)    28,755   107,768     (84,833)     (36,243)     73,318
                           --------    --------   --------  --------    --------     --------    --------
CASH FLOW FROM
 INVESTING ACTIVITIES:
 Purchases of property,
  plant and equipment,
  net of minor
  disposals.............    (21,660)    (23,206)   (31,203)  (31,649)    (16,077)     (11,342)    (37,121)
 Purchase of joint
  venture minority
  interest..............       (716)        --         --        --          --           --          --
 Proceeds from sale of
  property, plant and
  equipment.............         45      12,547     12,552     9,174         555          --        1,336
 Payment of accrued
  earn-out amounts......        --          --         --    (13,848)    (11,307)         --      (28,300)
                           --------    --------   --------  --------    --------     --------    --------
  Net cash used in
   investing activities.    (22,331)    (10,659)   (18,651)  (36,323)    (26,829)     (11,342)    (64,085)
                           --------    --------   --------  --------    --------     --------    --------
                                                                                  (continued on next page)

                                 (in thousands)

                               For the Nine            For the                For the Six
                               Months Ended          Years Ended             Months Ended         For the
                          ----------------------- -------------------  ------------------------- Year Ended
                               November 30,          February 28,      February 29, February 28, August 31,
                             1998        1997       1998       1997        1996         1995        1995
                          ----------- ----------- ---------  --------  ------------ ------------ ----------
                          (unaudited) (unaudited)                                   (unaudited)
CASH FLOWS FROM
 FINANCING ACTIVITIES:
 Principal payments of
  long-term debt........   $(18,119)   $(64,193)  $(186,367) $(50,842)  $ (14,579)    $(89,474)  $(139,906)
 Purchases of treasury
  stock.................    (44,878)     (9,233)     (9,233)  (20,765)        --           --          --
 Payment of issuance
  costs of long-term
  debt..................        --         (561)     (1,214)   (1,550)        --           --          --
 Proceeds from issuance
  of long-term debt, net
  of discount...........        --          --      140,000    61,668      13,220       47,000      47,000
 Net proceeds from
  (repayment of) notes
  payable...............     22,600     104,000      34,900   (54,300)    111,300      (12,000)    (19,000)
 Exercise of employee
  stock options.........      3,021       1,194       1,776        17         224          341       1,325
 Proceeds from employee
  stock purchases.......      1,285       1,256       1,256       998         656          --          633
 Proceeds from equity
  offering, net.........        --          --          --        --          --       103,313     103,400
                           --------    --------   ---------  --------   ---------     --------   ---------
  Net cash (used in)
   provided by financing
   activities...........    (36,091)     32,463     (18,882)  (64,774)    110,821       49,180      (6,548)
                           --------    --------   ---------  --------   ---------     --------   ---------
NET INCREASE (DECREASE)
 IN CASH AND CASH
 INVESTMENTS............        909      (7,712)     (8,778)    6,671        (841)       1,595       2,685
CASH AND CASH
 INVESTMENTS, beginning
 of period..............      1,232      10,010      10,010     3,339       4,180        1,495       1,495
                           --------    --------   ---------  --------   ---------     --------   ---------
CASH AND CASH
 INVESTMENTS, end of
 period.................   $  2,141    $  2,298   $   1,232  $ 10,010   $   3,339     $  3,090   $   4,180
                           ========    ========   =========  ========   =========     ========   =========
SUPPLEMENTAL DISCLOSURES
 OF CASH FLOW
 INFORMATION:
Cash paid during the
 period for:
 Interest...............   $ 20,156    $ 20,819   $  33,394  $ 32,615   $  14,720     $ 14,068   $  25,082
                           ========    ========   =========  ========   =========     ========   =========
 Income taxes...........   $ 24,771    $ 19,692   $  32,164  $  4,411   $   3,612     $  9,454   $  11,709
                           ========    ========   =========  ========   =========     ========   =========
SUPPLEMENTAL DISCLOSURES
 OF NONCASH INVESTING
 AND FINANCING
 ACTIVITIES:
 Fair value of assets
  acquired, including
  cash acquired.........   $    --     $    --    $     --   $    --    $ 144,927     $    --    $     --
 Liabilities assumed....        --          --          --        --       (3,147)         --          --
                           --------    --------   ---------  --------   ---------     --------   ---------
 Cash paid..............        --          --          --        --      141,780          --          --
 Less--Amounts borrowed.        --          --          --        --     (141,780)         --          --
                           --------    --------   ---------  --------   ---------     --------   ---------
  Net cash paid for
   acquisition..........   $    --     $    --    $     --   $    --    $     --      $    --    $     --
                           ========    ========   =========  ========   =========     ========   =========
Goodwill reduction on
 settlement of disputed
 final closing net
 current asset statement
 for Vintners
 Acquisition............   $    --     $    --    $     --   $  5,894   $     --      $    --    $     --
                           ========    ========   =========  ========   =========     ========   =========
 Accrued earn-out
  amounts...............   $    --     $    --    $     --   $    --    $  15,155     $    --    $  10,000
                           ========    ========   =========  ========   =========     ========   =========

  The accompanying notes to consolidated financial statements are an integral part of these statements.

                   CANANDAIGUA BRANDS, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

              FEBRUARY 28, 1998 AND NOVEMBER 30, 1998 (UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 Description of business--

  Canandaigua Brands, Inc. (formerly Canandaigua Wine Company, Inc.), and its subsidiaries (the Company) operate primarily in the beverage alcohol industry. The Company is principally a producer and supplier of wine and an importer and producer of beer and distilled spirits in the United States. It maintains a portfolio of over 130 national and regional brands of beverage alcohol which are distributed by over 850 wholesalers throughout the United States and selected international markets. Its beverage alcohol brands are marketed in three general categories: wine, beer and distilled spirits.

 Year-end change--

  The Company changed its fiscal year end from August 31 to the last day of February. The period from September 1, 1995, through February 29, 1996, is hereinafter referred to as the "Transition Period."

 Principles of consolidation--

  The consolidated financial statements of the Company include the accounts of Canandaigua Brands, Inc., and all of its subsidiaries. All intercompany accounts and transactions have been eliminated.

 Unaudited financial statements--

  The consolidated financial statements as of November 30, 1998 and for the nine-month periods ended November 30, 1998 and November 30, 1997, and the six month period ended February 28, 1995, have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission applicable to interim reporting and reflect, in the opinion of the Company, all adjustments necessary to present fairly the financial information for Canandaigua Brands, Inc., and its subsidiaries. All such adjustments are of a normal recurring nature.

 Management's use of estimates and judgment--

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Cash investments--

  Cash investments consist of highly liquid investments with an original maturity when purchased of three months or less and are stated at cost, which approximates market value. The amounts at November 30, 1998 (unaudited), February 28, 1998, and February 28, 1997, are not material.

 Fair value of financial instruments--

  To meet the reporting requirements of Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments," the Company calculates the fair value of financial instruments using quoted market prices whenever available. When quoted market prices are

                   CANANDAIGUA BRANDS, INC. AND SUBSIDIARIES

              FEBRUARY 28, 1998 AND NOVEMBER 30, 1998 (UNAUDITED) not available, the Company uses standard pricing models for various types of financial instruments (such as forwards, options, swaps, etc.) which take into account the present value of estimated future cash flows. The methods and assumptions used to estimate the fair value of financial instruments are summarized as follows:

  Accounts receivable: The carrying amount approximates fair value due to the short maturity of these instruments, the creditworthiness of the customers and the large number of customers constituting the accounts receivable balance.

  Notes payable: These instruments are variable interest rate bearing notes for which the carrying value approximates the fair value.

  Long-term debt: The carrying value of the debt facilities with short-term variable interest rates approximates the fair value. The fair value of the fixed rate debt was estimated by discounting cash flows using interest rates currently available for debt with similar terms and maturities.

  Foreign exchange hedging agreements: The fair value of currency forward contracts is estimated based on quoted market prices.

  Interest rate hedging agreements: The fair value of interest rate hedging instruments is the estimated amount that the Company would receive or be required to pay to terminate the derivative agreements at year end. The fair value includes consideration of current interest rates and the creditworthiness of the counterparties to the agreements.

  Letters of credit: At November 30, 1998, February 28, 1998, and February 28, 1997, the Company had letters of credit outstanding totaling approximately $7,825,000 (unaudited) $3,865,000 and $8,622,000, respectively, which guarantee payment for certain obligations. The Company recognizes expense on these obligations as incurred and no material losses are anticipated.

  The carrying amount and estimated fair value of the Company's financial instruments are summarized as follows:

                                            February 28, 1998 February 28, 1997
                                            ----------------- -----------------
                                            Carrying   Fair   Carrying   Fair
                                             Amount   Value    Amount   Value
                                            -------- -------- -------- --------
(in thousands)
Liabilities:
  Notes payable............................ $ 91,900 $ 91,900 $ 57,000 $ 57,000
  Long-term debt, including current
   portion................................. $333,336 $340,934 $379,351 $374,628
Derivative Instruments:
  Foreign exchange hedging agreements:
    Currency forward contracts............. $    --  $    --  $    374 $    407
Interest rate hedging agreements:
  Interest rate cap agreement.............. $    --  $    --  $    --  $    --
  Interest rate collar agreement........... $    --  $    --  $    --  $    --

                   CANANDAIGUA BRANDS, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

              FEBRUARY 28, 1998 AND NOVEMBER 30, 1998 (UNAUDITED)

 Interest rate futures and currency forward contracts--

  From time to time, the Company enters into interest rate futures and a variety of currency forward contracts in the management of interest rate risk and foreign currency transaction exposure. Unrealized gains and losses on interest rate futures are deferred and recognized as a component of interest expense over the borrowing period. Unrealized gains and losses on currency forward contracts are deferred and recognized as a component of the related transactions in the accompanying financial statements. Discounts or premiums on currency forward contracts are recognized over the life of the contract.

 Inventories--

  Inventories are valued at the lower of cost (computed in accordance with the last-in, first-out (LIFO) or first-in, first-out (FIFO) methods) or market. Substantially all of the inventories are valued using the LIFO method at November 30, 1998, February 28, 1998, and February 28, 1997. Replacement cost of the inventories determined on a FIFO basis is approximately 460,061,000 (unaudited) at November 30, 1998, $411,424,000 at February 28, 1998, and $349,006,000 at February 28, 1997.

  A substantial portion of barreled whiskey and brandy will not be sold within one year because of the duration of the aging process. All barreled whiskey and brandy are classified as in-process inventories and are included in current assets, in accordance with industry practice. Bulk wine inventories are also included as work in process within current assets, in accordance with the general practices of the wine industry, although a portion of such inventories may be aged for periods greater than one year. Warehousing, insurance, ad valorem taxes and other carrying charges applicable to barreled whiskey and brandy held for aging are included in inventory costs.

  Elements of cost include materials, labor and overhead and consist of the following:

                                         November 30, February 28, February 28,
                                             1998         1998         1997
                                         ------------ ------------ ------------
                                         (unaudited)
      (in thousands)
      Raw materials and supplies........   $16,739      $ 14,439     $ 14,191
      Wine and distilled spirits in
       process..........................    340,764      304,037      262,289
      Finished case goods...............    102,558       92,948       72,526
                                           --------     --------     --------
                                            460,061      411,424      349,006
      Less--LIFO reserve ...............    (19,013)     (17,396)     (22,380)
                                           --------     --------     --------
                                           $441,048     $394,028     $326,626
                                           ========     ========     ========

  If the FIFO method of inventory valuation had been used, reported net income would have been: $954,000 (unaudited) or $0.05 per share on a diluted basis (unaudited), higher for the nine months ended November 30, 1998; $664,000 (unaudited) or $0.03 per share on a diluted basis (unaudited), higher for the nine months ended November 30, 1997; $2,941,000 or $0.15 per share on a diluted basis, lower for the year ended February 28, 1998; $18,165,000 or $0.93 per share on a diluted basis, higher for the year ended February 28, 1997; $3,433,000 or $0.17 per share on a diluted basis, higher for the six months ended February 29, 1996; $616,000 (unaudited) or $0.03 per share on a diluted basis (unaudited), lower for the six months ended February 28, 1995; and $2,504,000 or $0.13 per share on a diluted basis, lower for the year ended August 31, 1995.

                   CANANDAIGUA BRANDS, INC. AND SUBSIDIARIES

              FEBRUARY 28, 1998 AND NOVEMBER 30, 1998 (UNAUDITED)

 Property, plant and equipment--

  Property, plant and equipment is stated at cost. Major additions and betterments are charged to property accounts, while maintenance and repairs are charged to operations as incurred. The cost of properties sold or otherwise disposed of and the related accumulate depreciation are eliminated from the accounts at the time of disposal and resulting gains and losses are included as a component of operating income.

 Depreciation--

  Depreciation is computed primarily using the straight-line method over the following estimated useful lives:

                                                       Depreciable Life in Years
                                                       -------------------------
        Buildings and improvements....................       10 to 33 1/3
        Machinery and equipment.......................          3 to 15
        Motor vehicles................................          3 to 7

  Amortization of assets capitalized under capital leases is included with depreciation expense. Amortization is calculated using the straight-line method over the shorter of the estimated useful life of the asset or the lease term.

 Other assets--

  Other assets, which consist of goodwill, distribution rights, trademarks, agency license agreements, deferred financing costs, cash surrender value of officers' life insurance and other amounts, are stated at cost, net of accumulated amortization. Amortization is calculated on a straight-line or effective interest basis over the following estimated useful lives:

                                                            Useful Life in Years
                                                            --------------------
        Goodwill...........................................          40
        Distribution rights................................          40
        Trademarks.........................................          40
        Agency license agreements..........................       16 to 40
        Deferred financing costs...........................       5 to 10

  At November 30, 1998 (unaudited), and February 28, 1998, the weighted average remaining useful life of these assets is approximately 36 years. The face value of the officers' life insurance policies totaled $2,852,000 for all periods presented.

 Long-lived assets and intangibles--

  In accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be disposed of," the Company reviews its long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable on an undiscounted cash flow basis. The statement also requires that long-lived assets and certain identifiable intangibles to be disposed of be reported at the lower of carrying amount or fair value less cost to sell. The Company did not record any asset impairment in fiscal 1998.

                   CANANDAIGUA BRANDS, INC. AND SUBSIDIARIES

              FEBRUARY 28, 1998 AND NOVEMBER 30, 1998 (UNAUDITED)

 Advertising and promotion costs--

  The Company generally expenses advertising and promotion costs as incurred, shown or distributed. Prepaid advertising costs at November 30, 1998 (unaudited), February 28, 1998, and February 28, 1997, were not material. Advertising and promotion expense for the nine months ended November 30, 1998, the nine months ended November 30, 1997, years ended February 28, 1998 and 1997, the Transition Period, the six months ended February 28, 1995, and the year ended August 31, 1995, were approximately $116,309,000 (unaudited), $85,427,000 (unaudited), $111,685,000, $101,319,000, $60,187,000, $41,658,000
(unaudited) and $84,246,000, respectively.

 Income taxes--

  The Company uses the liability method of accounting for income taxes. The liability method accounts for deferred income taxes by applying statutory rates in effect at the balance sheet date to the difference between the financial reporting and tax basis of assets and liabilities.

 Environmental--

  Environmental expenditures that relate to current operations are expensed as appropriate. Expenditures that relate to an existing condition caused by past operations, and which do not contribute to current or future revenue generation, are expensed. Liabilities are recorded when environmental assessments and/or remedial efforts are probable, and the cost can be reasonably estimated. Generally, the timing of these accruals coincides with the completion of a feasibility study or the Company's commitment to a formal plan of action. Liabilities for environmental costs were not material at November 30, 1998 (unaudited), February 28, 1998, and February 28, 1997.

 Earnings Per Common Share--

  The Company adopted the provisions of Statement of Financial Accounting Standards No. 128, "Earnings Per Share," (SFAS No. 128) effective February 28, 1998. Basic earnings per common share excludes the effect of common stock equivalents and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding during the period for Class A Common Stock and Class B Convertible Common Stock. Diluted earnings per common share reflects the potential dilution that could result if securities or other contracts to issue common stock were exercised or converted into common stock. Diluted earnings per common share assumes the exercise of stock options using the treasury stock method and assumes the conversion of convertible securities, if any, using the "if converted" method. Historical earnings per common share have been restated to conform with the provisions of SFAS No. 128.

 Other--

  Certain fiscal 1997, Transition Period and fiscal 1995 balances have been reclassified to conform with current year presentation.

2. ACQUISITIONS:

 UDG Acquisition--

  On September 1, 1995, the Company through its wholly-owned subsidiary, Barton Incorporated (Barton), acquired certain of the assets of United Distillers Glenmore, Inc., and certain of its North American affiliates (collectively, UDG) (the UDG Acquisition). The acquisition was made pursuant to

                   CANANDAIGUA BRANDS, INC. AND SUBSIDIARIES

              FEBRUARY 28, 1998 AND NOVEMBER 30, 1998 (UNAUDITED)

an Asset Purchase Agreement dated August 29, 1995 (the Purchase Agreement), entered into between Barton and UDG. The acquisition included all of UDG's rights to the Fleischmann's, Skol, Mr. Boston, Canadian LTD, Old Thompson, Kentucky Tavern, Chi-Chi's, Glenmore and di Amore distilled spirits brands; the U.S. rights to Inver House, Schenley and El Toro distilled spirits brands; and related inventories and other assets. The acquisition also included two of UDG's production facilities; one located in Owensboro, Kentucky, and the other located in Albany, Georgia. In addition, pursuant to the Purchase Agreement, the parties entered into multiyear agreements under which Barton (i) purchases various bulk distilled spirits brands from UDG and (ii) provides packaging services for certain of UDG's distilled spirits brands as well as warehousing services.

  The aggregate consideration for the acquired brands and other assets consisted of $141,780,000 in cash and assumption of certain current liabilities. The source of the cash payment made at closing, together with payment of other costs and expenses required by the UDG Acquisition, was financing provided by the Company pursuant to a term loan under the Company's then existing bank credit agreement.

  The UDG Acquisition was accounted for using the purchase method; accordingly, the UDG assets were recorded at fair market value at the date of acquisition. The excess of the purchase price over the estimated fair market value of the net assets acquired (goodwill), $86,348,000, is being amortized on a straight-line basis over 40 years. The results of operations of the UDG Acquisition have been included in the Consolidated Statements of Income since the date of acquisition.

3. PROPERTY, PLANT AND EQUIPMENT:

  The major components of property, plant and equipment are as follows:

                               November 30, 1998 February 28, 1998 February 28, 1997
                               ----------------- ----------------- -----------------
                                  (unaudited)
     (in thousands)
     Land....................      $  15,131         $  15,103         $  16,961
     Buildings and
      improvements...........         75,993            74,706            76,379
     Machinery and equipment.        247,149           244,204           243,274
     Motor vehicles..........          5,413             5,316             5,355
     Construction in
      progress...............         33,186            17,485            13,999
                                   ---------         ---------         ---------
                                     376,872           356,814           355,968
     Less--Accumulated
      depreciation...........       (129,373)         (112,779)         (106,416)
                                   ---------         ---------         ---------
                                   $ 247,499         $ 244,035         $ 249,552
                                   =========         =========         =========

                   CANANDAIGUA BRANDS, INC. AND SUBSIDIARIES

              FEBRUARY 28, 1998 AND NOVEMBER 30, 1998 (UNAUDITED)

4. OTHER ASSETS:

  The major components of other assets are as follows:

                              November 30, 1998 February 28, 1998 February 28, 1997
                              ----------------- ----------------- -----------------
                                 (unaudited)
     (in thousands)
     Goodwill................     $152,087          $150,595          $150,595
     Distribution rights,
      agency license
      agreements and
      trademarks.............      121,027           119,346           119,316
     Other...................       23,466            23,686            22,936
                                  --------          --------          --------
                                   296,580           293,627           292,847
     Less--Accumulated
      depreciation...........      (36,168)          (28,841)          (22,513)
                                  --------          --------          --------
                                  $260,412          $264,786          $270,334
                                  ========          ========          ========

5. OTHER ACCRUED EXPENSES AND LIABILITIES:

  The major components of other accrued expenses and liabilities are as follows:

                              November 30, 1998 February 28, 1998 February 28, 1997
                              ----------------- ----------------- -----------------
                                 (unaudited)
     (in thousands)
     Accrued salaries and
      commissions............     $ 12,561           $23,704           $12,109
     Other...................      140,672            74,059            64,047
                                  --------           -------           -------
                                  $153,233           $97,763           $76,156
                                  ========           =======           =======

                   CANANDAIGUA BRANDS, INC. AND SUBSIDIARIES

              FEBRUARY 28, 1998 AND NOVEMBER 30, 1998 (UNAUDITED)

6. BORROWINGS:

  Borrowings consist of the following:

                               November 30, 1998           February 28, 1998      February 28, 1997
                         ----------------------------- -------------------------- -----------------
                         Current   Long-term   Total   Current Long-term  Total         Total
                         -------- ----------- -------- ------- --------- -------- -----------------
                                  (unaudited)
                                                       (in thousands)
Notes Payable:
 Senior Credit
  Facility:
   Revolving Credit
    Loans............... $114,500  $    --    $114,500 $91,900 $    --   $ 91,900     $ 57,000
                         ========  ========   ======== ======= ========  ========     ========
Long-term Debt:
 Senior Credit
  Facility:
 Term Loan, variable
  rate, aggregate
  proceeds of $140,000,
  due in installments
  through June 2003..... $ 24,000  $ 98,000   $122,000 $24,000 $116,000  $140,000     $185,900
 Senior Subordinated
  Notes:
 8.75% redeemable after
  December 15, 1998,
  due 2003..............      --    130,000    130,000     --   130,000   130,000      130,000
 8.75% Series C
  redeemable after
  December 15, 1998,
  due 2003 (less
  unamortized discount
  of $2,581, $2,868 and
  $3,220 at November
  30, 1998, February
  28, 1998,
  and February 28,
  1997, respectively--
  effective rate
  9.76%)................      --     62,419     62,419     --    62,132    62,132       61,780
 Capitalized Lease
  Agreements:
 Capitalized facility
  lease bearing interest
  at 9%, due in monthly
  installments through
  fiscal 1998...........      --        --         --      --       --        --           348
 Industrial Development
  Agencies:
 7.50% 1980 issue,
  original proceeds
  $2,370, due in annual
  installments of $119
  through fiscal 2000...      118       --         118     118      119       237          356
 Other Long-term Debt:
 Loans payable bearing
  interest at 5%,
  secured by cash
  surrender value of
  officers'
  life insurance
  policies..............      --        967        967     --       967       967          967
                         --------  --------   -------- ------- --------  --------     --------
                         $ 24,118  $291,386   $315,504 $24,118 $309,218  $333,336     $379,351
                         ========  ========   ======== ======= ========  ========     ========

 Senior Credit Facility--

  On December 19, 1997, the Company and a syndicate of banks (the Syndicate Banks) entered into a new $325,000,000 senior Credit Agreement (the Credit Agreement). The proceeds of the Credit Agreement were used to repay all outstanding principal and accrued interest on all loans under the Company's Third Amended and Restated Credit Agreement, as amended. As compared to the

                   CANANDAIGUA BRANDS, INC. AND SUBSIDIARIES

              FEBRUARY 28, 1998 AND NOVEMBER 30, 1998 (UNAUDITED)

previous bank credit agreement, the Credit Agreement includes, among other things, lower interest rates, lower quarterly loan amortization and greater flexibility with respect to effecting acquisitions, incurring indebtedness and repurchasing the Company's capital stock. The Credit Agreement provides for a $140,000,000 term loan facility due in June 2003 and a $185,000,000 revolving loan facility, including letters of credit up to a maximum of $20,000,000, which expires in June 2003. In July 1998, the revolving loan facility was increased by $100,000,000 to $285,000,000 (unaudited). The rate of interest payable, at the Company's option, is a function of the London interbank offered rate (LIBOR) plus a margin, federal funds rate plus a margin, or the prime rate. The margin is adjustable based upon the Company's Debt Ratio (as defined in the Credit Agreement). The Credit Agreement also provides for certain mandatory term loan prepayments.

  The term loan facility requires quarterly repayments of $6,000,000 beginning March 1998 through December 2002, and payments of $10,000,000 in March 2003 and June 2003. At November 30, 1998 and February 28, 1998, the margin on the term loan facility borrowings was [0.625%] and 0.75%, respectively, and may be decreased by up to 0.35% and increased by up to 0.5% depending on the Company's Debt Ratio.

  The revolving loan facility is utilized to finance working capital requirements. The Credit Agreement requires that the Company reduce the outstanding balance of the revolving loan facility to less than $60,000,000 for thirty consecutive days during the nine months ending each November 30. In June 1998, the Credit Agreement was amended to among other things, eliminate this requirement. The margin on the revolving loan facility was 0.425% and 0.5% at November 30, 1998 and February 28, 1998, respectively and may be decreased by up to 0.175% and 0.25% and increased by up to 0.475% and 0.4%, respectively depending on the Company's Debt Ratio. In addition, the Company pays a facility fee on the total revolving loan facility. At November 30, 1998 and February 28, 1998, the facility fee was 0.20% and 0.25%, respectively and may be reduced 0.05% and 0.1% and increased by 0.15% and 0.1%, respectively subject to the Company's Debt Ratio.

  Each of the Company's principal operating subsidiaries has guaranteed, jointly and severally, the Company's obligations under the Credit Agreement. The Syndicate Banks have been given security interests in substantially all of the assets of the Company including mortgage liens on certain real property. The Company is subject to customary secured lending covenants including those restricting additional liens, the incurrence of additional indebtedness, the sale of assets, the payment of dividends, transactions with affiliates and the making of certain investments. The primary financial covenants require the maintenance of a Debt Ratio, a senior debt coverage ratio, a fixed charge ratio and an interest coverage ratio. Among the most restrictive covenants contained in the Credit Agreement is the requirement to maintain a fixed charge ratio of not less than 1.0 at the last day of each fiscal quarter for the most recent four quarters.

  The Company had average outstanding Revolving Credit Loans of approximately $83,459,000 (unaudited) $59,892,000 and $88,825,000 for the nine months ended
November 30, 1998 and the years ended February 28, 1998 and February 27, 1997, respectively. Amounts available to be drawn down under the Revolving Credit Loans were $162,675,000 (unaudited) $89,235,000 and $119,378,000 at November
30, 1998, February 28, 1998 and February 28 1997, respectively. The average interest rate on the Revolving Credit Loans was 6.2%, 6.7%, 6.57%, 6.58%, 6.76%, 6.97% and 7.16%, for the nine months ended November 30, 1998, the nine months ended November 30, 1997, the years ended February 28, 1998 and February 28, 1997, the six months ended February 28, 1996, the six months ended February 28, 1995 and fiscal 1995, respectively. Facility fees on the new

                   CANANDAIGUA BRANDS, INC. AND SUBSIDIARIES

              FEBRUARY 28, 1998 AND NOVEMBER 30, 1998 (UNAUDITED)

Credit Agreement are due based upon the total revolving loan facility, whereas commitment fees under the prior agreement were based upon the unused portion of the revolving loan facility. These fees are based upon the Company's Debt Ratio and can range from 0.15% to 0.35%. At November 30, 1998, and February 28, 1998, the facility fee percentage was [0.20%] and 0.25%, respectively. The commitment fee percentage at February 28, 1997, was 0.325%.

 Senior Subordinated Notes--

  On December 27, 1993, the Company issued $130,000,000 aggregate principal amount of 8.75% Senior Subordinated Notes due in December 2003 (the Notes). Interest on the Notes is payable semiannually on June 15 and December 15 of each year. The Notes are unsecured and subordinated to the prior payment in full of all senior indebtedness of the Company, which includes the Credit Agreement. The Notes are guaranteed, on a senior subordinated basis, by all of the Company's significant operating subsidiaries.

  The Trust Indenture relating to the Notes contains certain covenants, including, but not limited to, (i) limitation on indebtedness; (ii) limitation on restricted payments; (iii) limitation on transactions with affiliates; (iv) limitation on senior subordinated indebtedness; (v) limitation on liens; (vi) limitation on sale of assets; (vii) limitation on issuance of guarantees of and pledges for indebtedness; (viii) restriction on transfer of assets; (ix) limitation on subsidiary capital stock; (x) limitation on the creation of any restriction on the ability of the Company's subsidiaries to make distributions and other payments; and (xi) restrictions on mergers, consolidations and the transfer of all or substantially all of the assets of the Company to another person. The limitation on indebtedness covenant is governed by a rolling four quarter fixed charge ratio requiring a specified minimum.

  On October 29, 1996, the Company issued $65,000,000 aggregate principal amount of 8.75% Series B Senior Subordinated Notes due in December 2003 (the Series B Notes). The Company used the net proceeds of approximately $61,700,000 to repay $50,000,000 of Revolving Credit Loans and to prepay and permanently reduce $9,600,000 of the Term Loan. The remaining proceeds were used to pay various fees and expenses associated with the offering. The terms of the Series B Notes were substantially identical to those of the Notes. In February 1997, the Company exchanged $65,000,000 aggregate principal amount of 8.75% Series C Senior Subordinated Notes due in December 2003 (the Series C Notes) for the Series B Notes. The terms of the Series C Notes are identical in all material respects to the Series B Notes.

 Loans Payable--

  Loans payable, secured by officers' life insurance policies, carry an interest rate of 5%. The notes carry no due dates and it is management's intention not to repay the notes during the next fiscal year.

 Capitalized Lease Agreements--Industrial Development Agencies--

  Certain capitalized lease agreements require the Company to make lease payments equal to the principal and interest on certain bonds issued by Industrial Development Agencies. The bonds are secured by the leases and the related facilities. These transactions have been treated as capital leases with the related assets included in property, plant and equipment and the lease commitments included in long-term debt. Among the provisions under the debenture and lease agreements are covenants that define minimum levels of working capital and tangible net worth and the maintenance of certain financial ratios as defined in the agreements.

                   CANANDAIGUA BRANDS, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

              FEBRUARY 28, 1998 AND NOVEMBER 30, 1998 (UNAUDITED)

 Debt Payments--

  Principal payments required under long-term debt obligations during the next five fiscal years are as follows:

                                  February 28, 1998
                                  -----------------
                                   (in thousands)
                 1999............     $ 24,118
                 2000............       24,119
                 2001............       24,000
                 2002............       24,000
                 2003............       24,000
                 Thereafter......      215,967
                                      --------
                                      $336,204
                                      ========

7. INCOME TAXES:

  The provision for federal and state income taxes consists of the following:

                                   For the          For the Year For the Six  For the Year
                                 Year Ended            Ended     Months Ended    Ended
                              February 28, 1998     February 28, February 29,  August 31,
                          ------------------------- ------------ ------------ ------------
                                  State and
                          Federal   Local    Total      1997         1996         1995
                          ------- --------- ------- ------------ ------------ ------------
(in thousands)
Current income tax pro-
 vision.................  $21,032  $7,444   $28,476   $14,347       $1,390      $ 6,446
Deferred income tax pro-
 vision.................    5,935     384     6,319     5,769        1,991       19,232
                          -------  ------   -------   -------       ------      -------
                          $26,967  $7,828   $34,795   $20,116       $3,381      $25,678
                          =======  ======   =======   =======       ======      =======

  A reconciliation of the total tax provision to the amount computed by applying the expected U.S. federal income tax rate to income before provision for federal and state income taxes is as follows:

                          For the Year Ended    For the Year Ended    For the Six Months   For the Year Ended
                             February 28,          February 28,       Ended February 29,       August 31,
                                 1998                  1997                  1996                 1995
                          --------------------- --------------------- -------------------- ---------------------
                                        % of                  % of                 % of                  % of
                                       Pretax                Pretax               Pretax                Pretax
                            Amount     Income     Amount     Income    Amount     Income     Amount     Income
                          ----------  --------- ----------  --------- ---------- --------- ----------  ---------
(in thousands)
Computed "expected" tax
 provision..............  $   29,703      35.0  $   16,727      35.0  $    2,346      35.0 $   23,344      35.0
State and local income
 taxes, net of Federal
 income tax benefit.....       5,089       6.0       3,304       6.9         827      12.3      2,395       3.6
Nondeductible meals and
 entertainment expenses.         294       0.3         310       0.6         205       3.1        290       0.4
Miscellaneous items,
 net....................        (291)     (0.3)       (225)     (0.4)          3       --        (351)     (0.5)
                          ----------   -------  ----------   -------  ----------  -------- ----------   -------
                          $   34,795      41.0  $   20,116      42.1  $    3,381      50.4 $   25,678      38.5
                          ==========   =======  ==========   =======  ==========  ======== ==========   =======

                   CANANDAIGUA BRANDS, INC. AND SUBSIDIARIES

              FEBRUARY 28, 1998 AND NOVEMBER 30, 1998 (UNAUDITED)

  Deferred tax liabilities (assets) are comprised of the following:

                                             February 28, 1998 February 28, 1997
                                             ----------------- -----------------
      (in thousands)
      Depreciation and amortization.........      $70,303           $68,155
      LIFO reserves.........................       13,601             2,019
      Inventory reserves....................        6,974             9,418
      Other accruals........................      (18,193)          (13,191)
                                                  -------           -------
                                                  $72,685           $66,991
                                                  =======           =======

  At February 28, 1998, the Company has state and U.S. federal net operating loss (NOL) carryforwards of $16,213,000 and $3,654,000, respectively, to offset future taxable income that, if not otherwise utilized, will expire as follows: state NOLs of $6,945,000, $6,828,000 and $2,440,000 at February 28,
2001, 2002 and 2003, respectively, and federal NOL of $3,654,000 at February 28, 2011.

8. PROFIT SHARING RETIREMENT PLANS AND RETIREMENT SAVINGS PLAN:

  The Company's profit sharing retirement plans, which cover substantially all employees, provide for contributions by the Company in such amounts as the Board of Directors may annually determine and for voluntary contributions by employees. The plans are qualified as tax-exempt under the Internal Revenue Code and conform with the Employee Retirement Income Security Act of 1974. The Company's provisions for the plans, including the Barton plan described below, were $5,571,000 and $4,999,000 for the years ended February 28, 1998 and 1997, respectively, $2,579,000 in the Transition Period and $3,830,000 for fiscal 1995.

  The Company's retirement savings plan, established pursuant to Section 401(k) of the Internal Revenue Code, permits substantially all full-time employees of the Company (excluding Barton employees, who are covered by a separate plan described below) to defer a portion of their compensation on a pretax basis. Participants may defer, subject to a maximum contribution limitation, up to 10% of their compensation for the year. The Company makes a matching contribution of 25% of the first 4% of compensation an employee defers. Company contributions to this plan were $367,000 and $700,000 for the years ended February 28, 1998 and 1997, respectively, $325,000 in the Transition Period and $281,000 in fiscal 1995.

  The Barton profit sharing and 401(k) plan covers all salaried employees of Barton. The amount of Barton's contribution under the profit sharing portion of the plan is at the discretion of its Board of Directors, subject to limitations of the plan. Contribution expense was $2,799,000 and $2,504,000 for the years ended February 28, 1998 and 1997, respectively, $1,095,000 in the Transition Period and $1,430,000 in fiscal 1995. Pursuant to the 401(k) portion of the plan, participants may defer up to 8% of their compensation for the year, subject to limitations of the plan, and receive no matching contribution from Barton.

  Effective March 1, 1998, the Company's existing retirement savings and profit sharing retirement plans and the Barton profit sharing and 401(k) plan were merged into the Canandaigua Brands, Inc. 401(k) and Profit Sharing Plan (the Plan). The Plan covers substantially all employees, excluding those employees covered by collective bargaining agreements. The 401(k) portion of the Plan permits eligible employees to defer a portion of their compensation (as defined in the Plan) on a pretax basis.

                   CANANDAIGUA BRANDS, INC. AND SUBSIDIARIES

              FEBRUARY 28, 1998 AND NOVEMBER 30, 1998 (UNAUDITED)

Participants may defer up to 10% of their compensation for the year, subject to limitations of the Plan. The Company makes a matching contribution of 50% of the first 6% of compensation a participant defers. The amount of the Company's contribution under the profit sharing portion of the Plan is in such discretionary amount as the Board of Directors may annually determine, subject to limitations of the Plan. Contribution expense for the nine months ended November 30, 1998, was $5,469,000 (unaudited) Aggregate contribution expense for the nine months ended November 30, 1997, under the pre-existing plans was $4,519,000 (unaudited).

9. STOCKHOLDERS' EQUITY:

 Common Stock--

  The Company has two classes of common stock: Class A Common Stock and Class B Convertible Common Stock. Class B Convertible Common Stock shares are convertible into shares of Class A Common Stock on a one-to-one basis at any time at the option of the holder. Holders of Class B Convertible Common Stock are entitled to ten votes per share. Holders of Class A Common Stock are entitled to only one vote per share but are entitled to a cash dividend premium. If the Company pays a cash dividend on Class B Convertible Common Stock, each share of Class A Common Stock will receive an amount at least ten percent greater than the amount of the cash dividend per share paid on Class B Convertible Common Stock. In addition, the Board of Directors may declare and pay a dividend on Class A Common Stock without paying any dividend on Class B Convertible Common Stock.

  At February 28, 1998, there were 15,405,464 shares of Class A Common Stock and 3,330,458 shares of Class B Convertible Common Stock outstanding, net of treasury stock.

  In July 1998, the stockholders of the Company approved an increase in the number of authorized shares of Class A Common Stock from 60,000,000 shares to 120,000,000 shares, thereby increasing the aggregate number of authorized shares of the Company to 141,000,000 shares.

 Stock Repurchase Authorization--

  On January 11, 1996, the Company's Board of Directors authorized the repurchase of up to $30,000,000 of its Class A and Class B Common stock. The Company was permitted to finance such purchases, which became treasury shares, through cash generated from operations or through the Credit Agreement. The Company completed its repurchase program during fiscal 1998, repurchasing 362,100 shares of Class A Common Stock for $9,233,000. Throughout the year ended February 28, 1997, the Company repurchased 787,450 shares of Class A Common Stock totaling $20,765,000.

  In June 1998, the Company's Board of Directors authorized the repurchase of up to $100,000,000 of its Class A Common Stock and Class B Convertible Common Stock. The Company may finance such purchases, which will become treasury shares, through cash generated from operations or through the bank credit agreement. As of November 30, 1998, 1,018,836 shares of Class A Common Stock totaling $44,878,000 (unaudited) were repurchased during the nine months ended November 30, 1998.

                   CANANDAIGUA BRANDS, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

              FEBRUARY 28, 1998 AND NOVEMBER 30, 1998 (UNAUDITED)

 Long-Term Stock Incentive Plan--

  In July 1997, the stockholders approved the amendment and restatement of the Company's Stock Option and Stock Appreciation Right Plan (the Original Stock
Plan) as the Long-Term Stock Incentive Plan (the Long-Term Stock Plan). Options granted under the Original Stock Plan remain outstanding and in full force in accordance with their terms.

  Under the Long-Term Stock Plan, nonqualified stock options, stock appreciation rights, restricted stock and other stock-based awards may be granted to employees, officers and directors of the Company. Grants, in the aggregate, may not exceed 4,000,000 shares of the Company's Class A Common Stock. The exercise price, vesting period and term of nonqualified stock options granted are established by the committee administering the plan (the Committee). Grants of stock appreciation rights, restricted stock and other stock-based awards may contain such vesting, terms, conditions and other requirements as the Committee may establish. During fiscal 1998, no stock appreciation rights and 25,000 shares of restricted Class A Common Stock were granted. At February 28, 1998, there were 1,840,258 shares available for future grant.

  A summary of nonqualified stock option activity is as follows:

                                                   Weighted             Weighted
                                                     Avg.                 Avg.
                                      Shares Under Exercise   Options   Exercise
                                         Option     Price   Exercisable  Price
                                      ------------ -------- ----------- --------
Balance, August 31, 1994.............     563,500   $15.65
  Options granted....................     289,000   $40.29
  Options exercised..................    (114,075)  $ 7.02
  Options forfeited/canceled.........      (4,500)  $19.22
                                       ----------
Balance, August 31, 1995.............     733,925   $26.68     39,675    $ 4.44
  Options granted....................     571,050   $36.01
  Options exercised..................     (18,000)  $13.23
  Options forfeited/canceled.........    (193,250)  $44.06
                                       ----------
Balance, February 29, 1996...........   1,093,725   $28.70     28,675    $ 4.44
  Options granted....................   1,647,700   $22.77
  Options exercised..................      (3,750)  $ 4.44
  Options forfeited/canceled.........  (1,304,700)  $32.09
                                       ----------
Balance, February 28, 1997...........   1,432,975   $18.85     51,425    $10.67
  Options granted....................     569,400   $38.72
  Options exercised..................    (117,452)  $15.33
  Options forfeited/canceled.........     (38,108)  $17.66
                                       ----------
Balance, February 28, 1998...........   1,846,815   $25.23    360,630    $25.46
                                       ==========

                   CANANDAIGUA BRANDS, INC. AND SUBSIDIARIES

              FEBRUARY 28, 1998 AND NOVEMBER 30, 1998 (UNAUDITED)

  The following table summarizes information about stock options outstanding at February 28, 1998:

                                 Options Outstanding        Options Exercisable
                           -------------------------------- --------------------
                                        Weighted
                                          Avg.     Weighted             Weighted
                                        Remaining    Avg.                 Avg.
Range of                     Number    Contractual Exercise   Number    Exercise
Exercise Prices            Outstanding    Life      Price   Exercisable  Price
---------------            ----------- ----------- -------- ----------- --------
$4.44 - $11.50............     38,675   3.5 years   $ 9.15     38,675    $ 9.15
$17.00 - $25.63...........    998,540   7.3 years   $17.37    134,280    $17.00
$26.75 - $31.25...........    351,800   8.5 years   $28.46     80,200    $27.30
$35.38 - $56.75...........    457,800   9.6 years   $41.25    107,475    $40.53
                           ----------                         -------
                           $1,846,815   8.0 years   $25.23    360,630    $25.46
                           ==========                         =======

  The weighted average fair value of options granted during fiscal 1998, fiscal 1997 and the Transition Period was $20.81, $10.27 and $15.90, respectively. The fair value of options is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions: risk-free interest rate of 6.4% for fiscal 1998, 6.6% for fiscal 1997 and 5.5% for the Transition Period; volatility of 41.3% for fiscal 1998, 42.7% for fiscal 1997 and 39.6% for the Transition Period; expected option life of 6.9 years for fiscal 1998, 4.7 years for fiscal 1997 and 5.4 years for the Transition Period. The dividend yield was 0% for fiscal 1998, fiscal 1997 and the Transition Period. Forfeitures are recognized as they occur.

 Incentive Stock Option Plan--

  The ability to grant incentive stock options under the Original Stock Plan was eliminated when it was amended and restated as the Long-Term Stock Plan. In July 1997, stockholders approved the adoption of the Company's Incentive Stock Option Plan. Under the Incentive Stock Option Plan, incentive stock options may be granted to employees, including officers, of the Company. Grants, in the aggregate, may not exceed 1,000,000 shares of the Company's Class A Common Stock. The exercise price of any incentive stock option may not be less than the fair market value of the Company's Class A Common Stock on the date of grant. The vesting period and term of incentive stock options granted are established by the Committee. The maximum term of incentive stock options is ten years. During fiscal 1998, no incentive stock options were granted.

 Employee Stock Purchase Plan--

  In fiscal 1989, the Company approved a stock purchase plan under which 1,125,000 shares of Class A Common Stock can be issued under the terms of the plan, eligible employees may purchase shares of the Company's Class A Common Stock through payroll deductions. The purchase price is the lower of 85% of the fair market value of the stock on the first or last day of the purchase period. During fiscal 1998 and fiscal 1997, the Transition Period and fiscal 1995, employees purchased 78,248, 37,768, 20,869 and 28,641 shares, respectively.

  The weighted average fair value of purchase rights granted during fiscal 1998 and fiscal 1997 was $11.90 and $8.41, respectively. The fair value of purchase rights is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions: risk-free interest rate of 5.3% for fiscal 1998 and 5.6% for fiscal 1997; volatility of 35.1% for fiscal 1998 and 65.4% for fiscal 1997; expected purchase right life of 0.5 years for fiscal 1998 and 0.8 years for

                   CANANDAIGUA BRANDS, INC. AND SUBSIDIARIES

              FEBRUARY 28, 1998 AND NOVEMBER 30, 1998 (UNAUDITED)

fiscal 1997. The dividend yield was 0% for both fiscal 1998 and fiscal 1997. No purchase rights were granted in the Transition Period.

 Pro Forma Disclosure--

  The Company applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for its plans. In fiscal 1997, the Company elected to adopt the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," (SFAS No. 123). Accordingly, no compensation expense has been recognized for its stock-based compensation plans. Had the Company recognized the compensation cost based upon the fair value at the date of grant for awards under its plans consistent with the methodology prescribed by SFAS No. 123, net income and earnings per common share would have been reduced to the pro forma amounts as follows:

                                                                    For the Six
                           For the Year Ended For the Year Ended   Months Ended
                           February 28, 1998  February 28, 1997  February 29, 1996
                           ------------------ ------------------ -----------------
                               As       Pro       As       Pro       As      Pro
                            Reported   Forma   Reported   Forma   Reported  Forma
                           ---------- ------- ---------- ------- ---------- ------
(in thousands, except per
share)
Net income...............  $  50,071 $ 46,171 $  27,675 $  25,038 $  3,322 $  3,178
Earnings per common
 share:
  Basic..................  $    2.68 $   2.47 $    1.43 $    1.30 $   0.17 $   0.16
  Diluted................  $    2.62 $   2.42 $    1.42 $    1.28 $   0.17 $   0.16

  The provisions of SFAS No. 123 have not been applied to options or purchase rights granted prior to September 1, 1995. Therefore, the resulting pro forma effect on net income may not be representative of that to be expected in future years.

 Stock Offering--

  During November 1994, the Company completed a public offering and sold 3,000,000 shares of its Class A Common Stock, resulting in net proceeds to the Company of approximately $95,515,000 after underwriters' discounts and commissions and expenses. In connection with the offering, 432,067 of the Vintners option shares were exercised and the Company received proceeds of $7,885,000. Under the terms of the then existing bank credit agreement, approximately $82,000,000 was used to repay a portion of the Term Loan under the bank credit agreement. The balance of net proceeds was used to repay Revolving Credit Loans under the bank credit agreement.

                   CANANDAIGUA BRANDS, INC. AND SUBSIDIARIES

              FEBRUARY 28, 1998 AND NOVEMBER 30, 1998 (UNAUDITED)

10. EARNINGS PER COMMON SHARE:

  The following table presents historical earnings per common share restated to conform with the provisions of SFAS No. 128.

                                    For the                   For the                   For the           For the
                               Nine Months Ended            Years Ended            Six Months Ended      Year Ended
                           ------------------------- ------------------------- ------------------------- ----------
                           November 30, November 30, February 28, February 28, February 29, February 28, August 31,
                               1998         1997         1998         1997         1996         1995        1995
                           ------------ ------------ ------------ ------------ ------------ ------------ ----------
(in thousands, except per
share data)                (unaudited)  (unaudited)                                         (unaudited)
BASIC EARNINGS PER COMMON
 SHARE:
 Income applicable to
  common shares..........    $49,037      $40,022      $50,071      $27,675      $ 3,322      $20,320     $41,020
                             =======      =======      =======      =======      =======      =======     =======
 Weighted average common
  shares outstanding.....     18,412       18,663       18,672       19,333       19,611       17,989      18,776
BASIC EARNINGS PER COMMON
 SHARE...................    $  2.66      $  2.14      $  2.68      $  1.43      $  0.17      $  1.13     $  2.18
                             =======      =======      =======      =======      =======      =======     =======
DILUTED EARNINGS PER
 COMMON SHARE:
 Income applicable to
  common shares..........    $49,037      $40,022      $50,071      $27,675      $ 3,322      $20,320     $41,020
                             =======      =======      =======      =======      =======      =======     =======
 Weighted average common
  shares outstanding.....     18,412       18,663       18,672       19,333       19,611       17,989      18,776
 Incentive stock options.        464          387          423          179          129          152         155
 Options/employee stock
  purchases..............          5            4           10            9           67           38          74
                             -------      -------      -------      -------      -------      -------     -------
Adjusted weighted average
 common shares
 outstanding.............     18,881       19,054       19,105       19,521       19,807       18,179      19,005
DILUTED EARNINGS PER
 COMMON SHARE............    $  2.60      $  2.10      $  2.62      $  1.42      $  0.17      $  1.12     $  2.16
                             =======      =======      =======      =======      =======      =======     =======

11. COMMITMENTS AND CONTINGENCIES:

 Operating Leases--

  Future payments under noncancelable operating leases having initial or remaining terms of one year or more are as follows:

                                  February 28, 1998
                                  -----------------
                                   (in thousands)
                 1999............      $ 3,506
                 2000............        2,627
                 2001............        1,947
                 2002............        1,513
                 2003............        1,291
                 Thereafter......        8,590
                                       -------
                                       $19,474
                                       =======

                   CANANDAIGUA BRANDS, INC. AND SUBSIDIARIES

              FEBRUARY 28, 1998 AND NOVEMBER 30, 1998 (UNAUDITED)

   Rental expense was approximately $5,279,000 (unaudited) and $4,451,000 (unaudited) for the nine months ended November 30, 1998 and 1997, respectively, $5,554,000 and $4,716,000 for fiscal 1998 and fiscal 1997, respectively, $2,382,000 in the Transition Period and $4,193,000 for fiscal 1995.

 Purchase Commitments And Contingencies--

  The Company has agreements with three suppliers to purchase blended Scotch whisky through December 2001. The purchase prices under the agreements are denominated in British pounds sterling. Based upon exchange rates at February 28, 1998, the Company's aggregate future obligation ranges from approximately $10,758,000 to $22,835,000 for the contracts expiring through December 2001.

  The Company has an agreement to purchase Canadian blended whisky through September 1, 1999, with a maximum obligation of approximately $4,453,000. The Company also has two agreements to purchase Canadian new distillation whisky (including dumping charges) through December 2005 at purchase prices of approximately $12,521,000 to $13,536,000. In addition, the Company has an agreement to purchase corn whiskey through April 1999 at a purchase price of approximately $90,000.

  All of the Company's imported beer products are marketed and sold pursuant to exclusive distribution agreements from the suppliers of these products. The Company's agreement to distribute Corona and its other Mexican beer brands exclusively throughout 25 states was renewed effective November 22, 1996, and expires December 2006, with automatic five year renewals thereafter, subject to compliance with certain performance criteria and other terms under the agreement. The remaining agreements expire through June 2003. Prior to their expiration, these agreements may be terminated if the Company fails to meet certain performance criteria. The Company believes it is in compliance with all of its material distribution agreements and, given the Company's long-term relationships with its suppliers, the Company does not believe that these agreements will be terminated.

  In connection with the Vintners Acquisition and the Almaden/Inglenook Acquisition, the Company assumed purchase contracts with certain growers and suppliers. In addition, the Company has entered into other purchase contracts with various growers and suppliers in the normal course of business. Under the grape purchase contracts, the Company is committed to purchase all grape production yielded from a specified number of acres for a period of time ranging up to 20 years. The actual tonnage and price of grapes that must be purchased by the Company will vary each year depending on certain factors, including weather, time of harvest, overall market conditions and the agricultural practices and location of the growers and suppliers under contract.

  The Company purchased $154,909,000 of grapes under these contracts during fiscal 1998. Based on current production yields and published grape prices, the Company estimates that the aggregate purchases under these contracts over the remaining term of the contracts will be approximately $915,651,000. During fiscal 1994, in connection with the Vintners Acquisition and the Almaden/Inglenook Acquisition, the Company established a reserve for the estimated loss on these firm purchase commitments of approximately $62,664,000, which was subsequently reduced during fiscal 1995 to reflect the effects of the termination payments to cancel contracts with certain growers. The remaining reserve for the estimated loss on the remaining contracts is approximately $771,000 at November 30, 1998 (unaudited), and February 28, 1998.

                   CANANDAIGUA BRANDS, INC. AND SUBSIDIARIES

              FEBRUARY 28, 1998 AND NOVEMBER 30, 1998 (UNAUDITED)

  The Company's aggregate obligations under bulk wine purchase contracts will be approximately $32,502,000 over the remaining term of the contracts which expire through fiscal 2001.

 Employment Contracts--

  The Company has employment contracts with certain of its executive officers and certain other management personnel with remaining terms ranging up to three years. These agreements provide for minimum salaries, as adjusted for annual increases, and may include incentive bonuses based upon attainment of specified management goals. In addition, these agreements provide for severance payments in the event of specified termination of employment. The aggregate commitment for future compensation and severance, excluding incentive bonuses, was approximately $7,903,000 as of February 28, 1998, of which approximately $1,436,000 is accrued in other liabilities as of February 28, 1998.

 Employees Covered By Collective Bargaining Agreements--

  Approximately 42% of the Company's full-time employees are covered by collective bargaining agreements at February 28, 1998. Agreements expiring within one year cover approximately 7% of the Company's full-time employees.

 Legal Matters--

  The Company is subject to litigation from time to time in the ordinary course of business. Although the amount of any liability with respect to such litigation cannot be determined, in the opinion of management, such liability will not have a material adverse effect on the Company's financial condition or results of operations.

12. SIGNIFICANT CUSTOMERS AND CONCENTRATION OF CREDIT RISK:

  The Company sells its products principally to wholesalers for resale to retail outlets including grocery stores, package liquor stores, club and discount stores and restaurants. Gross sales to the five largest wholesalers of the Company represented 26.4%, 22.9%, 16.9% and 21.6% of the Company's gross sales for the fiscal years ending February 28, 1998 and 1997, the Transition Period and for the fiscal year ended August 31, 1995, respectively. Gross sales to the Company's largest wholesaler, Southern Wine and Spirits, represented 12.1%, 10.5% and 10.6% of the Company's gross sales for the fiscal years ended February 28, 1998 and 1997, and for the fiscal year ended August 31, 1995, respectively. Accounts receivable from the Company's largest wholesaler represented 14.1% and 11.3% of the Company's total accounts receivable as of February 28, 1998 and 1997, respectively. No single wholesaler was responsible for greater than 10% of gross sales during the Transition Period. Gross sales to the Company's five largest wholesalers are expected to continue to represent a significant portion of the Company's revenues. The Company's arrangements with certain of its wholesalers may, generally, be terminated by either party with prior notice. The Company performs ongoing credit evaluations of its customers' financial position, and management of the Company is of the opinion that any risk of significant loss is reduced due to the diversity of customers and geographic sales area.

13. RESTRUCTURING PLAN:

  The Company provided for costs to restructure the operations of its California wineries (the Restructuring Plan) in the fourth quarter of fiscal 1994. Under the Restructuring Plan, all bottling operations at the Central Cellars winery in Lodi, California, and the branded wine bottling operations

                   CANANDAIGUA BRANDS, INC. AND SUBSIDIARIES

              FEBRUARY 28, 1998 AND NOVEMBER 30, 1998 (UNAUDITED)

at the Monterey Cellars winery in Gonzales, California, were moved to the Mission Bell winery located in Madera, California. The Monterey Cellars winery will continue to be used as a crushing, winemaking and contract bottling facility. The Central Cellars winery was closed in the fourth quarter of fiscal 1995 and was sold for its approximate net book value during fiscal 1997. In fiscal 1994, the Restructuring Plan reduced income before taxes and net income by approximately $24,005,000 and $14,883,000, respectively, or $0.92 per share on a diluted basis. Of the total pretax charge in fiscal 1994, approximately $16,481,000 was to recognize estimated losses associated with the revaluation of land, buildings and equipment related to facilities described above to their estimated net realizable value; and approximately $7,524,000 related to severance and other benefits associated with the elimination of 260 jobs. In fiscal 1995, the Restructuring Plan reduced income before income taxes and net income by approximately $2,238,000 and $1,376,000, respectively, or $0.07 per share on a diluted basis. Of the total pretax charge in fiscal 1995, $4,288,000 relates to equipment relocation and employee hiring and relocation costs, offset by a decrease of $2,050,000 in the valuation reserve as compared to fiscal 1994, primarily related to the land, buildings and equipment at the Central Cellars winery. The Company also expended approximately $19,071,000 in fiscal 1995 for capital expenditures to expand storage capacity and install certain relocated equipment. In the Transition Period, the expense incurred in connection with the Restructuring Plan reduced income before taxes and net income by approximately $2,404,000 and $1,192,000, respectively, or $0.06 per share on a diluted basis. These charges represented incremental, nonrecurring expenses of $3,982,000 primarily incurred for overtime and freight expenses resulting from inefficiencies related to the Restructuring Plan, offset by a reduction in the accrual for restructuring expenses of $1,578,000, primarily for severance and facility holding and closure costs. The Company completed the Restructuring Plan at February 29, 1996, with a total employment reduction of 177 jobs. The Company expended approximately $2,125,000 in fiscal 1997 and $6,644,000 during the Transition Period for capital expenditures to expand storage capacity. As of February 28, 1997, the Company had accrued liabilities of approximately $402,000 relating to the Restructuring Plan. As of February 28, 1998, the Company had no accrued liabilities relating to the Restructuring Plan.

14. SUMMARIZED FINANCIAL INFORMATION--SUBSIDIARY GUARANTORS:

  The subsidiary guarantors are wholly owned and the guarantees are full, unconditional, joint and several obligations of each of the subsidiary guarantors. Summarized financial information for the subsidiary guarantors is set forth below. Separate financial statements for the subsidiary guarantors of the Company are not presented because the Company has determined that such financial statements would not be material to investors. The subsidiary guarantors comprise all of the direct and indirect subsidiaries of the Company, other than the nonguarantor subsidiaries which individually, and in the aggregate, are inconsequential. There are no restrictions on the ability of the subsidiary guarantors to transfer funds to the Company in the form of cash dividends or loan repayments; however, except for limited amounts, the subsidiary guarantors may not loan funds to the Company.

                   CANANDAIGUA BRANDS, INC. AND SUBSIDIARIES

              FEBRUARY 28, 1998 AND NOVEMBER 30, 1998 (UNAUDITED)

  The following table presents summarized financial information for subsidiary guarantors in connection with all of the Company's 8.75% Senior Subordinated
Notes:

                                          November 30, February 28, February 28,
                                              1998         1998         1997
                                          ------------ ------------ ------------
                                          (unaudited)
(in thousands)
Balance Sheet Data:
Current assets...........................   $539,422     $460,618     $401,870
Noncurrent Assets........................   $396,441     $395,225     $403,068
Current liabilities......................   $110,068     $102,207     $100,009
Noncurrent liabilities...................   $ 62,224     $ 61,784     $ 65,300

                                                                                      For the           For the
                         For the Nine Months Ended    For the Years Ended        Six months Ended      Year Ended
                         ------------------------- ------------------------- ------------------------- ----------
                         November 30, November 30, February 28, February 28, February 29, February 28, August 31,
                             1998         1997         1998         1997         1996         1995        1995
                         ------------ ------------ ------------ ------------ ------------ ------------ ----------
                         (unaudited)  (unaudited)                                         (unaudited)
(in thousands)
Income Statement Data:
Net Sales...............   $848,196     $764,457     $985,757     $907,387     $416,839     $334,885    $716,969
Gross profit............   $185,749     $153,590     $196,642     $164,471     $ 73,843     $ 62,883    $ 31,489
Income before provision
 for Federal and state
 income taxes...........   $ 75,693     $ 58,658     $ 64,270     $ 47,303     $ 17,083     $ 22,690    $ 52,756
Net income..............   $ 44,659     $ 34,886     $ 38,094     $ 27,392     $  8,466     $ 13,954    $ 32,445

15. ACCOUNTING PRONOUNCEMENTS:

  In June 1997, Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income," (SFAS No. 130) and Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information," (SFAS No. 131) were issued. SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components in a full set of financial statements. The Company is required to adopt SFAS No. 130 for interim periods and fiscal years beginning March 1, 1998. Reclassification of financial statements for earlier periods provided for comparative purposes is required. The Company believes the effect of adoption will not be significant. SFAS No. 131 establishes standards for reporting information about operating segments in annual financial statements and requires reporting of selected information in interim financial statements. The Company is required to adopt SFAS No. 131 for fiscal years beginning March 1, 1998, and for interim periods beginning March 1, 1999. Restatement of comparative information for earlier years is required in the initial year of adoption and comparative information for interim periods in the initial year of adoption is to be reported for interim periods in the second year of application. The Company has not yet determined the impact of SFAS No. 131 on its financial statements.

                   CANANDAIGUA BRANDS, INC. AND SUBSIDIARIES

              FEBRUARY 28, 1998 AND NOVEMBER 30, 1998 (UNAUDITED)


16. SELECTED QUARTERLY FINANCIAL INFORMATION (UNAUDITED):

  A summary of selected quarterly financial information is as follows:

                                           Quarter Ended
                           ---------------------------------------------
                           May 31,  August 31, November 30, February 28,
       Fiscal 1998           1997      1997        1997         1998     Full Year
-------------------------  -------- ---------- ------------ ------------ ----------
(in thousands, except for
per share data)
Net sales................  $306,011  $301,524    $322,703     $282,550   $1,212,788
Gross profit.............  $ 80,732  $ 84,759    $ 98,000     $ 85,244   $  348,735
Net income...............  $ 10,046  $ 12,365    $ 17,611     $ 10,049   $   50,071
Earnings per common
 share:
  Basic..................  $   0.54  $   0.67    $   0.94     $   0.54   $     2.68
  Diluted................  $   0.53  $   0.65    $   0.92     $   0.53   $     2.62
                                           Quarter Ended
                           ---------------------------------------------
                           May 31,  August 31, November 30, February 28,
       Fiscal 1997           1996      1996        1996         1997     Full Year
-------------------------  -------- ---------- ------------ ------------ ----------
(in thousands, except for
per share data)
Net sales................  $276,493  $279,218    $317,733     $261,569   $1,135,013
Gross profit.............  $ 72,907  $ 69,835    $ 81,683     $ 66,407   $  290,832
Net income...............  $  8,501  $  4,941    $  8,311     $  5,922   $   27,675
Earnings per common
 share:
  Basic..................  $   0.43  $   0.25    $   0.43     $   0.31   $     1.43
  Diluted................  $   0.43  $   0.25    $   0.43     $   0.31   $     1.42

17. SUBSEQUENT EVENTS (UNAUDITED)

 Acquisition of Matthew Clark plc.

  On November 3, 1998, Canandaigua Limited, a wholly-owned subsidiary of the Company, announced a cash tender offer for the entire issued and to be issued ordinary share capital of Matthew Clark plc ("Matthew Clark"). The offer valued each Matthew Clark share at 243 pence, valuing the whole of the issued ordinary share capital of Matthew Clark at approximately (Pounds)215.1 million.

  On December 1, 1998, Canandaigua Limited declared the cash tender offer to be wholly unconditional--all conditions to the offer having either been satisfied or waived. Canandaigua Limited thereby acquired control of Matthew Clark. On December 15, 1998, Canandaigua Limited paid for all shares tendered at the time the offer was declared wholly unconditional. The cash tender offer remains open for acceptance by Matthew Clark's shareholders until further notice. On December 14, 1998, valid acceptances had been received representing approximately 95.6 percent of the existing issued ordinary share capital of Matthew Clark. Therefore, Canandaigua Limited has utilized certain provisions of the UK companies Act to enable it to compulsorily acquire Matthew Clark shares that have not been tendered pursuant to the offer by the end of a prescribed statutory period.

                   CANANDAIGUA BRANDS, INC. AND SUBSIDIARIES

              FEBRUARY 28, 1998 AND NOVEMBER 30, 1998 (UNAUDITED)

  The purchase price for the Matthew Clark shares was funded with proceeds from loans under a First Amended and Restated Credit Agreement (the "1998 Credit Agreement"), effective as of November 2, 1998, between the Company and The Chase Manhattan Bank, as administrative agent, and a syndicate of banks who are parties to the 1998 Credit Agreement.

 1998 Credit Agreement

  On December 14, 1998, the Company, its principal operating subsidiaries (other than Matthew Clark and its subsidiaries), and a syndicate of banks (the "Syndicate Banks"), for which The Chase Manhattan Bank acts as administrative agent, entered into the 1998 Credit Agreement, effective as of November 2, 1998, which amends and restates in its entirety the credit agreement entered into between the Company and The Chase Manhattan Bank on November 2, 1998. The 1998 Credit Agreement includes both US Dollar and Pound Sterling commitments of the Syndicate Banks of up to, in the aggregate, the equivalent of $1.0 billion (subject to increase as therein provided to $1.2 billion) with the proceeds available for repayment of all outstanding principal and accrued interest on all loans under the Company's bank credit agreement dated as of December 19, 1997, payment of the purchase price for the Matthew Clark shares, repayment of Matthew Clark's credit facilities, funding of permitted acquisitions, payment of transaction expenses and ongoing working capital needs of the Company.

  The 1998 Credit Agreement provides for a $350.0 million Tranche I Term Loan facility due in December 2004, a $200.0 million Tranche II Term Loan facility due in June 2000, a $150.0 million Tranche III Term Loan facility due in December 2005, and a $300.0 million Revolving Credit facility (including letters of credit up to a maximum of $20.0 million) which expires in December 2004. Portions of the Tranche I Term Loan facility and the Revolving Credit facility are available for borrowing in Pounds Sterling.

  The Tranche I Term Loan facility requires quarterly repayments, starting at $6.265 million in December 1999, increasing annually thereafter and with a balloon payment at maturity of approximately $110.0 million. The Tranche II Term Loan facility requires no principal payments prior to stated maturity. The Tranche III Term Loan facility requires quarterly repayments, starting at $0.375 million in December 1999 and increasing to approximately $17.95 million in March 2004. There are certain mandatory term loan prepayments, including those based on excess cash flow, sale of assets, issuance of debt or equity, and fluctuations in the US Dollar/Pound Sterling exchange rate, in each case subject to baskets and thresholds which (other than with respect to those pertaining to fluctuations in the Dollar/Pound exchange rate, which were inapplicable under the previous bank credit agreement) are generally more favorable to the Company than those contained in its previous bank credit agreement.

  The rate of interest payable, at the Company's option, is a function of the London interbank offered rate ("LIBOR") plus a margin, federal funds rate plus a margin, or the prime rate plus a margin. The margin is adjustable based upon the Company's Debt Ratio (as defined in the 1998 Credit Agreement). The initial margin on LIBOR borrowings ranges between 1.75% and 2.50% and (other than for the Tranche II Term Loan facility) may be reduced after November 30, 1999 to between 1.125% and 1.50%, depending on the Company's Debt Ratio. Conversely, if the Debt Ratio of the Company should increase, the margin would be adjusted upwards to up to between 2.0% and 2.75% for LIBOR based borrowings. In addition to interest, the Company pays a facility fee on the Revolving Credit commitments, initially at 0.50% per annum and subject to reduction after November 30, 1999, to 0.375%, depending on the Company's Debt Ratio.

                   CANANDAIGUA BRANDS, INC. AND SUBSIDIARIES

              FEBRUARY 28, 1998 AND NOVEMBER 30, 1998 (UNAUDITED)

  Each of the Company's principal operating subsidiaries (other than Matthew Clark and its subsidiaries) has guaranteed the Company's obligations under the 1998 Credit Agreement, and the Company and those subsidiaries have given security interests to the Syndicate Banks in substantially all of their assets. The Company and its subsidiaries are subject to customary secured lending covenants including those restricting additional liens, the incurrence of additional indebtedness, the sale of assets, the payment of dividends, transactions with affiliates and the making of certain investments. The primary financial covenants require the maintenance of a debt coverage ratio, a senior debt coverage ratio, a fixed charges ratio and an interest coverage ratio. Among the most restrictive covenants contained in the 1998 Credit Agreement is the requirement to maintain a fixed charges ratio of not less than 1.0 at the last day of each fiscal quarter for the most recent four quarters.

                         INDEPENDENT AUDITOR'S REPORT

The Board of Directors and Shareholders
Matthew Clark plc

We have audited the accompanying consolidated balance sheets of Matthew Clark plc and its subsidiaries at 30 April 1998 and 1997, and the related consolidated profit and loss accounts and cash flow statements for each of the years in the three-year period ended 30 April 1998. These consolidated financial statements are the responsibility of the management of Matthew Clark plc. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United Kingdom which are substantially equivalent to generally accepted auditing standards in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Matthew Clark plc and its subsidiaries at 30 April 1998 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended 30 April 1998, in conformity with generally accepted accounting principles in the United Kingdom.

Accounting principles generally accepted in the United Kingdom vary in certain significant respects from accounting principles generally accepted in the United States of America. Application of accounting principles generally accepted in the United States would have affected net profit for the two years ended 30 April 1998 and shareholders' equity at 30 April 1998 and 1997, to the extent summarised in Note 26 to the consolidated financial statements.

/s/ KPMG Audit Plc
Chartered Accountants
Registered Auditor
London, England
30 November 1998

                               MATTHEW CLARK plc

                                 BALANCE SHEETS
                             (in (Pounds) millions)

                                                                   30 April
                                                                ---------------
                                                           Note  1998   1997(1)
                                                           ---- ------  -------
Fixed assets
  Intangible assets.......................................  12     9.7     9.7
  Tangible assets.........................................  13    97.1    98.6
                                                                ------  ------
                                                                 106.8   108.3
                                                                ------  ------
Current assets
  Stocks..................................................  14    44.6    49.3
  Debtors.................................................  15   115.7   123.7
  Cash at bank and in hand................................        17.3     5.8
                                                                ------  ------
                                                                 177.6   178.8
                                                                ------  ------
Creditors: amounts falling due within one year
  Trade and other creditors...............................  16  (105.2) (116.3)
  Proposed dividend.......................................  10    (7.1)  (13.3)
  Bank loans and overdrafts...............................         --    (56.4)
                                                                ------  ------
                                                                (112.3) (186.0)
                                                                ------  ------
Net current assets/(liabilities)
  Amounts due within one year.............................        44.4   (29.6)
  Debtors due after more than one year....................  15    20.9    22.4
                                                                ------  ------
                                                                  65.3    (7.2)
                                                                ------  ------
Total assets less current liabilities.....................       172.1   101.1
Creditors: amounts falling due after more than one year...  17   (61.2)   (1.9)
Provisions for liabilities and charges....................  18   (15.5)  (17.6)
                                                                ------  ------
  Net assets..............................................   2    95.4    81.6
                                                                ======  ======
Capital and reserves
  Called up share capital.................................  19    22.1    22.1
  Share premium account...................................  21   105.5   105.5
  Capital redemption reserve..............................  21     0.1     0.1
  Profit and loss account.................................  21   (32.3)  (46.1)
                                                                ------  ------
Equity shareholders' funds................................  22    95.4    81.6
                                                                ======  ======

--------
(1) As restated Note 1 (Goodwill)

                               MATTHEW CLARK plc

                     CONSOLIDATED PROFIT AND LOSS ACCOUNTS
                (in (Pounds) millions, except per share amounts)

                                                            For the Years
                                                           Ended 30 April
                                                        -----------------------
                                                   Note  1998    1997   1996(1)
                                                   ---- ------  ------  -------
Turnover..........................................   2   553.1   570.7   450.9
Operating costs...................................   3  (516.0) (525.6) (429.4)
                                                        ------  ------  ------
Operating profit..................................   4    37.1    45.1    21.5
Profit/(loss) on fixed asset sales................   7     3.7     0.4    (2.0)
                                                        ------  ------  ------
Profit before interest and tax....................   2    40.8    45.5    19.5
Interest receivable...............................         0.1     0.2     0.4
Interest payable and similar charges..............   8    (5.1)   (5.1)   (2.7)
                                                        ------  ------  ------
Profit on ordinary activities before tax..........   2    35.8    40.6    17.2
Tax on profit on ordinary activities..............   9   (10.5)  (12.4)   (5.0)
                                                        ------  ------  ------
Profit on ordinary activities after tax...........        25.3    28.2    12.2
Equity minority interests.........................         --      --     (0.1)
Dividends.........................................  10   (11.5)  (21.2)  (21.2)
                                                        ------  ------  ------
Retained profit/(loss) for the year...............  21    13.8     7.0    (9.1)
                                                        ======  ======  ======
Earnings per share................................  11    28.6p   31.9p   18.4p
                                                        ======  ======  ======

--------
(1) Includes exceptional items for reorganisation as a result of integration of acquisitions (Note 4). Pre-exceptional items, profit attributable to ordinary shareholders was (Pounds)29.3m and earnings per share was 44.4p.

There are no recognised gains or losses in any year other than the profit/(loss) for the year.

The results above derive from continuing activities.

                               MATTHEW CLARK plc

                       CONSOLIDATED CASH FLOW STATEMENTS
                             (in (Pounds) millions)

                                                                For the
                                                              Years Ended
                                                               30 April
                                                           -------------------
                                                      Note 1998   1997   1996
                                                      ---- -----  -----  -----
Cash inflow from operating activities................  25   49.8   52.3   29.1
                                                           -----  -----  -----
Returns on investments and servicing of finance
  Interest received..................................        0.1    0.2    0.5
  Interest paid......................................       (6.1)  (5.0)  (2.7)
  Interest element of finance lease rental payments..       (0.1)  (0.1)   --
                                                           -----  -----  -----
                                                            (6.1)  (4.9)  (2.2)
                                                           -----  -----  -----
  Taxation paid......................................       (7.5)  (7.0)  (3.5)
                                                           -----  -----  -----
Capital expenditure
  Purchase of tangible fixed assets..................      (31.6) (21.3) (18.4)
  Receipts from sale of fixed assets.................       22.2    2.6    2.4
                                                           -----  -----  -----
                                                            (9.4) (18.7) (16.0)
                                                           -----  -----  -----
  Acquisitions.......................................       (0.8)   0.3  (32.5)
                                                           -----  -----  -----
  Dividends paid.....................................      (17.7) (21.2) (13.9)
                                                           -----  -----  -----
  Cash inflow/(outflow) before financing.............        8.3    0.8  (39.0)
                                                           -----  -----  -----
Financing
  Drawdown of committed loan.........................       25.0   10.0   10.0
  Repayment of other loan............................        --     --    (1.0)
  Issue of ordinary share capital....................        --     0.6    0.2
  Capital element of finance lease payments..........       (0.4)  (0.2)  (0.8)
                                                           -----  -----  -----
                                                            24.6   10.4    8.4
                                                           -----  -----  -----
Increase/(decrease) in cash in the period............       32.9   11.2  (30.6)
                                                           =====  =====  =====
Reconciliation of net cashflow to movement in net
 debt
  Increase/(decrease) in cash in period..............       32.9   11.2  (30.6)
  Cash inflow from increase in debt and lease
   financing.........................................      (25.6)  (9.8)  (8.2)
                                                           -----  -----  -----
  Change in net debt resulting from cashflows........        7.3    1.4  (38.8)
  Loans and finance leases acquired with subsidiary..        --     --    (0.1)
                                                           -----  -----  -----
  Movement in net debt in the period.................        7.3    1.4  (38.9)
  Net debt at the start of the period................      (51.2) (52.6) (13.7)
                                                           -----  -----  -----
  Net debt at the end of the period..................      (43.9) (51.2) (52.6)
                                                           =====  =====  =====
Analysis of net debt
  Cash at bank and in hand...........................       17.3    5.8    4.6
  Bank loans and overdrafts..........................      (60.0) (56.4) (56.4)
  Finance lease obligations..........................       (1.2)  (0.6)  (0.8)
                                                           -----  -----  -----
                                                           (43.9) (51.2) (52.6)
                                                           =====  =====  =====

                               MATTHEW CLARK plc

                             NOTES TO THE ACCOUNTS

NOTE 1. ACCOUNTING POLICIES

  The accounts have been prepared under the historical cost convention, using the following accounting policies, which have been applied consistently except as noted below under "Goodwill', and in compliance with applicable accounting standards including Financial Reporting Standard 10.

 Basis of consolidation--

  The Group accounts consist of a consolidation of the accounts of the Company with those of its subsidiary undertakings. All accounts are drawn up to 30 April. The acquisition method of accounting has been adopted. Under this method, the results of acquired subsidiaries and other businesses are included in the consolidated profit and loss account from the date when control passes.

 Goodwill--

  During the year Financial Reporting Standard 10 "Goodwill and intangible assets' was issued and is mandatory for periods ending on or after 23 December 1998. The Group has chosen to adopt the requirements of this standard early. The Group's policy for acquisitions which occurred prior to the issue of the standard is that purchased goodwill, being the excess of the fair value of consideration paid or payable over the fair value of the identifiable net assets acquired, has been taken directly to reserves. On subsequent disposal, goodwill previously taken direct to reserves is included in determining the profit or loss on disposal. Previously, such goodwill was presented separately within reserves as a "goodwill write off reserve'. This is not permitted by the Standard and, accordingly, goodwill has been taken to merger reserve to the extent available ((Pounds)309.5m) and the balance ((Pounds)52.8m) taken to the profit and loss account reserve. The comparatives have been restated accordingly.

 Turnover--

  Turnover consists of the value of goods and services supplied to customers outside the Group, including duty and excluding VAT.

 Depreciation--

  Depreciation of fixed assets is provided on the original cost of the Group or its acquired businesses at rates calculated to write down the assets to their estimated residual values on a straight line basis over the total expected economic lives of the assets. The principal periods used are:

      Freehold buildings........................................ 50 years
      Leasehold buildings....................................... Length of lease
      Plant and machinery....................................... 8 to 25 years
      Computer equipment........................................ 3 to 5 years
      Motor vehicles............................................ 4 to 7 years

  Assets in the course of the construction are not depreciated. They are transferred to the relevant fixed asset category when they become operational. Freehold land is not depreciated.

 Stocks--

  Stocks have been valued at the lower of cost (including Customs and Excise Duty where incurred), determined on a first in first out basis, and net realisable value. In the case of beverages produced by the Group, cost includes direct materials and labour together with appropriate overheads incurred in bringing the product to its present location and condition.

                               MATTHEW CLARK plc

 Deferred tax--

  Deferred tax is provided using the liability method in respect of the tax effect of all timing differences to the extent that it is probable that liabilities or assets will crystallise in the future.

 Foreign currency--

  Receipts and payments of foreign currency are recorded at actual rates obtained. Foreign currency balances at the year end are translated at the rate ruling at that date. All exchange differences are dealt with through the profit and loss account.

 Brand valuation--

  The cost of acquired brands is capitalised as an intangible asset at the time of acquisition. No annual amortisation is provided on these assets but the directors assess the value of the brands each year and any permanent diminution in value is written off to the profit and loss account.

 Leases--

  Where the Group enters into a lease which entails taking substantially all the risks and rewards of ownership of an asset, the lease is treated as a "finance lease'. The asset is recorded in the balance sheet as a tangible fixed asset and is depreciated over its estimated useful economic life or the term of the lease, whichever is shorter. Future instalments under such leases, net of finance charges, are included within creditors. Rentals payable are apportioned between the finance element, which is charged to the profit and loss account, and the capital element which reduces the outstanding obligation for future instalments. All other rentals relating to assets held under operating leases are charged to the profit and loss account on a straight line basis over the period of the lease.

 Pension costs--

  Pension costs for the Group's defined benefit pension schemes are charged against profits so as to spread the cost of pensions over the employees' expected working lives within the Group.

                               MATTHEW CLARK plc

NOTE 2. SEGMENTAL INFORMATION

  All turnover and profit originates in the UK. There are no material sales to customers outside the UK.

                           Branded drinks          Wholesale           Group
                          -------------------  ----------------- -------------------
                          1998   1997   1996   1998  1997  1996  1998   1997   1996
                          -----  -----  -----  ----- ----- ----- -----  -----  -----
                                         (in (Pounds) millions)
Turnover:
Total...................  343.5  367.0  297.0  225.2 215.1 162.5 568.7  582.1  459.5
Less intersegmental
 sales..................  (15.6) (11.4)  (8.6)   --    --    --  (15.6) (11.4)  (8.6)
                          -----  -----  -----  ----- ----- ----- -----  -----  -----
Sales to third parties..  327.9  355.6  288.4  225.2 215.1 162.5 553.1  570.7  450.9
                          =====  =====  =====  ===== ===== ===== =====  =====  =====
Operating profit........   28.7   38.1   41.2    8.4   7.0   2.7  37.1   45.1   21.5
Profit on fixed asset
 disposals..............    3.7    --     0.7    --    0.4   --    3.7    0.4   (2.0)
                          -----  -----  -----  ----- ----- ----- -----  -----  -----
Profit before interest
 and tax................   32.4   38.1   41.9    8.4   7.4   2.7  40.8   45.5   19.5
Net interest payable....                                          (5.0)  (4.9)  (2.3)
                                                                 -----  -----  -----
Profit before tax.......                                          35.8   40.6   17.2
                                                                 =====  =====  =====
Net assets:
Segment net assets......  120.3  116.7          20.6  27.0       140.9  143.7
Unallocated net
 liabilities............                                         (45.5) (62.1)
                                                                 -----  -----
Total net assets........                                          95.4   81.6
                                                                 =====  =====
Unallocated assets and
 liabilities consist of:
Cash at bank and in
 hand...................                                          17.3    5.8
Pension prepayment......                                          19.0   19.1
Dividends payable.......                                          (7.1) (13.3)
Finance lease
 liabilities and
 deferred consideration.                                          (2.8)  (2.9)
Loans and overdrafts....                                         (60.0) (56.4)
Provisions..............                                         (11.9) (14.4)
                                                                 -----  -----
                                                                 (45.5) (62.1)
                                                                 =====  =====

NOTE 3. OPERATING COSTS

                                                      Note 1998   1997   1996
                                                      ---- -----  -----  -----
                                                      (in (Pounds) millions)
      Change in stocks of finished goods and work in
       progress......................................        7.5   11.7   (1.6)
      Raw materials, consummables and other external
       charges (incl. duty)..........................      466.2  474.6  387.6
      Staff costs....................................   6   32.8   30.9   37.3
      Depreciation and amounts written off fixed
       asset investments.............................  13    9.8    8.7    6.4
      Royalties from overseas........................       (0.3)  (0.3)  (0.3)
                                                           -----  -----  -----
                                                           516.0  525.6  429.4
                                                           =====  =====  =====

                               MATTHEW CLARK plc

NOTE 4. OPERATING PROFIT

                                                        1998      1997     1996
                                                       --------  -------  -------
                                                       (in (Pounds) millions)
      Operating profit is stated after
       charging/(crediting):
      Operating lease charges:
        Plant and machinery..........................       0.4      0.4      0.5
        Other........................................       1.7      1.4      1.6
      Auditors' remuneration for audit services......       0.2      0.3      0.3
      Loss on disposal of fixed assets...............       3.6      2.9      0.7
      Release of amounts charged as exceptional costs
       in prior years no longer required.............      (1.2)     --       --
      Exceptional write down of wine dispense
       equipment with customers......................       1.0      --       --

  Amounts payable to the auditors and their associates for non audit services were (Pounds)0.1m (1997-(Pounds)0.1m, 1996-(Pounds)0.4m).

  Exceptional items in the year ended 30 April 1996 were as follows:

                                                        Branded
                                                         Drinks  Wholesale Total
                                                        Division Division  1996
                                                        -------- --------- -----
                                                          (in (Pounds) millions)
      Reorganisation:
      Employee severance and relocation costs..........    3.7      3.6     7.3
      Stock write downs................................    1.5      0.7     2.2
      Property, plant relocation and other costs.......    7.5      5.4    12.9
                                                          ----      ---    ----
                                                          12.7      9.7    22.4
      Provision for loss on disposal of fixed assets...    2.5      0.2     2.7
                                                          ----      ---    ----
                                                          15.2      9.9    25.1
                                                          ====      ===    ====

  The reorganisation costs arose as a result of integration programmes within the divisions following acquisition of businesses. The costs charged in 1996 were net of a release of provisions of (Pounds)2,249,000 established in 1995 and which were no longer required.

                               MATTHEW CLARK plc

NOTE 5. DIRECTORS' INTERESTS

 Directors' emoluments

                                                                      Total
                                                                   Emoluments
                                                  Cash Value of    (excluding
                                                   Benefits in       pension
                                  Basic Salary        Kind       contributions)
                                 --------------- --------------- ---------------
                                 1997/98 1996/97 1997/98 1996/97 1997/98 1996/97
                                 ------- ------- ------- ------- ------- -------
                                             (in (Pounds) thousands)
Peter Aikens....................   230     230      14      14     244     244
Hugh Etheridge..................   130     130      13      13     143     143
Peter Huntley...................   119     130      10      11     129     141
Robert MacNevin.................   128     --       18     --      146     --
Kevin Philp.....................   100     --        6     --      106     --
Martin Boase....................    21      21     --      --       21      21
Michael Garner..................    21      40     --      --       21      40
Graham Wilson...................    60     --      --      --       60     --
Andrew Nash.....................   --      130     --       12     --      142
Former directors................   --       67     --        6     --       73
                                   ---     ---     ---     ---     ---     ---
                                   809     748      61      56     870     804
                                   ===     ===     ===     ===     ===     ===

                                                                             Total
                                                   Cash Value              Emoluments
                                  Bonus    Bonus       of                  (excluding
                          Basic   Paid   Invested   Benefits  Relocation    pension
                         Salary  as Cash in Shares  in Kind   Assistance contributions)
                         ------- ------- --------- ---------- ---------- --------------
                         1995/96 1995/96  1995/96   1995/96    1995/96      1995/96
                         ------- ------- --------- ---------- ---------- --------------
                                            (in (Pounds) thousands)
Peter Aikens............   151      62      120         8         431          772
Hugh Etheridge..........    87      35       70        13         --           205
Peter Huntley...........    87      35       70        11         --           203
Martin Boase............    10     --       --        --          --            10
Michael Garner..........    10     --       --        --          --            10
Michael Cottrell........    70      26      --          6         --           102
Andrew Nash.............    50      20       79         3         --           152
Alan Dean...............    20     --       --        --          --            20
David Fisher............    47     --       --          3         --            50
Robin Manners...........    20     --       --        --          --            20
                           ---     ---      ---       ---        ----        -----
                           552     178      339        44         431        1,544
                           ===     ===      ===       ===        ====        =====

  On 19 March 1998 the sum of (Pounds)110,000 was paid to Peter Huntley by way of compensation for the termination of his employment with the Company. On 12 May 1997 the sum of (Pounds)177,630 was paid to Andrew Nash (a former director) by way of compensation for the termination of his employment with the Company.

                               MATTHEW CLARK plc

 Directors' pension contributions

  Directors who were members of the Matthew Clark Executive Pension Plan had benefits as follows:

                                              Hugh    Michael   Robert  Kevin
                                            Etheridge Cottrell MacNevin Philp
                                            --------- -------- -------- ------
                                                      (in (Pounds))
   Increase in accrued pension during
    1996/97 ((Pounds) p.a.)................   2,767     1,812      --      --
   Transfer value of the increase..........  26,242    25,363      --      --
   Contributions by individual director....   4,200     3,875      --      --
   Increase attributable to Company........  22,042    21,488      --      --
   Accumulated accrued pension at 30 April
    1997...................................  17,026    13,671      --      --
   Increase in accrued pension during
    1997/98 ((Pounds) p.a.)................   3,036       --     2,920   1,585
   Transfer value of the increase..........  35,000       --    24,056  13,618
   Contributions by individual director....   4,200       --     4,200   4,908
   Increase attributable to Company........  30,800       --    19,856   8,710
   Accumulated accrued pension at 30 April
    1998...................................  20,672       --     2,920  32,463

  Contributions to Personal Pension schemes in 1997/98 and 1996/97 and Pension schemes in 1995/96 were as follows:

                                                         1997/98 1996/97 1995/96
                                                         ------- ------- -------
                                                         (in (Pounds) thousands)
      Peter Aikens......................................    83      83      42
      Peter Huntley.....................................    35      37      18
      Andrew Nash.......................................    --      39      14
      Hugh Etheridge....................................    13      14      18
      Robert MacNevin...................................    10      --      --
      Michael Cottrell..................................    --      --      12

  Contributions in respect of Peter Aikens, Andrew Nash and Peter Huntley were to their respective personal pension plans up to the maximum permitted under Inland Revenue rules. The element of contributions in excess of Inland Revenue rules is paid into a Funded Unapproved Retirement Benefit Scheme for the benefit of each individual.

 Directors' beneficial interest in shares

                                                        30 April 1998 1 May 1997
                                                        ------------- ----------
      Peter Aikens.....................................    79,467*      71,267
      Hugh Etheridge...................................    31,591*      28,891
      Peter Huntley....................................       --        29,391
      Robert MacNevin..................................       --           --
      Kevin Philip.....................................     5,000        5,000
      Martin Boase.....................................    10,000       10,000
      Michael Garner...................................    10,000       10,000
      Graham Wilson....................................    10,000       10,000

     --------
     * Note: A number of these shares were purchased from bonus paid under the Capital Incentive Scheme which imposes a minimum period before such shares may be sold. Details are provided below:

                               MATTHEW CLARK plc

                                             Shares to be Held Shares to be Held
                                                Until 1998        Until 1999
                                             ----------------- -----------------
      Peter Aikens..........................       8,227             9,715
      Hugh Etheridge........................       4,775             5,675

  There were no changes between 30 April 1998 and 6 July 1998.

 Directors' share options

                                                                  Date from
                                                                    which
                         1 May 1997 30 April 1998 Exercise Price Exercisable Expiry Date
                         ---------- ------------- -------------- ----------- -----------
Peter Aikens............   52,652       52,652          331p        1996        2003
                           24,723       24,723          566p        1997        2004
                           56,811       56,811          561p        1997        2004
                           59,000       59,000          662p        1998        2005
                          -------      -------
                          193,186      193,186
                          =======      =======
Hugh Etheridge..........   24,723       24,723          566p        1997        2004
                           18,937       18,937          561p        1997        2004
                           33,000       33,000          662p        1998        2005
                          -------      -------
                           76,660       76,660
                          =======      =======
Robert MacNevin.........      --        40,000        247.5p        2000        2007
                          =======      =======
Kevin Philp.............   21,041       21,041          566p        1997        2004
                           10,521       10,521          523p        1997        2004
                           10,000       10,000          555p        1998        2005
                            2,000        2,000          662p        1998        2005
                            2,000        2,000          680p        1999        2005
                              --        60,000        247.5p        2000        2007
                          -------      -------
                           45,562      105,562
                          =======      =======

  At 30 April 1998, the Company's share price was 201.5p. The highest and lowest share prices during the year were 277.5p and 162.5p, respectively. Exercise of the above options was not conditional upon any performance criteria.

  All options were granted for nil consideration.

NOTE 6. STAFF NUMBERS AND COSTS

  The average number of people employed by the Group, including directors, within each category of activity was:

                                                               1998  1997  1996
                                                               ----- ----- -----
                                                                  (number of
                                                                    people)
      Production staff........................................   471   516   513
      Sales, marketing and distribution staff.................   883   792   663
      Administration staff....................................   268   270   276
                                                               ----- ----- -----
                                                               1,622 1,578 1,452
                                                               ===== ===== =====

                               MATTHEW CLARK plc

  The aggregate payroll costs of these persons were as follows:

                                                                 1998 1997  1996
                                                                 ---- ----  ----
                                                                  (in (Pounds)
                                                                   millions)
      Wages and salaries........................................ 30.2 28.6  27.3
      Social security costs.....................................  2.4  2.4   2.4
      Other pension costs.......................................  0.2 (0.1)  0.3
                                                                 ---- ----  ----
                                                                 32.8 30.9  30.0

NOTE 7. PROFIT/(LOSS) ON FIXED ASSET SALES

  The profit/(loss) on fixed asset sales comprises:

                                                                1998  1997 1996
                                                                ----  ---- ----
                                                                 (in (Pounds)
                                                                  millions)
      Profit on property sales.................................  4.2  0.4   --
      Provision for loss on plant and machinery sales.......... (0.5) --   (2.0)
                                                                ----  ---  ----
                                                                 3.7  0.4  (2.0)
                                                                ====  ===  ====

  The tax charge for 1998 includes (Pounds)1.2m in respect of property sales.

NOTE 8. INTEREST PAYABLE AND SIMILAR CHARGES

                                                                 1998 1997 1996
                                                                 ---- ---- ----
                                                                  (in (Pounds)
                                                                   millions)
      Bank interest and interest on loans repayable
       within 5 years........................................... 5.0  4.9  2.5
      Finance charges on finance leases......................... 0.1  0.1  0.1
      Other..................................................... --   0.1  0.1
                                                                 ---  ---  ---
                                                                 5.1  5.1  2.7
                                                                 ===  ===  ===

  In addition interest capitalised into tangible fixed assets during the year was (Pounds)0.6m (1997--(Pounds)nil, 1996-- (Pounds)nil).

NOTE 9. TAX ON PROFIT ON ORDINARY ACTIVITIES


                                                                1998  1997 1996
                                                                ----  ---- ----
                                                                 (in (Pounds)
                                                                  millions)
      The charge in the profit and
       loss account consists of:
        Corporation tax at 31%
         (1997--33%, 1996--33%)................................ 14.9   7.6 1.8
        Deferred tax--effect of
         change in rate from
         33% to 30%............................................ (0.9)  --  --
        Deferred tax--other.................................... (3.5)  4.8 3.2
                                                                ----  ---- ---
                                                                10.5  12.4 5.0
                                                                ====  ==== ===

                               MATTHEW CLARK plc

                                                                     1998   1997
                                                                     ----   ----
                                                                         (in
                                                                      (Pounds)
                                                                      millions)
      The deferred tax provision/(asset) represents:
        Excess of capital allowances over
         depreciation..............................................  (1.4)  6.6
        Unutilised losses..........................................   --   (1.3)
        Pensions timing differences................................   5.7   6.3
        Other timing differences...................................  (0.7) (3.6)
        Offset of ACT recoverable..................................    --  (4.8)
                                                                      ----  ----
                                                                       3.6  3.2
                                                                      ====  ====

  The tax effect of exceptional items for the year ended 30 April 1996 was a credit of (Pounds)7.9m, which included a credit of (Pounds)0.8m attributable to the provision for loss on fixed asset disposals.

  Full provision has been made for deferred tax except for a deferred tax asset of (Pounds)0.1m (1997--(Pounds)0.2m) on the excess of capital allowances over depreciation.

                                                                     1998  1997
                                                                     ----  ----
                                                                        (in
                                                                     (Pounds)
                                                                     millions)
      Deferred tax
        At the beginning of the year................................  3.2  (0.4)
        ACT and losses transferred to/(from) corporation tax........  4.8  (2.9)
        Adjustment to fair value....................................  --    1.7
        Deferred tax (credit)/charge to profit and loss account..... (4.4)  4.8
                                                                     ----  ----
        At the end of the year......................................  3.6   3.2
                                                                     ====  ====

NOTE 10. DIVIDENDS

                         1998
                         Pence   1997      1996
                          per    Pence     Pence     1998      1997      1996
                         share per share per share (Pounds)m (Pounds)m (Pounds)m
                         ----- --------- --------- --------- --------- ---------
Dividend paid or
 proposed:
Ordinary shares
  Interim dividend paid
   of...................   5.0    9.0       9.0       4.4       7.9       7.9
  Proposed final
   dividend of..........   8.0   15.0      15.0       7.1      13.3      13.3
                         -----   ----      ----      ----      ----      ----
Total...................  13.0   24.0      24.0      11.5      21.2      21.2
                         =====   ====      ====      ====      ====      ====
Gross equivalent per
 share.................. 16.25   30.0      30.0
                         =====   ====      ====

NOTE 11. EARNINGS PER SHARE

  The calculation of earnings per share is based on a profit of (Pounds)25.3m (1997--(Pounds)28.2m, 1996--(Pounds)12.1m) and 88,520,498 shares (1997--
88,469,740 shares, 1996--66,023,926 shares), being the weighted average number in issue. A fully diluted earnings per share figure based on share options outstanding is not provided as the effect on earnings per share is not material.

NOTE 12. INTANGIBLE ASSETS

                                                                         Group
                                                                       ---------
                                                                       (Pounds)m
      Cost and net book value of Strathmore brand
      At 30 April 1998, 30 April 1997 and 30 April 1996...............    9.7
                                                                          ===

                               MATTHEW CLARK plc

NOTE 13. TANGIBLE ASSETS

                              Land and Building                      Plant   Fixtures,
                         ----------------------------              Machinery Fittings,
                                    Long      Short   Assets Under    and    Tools and
         Group           Freehold Leasehold Leasehold Construction Vehicles  Equipment Total
         -----           -------- --------- --------- ------------ --------- --------- -----
                                               (in (Pounds) millions)
Cost
 At 30 April 1996.......   28.5      2.0       0.9         5.2       101.0     11.9    149.5
 Additions..............    0.5      --        0.1         9.7        13.3      1.6     25.2
 Reclassifications......    1.4      --        --        (10.2)        8.5      0.3      --
 Disposals..............   (1.3)     --       (0.1)        --        (12.5)    (2.1)   (16.0)
                          -----     ----      ----       -----       -----     ----    -----
 At 30 April 1997.......   29.1      2.0       0.9         4.7       110.3     11.7    158.7
 Additions..............    1.2      0.7       0.3        14.2        12.2      2.5     31.1
 Reclassifications......   16.1     (0.1)      --        (18.3)        1.7      0.6      --
 Disposals..............  (22.2)    (1.3)      --          --         (8.9)    (2.8)   (35.2)
                          -----     ----      ----       -----       -----     ----    -----
 At 30 April 1998.......   24.2      1.3       1.2         0.6       115.3     12.0    154.6
                          =====     ====      ====       =====       =====     ====    =====
Depreciation
 At 30 April 1996.......    7.2      0.7       0.1         --         45.6      8.7     62.3
 Charged in the year....    0.4      --        0.1         --          7.0      1.2      8.7
 Disposals..............    --       --        --          --         (8.8)    (2.1)   (10.9)
                          -----     ----      ----       -----       -----     ----    -----
 At 30 April 1997.......    7.6      0.7       0.2         --         43.8      7.8     60.1
 Charged in the year....    0.4      --        --          --          8.2      1.2      9.8
 Disposals..............   (5.2)    (0.4)      --          --         (4.2)    (2.6)   (12.4)
                          -----     ----      ----       -----       -----     ----    -----
 At 30 April 1998.......    2.8      0.3       0.2         --         47.8      6.4     57.5
                          =====     ====      ====       =====       =====     ====    =====
Net book amounts:
 At 30 April 1996.......   21.3      1.3       0.8         5.2        55.4      3.2     87.2
                          =====     ====      ====       =====       =====     ====    =====
 At 30 April 1997.......   21.5      1.3       0.7         4.7        66.5      3.9     98.6
                          =====     ====      ====       =====       =====     ====    =====
 At 30 April 1998.......   21.4      1.0       1.0         0.6        67.5      5.6     97.1
                          =====     ====      ====       =====       =====     ====    =====

  Included within the depreciation charge for 1998 for plant machinery and vehicles of (Pounds)8.2m is an exceptional write down of (Pounds)1.0m of wine dispensing equipment with customers.

  The net book value of assets held under finance leases within plant machinery and vehicles as at 30 April 1998 was (Pounds)1.1m (1997-- (Pounds)0.9m, 1996--(Pounds)1.4m). Depreciation on assets held under finance leases during the year ended 30 April 1998 was (Pounds)0.2m (1997-- (Pounds)0.4m, 1996--(Pounds)0.4m). Freehold land and buildings includes (Pounds)4.6m (1997--(Pounds)4.6m, 1996--(Pounds)5.9m) in respect of land.

NOTE 14. STOCKS

                                                                       1998 1997
                                                                       ---- ----
                                                                          (in
                                                                       (Pounds)
                                                                       millions)
      Raw materials and consummables..................................  8.7  5.9
      Work in progress................................................  7.3  9.7
      Finished goods for resale....................................... 28.6 33.7
                                                                       ---- ----
                                                                       44.6 49.3
                                                                       ==== ====

                               MATTHEW CLARK plc

NOTE 15. DEBTORS

                                                                     1998  1997
                                                                     ----- -----
                                                                         (in
                                                                      (Pounds)
                                                                      millions)
      Amounts falling due within one year:
      Trade debtors.................................................  83.3  91.2
      ACT recoverable...............................................   --    1.7
      Other debtors.................................................   6.4   4.9
      Prepayments and accrued income................................   5.1   3.5
                                                                     ----- -----
                                                                      94.8 101.3
                                                                     ===== =====
      Amounts falling due after more than one year:
      ACT recoverable...............................................   1.9   3.3
      Pension prepayment............................................  19.0  19.1
                                                                     ----- -----
                                                                      20.9  22.4
                                                                     ----- -----
                                                                     115.7 123.7
                                                                     ===== =====

NOTE 16. CREDITORS: AMOUNTS FALLING DUE WITHIN ONE YEAR

                                                                     1998  1997
                                                                     ----- -----
                                                                         (in
                                                                      (Pounds)
                                                                      millions)
      Trade and other creditors:
      Trade creditors...............................................  52.0  52.8
      Corporation tax...............................................   4.7   2.9
      Other tax, including social security and ACT payable..........  10.4  12.3
      Finance lease obligations less than one year (note 17)........   0.4   0.4
      Other creditors, including deferred duty......................  11.0  12.5
      Accruals and deferred income..................................  26.7  35.4
                                                                     ----- -----
                                                                     105.2 116.3
                                                                     ===== =====

NOTE 17. CREDITORS: AMOUNTS FALLING DUE AFTER MORE THAN ONE YEAR

                                                                       1998 1997
                                                                       ---- ----
                                                                          (in
                                                                       (Pounds)
                                                                       millions)
      Bank loans and overdrafts (unsecured)........................... 60.0 --
      Obligations under finance leases................................  0.8 0.2
      Deferred purchase consideration.................................  0.4 1.7
                                                                       ---- ---
                                                                       61.2 1.9
                                                                       ==== ===

  The deferred purchase consideration of (Pounds)0.4m in the current year is in addition to (Pounds)1.2m (1997-- (Pounds)0.6m, 1996--(Pounds)nil), included within other creditors due in less than one year and relates to the acquisitions of Dunn & Moore and Liddingtons and is related to future profits. The amount provided represents both the current best estimate of the amount payable in due course, and the maximum amount payable.

                               MATTHEW CLARK plc

  The maturity of net obligations under finance leases and hire purchase contracts is as follows:

                                                          1998         1997
                                                       -----------  -----------
                                                       (in (Pounds) millions)
      Within one year.................................         0.4          0.4
      In the second to fifth years....................         0.4          0.2
      Over five years.................................         0.4          --
                                                       -----------  -----------
                                                               1.2          0.6
                                                       ===========  ===========

NOTE 18. PROVISIONS FOR LIABILITIES AND CHARGES

                                                          1998         1997
                                                      -----------  -----------
                                                      (in (Pounds) millions)
      Deferred tax (see note 9)......................         3.6          3.2
      Provisions.....................................        11.9         14.4
                                                      -----------  -----------
                                                             15.5         17.6
                                                      ===========  ===========
      Provisions:
      At the beginning of the year...................        14.4         17.5
      Transfer to creditors..........................         --          (0.4)
      Release to profit and loss account within
       exceptional item..............................        (1.0)         --
      Used during the year...........................        (1.5)        (2.3)
      Released to goodwill...........................         --          (0.4)
                                                      -----------  -----------
      At the end of the year.........................        11.9         14.4
                                                      ===========  ===========

  Provisions primarily relate to surplus property costs.

  The Group has a number of freehold and leasehold properties which are surplus to operational requirements. Provision has been made for future fixed costs associated with these properties for the period up to their expected disposal. To the extent that these properties are disposed of earlier than anticipated a benefit will arise; conversely if the properties are not disposed of within the anticipated period a contingent liability exists for the ongoing fixed costs.

NOTE 19. SHARE CAPITAL

                                  4.9 per cent
                                   Cumulative
                                   Redeemable
                                   Preference           Ordinary
                                     Shares              Shares
                                of (Pounds)1 each      of 25p each        Total
                                ----------------- --------------------- ---------
                                Number  (Pounds)m   Number    (Pounds)m (Pounds)m
Authorised:                     ------- --------- ----------- --------- ---------
Beginning and end of the year.  260,000    0.3    117,920,000   29.5      29.8
Allocated, called up and fully
 paid
 In issue at the beginning and
  end of the year.............      --     --      88,520,498   22.1      22.1

  During the year no ordinary shares were issued under the share option schemes (1997--217,240 shares were issued for a total consideration of (Pounds)0.6m, 1996--64,270 shares for (Pounds)0.2m). In 1996 42.4m shares were issued for a non cash consideration of (Pounds)267.6m.

                               MATTHEW CLARK plc

NOTE 20. SHARE OPTIONS

  Savings related share option scheme: Employees and directors in the UK with a minimum of two years' service were entitled to apply for options to acquire ordinary shares at 100% (1997--100%) of the average of the middle market price on the three dealing days immediately preceding the date of the invitation.

  At 30 April 1998 options granted and outstanding under employee share schemes amounted to 458,102 ordinary shares. These options are exercisable at varying dates up to 2002 at prices ranging from (Pounds)2.92 to (Pounds)5.26 per share. During the year the Company issued no ordinary shares under the employee share schemes.

  Executive share option scheme: Under the Company's executive scheme the board may offer options to executives, whose performance contributes significantly to the Company's results, at the middle market price on the dealing day immediately preceding the date of the grant of the option.

  At 30 April 1998 options exercisable were as follows:

                                                             Price per Number of
   Options exercisable between:                                Share    Shares
   ----------------------------                              --------- ---------
   15 March 1992 and 14 March 1999..........................    338p      1,300
   22 June 1996 and 21 June 2003............................    331p     65,652
   20 January 1997 and 19 January 2004......................    566p    123,089
   11 July 1997 and 10 July 2004............................    523p     50,497
   17 October 1997 and 16 October 2004......................    561p     93,633
   16 January 1998 and 15 January 2005......................    555p     61,000
   20 July 1998 and 19 July 2005............................    628p     13,000
   10 November 1998 and 9 November 2005.....................    662p    106,000
   16 January 1999 and 15 January 2006......................    680p     43,000
   28 January 2000 and 27 January 2007......................  296.5p    203,000
   25 July 2000 and 24 July 2007............................  247.5p    580,000
   8 January 2001 and 7 January 1008........................    163p    225,000

  During the year the Company issued no ordinary shares under the executive share option schemes.

NOTE 21. RESERVES

                                                             Goodwill
                                          Capital             Write-  Profit and
                                  Share  Redemption Merger     off       Loss
                                 Premium  Reserve   Reserve  Reserve   Account
                                 ------- ---------- -------  -------- ----------
                                             (in (Pounds) millions)
At 30 April 1996 as previously
 stated.........................  104.9     0.1      309.5    (364.4)    (0.3)
Prior year adjustments (note 1
 (Goodwill))....................    --      --      (309.5)    364.4    (54.9)
                                  -----     ---     ------    ------    -----
At 30 April 1996 as restated....  104.9     0.1        --        --     (55.2)
Shares issued...................    0.6     --         --        --       --
Goodwill arising on
 acquisitions...................    --      --         --        --       2.1
Retained profit for the year....    --      --         --        --       7.0
                                  -----     ---     ------    ------    -----
At 30 April 1997 as restated....  105.5     0.1        --        --     (46.1)
Retained profit for the year....    --      --         --        --      13.8
                                  -----     ---     ------    ------    -----
At 30 April 1998................  105.5     0.1        --        --     (32.3)
                                  -----     ---     ------    ------    -----

  The Cumulative amount of goodwill written off to reserves is (Pounds)362.3m (1997--(Pounds)362.3m, 1996--(Pounds)364.4m).

                               MATTHEW CLARK plc

NOTE 22. RECONCILIATIONS OF MOVEMENTS IN SHAREHOLDERS' FUNDS

                                                      1998     1997     1996
                                                    -------  -------  --------
                                                     (in (Pounds) millions)
   Opening shareholders' funds ....................    81.6     71.9      79.6
                                                    -------  -------  --------
   Profit for the year.............................    25.3     28.2      12.1
   Dividends paid and proposed.....................   (11.5)   (21.2)    (21.2)
                                                    -------  -------  --------
   Retained profit/(loss) for the year.............    13.8      7.0      (9.1)
   New share capital subscribed....................     --       0.6     267.9
   Goodwill adjustment.............................     --       2.1    (266.5)
                                                    -------  -------  --------
   Net addition/(reduction) to the shareholders'
    funds..........................................    13.8      9.7      (7.7)
                                                    -------  -------  --------
   Closing shareholders' funds.....................    95.4     81.6      71.9
                                                    =======  =======  ========

NOTE 23. FINANCIAL AND CAPITAL COMMITMENTS

                                                            1998        1997
                                                         ----------- -----------
                                                         (in (Pounds) millions)
      Contracted commitments for capital expenditure....        2.2         11.8
                                                         ==========  ===========

                                                    1998            1997
                                               --------------- ---------------
                                                Land &          Land &
                                               Buildings Other Buildings Other
                                               --------- ----- --------- -----
                                                   (in (Pounds) millions)
   Annual commitments under operating leases
    which expire:
     Within one year..........................    --      --      0.1     0.1
     In the second to fifth years inclusive...    0.1     0.6     --      0.1
     Over five years..........................    2.9     --      2.3     0.3
                                                  ---     ---     ---     ---
                                                  3.0     0.6     2.4     0.5
                                                  ===     ===     ===     ===

  The Group had (Pounds)9.8m (1997--(Pounds)5.0m) of commitments under forward currency contracts at 30 April 1998.

NOTE 24. PENSIONS

  The Company and its subsidiaries currently operate two Pension Plans, the Matthew Clark Group Pension Plan and the Matthew Clark Executive Pension Plan. These Plans are of the defined benefit type with assets held in Trustee administered funds separate from the Company's finances. In addition, a further Plan was acquired with the acquisition of Taunton Cider. This scheme was merged with the Matthew Clark Group Pension Plan on 1 April 1997.

  Actuarial valuations of the Matthew Clark Group Pension Plan have been carried out by independent actuaries as at 1 January 1996. The funding level of the combined Plans on the assumptions stated below as at 1 January 1996 was 141%. The combined market value of the assets at 1 January 1996 was approximately (Pounds)92m. The pension cost is assessed in accordance with a qualified actuary's advice. The Actuary has considered the long-term effects of the removal of ACT relief for pension funds on the level of funding of the Plans. The increase in the pension expense is not significant.

                               MATTHEW CLARK plc

  The assumptions adopted for the purposes of SSAP 24 were as follows:

           Long-term investment return............ 9.00%
           Salary escalation...................... 6.00%

  Pension increases were allowed for in accordance with the Rules of the Plan and the past practice of granting discretionary increases. Assets were taken into account at 94.6% of their market value.

  On a discontinuance of either of the Plans, the market value of the assets exceeded the cost of securing the liabilities at the appropriate valuation date, assuming that cash equivalent transfer values were paid in respect of active or deferred members.

NOTE 25. RECONCILIATION OF OPERATING PROFIT TO OPERATING CASHFLOWS

                                                             1998  1997   1996
                                                             ----  -----  -----
                                                               (in (Pounds)
                                                                millions)
   Operating profit........................................  37.1   45.1   21.5
   Exceptional charges.....................................   --     --    22.4
   Depreciation charges....................................   9.8    8.7    6.4
   Loss on disposal and write-off of tangible fixed assets.   3.6    2.9    0.7
   Cashflow relating to previous year's restructuring
    provisions.............................................  (4.5) (11.2) (15.8)
   Decrease/(increase) in stocks...........................   4.7   11.7   (0.1)
   Decrease/(increase) in debtors..........................   5.4   13.6   (7.3)
   (Decrease)/increase in creditors and provisions.........  (6.3) (18.5)   1.3
                                                             ----  -----  -----
   Net cash inflow from operating activities...............  49.8   52.3   29.1
                                                             ====  =====  =====

NOTE 26. SUMMARY OF SIGNIFICANT DIFFERENCES BETWEEN UNITED KINGDOM (UK) AND UNITED STATES OF AMERICA (US) GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (GAAP)

  The Group's consolidated financial statements are prepared in conformity with generally accepted accounting principles applicable in the United Kingdom (UK GAAP), which differ in certain significant respects from those applicable in the United States of America (US GAAP). These differences together with the approximate effects of the adjustments on net profit and equity shareholders' funds, relate principally to the items set out below:

    (a) GOODWILL: During 1998 the Group adopted Financial Reporting Standard 10 "Goodwill and intangible assets'. The Group's policy for acquisitions which occurred prior to the issue of the standard is that purchased goodwill, being the excess of the fair value of consideration paid or payable over the fair value of the identifiable net assets acquired, has been taken directly to reserves. On subsequent disposal, goodwill previously taken direct to reserves is included in determining the profit and loss on disposal. Previously such goodwill was presented separately within reserves as a "goodwill write off reserve'. This is not permitted by the Standard and, accordingly, goodwill has been taken to merger reserve to the extent available and the balance taken to the profit and loss account. Under US GAAP, these intangible assets would be capitalised in the balance sheet and amortised through the statement of income over a period not exceeding 40 years.

                               MATTHEW CLARK plc

       For the purposes of calculating the effect of capitalising the goodwill on the balance sheet and amortising the goodwill and brands through the statement of income, a life of 40 years has generally been assumed. However, under UK GAAP, the value of the brands, goodwill and other intangibles is reviewed annually by reference to historic and forecast contributions to operating income and an additional charge to the statement of income is made where a permanent diminution in net book value is identified.

   (b) BRANDS: Significant owned brands by the Group are captialised as intangible assets at the time of acquisition. The Group does not provide amortisation on these assets. Under US GAAP, these would be amortised through the statement of income over a period not exceeding 40 years.

   (c) ACQUISITION ACCOUNTING: Prior to the adoption of Financial Reporting Standard 7, "Fair values in acquisition accounting', the Group provided for certain costs as part of the purchase accounting adjustments on acquisition which under US GAAP would be included in the statement of income when those costs were incurred. Examples of such items include certain costs in respect of salaries of individuals made redundant, the closure of certain of the Group's existing operations and the rectification of inadequate operating systems.

       With effect from 30 April 1995, the Group adopted Financial Reporting Standard 7. This new standard sets out rules for accounting for acquisitions in consolidated financial statements resulting in a change in the difference between UK and US GAAP. US GAAP remained unchanged. The fair value balance sheet of an acquired company cannot include provisions for integration and reorganisation costs set up by the acquiring company. In compliance with the standard, comparative figures were not restated. Under US GAAP, certain integration and reorganisation costs may be considered liabilities assumed and included in the allocation of the acquisition costs.

   (d) RESTRUCTURING AND INTEGRATION COSTS: Under UK GAAP, when a decision has been taken to restructure part of the Group's business, provisions are made for the impairment of asset values together with severance and other costs. US GAAP requires a number of specific criteria to be met before such costs can be recognised as an expense. Among these is the requirement that all the significant actions arising from a restructuring and integration plan and their expected completion dates must be identified by the balance sheet date. US GAAP also requires recognition of the estimated net present value of future net lease obligations of vacant properties.

   (e) PENSIONS: The Group accounts for the costs of pensions under the rules set out in UK accounting standards. US GAAP is more prescriptive in respect of actuarial assumptions and the allocation of costs to accounting periods.

   (f) LEASES: Under UK GAAP, provided certain conditions are met, it may be permissible to recognise any profit arising on the sale and leaseback, as an operating lease, of an asset. Under US GAAP, the gain or loss is deferred and amortised in proportion to the rental payments due over the term of the lease.

   (g) DEFERRED TAXATION: UK GAAP requires that no provision for deferred taxation should be made if there is reasonable evidence that such taxation will not be payable within the foreseeable future and that deferred tax assets should only be recognised if the realisation of such assets can be assessed with reasonable certainty. US GAAP requires full provision for deferred taxation liabilities, and permits deferred tax assets to be recognised if their realisation is considered to be more likely than not.

                               MATTHEW CLARK plc

    (h) STATEMENT OF CASH FLOWS: Under UK GAAP, cash flows are presented separately for operating activities, returns on investments and servicing of finance, taxation paid, capital expenditure, acquisitions, dividends paid, and financing activities. Under US GAAP, cash flows are reported as operating activities, investing activities, and financing activities. Cash flows from taxation and returns on investments and servicing of finance would, with the exception of ordinary dividends paid, be included as operating activities. The payment of dividends would be included under financing activities.

        Under UK GAAP, cash includes bank overdrafts repayable on demand. Under US GAAP, cash flows in respect of overdrafts are included under financing activities.

    (i) EARNINGS PER ORDINARY SHARE: Under UK and US GAAP, basic earnings per share is computed using the weighted average number of ordinary shares in issue during the year. US GAAP also requires the computation of diluted earnings per share which includes the effect of potential common stock under the treasury stock method.

    (j) ORDINARY DIVIDENDS: Under UK GAAP, the proposed dividends on ordinary shares, as recommended by the directors, are deducted from shareholders' equity and shown as a liability in the balance sheet at the end of the period to which they relate. Under US GAAP, such dividends are only deducted from shareholders' equity at the date of declaration of the dividend.

  Set out below is a summary combined statement of cash flows under US GAAP.

                                                               30 April 30 April
                                                                 1998     1997
                                                               -------- --------
                                                                 (in (Pounds)
                                                                   millions)
     Net cash provided by operating activities................   36.2     40.4
     Net cash used in investing activities....................  (10.2)   (18.4)
     Net cash used in financing activities....................  (14.5)   (20.8)
                                                                -----    -----
     Net increase in cash under US GAAP.......................   11.5      1.2
                                                                =====    =====

  The following is a summary of the material adjustments to net income and shareholders' equity which would have been required if US GAAP had been applied instead of UK GAAP:

                                                                1998   1997
                                                                -----  ----
                                                                 (in (Pounds)
                                                                  millions)
NET INCOME--UK GAAP AFTER EXCEPTIONAL ITEMS....................  25.3  28.2
                                                                -----  ----
ADJUSTMENTS TO CONFORM WITH US GAAP
 --Amortisation of goodwill and intangibles....................  (9.1) (9.1)
 --Restructuring costs.........................................  (1.4) (1.7)
 --Pension expense.............................................   0.1   0.7
 --Sale and leaseback..........................................  (3.7)  --
 --Deferred tax on US GAAP adjustments.........................   1.5   0.3
                                                                -----  ----
Total US GAAP adjustments...................................... (12.6) (9.8)
                                                                -----  ----
NET INCOME--US GAAP............................................  12.7  18.4
                                                                =====  ====

                               MATTHEW CLARK plc

                                                               Pence  Pence
                                                               -----  -----
Basic earnings per Ordinary Share in accordance with US GAAP.   14.3   20.8
Diluted earnings per Ordinary Share in accordance with US
 GAAP........................................................   14.3   20.8
                                                               1998   1997
                                                               -----  -----
                                                                (in (Pounds)
                                                                  millions)
SHAREHOLDERS' EQUITY, AS SHOWN IN THE GROUP BALANCE SHEETS--
 UK GAAP.....................................................   95.4   81.6
                                                               -----  -----
ADJUSTMENTS TO CONFORM WITH US GAAP
 --Goodwill and intangibles..................................  322.8  331.9
 --Restructuring provisions..................................    5.0    6.4
 --Pension expense...........................................    2.5    2.4
 --Sale and leaseback........................................   (3.7)   --
 --Deferred taxation on US GAAP adjustments..................    0.4   (1.2)
 --Dividends.................................................    7.1   13.3
                                                               -----  -----
Total US GAAP adjustments....................................  334.1  352.8
                                                               -----  -----
TOTAL SHAREHOLDERS' EQUITY IN ACCORDANCE WITH US GAAP........  429.5  434.4
                                                               =====  =====

                               MATTHEW CLARK plc

                                 BALANCE SHEETS
                             (in (Pounds) millions)
                                  (unaudited)

                                                                  31 October
                                                                 --------------
                                                                  1998    1997
                                                                 ------  ------
Fixed assets
  Intangible assets.............................................    9.7     9.7
  Tangible assets...............................................   90.5   107.6
                                                                 ------  ------
                                                                  100.2   117.3
                                                                 ------  ------
Current assets
  Stocks........................................................   56.4    55.8
  Debtors.......................................................  116.2   127.0
  Cash at bank and in hand......................................    7.2    16.3
                                                                 ------  ------
                                                                  179.8   199.1
                                                                 ------  ------
Creditors: amounts falling due within one year
  Trade and other creditors..................................... (110.9) (119.6)
  Proposed dividend.............................................    --     (4.4)
                                                                 ------  ------
                                                                 (110.9) (124.0)
                                                                 ------  ------
Net current assets
  Amounts due within one year...................................   49.7    56.1
  Debtors due after more than one year..........................   19.2    19.0
                                                                 ------  ------
                                                                   68.9    75.1
                                                                 ------  ------
Total assets less current liabilities...........................  169.1   192.4
Creditors: amounts falling due after more than one year.........  (60.9)  (86.0)
Provisions for liabilities and charges..........................  (11.0)  (16.6)
                                                                 ------  ------
  Net assets....................................................   97.2    89.8
                                                                 ======  ======
Capital and reserves
  Called up share capital.......................................   22.1    22.1
  Share premium account.........................................  105.5   105.5
  Capital redemption reserve....................................    0.1     0.1
  Profit and loss account.......................................  (30.5)  (37.9)
                                                                 ------  ------
Equity shareholders' funds......................................   97.2    89.8
                                                                 ======  ======

--------
The interim results for the six month periods ended 31 October 1998 and 1997 are based on the unaudited historic cost results.

                               MATTHEW CLARK plc

                     CONSOLIDATED PROFIT AND LOSS ACCOUNTS
               (in (Pounds) millions, except per share amounts)
                                  (unaudited)

                                                          For the Six Months
                                                           Ended 31 October
                                                          ---------------------
                                                           1998(1)      1997
                                                          ----------  ---------
Turnover.................................................     271.6       272.9
Operating costs..........................................    (267.2)     (252.9)
                                                          ---------   ---------
Operating profit.........................................       4.4        20.0
Profit on fixed asset sales..............................       0.6         --
                                                          ---------   ---------
Profit before interest and tax...........................       5.0        20.0
Interest receivable......................................       0.1         --
Interest payable and similar charges.....................      (2.6)       (2.3)
                                                          ---------   ---------
Profit on ordinary activities before tax.................       2.5        17.7
Tax on profit on ordinary activities.....................      (0.7)       (5.1)
                                                          ---------   ---------
Profit on ordinary activities after tax..................       1.8        12.6
Dividends................................................       --         (4.4)
                                                          ---------   ---------
Retained profit for the period...........................       1.8         8.2
                                                          =========   =========
Earnings per share.......................................       2.0p       14.2p
                                                          =========   =========

--------
(1) Includes exceptional items for reorganisation as a result of the rationalisation of production facilities. Pre-exceptional items, profit attributable to ordinary shareholders was (Pounds)9.5m and earnings per share was 10.7p.

There are no recognised gains or losses in any period other than the profit/(loss) for the period.

The results above derive from continuing activities.

The interim figures are based on the unaudited historic cost results to 31 October.



 The accompanying notes form an integral part of these unaudited consolidated financial statements.

                               MATTHEW CLARK plc

                       CONSOLIDATED CASH FLOW STATEMENTS
                             (in (Pounds) millions)
                                  (unaudited)

                                                                     For the
                                                                   Six Months
                                                                    Ended 31
                                                                     October
                                                                   ------------
                                                                   1998   1997
                                                                   -----  -----
Cash inflow from operating activities.........................      11.0   16.3
                                                                   -----  -----
Returns on investments and servicing of finance
  Interest received...........................................       0.1    --
  Interest paid...............................................      (2.9)  (3.6)
                                                                   -----  -----
                                                                    (2.8)  (3.6)
                                                                   -----  -----
  Taxation paid...............................................      (1.3)  (2.0)
                                                                   -----  -----
Capital expenditure
  Purchase of tangible fixed assets...........................      (9.3) (18.0)
  Receipts from sale of fixed assets..........................       1.1    1.0
                                                                   -----  -----
                                                                    (8.2) (17.0)
                                                                   -----  -----
  Acquisitions................................................      (1.2)  (0.7)
  Dividends paid..............................................      (7.1) (13.3)
                                                                   -----  -----
  Cash outflow before financing...............................      (9.6) (20.3)
                                                                   -----  -----
Financing
  Drawdown of committed loan..................................       --    50.0
  Capital element of finance lease payments...................      (0.5)  (0.6)
                                                                   -----  -----
                                                                    (0.5)  49.4
                                                                   -----  -----
(Decrease)/increase in cash in the period.....................     (10.1)  29.1
                                                                   =====  =====
Reconciliation of net cashflow to movement in net debt
  (Decrease)/increase in cash in period.......................     (10.1)  29.1
  Cash inflow from increase in debt and lease financing.......      (0.3) (50.0)
                                                                   -----  -----
  Change in net debt resulting from cashflows.................     (10.4) (20.9)
  Net debt at the start of the period.........................     (43.9) (51.2)
                                                                   -----  -----
  Net debt at the end of the period...........................     (54.3) (72.1)
                                                                   =====  =====
Analysis of net debt
  Cash at bank and in hand....................................       7.2   16.3
  Bank loans and overdrafts...................................     (60.0) (87.8)
  Finance lease obligations...................................      (1.5)  (0.6)
                                                                   -----  -----
                                                                   (54.3) (72.1)
                                                                   =====  =====

                               MATTHEW CLARK plc

                             NOTES TO THE ACCOUNTS

NOTE 1. BASIS OF PRESENTATION

  The accompanying Condensed Consolidated Financial Statements present the financial position and results of operations of the Group and have been prepared in accordance with UK GAAP, which differ in certain significant respects from US GAAP. See Note 4 included herein and Note 26 of the Notes to the Accounts included in the Form 8-K/A for a discussion of the principal differences between UK GAAP affecting the Group.

  The interim financial information included in these Condensed Consolidated Financial Statements is unaudited but reflects all adjustments (consisting only normal recurring accruals) which are, in the opinion of management, necessary for a fair presentation of the results for the interim periods presented. The interim Condensed Consolidated Financial Statements should be read in conjunction with the Consolidated Financial Statements and notes thereto included in the Form 8-K/A.

  The amount of income taxes in the Consolidated Income Statements is based upon management's best estimate of the effective tax rate to be applicable for the entire year and taking into account available tax loss carryforwards and other relevant tax issues in the jurisdiction in which the Group operates.

NOTE 2. ADOPTION OF NEW ACCOUNTING STANDARD

  The Group has adopted Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income" which established standards for the reporting and presentation of comprehensive income and its components in a full set of financial statements. Comprehensive income/(loss) generally encompasses all changes in shareholders' equity (except those arising from transactions with owners). There is no difference between the Group's comprehensive income and its net income for the six month periods ended 31 October 1997 and 1998.

NOTE 3. RECONCILIATION OF OPERATING PROFIT TO OPERATING CASHFLOWS

                                                           For the Six Months
                                                            Ended 31 October
                                                           --------------------
                                                              1998      1997
                                                           ---------  ---------
                                                              (in (Pounds)
                                                               millions)
Operating profit..........................................       4.4      20.0
Exceptional charges.......................................      11.0       --
Depreciation charges......................................       4.7       4.6
Loss on disposal and write-off of tangible fixed assets...       1.3       1.2
Cashflow relating to previous year's restructuring
 provisions...............................................      (1.9)     (2.0)
Increase in stocks........................................     (11.8)     (6.5)
Increase in debtors.......................................      (0.2)     (1.3)
Increase in creditors and provisions......................       3.5       0.3
                                                           ---------  --------
Net cash inflow from operating activities.................      11.0      16.3
                                                           =========  ========

NOTE 4. SUMMARY OF SIGNIFICANT DIFFERENCES BETWEEN UNITED KINGDOM (UK) AND UNITED STATES OF AMERICA (US) GENERALLY ACCEPTED ACCOUNTING PRINCIPLES
        (GAAP)

  The Group's consolidated financial statements are prepared in conformity with generally accepted accounting principles applicable in the United Kingdom (UK GAAP), which differ in certain significant

                               MATTHEW CLARK plc
respects from those applicable in the United States of America (US GAAP). These differences together with the approximate effects of the adjustments on net profit and equity shareholders' funds, relate principally to the items set out below:

    (a) GOODWILL: During 1998 the Group adopted Financial Reporting Standard 10 "Goodwill and intangible assets'. The Group's policy for acquisitions which occurred prior to the issue of the standard is that purchased goodwill, being the excess of the fair value of consideration paid or payable over the fair value of the identifiable net assets acquired, has been taken directly to reserves. On subsequent disposal, goodwill previously taken direct to reserves is included in determining the profit and loss on disposal. Previously such goodwill was presented separately within reserves as a "goodwill write off reserve'. This is not permitted by the Standard and, accordingly, goodwill has been taken to merger reserve to the extent available and the balance taken to the profit and loss account. Under US GAAP, these intangible assets would be capitalised in the balance sheet and amortised through the statement of income over a period not exceeding 40 years.

     For the purposes of calculating the effect of capitalising the goodwill on the balance sheet and amortising the goodwill and brands through the statement of income, a life of 40 years has generally been assumed. However, under UK GAAP, the value of the brands, goodwill and other intangibles is reviewed annually by reference to historic and forecast contributions to operating income and an additional charge to the statement of income is made where a permanent diminution in net book value is identified.

    (b) BRANDS: Significant owned brands by the Group are capitalised as intangible assets at the time of acquisition. The Group does not provide amortisation on these assets. Under US GAAP, these would be amortised through the statement of income over a period not exceeding 40 years.

    (c) ACQUISITION ACCOUNTING: Prior to the adoption of Financial Reporting Standard 7, "Fair values in acquisition accounting', the Group provided for certain costs as part of the purchase accounting adjustments on acquisition which under US GAAP would be included in the statement of income when those costs were incurred. Examples of such items include certain costs in respect of salaries of individuals made redundant, the closure of certain of the Group's existing operations and the rectification of inadequate operating systems.

     With effect from 30 April 1995, the Group adopted Financial Reporting Standard 7. This new standard sets out rules for accounting for acquisitions in consolidated financial statements resulting in a change in the difference between UK and US GAAP. US GAAP remained unchanged. The fair value balance sheet of an acquired company cannot include provisions for integration and reorganisation costs set up by the acquiring company. In compliance with the standard, comparative figures were not restated. Under US GAAP, certain integration and reorganisation costs may be considered liabilities assumed and included in the allocation of the acquisition costs.

    (d) RESTRUCTURING AND INTEGRATION COSTS: Under UK GAAP, when a decision has been taken to restructure part of the Group's business, provisions are made for the impairment of asset values together with severance and other costs. US GAAP requires a number of specific criteria to be met before such costs can be recognised as an expense. Among these is the requirement that all the significant actions arising from a restructuring and integration plan and their expected completion dates must be identified by the balance sheet date. US GAAP also requires recognition of the estimated net present value of future net lease obligations of vacant properties.

                               MATTHEW CLARK plc

    (e) PENSIONS: The Group accounts for the costs of pensions under the rules set out in UK accounting standards. US GAAP is more prescriptive in respect of actuarial assumptions and the allocation of costs to accounting periods.

    (f) LEASES: Under UK GAAP, provided certain conditions are met, it may be permissible to recognise any profit arising on the sale and leaseback, as an operating lease, of an asset. Under US GAAP, the gain or loss is deferred and amortised in proportion to the rental payments due over the term of the lease.

    (g) DEFERRED TAXATION: UK GAAP requires that no provision for deferred taxation should be made if there is reasonable evidence that such taxation will not be payable within the foreseeable future and that deferred tax assets should only be recognised if the realisation of such assets can be assessed with reasonable certainty. US GAAP requires full provision for deferred taxation liabilities, and permits deferred tax assets to be recognised if their realisation is considered to be more likely than not.

    (h) STATEMENT OF CASH FLOWS: Under UK GAAP, cash flows are presented separately for operating activities, returns on investments and servicing of finance, taxation paid, capital expenditure, acquisitions, dividends paid, and financing activities. Under US GAAP, cash flows are reported as operating activities, investing activities, and financing activities. Cash flows from taxation and returns on investments and servicing of finance would, with the exception of ordinary dividends paid, be included as operating activities. The payment of dividends would be included under financing activities.

        Under UK GAAP, cash includes bank overdrafts repayable on demand. Under US GAAP, cash flows in respect of overdrafts are included under financing activities.

    (i) EARNINGS PER ORDINARY SHARE: Under UK and US GAAP, basic earnings per share is computed using the weighted average number of ordinary shares in issue during the year. US GAAP also requires the computation of diluted earnings per share which includes the effect of potential common stock under the treasury stock method.

    (j) ORDINARY DIVIDENDS: Under UK GAAP, the proposed dividends on ordinary shares, as recommended by the directors, are deducted from shareholders' equity and shown as a liability in the balance sheet at the end of the period to which they relate. Under US GAAP, such dividends are only deducted from shareholders' equity at the date of declaration of the dividend.

  Set out below is a summary combined statement of cash flows under US GAAP.

                                                           For the Six Months
                                                            Ended 31 October
                                                           --------------------
                                                              1998       1997
                                                           ---------  ---------
                                                              (in (Pounds)
                                                                millions)
Net cash provided by operating activities.................       6.9       10.7
Net cash used in investing activities.....................      (9.4)     (17.7)
Net cash (used in)/provided by financing activities.......      (7.6)      17.5
                                                           ---------  ---------
Net (decrease)/increase in cash under US GAAP.............     (10.1)      10.5
                                                           =========  =========

                               MATTHEW CLARK plc

  The following is a summary of the material adjustments to net income and shareholders' equity which would have been required if US GAAP had been applied instead of UK GAAP:

                                                          For the Six Months
                                                           Ended 31 October
                                                          ---------------------
                                                            1998        1997
                                                          ---------   ---------
                                                             (in (Pounds)
                                                               millions)
NET INCOME--UK GAAP AFTER EXCEPTIONAL ITEMS..............       1.8        12.6
                                                          ---------   ---------
ADJUSTMENTS TO CONFORM WITH US GAAP
 --Amortisation of goodwill and intangibles..............      (4.6)       (4.6)
 --Pension expense.......................................      (0.1)        0.1
 --Sale and leaseback....................................       0.1         --
                                                          ---------   ---------
Total US GAAP adjustments................................      (4.6)       (4.5)
                                                          ---------   ---------
NET (LOSS)/INCOME--US GAAP...............................      (2.8)        8.1
                                                          =========   =========
                                                            Pence       Pence
                                                          ---------   ---------
Basic (loss)/earnings per Ordinary Share in accordance
 with US GAAP............................................      (3.2)        9.2
Diluted (loss)/earnings per Ordinary Share in accordance
 with US GAAP............................................      (3.2)        9.2

                                                      For the Six Months
                                                       Ended 31 October
                                                      --------------------
                                                         1998       1997
                                                      ---------  ---------
                                                      (in (Pounds) millions)
SHAREHOLDERS' EQUITY, AS SHOWN IN THE GROUP BALANCE
 SHEETS--UK GAAP.....................................      97.2       89.8
                                                      ---------  ---------
ADJUSTMENTS TO CONFORM WITH US GAAP
 --Goodwill and intangibles..........................     318.2      327.3
 --Restructuring provisions..........................       4.8        6.5
 --Pension expense...................................       2.5        2.4
 --Sale and leaseback................................      (3.6)       --
 --Deferred taxation on US GAAP adjustments..........       0.3       (1.2)
 --Dividends.........................................       --         4.4
                                                      ---------  ---------
Total US GAAP adjustments............................     322.2      339.4
                                                      ---------  ---------
TOTAL SHAREHOLDERS' EQUITY IN ACCORDANCE WITH US
 GAAP................................................     419.4      429.2
                                                      =========  =========

$200,000,000

[LOGO]

 % Senior Subordinated Notes due 2009



Chase Securities Inc.
Credit Suisse First Boston
Fleet Securities, Inc.
Schroder & Co. Inc.
Scotia Capital Markets (USA) Inc.